UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 11-K

(Mark One)
☒	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                   to

Commission file number 1-2360

A.                     Full title of the plan and address of the plan, if different from that of the issuer named below:

IBM Savings Plan

Director of Compensation and Benefits

Capital Accumulation Programs

IBM Corporation

North Castle Drive

Armonk, New York 10504

B.       Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

INTERNATIONAL BUSINESS MACHINES CORPORATION

New Orchard Road

Armonk, New York 10504

IBM SAVINGS PLAN

Table of Contents

Report of Independent Registered Public Accounting Firm

Financial Statements and Schedule

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2006 and 2005

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2006

Notes to Financial Statements

Supplemental Schedule*:

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Exhibits

Exhibit 23 - Consent of Independent Registered Public Accounting Firm

*                    Other schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosures under the Employee Retirement Income Security Act of 1974 are omitted because they are not applicable.

SIGNATURE

The Plan.  Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

IBM Savings Plan

Date: June 27, 2007	By:	/s/ Timothy S. Shaughnessy
Timothy S. Shaughnessy
Vice President and Controller

Report of Independent Registered Public Accounting Firm

To the Members of the International Business Machines Corporation (“IBM”) Retirement Plans Committee and the Participants of the IBM Savings Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the IBM Savings Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 27, 2007

IBM SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AT DECEMBER 31,

	2006	2005
	(Dollars in thousands)
Assets:
Investments:
Investments, at fair value (Note 7)	$34,233,370	$28,556,211
Participant loans, at fair value	290,576	291,865
Total investments	34,523,946	28,848,076

Receivables:
Participant contributions	39,805	35,538
Employer contributions	11,865	10,914
Income, sales proceeds and other receivables	10,791	8,794
Total receivables	62,461	55,246

Total assets	34,586,407	28,903,322

Liabilities:
Payable for cash collateral	3,724,956	1,909,001
Accrued expenses and other liabilities	4,835	10,577
Total liabilities	3,729,791	1,919,578

Net assets available for benefits, at fair value	30,856,616	26,983,744

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(106,555)	(134,781)

Net assets available for benefits	$30,750,061	$26,848,963

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31,

2006
(Dollars in thousands)
Additions to net assets attributed to:

Investment income:
Net appreciation in fair value of investments (Note 7)	$3,203,564
Interest income from investments	419,314
Dividends	104,439
3,727,317

Contributions:
Participants	1,262,615
Employer	340,606
1,603,221

Transfers from other benefit plans, net	78,342

Total additions	5,408,880

Deductions from net assets attributed to:

Distributions to participants	1,485,126

Administrative expenses	22,656

Total deductions	1,507,782

Net increase in net assets during the year	3,901,098

Net assets available for benefits:

Beginning of year	26,848,963

End of year	$30,750,061

The accompanying notes are an integral part of these financial statements.

IBM SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE PLAN

The following description of the IBM Savings Plan (the “Plan”) provides only general information.  Participants should refer to the Plan prospectus for a complete description of the Plan’s provisions.

General

The Plan was established by resolution of IBM’s Retirement Plans Committee (the “Committee”) effective July 1, 1983 and Plan assets are held in trust for the benefit of its participants.  The Plan offers all eligible active, full-time and part-time regular and long-term supplemental United States (U.S.) employees of IBM and certain of its domestic related companies and partnerships an opportunity to defer from one to eighty percent of their eligible compensation for contribution to any of twenty-three investment funds.  The investment objectives of the twenty-three funds are described in Note 3, Description of Investment Funds.  In addition, participants are able to contribute up to ten percent of their eligible compensation on an after-tax basis.   (After-tax contributions are not available for employees working in Puerto Rico.)  Annual contributions are subject to the legal limits permitted by Internal Revenue Service (“IRS”) regulations.

Effective January 1, 2005, the Plan allowed participants to invest their account balances in more than 175 mutual fund investment options through a “mutual fund window”.  Participants may direct investments into this mutual fund window in addition to the various primary investment funds offered by the Plan.

Effective January 1, 2005, participants also were provided the choice to enroll in a “disability protection program” under which a portion of the participant’s account is used to pay premiums to purchase term insurance (underwritten by Metropolitan Life Insurance Company), which will pay the amount of their 401(k) deferral contributions and/or matching contributions into their accounts in the event the participant becomes disabled while insured.

At December 31, 2006 and 2005, the number of participants with an account balance in the Plan was 223,348 and 223,186, respectively.

The Plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended.

Administration

The Plan is administered by the Committee, which appointed certain officials of IBM to assist in administering the Plan.  The Committee appointed State Street Bank and Trust Corporation (“SSBT”), as Trustee, to safeguard the assets of the funds and State Street Global Advisors (“SSGA”), the institutional investment management affiliate of State Street Bank and Trust Corporation, The Vanguard Group and other investment managers to direct investments in the various funds.  Hewitt Associates (“Hewitt”) is the provider of record keeping, participant services, and operator of the IBM Savings Plan Service Center in Lincolnshire, Illinois.  Communications services are provided by Hewitt as well as The Vanguard Group.

Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services related to the mutual fund window that became effective January 1, 2005.

Contributions

For eligible employees hired prior to January 1, 2005 (and certain employees hired thereafter in connection with a particular transaction, as noted in the IBM Savings Plan document), IBM contributes to the Plan a “matching contribution” equal to fifty percent of the first six percent of annual eligible compensation the employee defers (such that the maximum match is three percent of eligible compensation).

Effective January 1, 2005, other eligible employees (i.e., generally those hired on and after January 1, 2005) participate in the IBM Savings Plan under certain new Plan provisions referred to as the “IBM Pension Program offered through the IBM Savings Plan.”  These employees are automatically enrolled to make 401(k) contributions at three percent of eligible compensation after approximately thirty days of employment with IBM unless they elect otherwise.  After completing one year of service, IBM contributes to the Plan a “matching contribution” equal to one hundred percent of the first six percent of annual eligible compensation the employee defers (such that the maximum match is six percent of eligible compensation).

IBM matching contributions for all employees who make 401(k) contributions (except executives who participate in a non-qualified deferred compensation plan) are automatically adjusted after year-end to provide the full IBM matching contribution for their aggregate 401(k) deferral contributions for the year.

Starting January 1, 2008, IBM intends to introduce an enhanced plan design that will be called the 401(k) Plus Plan and will provide employer contributions for eligible participants as follows, based upon which, if any, IBM pension formula the employee was eligible for on December 31, 2007:

IBM Pension Plan Eligibility at 12/31/07	2008 Automatic Contribution	2008 IBM Matching Contribution
Pension Credit Formula	4%	100% on 6% of eligible compensation
Personal Pension Account	2%	100% on 6% of eligible compensation
401(k) Pension Program	1%	100% on 5% of eligible compensation

Under the intended 2008 plan design, some participants who were eligible to participate in the Personal Pension Account may also receive transition credits contributed to the IBM Savings Plan, if they had been eligible for transition credits under the IBM Personal Pension Account formula.  In addition, a contribution equal to five percent of eligible compensation (referred to as a “Special Savings Award”) will be added to the accounts of participants who are non-exempt employees and who participated in the Pension Credit Formula as of December 31, 2007.

Eligible compensation under the IBM Savings Plan includes regular salary, commissions, overtime, shift premium and similar additional compensation payments for nonscheduled workdays, recurring payments under any form of employee variable compensation plan, regular IBM Short-Term Disability Income Plan payments, holiday pay and vacation pay, but excludes payments made under any executive incentive compensation plan.

Participants may choose to have their contributions invested entirely in one of, or in any combination of, the following funds in multiples of one percent.  These funds and their investment objectives are more fully described in Note 3, Description of Investment Funds.

Life Strategy Funds (4)

Income Plus Life Strategy Fund
Conservative Life Strategy Fund
Moderate Life Strategy Fund
Aggressive Life Strategy Fund

Core Funds (6)

Stable Value Fund
Inflation Protected Bond Fund
Total Bond Market Fund
Total International Stock Market Index Fund
Total Stock Market Index Fund
Real Estate Investment Trust (REIT) Index Fund

Extended Choice Funds (13)

Money Market Fund
Long-Term Corporate Bond Fund
High Yield and Emerging Markets Bond Fund
Equity Income Fund
European Stock Index Fund

Pacific Stock Index Fund
Large Company Index Fund
Large-Cap Value Index Fund

Large-Cap Growth Index Fund
Small/Mid-Cap Stock Index Fund

Small-Cap Value Index Fund

Small-Cap Growth Index Fund
IBM Stock Fund

IBM Savings Plan participants also have access to the “mutual fund window” investments effective January 1, 2005, as described above.

Participants may change their deferral percentage and investment selection for future contributions at any time.  The changes will take effect for the next eligible pay cycle so long as the request is completed before the respective cutoff dates.  Also, the participant may transfer part or all of existing account balances among funds in the Plan once daily, subject to the IBM Savings Plan restrictions on trading.  The restrictions include:

•                  Direct transfers from the Stable Value Fund to the Money Market Fund are prohibited.  Any funds that are transferred out of the Stable Value Fund cannot be transferred into the Money Market Fund for a period of 90 days.

•                  30-Day Trading Block.  When funds are transferred out of an investment fund other than the Stable Value Fund, the Money Market Fund or the Mutual Fund Window, the participant must wait 30 calendar days before being able to transfer funds back into that fund.

A service fee is assessed for each transfer in excess of eight in a calendar year.

IBM is committed to preserving the integrity of the IBM Savings Plan as a long-term savings vehicle for its employees.  Frequent, short-term trading that is intended to attempt to take advantage of pricing lags in mutual funds can harm long-term investors, or increase trading expense in general.  Therefore, the IBM Savings Plan reserves the right to take appropriate action to curb short-term round trip transactions (buying/selling) into the same fund within five (5) business days.

Participant Accounts

The Plan record keeper (Hewitt) maintains an account in the name of each participant to which each participant’s contributions and share of the net earnings, losses and expenses, if any, of the various investment funds are recorded.  The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

Participants may transfer rollover contributions of pre-tax dollars from other qualified savings plans or conduit Individual Retirement Accounts (IRAs that exclusively hold a pre-tax distribution from a qualified plan) into their Plan accounts.  Rollovers must be made in cash within the time limits specified by the IRS; stock or in-kind rollovers cannot be accepted.  These rollovers are limited to active employees on the payroll of IBM (or affiliated companies) who have existing accounts in the Plan.  Retirees are not eligible for such rollovers, except that a retiree or separated employee who has an existing account in the Plan may rollover a lump-sum distribution from an IBM-sponsored qualified retirement plan, including the IBM Personal Pension Plan.  After-tax funds may also be rolled over in the Plan.

The interest of each participant in each of the funds is represented by units/shares credited to the participant’s account.

On each valuation date, the unit/share value of each fund is determined by dividing the current investment value of the assets in that fund on that date by the number of units/shares in the fund.  The investment value of assets equals the market value of assets for all funds except the Stable Value Fund for which the investment value of assets equals the contract value of assets.  In determining the unit/share value, new contributions that are to be allocated as of the valuation date are excluded from the calculation.  The number of additional units to be credited to a participant’s account for each fund, due to new contributions, is equal to the amount of the participant’s new contributions to the fund divided by the unit value for the applicable fund as determined on the valuation date.

Contributions made to the Plan as well as interest, dividends or other earnings of the Plan are generally not included in the taxable income of the participant until withdrawal, at which time all earnings and contributions withdrawn generally are taxed as ordinary income to the participant.  Additionally, withdrawals by the participant before attaining age 59 1/2 generally are subject to a penalty tax of 10 percent.

Consistent with provisions established by the IRS, the Plan’s 2006 limit on employee salary deferrals was $15,000.  (The limit increases to $15,500 for 2007.)  Participants who were age 50 or older during 2006 could take advantage of a higher pre-tax contribution limit of $20,000 (which increases to $20,500 for 2007).  The IRS scheduled increases for the maximum contribution limit stopped in 2006.  The 2006 maximum annual deferral amount for employees residing in Puerto Rico was limited by local government regulations to the lesser of $8,000 or ten percent of eligible compensation.

Vesting

Participants in the Plan are at all times fully vested in their account balance, including deferral contributions, employer matching contributions and earnings thereon, if any.

Distributions

Participants who have attained age 59 1/2 may request a distribution of all or part of the value in their account.  Up to four distributions are allowed each year and the minimum amount of any such distribution shall be the lesser of the participant’s account balance or $500.

In addition, participants who (1) retire under the prior IBM Retirement Plan provisions of the IBM Personal Pension Plan, or (2) become eligible for benefits under the IBM Long-Term Disability Plan or the IBM Medical Disability Income Plan, or (3) separate and have attained age 55, may also elect to receive the balance of their account either in annual installments over a period not to exceed ten years or over the participant’s life expectancy, recalculated annually, or defer distribution until age 70 1/2.

Withdrawals for financial hardship are permitted provided they are for a severe and immediate financial need, and the distribution is necessary to satisfy that need.  Employees are required to fully use the Plan loan program, described below, before requesting a hardship withdrawal.  Only an employee’s deferral contributions are eligible for hardship withdrawal; earnings and IBM matching contributions are not eligible for withdrawal.  Employees must submit evidence of hardship to Hewitt, who will determine whether the situation qualifies for a hardship withdrawal based on direction from IBM.  A hardship withdrawal is taxed as ordinary income to the employee and may be subject to the 10 percent additional tax on early distributions.

Upon the death of a participant, the value of the participant’s account will be distributed to the participant’s beneficiary in a lump-sum payment.  If the participant is married, the beneficiary must be the participant’s spouse, unless the participant’s spouse has previously given written, notarized consent to designate another person as beneficiary.  If the participant marries or remarries, any prior beneficiary designation is canceled and the spouse automatically becomes the beneficiary.  If the participant is single, the beneficiary may be anyone previously designated by the participant under the Plan.  In the absence of an effective designation under the Plan at the time of death, the proceeds normally will be paid in the following order:  the participant’s spouse, the participant’s children in equal shares, or to surviving parents equally.  If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant’s estate.

Participant Loans

Participants may borrow up to one-half of the value of the account balance, not to exceed $50,000 within a twelve month period.  Loans will be granted in $1 increments subject to a minimum loan amount of $500.  Participants are limited to two simultaneous outstanding Plan loans.  Repayment of a loan shall be made through semi-monthly payroll deductions over a term of one to four years.  The loan shall bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administrator to be 1.25 percent above the prime rate.  The interest shall be credited to the participant’s account as the semi-monthly repayments of principal and interest are made.  Interest rates on outstanding loans at December 31, 2006 and 2005 ranged from 4.25 percent to 11.00 percent and 5.00 percent to 11.00 percent, respectively.

Participants may prepay the entire remaining loan principal after payments have been made for three full months.  Employees on an approved leave of absence may elect to make scheduled loan payments directly to the Plan.  Participants may continue to contribute to the Plan while having an outstanding loan, provided that the loan is not in default.

Participants who retire or separate from IBM and have outstanding Plan loans may make coupon payments to continue monthly loan repayments according to their original amortization schedule.

Termination of Service

If the value of a participant’s account is $1,000 or less, it will be distributed to the participant in a lump-sum payment as soon as practical following the termination of the participant’s employment with IBM.  If the account balance is greater than $1,000 at the time of separation, the participant may defer distribution of the account until age 70 ½.

Termination of the Plan

IBM reserves the right to terminate this Plan at any time by action of the Committee.  In that event, each participant or beneficiary receiving or entitled to receive payments under the Plan would receive the balance of the account at such time and in such manner as the Committee shall determine at its discretion.

In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts would be nonforfeitable.

Risks and Uncertainties

The Plan provides for various investment options that include in any combination of mutual funds, commingled funds, life-cycle funds, equities, fixed income securities, synthetic guaranteed investment contracts (“GICs”) and derivative contracts.  Investment securities are exposed to various risks, such as interest rates, credit and overall market volatility.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

The Plan is exposed to credit loss in the event of non-performance by the companies with whom the investment contracts are placed.  However, the Committee does not anticipate non-performance by these companies at this time.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared under the accrual basis of accounting, except distributions, which are recorded when paid.

Beginning as of January 1, 2006, the Plan adopted the requirements as described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (FSP AAG INV-1 and SOP 94-4-1).  These requirements are effective for financial statements issued for periods ending after December 15, 2006.  The provisions of FSP AAG INV-1 and SOP 94-4-1 have been retroactively applied to the statement of net assets available for benefits presented as of December 31, 2005, as required.  FSP AAG INV-1 and SOP 94-4-1 requires investment contracts held by a defined-contribution plan to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  Contract value represents the cost plus contributions made under the contracts plus interest at the contract rates less withdrawals and administrative expenses.  In particular, FSP AAG INV-1 and SOP 94-4-1 affected the presentation of the amounts related to the Plan’s participation in the Stable Value Fund.  The statements of net assets available for benefits present the fair value of the investment in the Stable Value Fund as well as the adjustment from fair value to contract value for the fully benefit responsive investment contracts within the Stable Value Fund.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Valuation of Investments

The Plan’s investments are stated at fair value, which generally equals the quoted market price on the last business day of the Plan year.  Investments in mutual funds and commingled funds are valued at the net asset values per share as quoted by such companies or funds as of the valuation date.  IBM common stock is valued daily at the New York Stock Exchange closing price.  Other equity securities are valued at the last reported sales price or closing price.  Fixed income securities traded in the over-the-counter market are valued at the bid prices.  Short-term securities are valued at amortized cost, which includes cost and accrued interest, which approximates fair value.  Participant loans are valued at cost plus accrued interest, which approximates fair value.

Investment Contracts

The Plan entered into benefit-responsive investment contracts, such as synthetic investment contracts (“GICs”), (through the Stable Value Fund — “the Fund”) with various third parties, i.e., insurance companies and banks.  Fair value generally equals the quoted market price on the last business day of the Plan year.  Contract value represents contributions made to investment contracts, plus earnings, less participant withdrawals and administrative expenses.  The fair value of the wrap contract for the synthetic GIC is determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

A synthetic GIC provides for a fixed return on principal over a specified period of time, e.g., monthly crediting rate, through fully benefit-responsive wrapper contracts issued by a third party, which are backed by underlying assets owned by the Plan.  The contract value of the synthetic GIC held by the Stable Value Fund was $5,965 million and $5,713 million at December 31, 2006 and 2005, respectively.  The fair value of the synthetic GIC was $14 million and $13 million at December 31, 2006 and 2005, respectively.  The adjustment from the sum of the fair value of the underlying assets and the fair value of the synthetic GIC to the contract value of the synthetic GIC was $107 million and $135 million at December 31, 2006 and 2005, respectively.

Management has adopted the FSP described in Note 2 in the Plan’s financial statements for the years ended December 31, 2006.

Wrap contracts accrue interest using a formula called the “crediting rate.”  Wrap contracts use the crediting rate formula to convert market value changes in the covered assets into income distributions in order to minimize the difference between the market and contract value of the covered assets over time.  Using the crediting rate formula, an estimated future market value is calculated by compounding the Fund’s current market value at the Fund’s current yield to maturity for a period equal to the Fund’s duration.  The crediting rate is the discount rate that equates estimated future market value with the Fund’s current contract value.  The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by differential between the contract value and the market value of the covered investments.  The difference is amortized over the duration of the investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract “contract to market” difference is heightened or lessened.  Crediting rates are reset monthly.  The wrap contracts provide a guarantee that the crediting rate will not fall below 0%.

If the Fund experiences significant redemptions when the market value is below the contract value, the Fund’s yield may be reduced significantly, to a level that is not competitive with other investment options. This may result in additional redemptions, which would tend to lower the crediting rate further. If redemptions continued, the Fund’s yield could be reduced to zero.  If redemptions continued thereafter, the Fund might have insufficient assets to meet redemption requests, at which point the Fund would require payments from the wrap issuer to pay further shareholder redemptions.

 The crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants.  The precise impact on the Fund depends on whether the market value of the covered assets is higher or lower than the contract value of those assets. If the market value of the covered assets is higher than their contract value, the crediting rate will ordinarily be higher than the yield of the covered assets.  Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.

The Fund and the wrap contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value.  Participant-initiated transactions are those transactions allowed by Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan).  However, the wrap contracts limit the ability of the Fund to transact at contract value upon the occurrence of certain events.  At this time, the occurrence of any of these events is not probable.  These events include:

•      The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

•      The establishment of a defined contribution plan that competes with the Plan for employee contributions.

•      Any substantive modification of the Plan or the administration of the Plan that is not consented to by the wrap issuer.

•      Complete or partial termination of the Plan.

•      Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cashflow.

•      Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

•      Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

•      Exclusion of a group of previously eligible employees from eligibility in the Plan.

•      Any early retirement program, group termination, group layoff, facility closing, or similar program.

•      Any transfer of assets from the Fund directly to a competing option.

•      Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

•      A wrap issuer may terminate a wrap contract at any time.  In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the trustee, may elect to keep the wrap contract in place until such time as the market value of the Fund’s covered assets is equal to their contract value.  A wrap issuer may also terminate a wrap contract if the trustee’s investment management authority over the Fund is limited or terminated as well as if all of the terms of the wrap contract fail to be met.  In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the terminating wrap provider would not be required to make a payment to the Fund.

•      Synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract.  The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement.  The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers.  If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value.  The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance the Plan may be able to do so.  The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value.  The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments.  Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer.  Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.  If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination.  If a synthetic GIC terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e. replacement cost) within the meaning of the contract.  If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests.  Contract termination also may occur by either party upon election and notice.

The investment contracts owned by the Stable Value Fund earned the following average yields:

	Year Ended December 31,
	2006	2005
Earned by the Plan	5.01%	2.62%
Credited to participants	5.67%	5.54%

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosures of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Security Transactions and Related Investment Income

Security transactions are recorded on a trade-date basis.  Dividend income is recorded on the ex-dividend date, and interest income is recorded on the accrual basis.

The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net appreciation in the fair value of its investments, which consists of realized gains and losses and the unrealized appreciation and depreciation on those investments.

Administrative Expenses and Investment Management Fees

All administrative costs of the Plan are deducted from participants’ account balances.  These costs include (a) brokerage fees and commissions, which are included in the cost of investments and in determining net proceeds on sales of investments, (b) investment management fees, which are paid from the assets of the respective funds; those fees comprise fixed annual charges and charges based on a percentage of net asset value and are included as part of administrative expenses, and (c) operational expenses required for administration of the Plan including trustee, recordkeeping, participant reports and communications, and service center expenses, which are charged against the fund’s assets on a pro rata basis throughout the year and are included as part of administrative expenses.

New Standard to be Implemented

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (the “Standard”).  The Standard defines fair value, sets out a framework for measuring fair value under U.S. GAAP, and expands fair value measurement disclosures.  The Standard does not require new fair value measurements and is effective for financial statements issued for fiscal years beginning after November 15, 2007.  Management is currently assessing the impact the adoption of the Standard will have, if any, on the Plan’s financial statements.

NOTE 3 - DESCRIPTION OF INVESTMENT FUNDS

The objectives of the twenty-three investment funds to which employees may contribute funds are described below:

Life Strategy Funds - four blended funds that build a portfolio of diversified investments — U.S. stocks, international stocks, real estate equity stocks and fixed-income investments — from the existing core funds noted below.  The funds are structured by the IBM Retirement Fund organization and managed by the underlying funds’ managers.

☒           Income Plus Life Strategy Fund - target allocation 30% stocks, 70% bonds; seeks returns that modestly outpace inflation on a fairly consistent basis.

☒           Conservative Life Strategy Fund - target allocation 50% stocks, 50% bonds; seeks returns that moderately outpace inflation over the long term.

☒           Moderate Life Strategy Fund - target allocation 65% stocks, 35% bonds; seeks relatively high returns at a moderate risk level.

☒           Aggressive Life Strategy Fund - target allocation 85% stocks, 15% bonds; seeks high returns over the long term.

Core Funds - six funds that provide an opportunity to custom-build a portfolio from a selection of broadly diversified U.S. and international stock funds and from funds tracking the fixed-income markets.

☒           Stable Value Fund - seeks to preserve principal and provide income at a stable rate of interest that is competitive with intermediate-term rates of return.  The fund is managed by multiple money managers.

☒           Inflation Protected Bond Fund - seeks over the long term to provide a rate of return similar to the Lehman U.S. Treasury Inflation Protected Securities (TIPS) Index.  The fund is managed by State Street Global Advisors.

☒           Total Bond Market Fund - seeks to modestly exceed the return of its benchmark index (Lehman Brothers Aggregate Bond Index), which consists of more than 5,000 U.S. Treasury, federal agency, mortgage-backed, and corporate securities.   The fund is managed by State Street Global Advisors.

☒           Total International Stock Market Index Fund - seeks long-term capital growth with a market rate of return for a diversified group of non-U.S. equities in such major markets as Europe and Asia plus the emerging markets of the world.  It attempts to match the performance of the Morgan Stanley Capital International (MSCI) All Country World Ex-U.S. Free Index.  The fund is managed by State Street Global Advisors.

☒           Total Stock Market Index Fund - seeks long-term growth of capital and income.  It attempts to match the performance of the Dow Jones Wilshire 5000 Total Market Index. The fund is managed by The Vanguard Group.

☒           Real Estate Investment Trust (REIT) Index Fund - seeks a total rate of return approximating the returns of the MSCI U.S. REIT index.  Investment consists of U.S. publicly traded real estate equity securities.  The fund is managed by Barclays Global Investors.

Extended Choice Funds - thirteen funds that provide an opportunity to build an investment portfolio with funds that are less broadly diversified, focusing instead on discrete sectors of the stock and bond markets.

☒           Money Market Fund - seeks liquidity and preservation of capital while providing a variable rate of income based on current short-term market interest rates.  The fund is managed by State Street Global Advisors.

☒           Long-Term Corporate Bond Fund - seeks a high and sustainable level of interest income by investing in a widely diversified group of long-term bonds issued by corporations with strong credit ratings.  The fund is managed by Lehman Brothers Asset Management.

☒           High Yield and Emerging Markets Bond Fund - seeks to modestly exceed the returns of the Lehman U.S. High Yield/Emerging Markets Bond Index.  The fund invests in “below investment grade” U.S. corporate and emerging market dollar bonds and is managed by Pacific Investment Management Company, LLC (PIMCO).

☒           Equity Income Fund - seeks both long-term capital appreciation and dividend income by investing in large- and mid-cap U.S. stocks.  The fund is managed by State Street Global Advisors.

☒           European Stock Index Fund - seeks long-term growth of capital that corresponds to an index of European stocks.   It attempts to match the investment results of the MSCI Europe Index.  The fund is managed by The Vanguard Group.

☒           Pacific Stock Index Fund - seeks long-term growth of capital by attempting to match the performance of the MSCI Pacific Index.  The fund is managed by The Vanguard Group.

☒           Large Company Index Fund - seeks long-term growth of capital and income from dividends by holding all the stocks that make up the Standard & Poor’s 500 Index.  The fund is managed by The Vanguard Group.

☒           Large-Cap Value Index Fund - seeks long-term growth of capital and income from dividends.  The fund holds all the stocks in the Russell 1000 Value Index in approximately the same proportion as those stocks represented in the index.   The fund is managed by The Vanguard Group.

☒           Large-Cap Growth Index Fund - seeks long-term growth of capital by holding all the stocks in the Russell 1000 Growth Index in approximately the same proportion as those stocks represented in the index.  The fund is managed by The Vanguard Group.

☒           Small/Mid-Cap Stock Index Fund - seeks long-term growth of capital with a market rate of return from a diversified group of medium- and small-company stocks.  The fund holds stocks in the Russell 3000 index that are not part of the Standard and Poor’s 500 index and attempts to match the performance of the Russell SmallCap Completeness Index.   The fund is managed by State Street Global Advisors.

☒           Small-Cap Value Index Fund - seeks long-term growth of capital by attempting to replicate the performance of the Russell 2000 Value Index.  The fund is managed by The Vanguard Group.

☒           Small-Cap Growth Index Fund - seeks long-term growth of capital by attempting to match the performance of the Russell 2000 Growth Index.  The fund is managed by The Vanguard Group.

☒           IBM Stock Fund - invests in IBM common stock and holds a small interest-bearing cash balance of approximately 0.25% for liquidity purposes.  The fund is managed by State Street Bank and Trust Company.

IBM Savings Plan participants also have access to the “mutual fund window” investments — which expands the Plan’s investment options to include more than 175 mutual funds, most of which are actively managed.  This feature gives more choice to participants who are interested in investing in brand-name funds, or in simply having a broader range of investment options from which to choose.

Securities Lending

Stock loan transactions are permitted with the objective to add investment return to the portfolio.  Certain funds may lend securities held in that fund to unaffiliated broker-dealers registered under the Securities Exchange Act of 1934, or banks organized in the United States of America.  At all times, the borrower must maintain cash or equivalent collateral equal in value to at least 102 percent of the value of the domestic securities loaned and 105 percent of the value of international securities loaned.  The cash collateral is reinvested to generate income that is credited to the portfolio return.

The primary risk in lending securities is a borrower may default during a sharp rise in the price of the security that was borrowed, resulting in a deficiency in the collateral posted by the borrower.  The funds seek to minimize this risk by requiring that the value of the securities that are loaned to be computed each day and that additional collateral is furnished each day, if necessary.   The addition of the securities lending provision does not change the investment objectives for the funds.  The value of  loaned securities in the State Street Bank agency program amounted to $3,615 million and  $1,852 million at December 31, 2006 and 2005, respectively.   The value of cash collateral obtained and reinvested in short-term investments of $3,725 million and $1,909 million for December 31, 2006 and 2005, respectively, is reflected as a liability in the Plan’s financial statements.  Securities lending is also permitted in the Barclays Global Investors, SSGA and Vanguard commingled funds.

NOTE 4 - PLAN TRANSFERS

The transfers below represent participant investment account balances attributable to employees transferred to IBM in 2006 primarily as a result of IBM acquisitions:

Significant transfers were:

MRO Software, Inc.	– net transfer totaling $47,208,261
Micromuse, Inc.	– net transfer totaling $13,605,576
Bowstreet	– net transfer totaling $3,536,537
Viacore, Inc,	– net transfer totaling $2,400,516
iPhrase	– net transfer totaling $1,716,538

In 2006, there were also transfers into the Plan totaling $9,874,560 related to participant account balances from other companies.   Total plan transfers were $78,341,988, which includes participant loan balances in addition to the transfers noted above.

NOTE 5 - TAX STATUS

The Trust established under the Plan is qualified under Section 401(a) of the Internal Revenue Code and the Trustee intends to continue it as a qualified trust.  The Plan received a favorable determination letter from the IRS on September 10, 2004.    Subsequent to this determination letter by the IRS, the Plan was amended.  The Plan administrator and Counsel continue to believe the Plan is designed and is being operated in compliance with the applicable requirements of the Internal Revenue Code.   Accordingly, a provision for federal income taxes has not been made.

NOTE 6 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 as of:

	2006	2005
	(Dollars in thousands)
Net assets available for benefits per the financial statements	$30,750,061	$26,848,963
Plus:
Adjustment from contract value to fair value for fully benefit-responsive investment contracts held by the Stable Value Fund	106,555	134,781
Less:
Benefit obligations currently payable	6,710	7,116
Net assets available for benefits per the Form 5500	$30,849,906	$26,976,628

The following is a reconciliation of investment income per the financial statements to the Form 5500:

Year Ended December 31, 2006
(Dollars in thousands)
Total investment income per the financial statements	$3,727,317
Plus:
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	106,555
Total investment income per the Form 5500	$3,833,872

The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500:

Year Ended December 31, 2006
(Dollars in thousands)
Benefits paid to participants per the financial statements	$1,485,126
Less:
Amounts payable at December 31, 2005	7,116
Plus:
Amounts payable at December 31, 2006	6,710
Benefits paid to participants per the Form 5500	$1,484,720

NOTE 7 - INVESTMENT VALUATIONS

The following schedules summarize the value of investments, and the related net appreciation in the fair value of investments by type of investment:

	Value Determined By
	Quoted Market Prices	Fair Value	Total
	(Dollars in thousands)
At December 31, 2006

Investments at Fair Value
Commingled Funds	$21,454,650	—	$21,454,650
Short-Term Investments	3,971,790	—	3,971,790
IBM Common Stock	1,645,492	—	1,645,492
Mutual Funds	630,610	—	630,610
Fixed Income Securities	299,646	—	299,646
Common Stock—non-employer	159,199	—	159,199
Total	$28,161,387	—	$28,161,387

Investment Contracts at Fair Value
Investment contracts	—	$6,071,983	6,071,983
Total	$28,161,387	$6,071,983	$34,233,370

At December 31, 2005

Investments at Fair Value
Commingled Funds	$14,207,603	—	$14,207,603
Common Stock—non-employer	3,141,918	—	3,141,918
IBM Common Stock	2,044,358	—	2,044,358
Short-Term Investments	2,144,121	—	2,144,121
Mutual Funds	1,098,412	—	1,098,412
Fixed Income Securities	71,761	—	71,761
Total	$22,708,173	—	$22,708,173

Investment Contracts at Fair Value
Investment contracts	—	$5,848,038	5,848,038
	$22,708,173	$5,848,038	$28,556,211

Net Appreciation in Fair Value of Investments (including gains and losses on investments bought and sold, as well as held during the year):

2006
(Dollars in thousands)
Investments at fair value as determined by quoted market price:
Commingled Funds	$2,870,004
IBM Common Stock	269,958
Mutual Funds	41,946
Common Stock—non-employer	18,780
Fixed Income Securities	2,876
Total	$3,203,564

Investments

The investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2006 and 2005 are as follows:

Investments	2006	2005
	(Dollars in thousands)
Large Company Index Fund (Vanguard)	$4,720,752	$4,562,615
Small/Mid-Cap Stock Index Fund (State Street Global Advisors)	3,142,427	3,025,056
Total Stock Market Index Fund (Vanguard)	2,862,713	2,201,984
Total International Stock Market Index Fund (State Street Global Advisors)	2,768,095	1,931,666
IBM Common Stock	1,645,492	2,044,358
Investment Contract—Royal Bank of Canada, 5.75% (5.57%—2005)	1,517,996	1,428,314
Investment Contract —JPMorgan Chase, 5.75% (5.57%—2005)	1,517,996	1,428,314

NOTE 8 - RELATED-PARTY TRANSACTIONS

At December 31, 2006, a significant portion of the Plan’s assets were invested in State Street Global Advisors funds.  State Street Global Advisors’ parent company, State Street Bank and Trust Corporation, also acts as the trustee for the Plan and, therefore, these investments qualify as party-in-interest transactions.  The Plan also pays a fee to the trustee and the trustee also is a security lending agent.  These transactions qualify as party-in-interest transactions as well.  In addition, Fidelity Investments Institutional Operations Company, Inc. is the provider of administrative services related to the mutual fund window as well the investment manager of Fidelity funds within the mutual fund window.

At December 31, 2006 the Plan held 16,931,921 shares of IBM common stock valued at $1,645,492,419.  At December 31, 2005, the Plan held 24,862,508 shares of IBM common stock valued at $2,044,358,384.

IBM SAVINGS PLAN
Schedule H, line 4i - Schedule of Assets (Held at End of  Year)

AT DECEMBER 31, 2006

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	IBM Stock Fund

*	Managed by State Street Global Advisors	IBM Common Stock 16,931,921 shares		$1,645,492,419
*	Managed by State Street Global Advisors	SSBT Short-Term Investments		1,437,666

	Mutual Funds

*	Managed by Fidelity Investments	Mutual Fund Window		630,609,906

	Commingled Trust Funds

	Managed by The Vanguard Group	Large Company Index		4,720,751,563
	Managed by The Vanguard Group	Total Stock Market Index		2,862,712,647
	Managed by Barclays Global Investors	BGI Real Estate Investment Trust		1,245,712,241
*	Managed by State Street Global Advisors	SSBT Money Market		1,051,462,158
	Managed by The Vanguard Group	Small Cap Value Index		996,315,771
	Managed by The Vanguard Group	Large Cap Value Index		891,387,319

*	Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Commingled Trust Funds - continued

	Managed by The Vanguard Group	European Stock Index		$642,058,398
	Managed by The Vanguard Group	Pacific Stock Index		477,942,743
	Managed by The Vanguard Group	Small Cap Growth Index		364,395,386
	Managed by The Vanguard Group	Large Cap Growth Index		351,142,026

	Separately-Managed Funds—IBM

*	Managed by State Street Global Advisors	SSBT Small/Mid Cap Stock Index (refer to Exhibit A - investments)		3,142,426,587
*	Managed by State Street Global Advisors	SSBT Total International Stock Market Index (refer to Exhibit B - investments)		2,768,095,303
*	Managed by State Street Global Advisors	SSBT Inflation Protected Bond (refer to Exhibit C - investments)		1,049,787,078
*	Managed by State Street Global Advisors	SSBT Total Bond Market (refer to Exhibit D - investments)		890,461,447
	Managed by Lehman Brothers	Long-Term Corporate Bond (refer to Exhibit E - investments)		175,755,927
*	Managed by State Street Global Advisors	SSBT Equity Income (refer to Exhibit F - investments)		159,198,802
	Managed by Pacific Management Investment Company (PIMCO)	High Yield and Emerging Markets Bond (refer to Exhibit G — investments)		123,889,601
*	Party-In-Interest

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Fair value

	Short-Term Investments
	Managed by JPMorgan Chase Bank N.A.	Short-Term Investments purchased with cash collateral from securities lending(refer to Exhibit H - investments)		$3,724,955,826

	Stable Value Fund—Investment Contracts†
	Underlying assets managed by various investment companies	Synthetic GIC Global Wrapper (the fair value of wrap contract is $14 million, Rate of Interest 5.75%, refer to Exhibit I - investments)		6,071,983,030

	Short-Term Investments
*	Managed by State Street Global Advisors	SSGA Short-Term Investments		245,396,134

*	Loans to Participants	Interest rates range: 4.25% - 11.00%, Terms: one to four years		290,575,562

*	Party-In-Interest

†	Royal Bank of Canada			$1,517,995,758

†	JPMorgan Chase			$1,517,995,758

†	UBS			1,214,396,606

†	Bank of America			1,214,396,606

†	State Street Bank and Trust			607,198,302

EXHIBIT A - Small/Mid-Cap Stock Index
(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
			Shares	(n / a)

	1ST SOURCE CORP	COM	11,319		$363,679
	21ST CENTURY INS GROUP	COM	27,600		487,140
	24 / 7 REAL MEDIA INC	COM NEW	54,810		496,031
	3COM CORP	COM	407,250		1,673,798
	3D SYS CORP DEL	COM NEW	14,715		234,851
	99 CENTS ONLY STORES	COM	49,464		601,977
	A C MOORE ARTS + CRAFTS INC	COM	15,700		340,219
	A S V INC	COM	22,900		372,583
	AAON INC	COM PAR 0.004	10,650		279,882
	AAR CORP	COM	37,800		1,103,382
	AARON RENTS INC	COM	41,075		1,182,139
	ABAXIS INC	COM	25,900		498,575
	ABERCROMBIE + FITCH CO	COM CL A	91,130		6,345,382
	ABIOMED INC	COM	22,700		320,070
	ABM INDS INC	COM	43,500		987,885
	ABRAXIS BIOSCIENCE INC	COM	22,900		626,086
	ABX AIR INC	COM	66,454		460,526
	ACACIA RESH CORP	AR ACACIA TECHNOLOGIES COM	25,700		343,866
	ACADIA PHARMACEUTICALS INC	COM	23,000		202,170
	ACADIA RLTY TR	COM	31,600		790,632
	ACCESS INTEGRATED TECHNOLOGIES	CL A	3,600		31,392
	ACCO BRANDS CORP	COM	44,436		1,176,221
	ACCREDITED HOME LENDERS HLDG	COM	23,737		647,545
	ACCURIDE CORP	COM	5,295		59,622
	ACTEL CORP	COM	34,300		622,888
	ACTIVISION INC NEW	COM NEW	278,298		4,797,858
	ACTUANT CORP	CL A NEW	27,200		1,296,080
	ACTUATE CORP	COM	8,578		50,953
	ACUITY BRANDS INC	COM	49,100		2,555,164
	ACXIOM CORP	COM	86,700		2,223,855
	ADAMS RESPIRATORY THERAPEUTICS	COM	32,663		1,332,977
	ADAPTEC INC	COM	125,400		584,364
	ADESA INC	COM	95,800		2,658,450
	ADMINISTAFF INC	COM	23,100		987,987
	ADOLOR CORP	COM	47,242		355,260
	ADTRAN INC	COM	70,300		1,595,810
	ADVANCE AMER CASH ADVANCE	COM	63,800		934,670
	ADVANCE AUTO PARTS	COM	109,000		3,876,040
	ADVANCED ANALOGIC TECHNOLOGIES	COM	14,900		80,311
	ADVANCED ENERGY INDS INC	COM	29,100		549,117
	ADVANCED MAGNETICS INC	COM	7,900		471,788
	ADVANCED MED OPTICS INC	COM	59,864		2,107,213
	ADVANTA CORP	CLASS B	23,000		1,003,490
	ADVENT SOFTWARE INC	COM	25,698		906,882
	ADVISORY BRD CO	COM	21,400		1,145,756
	ADVO INC	COM	35,050		1,142,630
	AEP INDS INC	COM	6,200		330,522
	AEROFLEX INC	COM	84,200		986,824
	AEROPOSTALE	COM	60,900		1,879,983
	AFC ENTERPRISES INC	COM	16,175		285,812
	AFFILIATED MANAGERS GROUP INC	COM	31,855		3,348,916
	AFFORDABLE RESIDENTIAL CMNTYS	COM	21,900		255,135
	AFFYMETRIX INC	OC CAP STK	71,100		1,639,566
	AFTERMARKET TECHNOLOGY CORP	COM	25,861		550,322
	AGCO CORP	COM	90,500		2,800,070
	AGERE SYS INC	COM	170,200		3,262,734
	AGILE SOFTWARE CORP DEL	COM	57,200		351,780
	AGILYSYS INC	COM	36,880		617,371
	AGL RES INC	COM	81,200		3,159,492

AGREE RLTY CORP	COM	2,640	90,737
AIR METHODS CORP	COM NEW	9,900	276,408
AIRGAS INC	COM	69,600	2,820,192
AIRTRAN HOLDINGS INC	COM	93,400	1,096,516
AK STL HLDG CORP	COM	120,527	2,036,906
AKAMAI TECHNOLOGIES INC	COM	156,348	8,305,206
AKORN INC	COM	1,000	6,250
ALABAMA NATL BANCORPORATION DE	COM	17,880	1,228,892
ALASKA AIR GROUP INC	COM	42,700	1,686,650
ALASKA COMMUNICATIONS SYS INC	COM	42,200	641,018
ALBANY INTL CORP	NEW CLASS A	26,260	864,217
ALBANY MOLECULAR RESH INC	COM	34,300	362,208
ALBEMARLE CORP	COM	40,200	2,886,360
ALBERTO CULVER CO NEW	COM	70,000	1,501,500
ALEXANDER + BALDWIN INC	COM	46,824	2,076,176
ALEXANDERS INC	COM	2,300	965,195
ALEXANDRIA REAL ESTATE EQUIT	COM	27,700	2,781,080
ALEXION PHARMACEUTICALS INC	COM	35,600	1,437,884
ALFA CORP	COM	37,900	712,899
ALICO INC	COM	5,500	278,465
ALIGN TECHNOLOGY INC	COM	54,000	754,380
ALKERMES INC	COM	98,400	1,315,608
ALLEGHANY CORP DEL	COM	5,176	1,881,994
ALLETE INC	COM NEW	24,300	1,130,922
ALLIANCE DATA SYSTEMS CORP	COM	82,100	5,128,787
ALLIANCE IMAGING INC DEL	COM	12,800	85,120
ALLIANCE ONE INTL INC	COM	85,000	600,100
ALLIANT ENERGY CORP	COM	117,000	4,419,090
ALLIANT TECHSYSTEMS INC	COM	35,734	2,794,041
ALLIED CAP CORP NEW	COM	141,552	4,625,919
ALLIS CHALMERS ENERGY INC	COM	19,100	440,064
ALLSCRIPTS HEATHCARE SOLUT	COM	49,600	1,338,704
ALNYLAM PHARMACEUTICALS INC	COM	30,000	642,000
ALON USA ENERGY INC	COM	10,700	281,517
ALPHA NAT RES INC	COM	50,745	722,101
ALPHARMA INC	CL A	41,621	1,003,066
ALTIRIS INC	COM	22,200	563,436
AMB PPTY CORP	COM	88,300	5,175,263
AMBASSADORS GROUP INC	COM	13,200	400,620
AMBASSADORS INTL INC	COM	7,200	328,464
AMCOL INTL CORP	COM	24,800	687,952
AMCORE FINL INC	COM	21,100	689,337
AMEDISYS INC	COM	24,267	797,645
AMERCO	COM	11,483	999,136
AMERICAN AXLE + MFG HLDGS INC	COM	47,750	906,773
AMERICAN CAMPUS CMNTYS INC	COM	22,700	646,269
AMERICAN CAP STRATEGIES LTD	COM	144,943	6,705,063
AMERICAN COML LINES INC	COM NEW	30,600	2,004,606
AMERICAN EAGLE OUTFITTERS INC	COM	172,650	5,388,407
AMERICAN ECOLOGY CORP	COM NEW	14,700	272,097
AMERICAN EQUITY INVT LIFE	COM	64,700	843,041
AMERICAN FINL GROUP INC OHIO	COM	83,100	2,984,121
AMERICAN FINL RLTY TR	COM	120,800	1,381,952
AMERICAN GREETINGS CORP	CL A	52,800	1,260,336
AMERICAN HOME MTG INVT CORP	COM	49,428	1,735,911
AMERICAN MED SYS HLDGS	C0M	67,700	1,253,804
AMERICAN NATL INS CO	COM	14,100	1,608,951
AMERICAN ORIENTAL BIOENGINEE	COM	44,300	516,981
AMERICAN PHYSICIANS CAP INC	COM	15,300	612,612
AMERICAN RAILCAR INDS INC	COM	9,200	313,168
AMERICAN REPROGRAPHICSCO	COM	25,500	849,405
AMERICAN SCIENCE + ENGR INC	COM	10,756	640,090
AMERICAN STS WTR CO	COM	14,900	575,438
AMERICAN SUPERCONDUCTOR CORP	COM	41,900	411,039
AMERICAN TOWER CORP	CL A	430,764	16,058,882
AMERICAN VANGUARD CORP	COM	19,399	308,444
AMERICAN WOODMARK CORP	COM	14,100	590,085
AMERICANWEST BANCORPORATION	COM	13,980	338,596
AMERICAS CAR MART INC	COM	8,850	104,961
AMERICREDIT CORP	COM	117,200	2,949,924
AMERIGROUP CORP	COM	57,200	2,052,908
AMERIS BANCORP	COM	12,480	351,686
AMERISTAR CASINOS INC	COM	27,700	851,498

AMERON INTL CORP	COM	9,400	717,878
AMETEK INC NEW	COM	106,200	3,381,408
AMIS HLDGS INC	COM	33,300	351,981
AMKOR TECHNOLOGY INC	COM	119,400	1,115,196
AMN HEALTHCARE SVCS INC	COM	31,190	858,973
AMPCO PITTSBURGH CORP	COM	6,300	210,924
AMPHENOL CORP NEW	CL A	90,400	5,612,032
AMR CORP DEL	COM	215,900	6,526,657
AMSURG CORP	COM	31,600	726,800
AMYLIN PHARMACEUTICALS INC	COM	115,500	4,166,085
ANADIGICS INC	COM	43,900	388,954
ANALOGIC CORP	COM PAR 0.05	15,900	892,626
ANAREN INC	COM	22,100	392,496
ANCHOR BANCORP WIS INC	COM	18,660	537,781
ANDERSONS INC	COM	12,850	544,712
ANDREW CORP	COM	172,100	1,760,583
ANGIODYNAMICS INC	COM	11,100	238,539
ANIXTER INTL INC	COM	35,050	1,903,215
ANNALY CAPITAL MANAGEMENT INC	COM	201,200	2,798,692
ANNTAYLOR STORES CORP	COM	73,150	2,402,246
ANSOFT CORP	COM	15,252	424,006
ANSYS INC	COM	33,207	1,444,172
ANTHRACITE CAP INC	COM	55,500	706,515
ANWORTH MTG ASSET CORP 1	COM	58,800	559,188
APOGEE ENTERPRISES INC	COM	26,520	512,101
APOLLO INVT CORP	COM	85,661	1,918,806
APPLEBEES INTL INC	COM	74,412	1,835,744
APPLERA CORP CELERA GENOMICS	COM	88,434	1,237,192
APPLIED INDL TECHNOLOGIES INC	COM	48,925	1,287,217
APPLIED MICRO CIRCUITS CORP	CDT COM	299,700	1,066,932
APRIA HEALTHCARE GROUP INC	COM	53,100	1,415,115
APTARGROUP INC	COM	37,800	2,231,712
AQUA AMER INC	COM	129,100	2,940,898
AQUANTIVE INC	COM	75,900	1,871,694
AQUILA INC DEL NEW	COM	383,066	1,800,410
ARAMARK CORP	CL B	119,400	3,993,930
ARBITRON INC	COM	33,660	1,462,190
ARBOR RLTY TR INC	COM REITS	8,900	267,801
ARCH CHEMICALS INC	COM	24,800	826,088
ARCH COAL INC	COM	140,846	4,229,605
ARCTIC CAT INC	COM	13,800	242,742
ARDEN GROUP INC	CL A	2,100	260,001
ARENA PHARMACEUTICALS INC	COM	54,080	698,173
ARENA RES INC	COM	9,700	414,287
ARES CAP CORP	COM	49,973	954,984
ARGON ST INC	COM	8,295	178,674
ARGONAUT GROUP INC	COM	31,500	1,098,090
ARIAD PHARMACEUTICALS INC	COM	64,300	330,502
ARIBA INC	COM NEW	73,011	565,105
ARKANSAS BEST CORP	COM	27,900	1,004,400
ARMOR HLDGS INC	COM	29,800	1,634,530
ARRAY BIOPHARMA INC	COM	29,001	374,693
ARRIS GROUP INC	COM	115,200	1,441,152
ARROW ELECTRS INC	COM	123,450	3,894,848
ARROW FINL CORP	COM	10,133	250,994
ARROW INTERNATIONAL INC	COM	26,000	919,880
ART TECHNOLOGY GROUP INC	OC COM	101,100	235,563
ARTHROCARE CORP	COM	26,600	1,061,872
ARVINMERITOR INC	COM	76,512	1,394,814
ASBURY AUTOMOTIVE GROUP INC	COM	15,500	365,180
ASHFORD HOSPITALITY TR INC	COM SHS	61,100	760,695
ASPECT MED SYS INC	COM	14,900	280,269
ASPEN TECHNOLOGY INC	COM	46,480	512,210
ASSET ACCEP CAP CORP	COM	7,000	117,740
ASSOCIATED BANC CORP	COM	134,115	4,677,931
ASSURANT INC	COM	130,500	7,210,125
ASTA FDG INC	COM	7,998	243,459
ASTEC INDS INC	COM	17,600	617,760
ASTORIA FINL CORP	COM	91,700	2,765,672
ASYST TECHNOLOGIES INC	COM	54,700	399,857
AT RD INC	COM	55,800	407,340
ATHEROGENICS INC	COM	44,200	438,022
ATHEROS COMMUNICATIONS INC	COM	54,200	1,155,544

ATLANTIC TELE NETWORK INC	COM NEW	100	2,930
ATLAS AIR WORLDWIDE HLDGS INC	COM NEW	19,600	872,200
ATLAS AMER INC	COM	17,862	910,426
ATMEL CORP	COM	443,580	2,683,659
ATMI INC	COM	34,600	1,056,338
ATMOS ENERGY CORP	COM	82,850	2,643,744
ATP OIL + GAS CORPORATION	COM	15,780	624,415
ATWOOD OCEANICS INC	COM	29,500	1,444,615
AUDIBLE INC	COM NEW	21,030	166,768
AUDIOVOX CORP	CL A	20,200	284,618
AURORA OIL + GAS CORP	COM	59,500	190,995
AUTOLIV	COM	83,850	5,056,155
AUXILIUM PHARMACEUTICALS INC	COM	21,100	309,959
AVALONBAY CMNTYS INC	COM	76,400	9,935,820
AVANEX CORP	COM	144,100	272,349
AVANIR PHARMACEUTICALS	CL A NEW	28,890	66,736
AVATAR HLDGS INC	COM	6,400	517,440
AVENTINE RENEWABLE ENGY HLDGS	COM	29,960	705,858
AVI BIOPHARMA INC	COM	2,300	7,314
AVID TECHNOLOGY INC	COM	43,925	1,636,646
AVIS BUDGET GROUP INC	COM	102,168	2,216,024
AVISTA CORP	COM	51,400	1,300,934
AVNET INC	COM	128,174	3,272,282
AVOCENT CORP	COM	48,875	1,654,419
AVX CORP NEW	COM	62,000	916,980
AXCELIS TECHNOLOGIES INC	COM	122,100	711,843
AZTAR CORP	COM	38,230	2,080,477
BADGER METER INC	COM	17,670	489,459
BALCHEM CORP	COM	14,932	383,454
BALDOR ELEC CO	COM	35,200	1,176,384
BALDWIN + LYONS INC	CL B	9,250	236,245
BALLY TECHNOLOGIES INC	COM	57,300	1,070,364
BALLY TOTAL FITNESS HLDG CORP	COM	32,700	80,115
BANCFIRST CORP	COM	9,100	491,400
BANCORP INC DEL	COM	4,025	119,140
BANCORPSOUTH INC	COM	77,660	2,082,841
BANCTRUST FINL GROUP INC	COM	8,734	222,892
BANDAG INC	COM	10,300	519,429
BANK GRANITE CORP	COM	18,562	352,121
BANK HAWAII CORP	COM	52,700	2,843,165
BANK MUTUAL CORP	COM	54,692	662,320
BANK OF THE OZARKS INC	COM	12,400	409,944
BANKATLANTIC BANCORP INC	CL A	51,800	715,358
BANKFINANCIAL CORP	COM	16,168	287,952
BANKRATE INC	COM	12,000	455,400
BANKUNITED FINL CORP	COM	36,600	1,023,336
BANNER CORP	COM	11,800	523,212
BANTA CORP	COM STK	23,090	840,476
BARE ESCENTUALS INC	COM	18,700	581,009
BARNES + NOBLE INC	COM	54,600	2,168,166
BARNES GROUP INC	COM	44,000	957,000
BARRET BUSINESS SVCS INC	COM	100	2,342
BARRETT BILL CORP	COM	27,700	753,717
BASIC ENERGY SVCS INC NEW	COM	13,500	332,775
BE AEROSPACE INC	COM	80,800	2,074,944
BEA SYS INC	COM	385,360	4,847,829
BEACON ROOFING SUPPLY INC	COM	42,950	808,319
BEARINGPOINT INC	COM	179,800	1,415,026
BEAZER HOMES USA INC	COM	45,188	2,124,288
BEBE STORES INC	COM	20,137	398,511
BECKMAN COULTER INC	COM	63,650	3,806,270
BEL FUSE INC	CL B	11,600	403,564
BELDEN CDT INC	COM	42,050	1,643,735
BELO CORP	COM SER A	95,400	1,752,498
BENCHMARK ELECTRS INC	COM	68,223	1,661,912
BENTLEY PHARMACEUTICALS INC	COM	23,200	235,944
BERKLEY W R CORP	COM	164,171	5,665,541
BERKSHIRE HILL BANCORP INC	COM	5,500	184,030
BERRY PETE CO	CL A	38,900	1,206,289
BFC FINL CORP	CL A	9,975	63,740
BIG 5 SPORTING GOODS CORP	COM	20,641	504,053
BIO RAD LABORATORIES INC	CLASS A	20,200	1,666,904
BIO REFERENCE LABS INC	COM PAR 0.01 NEW	11,445	257,398

BIOCRYST PHARMACEUTICALS INC	COM	20,500	236,980
BIOENVISION INC	COM	49,685	230,538
BIOMARIN PHARMACEUTICAL INC	COM	96,400	1,579,996
BIOMED RLTY TR INC	COM	65,600	1,876,160
BIOSITE INC	COM	17,000	830,450
BISYS GROUP INC	COM	135,800	1,753,178
BJS RESTAURANTS INC	COM	13,800	278,898
BJS WHSL CLUB INC	COM	75,750	2,356,583
BLACK BOX CORP	COM	20,400	856,596
BLACK HILLS CORP	COM	34,650	1,279,971
BLACKBAUD INC	COM	42,500	1,105,000
BLACKBOARD INC	COM	26,700	802,068
BLACKROCK INC	CL A	21,400	3,250,660
BLOCKBUSTER INC	CL A	197,600	1,045,304
BLOUT INTL INC NEW	COM	46,100	620,506
BLUE COAT SYS INC	COM NEW	9,100	217,945
BLUE NILE INC	COM	13,100	483,259
BLUEGREEN CORP	COM	25,400	325,882
BLUELINX HLDGS INC	COM	13,100	136,240
BLYTH INC	COM	30,300	628,725
BOB EVANS FARMS INC	COM	36,800	1,259,296
BOIS D ARC ENERGY LLC 1	COM	12,500	182,875
BOK FINL CORP	COM NEW	23,752	1,305,885
BON TON STORES INC	COM	7,100	246,015
BOOKHAM INC	COM	2,000	8,140
BOOKS A MILLION INC	COM	8,500	192,780
BORDERS GROUP INC	COM	64,000	1,430,400
BORG WARNER INC	COM	59,800	3,529,396
BORLAND SOFTWARE CORP	COM	91,200	496,128
BOSTON BEER INC	CL A	7,900	284,242
BOSTON PRIVATE FINL HLDGS INC	COM	40,500	1,142,505
BOTTOMLINE TECHNOLOGIES DEL	COM	15,235	174,441
BOWATER INC	COM	55,450	1,247,625
BOWNE + CO INC	COM	33,000	526,020
BOYD GAMING CORP	COM	44,000	1,993,640
BRADLEY PHARMACEUTICALS INC	COM	15,700	323,106
BRADY CORP	CL A	48,400	1,804,352
BRANDYWINE RLTY TR	SH BEN INT NEW	91,822	3,053,082
BRE PPTYS INC	COM	50,800	3,303,016
BRIGGS + STRATTON CORP	COM	55,700	1,501,115
BRIGHAM EXPL CO	COM	21,500	157,165
BRIGHT HORIZONS FAMILY SOLUT	COM	28,200	1,090,212
BRIGHTPOINT INC	COM NEW	55,660	748,627
BRINKER INTL INC	COM	122,700	3,700,632
BRINKS CO	COM	48,200	3,080,944
BRISTOL WEST HLDGS INC	COM	10,500	166,215
BRISTOW GROUP INC	COM	25,500	920,295
BROADWING CORP	COM	77,570	1,211,643
BROCADE COMMUNICATIONS SYS INC	COM	285,300	2,342,313
BRONCO DRILLING CO INC	COM	15,100	259,569
BROOKDALE SR LIVING INC	COM	19,000	912,000
BROOKFIELD HOMES CORP	COM	17,223	646,724
BROOKLINE BANCORP INC DEL	COM	71,017	935,294
BROOKS AUTOMATION INC NEW	COM	83,585	1,203,624
BROWN + BROWN INC	COM	116,400	3,283,644
BROWN SHOE INC NEW	COM	28,750	1,372,525
BRUKER BIOSCIENCES CORP	COM	22,307	167,526
BRUSH ENGINEERED MATLS INC	COM	22,399	756,414
BUCKEYE TECHNOLOGIES INC	COM	34,350	411,513
BUCKLE INC	COM	10,700	544,095
BUCYRUS INTL INC NEW	CL A	32,349	1,674,384
BUFFALO WILD WINGS INC	COM	9,100	484,120
BUILD A BEAR WORKSHOP INC	COM	10,000	280,200
BUILDERS FIRSTSOURCE INC	COM	7,600	135,508
BUILDING MATLS HLDG CORP	COM	33,500	827,115
BURGER KING HLDGS INC	COM	23,400	493,740
C COR NET CORPORATION	COM	58,100	647,234
C D I CORP	COM	16,710	416,079
C H ROBINSON WORLDWIDE INC	COM NEW	176,000	7,196,640
CABELAS INC	COM	28,400	685,292
CABLEVISION SYS CORP	CABLEVISION NY GROUP COM	214,475	6,108,248
CABOT CORP	COM	65,800	2,866,906
CABOT MICROELECTRONICS CORP	COM	29,155	989,521

CABOT OIL + GAS CORP	COM	49,950	3,029,468
CACHE INC	COM NEW	7,600	191,824
CACI INTL INC	CL A	30,316	1,712,854
CADENCE DESIGN SYS INC	COM	279,518	5,006,167
CADENCE FINL CORP	COM	6,266	135,784
CALAMOS ASSET MGMT INC	CL A	21,780	584,357
CALAMP CORP	COM	10,300	86,932
CALGON CARBON CORP	COM STK	42,100	261,020
CALIFORNIA COASTAL CMNTYS INC	COM NEW	8,980	192,621
CALIFORNIA PIZZA KITCHEN INC	COM	22,800	759,468
CALIFORNIA WATER SERVICE GRP	COM	19,900	803,960
CALLAWAY GOLF CO	COM	82,150	1,183,782
CALLON PETE CO DEL	COM	24,300	365,229
CAMBREX CORP	COM	31,700	720,224
CAMDEN NATL CORP	COM	9,900	456,588
CAMDEN PPTY TR	COM	57,283	4,230,350
CAMERON INTL CORP	COM	116,700	6,190,935
CANDELA CORP	COM	25,200	311,724
CAPITAL CITY BK GROUP INC	COM	13,781	486,469
CAPITAL CORP OF THE WEST	COM NEW	6,460	207,301
CAPITAL LEASE FDG INC	COM	24,300	281,880
CAPITAL SOUTHWEST CORP	COM	3,400	429,216
CAPITAL TR INC MD	CL A NEW	11,700	584,298
CAPITALSOURCE INC	COM	93,473	2,552,748
CAPITOL BANCORP LTD	COM	16,400	757,680
CAPITOL FED FINL	COM	25,300	972,026
CAPSTONE TURBINE CORP	COM	89,400	109,962
CARACO PHARMACEUTICAL LABS	COM	4,400	61,600
CARAUSTAR INDS INC	COM	32,800	265,352
CARBO CERAMICS INC	COM	22,650	846,431
CARDINAL FINL CORP	COM	17,194	176,239
CAREER ED CORP	COM	98,500	2,440,830
CARLISLE COS INC	COM	31,100	2,441,350
CARMAX INC	COM	104,600	5,609,698
CARMIKE CINEMAS INC	COM	10,000	203,900
CARPENTER TECHNOLOGY CORP	COM	25,500	2,614,260
CARRIZO OIL + GAS INC	COM	25,340	735,367
CARTER HOLDINGS	COM	48,000	1,224,000
CASCADE BANCORP	COM	22,600	701,278
CASCADE CORP	COM	12,600	666,540
CASCADE NAT GAS CORP	COM	14,000	362,880
CASELLA WASTE SYS INC	CL A	13,500	165,105
CASEYS GEN STORES INC	COM	53,250	1,254,038
CASH AMER INTL INC	COM	31,800	1,491,420
CASS INFORMATION SYSTEMS INC	COM	200	7,236
CASTLE A MCO	COM	11,900	302,855
CASUAL MALE RETAIL GROUP INC	COM	32,700	426,735
CATALINA MARKETING CORP	COM	45,700	1,256,750
CATHAY GENERAL BANCORP	COM	52,082	1,797,350
CATO CORP NEW	CL A	33,550	768,631
CAVCO INDS INC DEL	COM	5,600	196,224
CBEYOND INC	COM	15,000	458,850
CBIZ INC	COM	83,643	582,992
CBL + ASSOC PPTYS INC	COM	65,500	2,839,425
CBOT HLDGS INC	CL A	53,400	8,088,498
CBRL GROUP INC	COM	30,500	1,365,180
CDW CORP	COM	59,300	4,169,976
CEC ENTMT INC	COM	32,725	1,317,181
CEDAR SHOPPING CTRS INC	COM NEW	34,800	553,668
CELADON GROUP INC	COM	21,300	356,775
CELANESE CORP DE	COM SER A	75,500	1,953,940
CELL GENESYS INC	COM	59,200	200,688
CENTENE CORP DEL	COM	43,600	1,071,252
CENTENNIAL BK HLDGS INC DEL	COM	71,013	671,783
CENTENNIAL COMMUNICATIONS CORP	CL A NEW	32,800	235,832
CENTER FINL CORP CA	COM	12,004	287,736
CENTRACORE PPTYS TR	COM	11,500	371,795
CENTRAL EUROPEAN DISTR CORP	COM	34,919	1,037,094
CENTRAL GARDEN + PET CO	COM	22,400	1,084,608
CENTRAL PAC FINL CORP	COM	29,863	1,157,490
CENTRAL PKG CORP	COM	18,200	327,600
CENTURY ALUM CO	COM	22,000	982,300
CENVEO INC	COM	59,045	1,251,754

CEPHALON INC	COM	61,538	4,332,891
CEPHEID	COM	39,800	338,300
CERADYNE INC CALIF	COM	26,874	1,518,381
CERIDIAN CORP NEW	COM	148,000	4,141,040
CERNER CORP	COM	66,900	3,043,950
CERUS CORP	COM	500	2,930
CF INDS HLDGS INC	COM	45,100	1,156,364
CH ENERGY GROUP INC	COM	17,700	934,560
CHAMPION ENTERPRISES INC	COM	83,600	782,496
CHAPARRAL STL CO DEL	COM	47,926	2,121,684
CHARLES RIV LABORATORIES INTL	COM	68,636	2,968,507
CHARLOTTE RUSSE HLDG INC	COM	14,745	453,409
CHARMING SHOPPES INC	COM	131,700	1,781,901
CHARTER COMMUNICATIONS INC DEL	CL A	373,900	1,144,134
CHARTER FINL CORP WEST PT GA	COM	5,200	267,904
CHARTERMAC	SH BEN INT	42,700	916,769
CHATTEM INC	COM	17,900	896,432
CHECKFREE CORP NEW	COM	83,900	3,369,424
CHECKPOINT SYS INC	COM	37,800	763,560
CHEESECAKE FACTORY	COM	82,450	2,028,270
CHEMED CORP NEW	COM	25,400	939,292
CHEMICAL FINL CORP	COM	28,256	940,925
CHEMTURA CORP	COM	261,125	2,514,634
CHENIERE ENERGY INC	COM NEW	52,500	1,515,675
CHEROKEE INC DEL NEW	COM	7,700	330,407
CHESAPEAKE CORP	COM	25,700	437,414
CHICOS FAS INC	COM	181,700	3,759,373
CHILDRENS PL RETAIL STORES INC	COM	22,000	1,397,440
CHINA BAK BATTERY INC	COM	23,800	155,176
CHIPOTLE MEXICAN GRILL INC	CL A	8,500	484,500
CHIPOTLE MEXICAN GRILL INC	CL B	16,000	832,000
CHIQUITA BRANDS INTL INC	COM	45,200	721,844
CHITTENDEN CORP	COM	46,087	1,414,410
CHOICE HOTELS INC	COM	32,400	1,364,040
CHOICEPOINT INC	COM	86,899	3,422,083
CHORDIANT SOFTWARE INC	COM	18,496	61,222
CHRISTOPHER + BANKS CORP	COM	42,275	788,852
CHURCH + DWIGHT INC	COM	64,655	2,757,536
CHURCHILL DOWNS INC	COM	10,700	457,318
CIBER INC	COM	61,000	413,580
CIMAREX ENERGY CO	COM	85,368	3,115,932
CINCINNATI BELL INC NEW	COM	264,532	1,208,911
CIRCOR INTL INC	COM	15,900	584,961
CIRRUS LOGIC INC	COM	98,200	675,616
CITADEL BROADCASTING CORP	COM	58,400	581,664
CITI TRENDS INC	COM	6,300	249,732
CITIZENS BKG CORP MICH	COM	44,782	1,186,723
CITIZENS FIRST BANCORP INC	COM	4,300	132,182
CITY BK LYNNWOOD WASH	CMT CAP STK	14,550	520,890
CITY HLDG CO	COM	22,700	928,203
CITY NATL CORP	COM	43,400	3,090,080
CKE RESTAURANTS INC	COM	68,700	1,264,080
CKX INC	COM	49,265	577,878
CLAIRE S STORES INC	COM	102,530	3,397,844
CLARCOR INC	COM	55,700	1,883,217
CLARK INC	COM	16,800	279,384
CLEAN HBRS INC	COM	15,010	726,634
CLEAR CHANNEL OUTDOOR HLDGS IN	COM CL A	36,200	1,010,342
CLECO CORP NEW	COM	48,600	1,226,178
CLEVELAND CLIFFS INC	COM	44,600	2,160,424
CLIFTON SVGS BANCORP INC	COM	11,691	142,513
CMG INFORMATION SVCS INC	COM	485,600	650,704
CNA FINL CORP	COM	24,524	988,808
CNA SURETY CORP	COM	22,300	479,450
CNET NETWORKS INC	COM	147,108	1,337,212
CNX GAS CORP	COM	32,200	821,100
COASTAL FINL CORP DEL	COM	18,063	302,555
COBIZ INC	COM	13,950	307,458
COCA COLA BOTTLING CO CONS	COM	6,100	417,423
COEUR D ALENE MINES CORP IDAHO	COM	301,500	1,492,425
COGENT COMMUNICATIONS GRP INC	COM NEW	10,319	167,374
COGENT INC	COM	41,500	456,915
COGNEX CORP	COM	46,900	1,117,158

COHEN + STEERS INC	COM	11,700	469,989
COHERENT INC	COM	30,500	962,885
COHU INC	COM	20,500	413,280
COINMACH SVC CORP	CL A	17,869	212,641
COINSTAR INC	COM	26,600	813,162
COLDWATER CREEK INC	COM	59,821	1,466,811
COLE KENNETH PRODTNS INC	CL A	7,400	177,526
COLEY PHARMACEUTICAL GROUP INC	COM	9,200	89,148
COLONIAL BANCGROUPINC	COM	156,140	4,019,044
COLONIAL PPTYS TR	SH BEN INT	47,760	2,238,989
COLOR KINETICS INC	COM	12,000	256,200
COLUMBIA BANKCORP ORE	COM	8,700	230,115
COLUMBIA BKY SYS INC	COM	19,427	682,276
COLUMBIA SPORTSWEAR CO	COM	15,950	888,415
COLUMBUS MCKINNON CORP NY	COM	22,500	472,950
COMFORT SYS USA INC	COM	40,100	506,864
COMMERCE BANCSHARES INC	COM	70,604	3,417,944
COMMERCE GROUP INC MASS	COM	56,760	1,688,610
COMMERCIAL METALS CO	COM	123,272	3,180,418
COMMERCIAL VEH GROUP INC	COM	16,469	359,024
COMMONWEALTH TEL ENTERPRISES	COM	24,050	1,006,733
COMMSCOPE INC	COM	61,900	1,886,712
COMMUNITY BANCORP NEV	COM	2,800	84,532
COMMUNITY BK SYS INC	COM	38,200	878,600
COMMUNITY BKS INC MILLERSBURG	COM	26,094	724,369
COMMUNITY HEALTH SYS INC NEW	COM	102,200	3,732,344
COMMUNITY TR BANCORP INC	COM	16,857	700,071
COMPASS MINERALS INTL INC	COM	31,100	981,516
COMPLETE PRODTN SVCS INC	COM	25,000	530,000
COMPUCREDIT CORP	COM	23,038	917,143
COMPUTER PROGRAMS + SYS INC	COM	7,900	268,521
COMPX INTL INC	CL A	9,000	181,440
COMSTOCK RES INC	COM NEW	42,500	1,320,050
COMSYS IT PARTNERS INC	COM	19,894	402,058
COMTECH GROUP INC	COM NEW	20,452	372,022
COMTECH TELECOMMUNICATIONS	COM	24,295	924,911
CON WAY INC	COM	52,000	2,290,080
CONCEPTUS INC	COM	23,520	500,741
CONCUR TECHNOLOGIES INC	COM	38,300	614,332
CONEXANT SYS INC	COM	511,451	1,043,360
CONMED CORP	COM	32,890	760,417
CONNETICS CORP	COM	37,000	647,500
CONNS INC	COM	10,200	237,354
CONOR MEDSYSTEMS INC	COM	26,100	817,713
CONSECO INC	COM NEW	157,600	3,148,848
CONSOLIDATED COMM HOLDINGS INC	COM	18,200	380,380
CONSOLIDATED GRAPHICS INC	COM	13,600	803,352
CONSOLIDATED TOMOKA LD CO	COM	6,600	477,840
CONTINENTAL AIRLS INC	COM CL B	87,000	3,588,750
CONVERA CORP	CL A	500	2,295
COOPER COS INC	COM NEW	47,988	2,135,466
COOPER TIRE + RUBR CO	COM	51,150	731,445
COPART INC	COM	72,650	2,179,500
CORE MARK HLDG CO INC	COM	9,200	307,740
CORINTHIAN COLLEGES INC	COM	99,200	1,352,096
CORN PRODUCTS INTL INC	COM	78,200	2,701,028
CORNELL COMPANIES INC	COM	200	3,666
CORPORATE EXECUTIVE BRD CO	COM	40,600	3,560,620
CORPORATE OFFICE PPTYS TR	COM	33,500	1,690,745
CORRECTIONS CORP AMER NEW	COM NEW	63,243	2,860,481
CORUS BANKSHARES INC	COM	43,900	1,012,773
CORVEL CORP	COM	9,750	463,808
COST PLUS INC CALIF	COM	21,350	219,905
COSTAR GROUP INC	COM	18,000	964,080
COTHERIX INC	COM	19,400	261,706
COURIER CORP	COM	12,550	489,074
COUSINS PPTYS INC	COM	37,900	1,336,733
COVAD COMMUNICATIONS GROUP INC	COM	279,900	386,262
COVANCE INC	COM	48,500	2,857,135
COVANSYS CORP	COM	29,833	684,667
COVANTA HLDG CORP	COM	122,510	2,700,120
COX RADIO INC	CL A	40,700	663,410
CRA INTL INC	COM	13,200	691,680

CRANE CO	COM	53,287	1,952,436
CRAWFORD + CO	COM CLASS B	15,825	115,523
CREDENCE SYSTEMS CORP	COM	112,679	585,931
CREDIT ACCEPTANCE CORP	COM	8,090	269,640
CREE INC	COM	81,000	1,402,920
CRESCENT REAL ESTATE EQUITIES	COM	81,400	1,607,650
CROCS INC	COM	12,900	557,280
CROSS CTRY HEALTHCARE INC	COM	29,791	650,040
CROSSTEX ENERGY INC	COM	31,800	1,007,742
CROWN CASTLE INTL CORP	COM	203,600	6,576,280
CROWN HLDGS INC	COM	179,900	3,763,508
CROWN MEDIA HLDGS INC	CL A	16,100	58,443
CSG SYS INTL INC	COM	56,200	1,502,226
CSK AUTO CORP	COM	52,200	895,230
CSS INDS INC	COM	7,495	265,098
CT COMMUNICATIONS INC	COM NEW	23,800	545,496
CTC MEDIA INC	COM	25,600	614,656
CTS CORP	COM	40,130	630,041
CUBIC CORP	COM	20,050	435,085
CUBIST PHARMACEUTICALS INC	COM	57,450	1,040,420
CULLEN FROST BANKERS INC	COM	64,026	3,573,909
CUMULUS MEDIA INC	CL A	52,720	547,761
CURTISS WRIGHT CORP	COM	45,900	1,701,972
CV THERAPEUTICS INC	COM	39,100	545,836
CVB FINL CORP	COM	68,488	990,336
CYBERONICS INC	COM	26,350	543,864
CYBERSOURCE CORP DEL	COM	26,754	294,829
CYMER INC	COM	40,800	1,793,160
CYPRESS BIOSCIENCE INC	COM PAR .02	40,000	310,000
CYPRESS SEMICONDUCTOR CORP	COM	145,800	2,459,646
CYTEC INDS INC	COM	44,700	2,525,997
CYTYC CORP	COM	122,100	3,455,430
DADE BEHRING HLDGS INC	COM	92,800	3,694,368
DAKTRONICS INC	COM	41,800	1,540,330
DARLING INTL INC	COM	65,600	361,456
DATASCOPE CORP	COM	15,750	573,930
DAVITA INC	COM	104,384	5,937,362
DAWSON GEOPHYSICAL CO	COM	5,100	185,793
DEALERTRACK HOLDINGS INC	COM	7,985	234,919
DEB SHOPS INC	COM	8,700	229,680
DECKERS OUTDOOR CORP	COM	10,700	641,465
DECODE GENETICS INC	COM	56,770	257,168
DEERFIELD TRIARC CAP CORP	COM	49,800	843,114
DEL MONTE FOODS CO	COM	201,600	2,223,648
DELIA S INC NEW	COM	22,250	233,403
DELPHI FINL GROUP INC	COM	46,347	1,875,200
DELTA + PINE LD CO	COM	37,400	1,512,830
DELTA PETE CORP	COM NEW	52,498	1,215,854
DELTIC TIMBER CORP	COM	10,100	563,378
DELUXE CORP	COM	56,250	1,417,500
DENBURY RES INC	COM NEW	119,296	3,315,236
DENDREON CORP	COM	61,900	258,123
DENDRITE INTL INC	COM	37,800	404,838
DENNYS CORP	COM	78,315	368,864
DENTSPLY INTL INC NEW	COM	159,654	4,765,672
DEVELOPERS DIVERSIFIED RLTY	COM	108,698	6,842,539
DEVRY INC DEL	COM	64,700	1,811,600
DIAMOND FOODS INC	COM	2,200	41,822
DIAMOND MGMT TECHNOLOGY	COM	31,800	395,592
DIAMOND OFFSHORE DRILLING INC	COM	60,000	4,796,400
DIAMONDROCK HOSPITALITY CO	COM	62,725	1,129,677
DICKS SPORTING GOODS INC	OC COM	36,616	1,793,818
DIEBOLD INC	COM	69,125	3,221,225
DIGENE CORP	COM	19,600	939,232
DIGI INTL INC	COM	28,579	394,104
DIGITAL INSIGHT CORP	COM	40,200	1,547,298
DIGITAL RIV INC	COM	42,500	2,371,075
DIGITAL RLTY TR INC	COM	25,200	862,596
DIGITAS INC	COM	87,228	1,169,727
DIME CMNTY BANCORP INC	COM	36,000	504,360
DIODES INC	COM	21,100	748,628
DIONEX CORP	COM	21,700	1,230,607
DIRECT GEN CORP	COM	16,900	348,816

DISCOVERY HLDG CO	COM SER A	282,915	4,552,102
DITECH NETWORKS INC	COM	32,000	221,440
DIVERSA CORP	COM	28,000	304,640
DJO INC	COM	20,550	879,951
DOBSON COMMUNICATIONS CORP	CL A	160,742	1,400,063
DOLBY LABORATORIES INC	CL A	31,740	984,575
DOLLAR FINL CORP	COM	12,400	345,464
DOLLAR THRIFTY AUTOMOTIVE GRP	COM	27,100	1,236,031
DOLLAR TREE STORES INC	COM	106,055	3,192,256
DOMINOS PIZZA INC	COM	35,300	988,400
DONALDSON CO INC	COM	74,100	2,572,011
DONEGAL GROUP INC	CL A	6,933	135,817
DORAL FINL CORP	COM	95,675	274,587
DOUGLAS EMMETT INC	COM	77,000	2,047,430
DOVER DOWNS GAMING + ENTMT INC	COM	18,879	252,412
DOVER MOTORSPORTS INC	COM	16,100	85,491
DOWNEY FINL CORP	COM	22,000	1,596,760
DPL INC	COM	115,369	3,204,951
DREAMWORKS ANIMATION SKG	CL A	43,900	1,294,611
DRESS BARN INC	COM	46,022	1,073,693
DRESSER RAND GROUP INC	COM	25,300	619,091
DREW INDS INC NEW	COM	19,700	512,397
DRIL QUIP INC	COM	24,600	963,336
DRS TECHNOLOGIES INC	COM	41,144	2,167,466
DRUGSTORE COM INC	COM	42,500	155,550
DSP GROUP INC	COM	33,100	718,270
DST SYS INC DEL	COM	59,500	3,726,485
DSW INC	CL A	16,300	628,691
DTS INC	COM	17,800	430,582
DUKE RLTY CORP	COM NEW	136,300	5,574,670
DUN + BRADSTREET CORP DEL NEW	COM	62,500	5,174,375
DUQUESNE LT HLDGS INC	COM	89,100	1,768,635
DURECT CORP INC	COM	33,900	150,516
DYCOM INDS INC	COM	39,200	827,904
DYNAMEX INC	COM	11,314	264,295
DYNAMIC MATLS CORP	COM	13,950	391,995
DYNCORP INTL INC	COM CL A	22,100	350,727
EAGLE MATLS INC	COM	50,348	2,176,544
EARTHLINK INC	COM	123,822	879,136
EAST WEST BANCORP INC	COM	59,200	2,096,864
EASTGROUP PPTYS INC	COM	25,100	1,344,356
EATON VANCE CORP	COM NON VTG	116,970	3,861,180
ECHELON CORP	OC COM	34,000	272,000
ECHOSTAR COMMUNICATIONS CORP N	CL A	208,127	7,915,070
ECLIPSYS CORP	COM	43,700	898,472
ECOLLEGE COM	COM	17,700	277,005
EDGE PETE CORP DEL	COM	13,146	239,783
EDO CORP	COM	21,100	500,914
EDUCATE INC	COM	18,800	133,856
EDUCATION RLTY TR INC	COM	32,500	480,025
EDWARDS A G INC	COM	78,100	4,942,949
EDWARDS LIFESCIENCES CORP	COM	63,735	2,998,094
EFUNDS CORP	COM	42,300	1,163,250
EGL INC	COM	33,700	1,003,586
EL PASO ELEC CO	COM NEW	51,700	1,259,929
ELECTRO RENT	COM	25,400	424,180
ELECTRO SCIENTIFIC INDS INC	COM	27,300	549,822
ELETRONICS FOR IMAGING INC	COM	64,600	1,717,068
ELIZABETH ARDEN INC	COM	22,300	424,815
ELKCORP	COM	23,450	963,561
ELLIS PERRY INTL INC	COM	8,100	332,100
EMAGEON INC	COM	16,000	245,760
EMC INS GROUP INC	COM	3,700	126,244
EMCOR GROUP INC	COM	31,000	1,762,350
EMCORE CORP	COM	38,168	211,069
EMDEON CORP	COM	138,000	1,709,820
EMISPHERE TECHNOLOGIES INC	COM	39,700	210,013
EMMIS COMMUNICATIONS CORP	CL A	36,216	298,420
EMPIRE DIST ELEC CO	COM	31,200	770,328
EMS TECHNOLOGIES INC	COM	19,800	396,594
EMULEX CORP	COM NEW	90,600	1,767,606
ENCORE AQUISITION CO	COM	58,650	1,438,685
ENCORE WIRE CORP	COM	18,300	402,783

ENCYSIVE PHARMACEUTICALS INC	COM	67,750	285,228
ENDO PHARMACEUTICALS HLDGS	COM	134,200	3,701,236
ENERGEN CORP	COM	76,400	3,586,216
ENERGIZER HLDGS INC	COM	57,781	4,101,873
ENERGY CONVERSION DEVICES INC	COM	38,700	1,315,026
ENERGY EAST CORP	COM	148,744	3,688,851
ENERGY PARTNERS LTD	OC COM	36,400	888,888
ENERGYSOUTH INC	COM	8,250	330,825
ENERSYS	COM	41,700	667,200
ENGLOBAL CORP	COM	400	2,572
ENNIS INC	COM	29,900	731,354
ENPRO INDS INC	COM	23,400	777,114
ENSCO INTL INC	COM	156,138	7,816,268
ENSTAR GROUP INC GA	COM	2,805	269,000
ENTEGRIS INC	COM	126,906	1,373,123
ENTERCOM COMMUNICATIONS CORP	COM	39,600	1,115,928
ENTERPRISE FINL SVCS CORP	COM	6,258	203,886
ENTERTAINMENT PPTYS TR	COM SH BEN INT	29,100	1,700,604
ENTRAVISION COM CORP	COM	70,000	575,400
ENZO BIOCHEM INC	COM	33,808	482,440
ENZON PHARMACEUTICALS INC	COM	47,120	400,991
EPICOR SOFTWARE CORP	COM	59,600	805,196
EPIQ SYS INC	COM	15,200	257,944
EQUINIX INC	COM NEW	28,400	2,147,608
EQUITABLE RES INC	COM	122,800	5,126,900
EQUITY INNS INC	COM	58,285	930,229
EQUITY LIFESTYLE PPTYS INC	COM	20,600	1,121,258
EQUITY ONE INC	COM	38,800	1,034,408
ERESEARCH TECHNOLOGY INC	COM	47,700	321,021
ERIE INDTY CO	CL A	54,000	3,130,920
ESCO TECHNOLOGIES INC	COM	28,000	1,272,320
ESPEED INC	CL A	29,325	256,007
ESSEX CORP	COM	19,370	463,137
ESSEX PROPERTY TRUST	COM	24,228	3,131,469
ESTERLINE TECHNOLOGIES CORP	COM	27,700	1,114,371
ETHAN ALLEN INTERIORS INC	COM	33,100	1,195,241
EURONET WORLDWIDE INC	COM	38,300	1,137,127
EV3 INC	COM	17,834	307,280
EVERGREEN ENERGY INC NEW	COM	78,370	775,079
EVERGREEN SOLAR INC	COM	65,015	492,164
EXAR CORP	COM	35,043	455,559
EXCEL TECHNOLOGY INC	COM	16,100	411,999
EXCO RES INC	COM	53,900	911,449
EXELIXIS INC	COM	90,700	816,300
EXPEDIA INC DEL	COM	231,368	4,854,101
EXPEDITORS INTL WA INC	COM	214,700	8,695,350
EXPLORATION CO	COM NEW	31,200	416,208
EXPONENT INC	COM	18,600	347,076
EXPRESSJET HOLDINGS INC	COM	37,300	302,130
EXTRA SPACE STORAGE INC	COM	54,100	987,866
EXTREME NETWORKS INC	COM	120,000	502,800
EZCORP INC	CL A NON VTG	35,100	570,375
F N B CORP PA	COM	68,328	1,248,353
F N B CORP VA	COM	7,325	304,354
F5 NETWORKS INC	COM	42,061	3,121,347
FACTSET RESH SYS INC	COM	37,650	2,126,472
FAIR ISAAC CORPORATION	COM	68,960	2,803,224
FAIRCHILD SEMICONDUCTOR INTL	COM	131,400	2,208,834
FAIRPOINT COMMUNICATIONS INC	COM	23,700	449,115
FALCONSTOR SOFTWARE INC	COM	42,600	368,490
FARMER BROS CO	COM	6,300	134,505
FARMERS CAP BK CORP	COM	5,900	201,367
FASTENAL CO	COM	125,500	4,502,940
FBL FINL GROUP INC	CL A	13,695	535,201
FEDERAL AGRIC MTG CORP	CL C	14,780	400,981
FEDERAL RLTY INVT TR	SH BEN INT NEW	54,800	4,658,000
FEDERAL SIGNAL CORP	COM STK	54,850	879,794
FEI CO	COM	29,700	783,189
FELCOR LODGING TR INC	COM	63,000	1,375,920
FERRO CORP	COM STK	47,050	973,465
FIBERTOWER CORP	COM	118,700	697,956
FIDELITY BANKSHARES INC NEW	COM	25,050	993,734
FIDELITY NATIONAL FINANCIAL	CL A	212,057	5,063,921

FIELDSTONE INVT CORP	COM	47,100	206,298
FINANCIAL FED CORP	COM	29,400	864,654
FINISAR CORP	COM	246,100	794,903
FINISH LINE INC	CL A	52,900	755,412
FIRST ACCEP CORP	COM	23,000	246,560
FIRST ADVANTAGE CORP	CL A	3,690	84,722
FIRST AMERICAN CORP	COM	88,450	3,598,146
FIRST BANCORP N C	COM	13,050	285,012
FIRST BANCORP P R	COM	82,300	784,319
FIRST BUSE CORP	CL A	19,000	437,950
FIRST CASH FINANCIAL SERVICES	COM	33,316	861,885
FIRST CHARTER CORP	COM	32,700	804,420
FIRST CMNTY BANCORP CALIF	COM	21,200	1,108,124
FIRST CMNTY BANCSHARES INC NEW	COM	10,890	430,808
FIRST COMWLTH FINL CORP PA	COM	78,661	1,056,417
FIRST CTZNS BANCSHARES INC N C	CL A	6,400	1,296,896
FIRST FINL BANCORP	COM	39,625	658,171
FIRST FINL BANKSHARES INC	COM	21,716	909,032
FIRST FINL CORP IND	COM	15,200	538,840
FIRST FINL HLDGS INC	COM	14,600	572,028
FIRST IND CORP	COM	12,730	322,833
FIRST INDL RLTY TR INC	COM	45,800	2,147,562
FIRST MARBLEHEAD CORP	COM	45,150	2,467,448
FIRST MERCHANTS CORP	COM	22,966	624,446
FIRST MIDWEST BANCORP INC DEL	COM	51,300	1,984,284
FIRST NIAGARA FINL GROUP INC	COM	125,311	1,862,121
FIRST PL FINL CORP DEL	COM	12,500	293,625
FIRST POTOMAC RLTY TR	COM	24,330	708,246
FIRST REGL BANCORP	COM	11,100	378,399
FIRST REP BK SAN FRANCISCO CA	COM	25,000	977,000
FIRST SOLAR INC	COM	22,300	664,540
FIRST SOUTH BACORP INC VA	COM	1,372	43,753
FIRST ST BANCORPORATION	COM	16,200	400,950
FIRSTFED FINL CORP DEL	COM	17,100	1,145,187
FIRSTMERIT CORP	COM	81,400	1,964,996
FISHER COMMUNICATIONS INC	COM	8,000	353,680
FIVE STAR QUALITY CARE INC	COM	32,684	364,427
FLAGSTAR BANCORP INC	COM	38,200	566,888
FLANDERS CORP	COM	1,900	18,810
FLEETWOOD ENTERPRISES INC	COM	77,120	610,019
FLEXTRONICS INTERNATIONAL LTD	SHS	2,000	22,960
FLIR SYS INC	COM	63,200	2,011,656
FLORIDA EAST COAST IND INC	COM	35,500	2,115,800
FLORIDA ROCK INDS INC	COM	48,350	2,081,468
FLOWERS COM INC	CL A	23,700	145,992
FLOWERS FOODS INC	COM	58,545	1,580,130
FLOWSERVE CORP	COM	58,900	2,972,683
FLUSHING FINL CORP	COM	17,650	301,286
FMC CORP	COM NEW	40,100	3,069,655
FMC TECHNOLOGIES INC	COM	68,932	4,248,279
FOOT LOCKER INC	COM	155,200	3,403,536
FOREST CITY ENTERPRISES INC	COM	70,000	4,088,000
FOREST OIL CORP	COM PAR 0.01	57,100	1,866,028
FORMFACTOR INC	COM	42,923	1,598,882
FORRESTER RESH INC	COM	15,800	428,338
FORWARD AIR CORP	COM	31,090	899,434
FOSSIL INC	COM	42,062	949,760
FOSTER L B CO	CL A	14,500	375,695
FOUNDATION COAL HLDGS INC	COM	47,331	1,503,233
FOUNDRY NETWORKS INC	COM	135,100	2,023,798
FOXHOLLOW TECHNOLOGIES INC	COM	14,000	302,120
FPIC INS GROUP INC	COM	8,452	329,374
FRANKLIN BANK CORP	COM	12,700	260,858
FRANKLIN ELEC INC	COM	24,900	1,279,611
FRANKLIN STR PPTYS CORP	COM	48,500	1,020,925
FREDS INC	CL A	46,309	557,560
FREIGHTCAR AMER INC	COM	10,350	573,908
FREMONT GEN CORP	COM	64,900	1,052,029
FRIEDMAN BILLINGS RAMSEY GROUP	CL A	151,660	1,213,280
FRONTIER AIRLS HLDGS INC	COM	42,400	313,760
FRONTIER FINL CORP WA	CDT COM	44,325	1,295,620
FRONTIER OIL CORP	COM	113,700	3,267,738
FTI CONSULTING INC	COM	46,000	1,282,940

FUEL SYS SOLUTIONS INC	COM	12,100	267,168
FUELCELL ENERGY INC	COM	51,300	331,398
FULLER H B CO	COM	59,700	1,541,454
FULTON FINL CORP PA	COM	185,536	3,098,451
FURNITURE BRANDS INTL INC	COM	44,500	722,235
G + K SERVICES	CL A	24,000	933,360
GAIAM INC	COM	6,440	88,099
GALLAGHER ARTHUR J + CO	COM	96,200	2,842,710
GAMCO INVS INC	COM CL A	8,100	311,526
GAMESTOP CORP NEW	CL A	33,860	1,866,025
GAMESTOP CORP NEW	CL B	30,000	1,642,800
GARDNER DENVER INC	COM	55,300	2,063,243
GARTNER INC	COM	57,400	1,135,946
GASCO ENERGY INC	DILL DILL CARR STONBRAKER	79,300	194,285
GATEWAY INC	COM	142,400	286,224
GATX CORPORATION	COM	45,100	1,954,183
GAYLORD ENTMT CO NEW	COM	45,400	2,312,222
GB+T BANCSHARES INC	COM	9,750	216,158
GEHL CO	COM	11,725	322,789
GEMSTAR TV GUIDE INTL INC	COM	252,800	1,013,728
GEN PROBE INC NEW	COM	53,100	2,780,847
GENCORP INC	COM	63,000	883,260
GENENTECH INC	COM	473,400	38,406,942
GENERAL COMMUNICATION INC	CL A	65,195	1,025,517
GENERAL GROWTH PPTYS INC	COM	176,505	9,218,856
GENERALE CABLE CORP DEL NEW	COM	56,400	2,465,244
GENESCO INC	COM	26,200	977,260
GENESEE + WYO INC	CL A	34,350	901,344
GENESIS HEALTHCARE CORP	COM	24,100	1,138,243
GENESIS MICROCHIP INC DEL	COM	38,100	386,334
GENITOPE CORP	COM	28,965	101,957
GENLYTE GROUP INC	COM	26,800	2,093,348
GENTEK INC	COM NEW	9,100	314,769
GENTEX CORP	COM	157,200	2,446,032
GENTIVA HEALTH SVCS INC	COM	26,700	508,902
GEO GROUP INC	COM	22,000	825,440
GEOGLOBAL RES INC	COM	8,500	66,725
GEORGIA GULF CORP	COM	34,700	670,057
GERBER SCIENTIFIC INC	COM	29,800	374,288
GERON CORP	COM	66,336	582,430
GETTY IMAGES INC	COM	52,100	2,230,922
GETTY RLTY CORP NEW	COM	16,800	519,120
GEVITY HR INC	COM	25,400	601,726
GFI GROUP INC	COM	11,400	709,764
GIANT INDS INC	COM	16,600	1,244,170
GIBRALTAR INDS INC	COM	29,800	700,598
GLACIER BANCORP INC	COM	52,719	1,288,452
GLADSTONE CAP CORP	COM	14,600	348,356
GLADSTONE INVT CORP	COM	8,772	134,299
GLATFELTER	COM	51,400	796,700
GLIMCHER RLTY TR	COM	39,027	1,042,411
GLOBAL CASH ACCESS HLDGS INC	COM	31,600	512,868
GLOBAL IMAGING SYS INC	COM	55,400	1,216,030
GLOBAL INDUSTRIES INC	COM	98,100	1,279,224
GLOBAL PMTS INC	COM	67,878	3,142,751
GLOBAL SIGNAL INC	COM	15,100	795,317
GMH CMNTYS TR	COM	33,600	341,040
GMX RES INC	COM	8,000	284,000
GOLD KIST INC	COM	59,000	1,240,180
GOLDEN TELECOM INC	COM	20,995	983,406
GOODMAN GLOBAL INC	COM	21,600	371,520
GOODRICH PETE CORP	COM NEW	13,415	485,355
GORMAN RUPP CO	COM	11,000	406,670
GRACE W R + CO DEL NEW	COM	77,300	1,530,540
GRACO INC	COM	67,975	2,693,170
GRAFTECH INTL LTD	COM	110,100	761,892
GRAMERCY CAP CORP	COM	14,900	460,261
GRANITE CONSTR INC	COM	34,400	1,731,008
GRANT PRIDECO INC	COM	132,400	5,265,548
GRAPHIC PACKAGING CORP DEL	COM	80,900	350,297
GRAY TELEVISION INC	COM	48,700	356,971
GREAT AMERICAN FINL RES INC	COM	11,600	267,380
GREAT ATLANTIC + PAC TEA INC	COM	23,100	594,594

GREAT PLAINS ENERGY INC	COM	80,400	2,556,720
GREAT SOUTHN BANCORP INC	COM	12,600	371,826
GREAT WOLF RESORTS INC	COM	16,246	226,794
GREATBATCH INC	COM	24,700	664,924
GREATER BAY BANCORP	COM	56,458	1,486,539
GREEN MTN COFFEE ROASTERS	COM	6,261	308,229
GREENBRIER COS INC	COM	12,600	378,000
GREENE CNTY BANCSHARES INC	COM NEW	9,280	368,694
GREENHILL + CO INC	COM	17,300	1,276,740
GREIF INC	CL A	17,400	2,060,160
GREY WOLF INC	COM	193,400	1,326,724
GRIFFON CORP	COM	32,570	830,535
GROUP 1 AUTOMOTIVE INC	COM	27,300	1,411,956
GSI COMM INC	COM	40,500	759,375
GTX INC DEL	COM	3,300	58,872
GUESS INC	COM	20,097	1,274,753
GUITAR CTR INC	COM	31,500	1,431,990
GULF IS FABRICATION INC	COM	8,900	328,410
GULFMARK OFFSHORE INC	COM	14,000	523,740
GULFPORT ENERGY CORP	COM NEW	2,500	33,975
GYMBOREE CORP	COM	35,500	1,354,680
H + E EQUIP SVCS INC	COM	13,500	334,395
HAEMONETICS CORP MASS	COM	29,600	1,332,592
HAIN CELESTIAL GROUP INC	COM	30,847	962,735
HANCOCK HLDG CO	COM	27,155	1,434,870
HANESBRANDS INC	COM	90,300	2,132,886
HANMI FINL CORP	COM	35,420	798,013
HANOVER COMPRESSOR CO	COM	91,300	1,724,657
HANOVER INS GROUP INC	COM	50,900	2,483,920
HANSEN NAT CORP	COM	61,900	2,084,792
HARLAND JOHN H CO	COM	29,300	1,470,860
HARLEYSVILLE GROUP INC	COM	18,100	630,242
HARLEYSVILLE NATL CORP PA	COM	33,248	642,019
HARMONIC INC	COM	84,114	611,509
HARRIS + HARRIS GROUP INC	COM	27,600	333,684
HARRIS CORP DEL	COM	136,500	6,259,890
HARRIS INTERACTIVE INC	COM	49,300	248,472
HARSCO CORP	COM	42,325	3,220,933
HARTE HANKS INC	COM	60,850	1,686,154
HARTMARX CORP	COM	28,630	202,128
HARVEST NAT RES INC	COM	46,500	494,295
HAVERTY FURNITURE COS INC	COM	29,400	435,120
HAWAIIAN ELEC INDS INC	COM	85,000	2,307,750
HCC INS HLDGS INC	COM	115,699	3,712,781
HEADWATERS INC	COM	44,700	1,071,012
HEALTH CARE PPTY INVS INC	COM	203,651	7,498,430
HEALTH CARE REIT INC	COM	70,006	3,011,674
HEALTH NET INC	COM	117,300	5,707,818
HEALTHCARE RLTY TR	COM	51,500	2,036,310
HEALTHCARE SVCS GROUP INC	COM	31,375	908,620
HEALTHEXTRAS INC	COM	31,600	761,560
HEALTHSPRING INC	COM	20,300	413,105
HEALTHTRONICS INC	COM	31,115	207,226
HEALTHWAYS INC	COM	37,600	1,793,896
HEARST ARGYLE TELEVISION INC	COM	25,400	647,700
HEARTLAND EXPRESS INC	COM	63,610	955,422
HEARTLAND FINL USA INC	COM	10,350	298,598
HEARTLAND PMT SYS INC	COM	12,800	361,600
HECLA MNG CO	COM	134,700	1,031,802
HEICO CORP NEW	COM	22,100	858,143
HEIDRICK + STRUGGLES INTL INC	COM	20,300	859,908
HELIX ENERGY SOLUTIONS GROUP	COM	94,794	2,973,688
HELMERICH AND PAYNE INC	COM	105,522	2,582,123
HENRY JACK + ASSOC INC	COM	84,100	1,799,740
HERCULES OFFSHORE INC	COM	23,211	670,798
HERITAGE COMM CORP	COM	9,317	248,205
HERLEY INDUSTRIES INC	COM	8,100	131,139
HERSHA HOSPITALITY TR	PRIORITY CL A SHS BEN INT	10,170	115,328
HERTZ GLOBAL HLDGS INC	COM	89,400	1,554,666
HEWITT ASSOCS INC	CLASS A	113,859	2,931,869
HEXCEL CORP NEW	COM	96,200	1,674,842
HI TECH PHARMACAL CO INC	COM	10,049	122,296
HIBBETT SPORTING GOODS INC	COM	39,075	1,192,960

HIGHLAND HOSPITALITY CORP	COM	63,000	897,750
HIGHWOODS PPTYS INC	COM	56,400	2,298,864
HILB ROGAL + HOBBS CO	COM	36,300	1,528,956
HILLENBRAND INDS INC	COM	62,600	3,563,818
HITTE MICROWAVE CORP	COM	12,100	391,072
HNI CORP	COM	54,400	2,415,904
HOLLY CORP	COM PAR 0.01	49,600	2,549,440
HOLOGIC INC	COM	53,060	2,508,677
HOME BANCSHARES INC	COM	10,300	247,612
HOME PROPERTIES INC	COM	36,900	2,187,063
HOME SOLUTIONS AMER INC	COM	33,600	196,896
HOMEBANC CORP GA	COM	65,500	277,065
HOOKER FURNITURE CORP	COM	4,800	75,264
HORACE MANN EDUCATORS CORP NEW	NEW COM	51,000	1,030,200
HORIZON FINL CORP WASH	COM	16,250	390,975
HORIZON HEALTH CORP	COM	10,690	209,203
HORIZON LINES INC	COM	15,700	423,272
HORMEL FOODS CORP	COM	76,600	2,860,244
HORNBECK OFFSHORE SVCS INC NEW	COM	23,900	853,230
HOSPITALITY PPTYS TR	COM SH BEN INT	72,400	3,441,172
HOST HOTELS + RESORTS INC	COM	531,300	13,043,415
HOT TOPIC INC	COM	44,075	587,961
HOUSTON EXPL CO	COM	32,600	1,688,028
HOVNANIAN ENTERPRISES INC	CL A	49,800	1,688,220
HRPT PPTYS TR	COM SH BEN INT	210,563	2,600,453
HUB GROUP INC	CL A	41,980	1,156,549
HUBBELL INC	CLB	63,022	2,849,225
HUDSON CITY BANCORP INC	COM	587,243	8,150,933
HUDSON HIGHLAND GROUP INC	COM	20,200	336,936
HUMAN GENOME SCIENCES INC	COM	143,303	1,782,689
HUNT J B TRANS SVCS INC	COM	109,400	2,272,238
HUNTSMAN CORP	COM	89,700	1,701,609
HURON CONSULTING GRP INC	COM	16,600	752,644
HUTCHINSON TECHNOLOGY INC	COM	28,500	671,745
HYDRIL COMPANY	COM	19,000	1,428,610
HYPERCOM CORP	COM	67,700	429,895
HYPERION SOLUTIONS CORP	COM	64,349	2,312,703
I FLOW CORP	COM NEW	29,793	445,405
I2 TECHNOLOGIES INC	COM NEW	3,596	82,061
IBERIABANK CORP	COM	10,875	642,169
ICONIX BRAND GROUP INC	COM	39,200	760,088
ICOS CORP	COM	67,560	2,282,852
ICT GROUP INC	COM	1,100	34,749
ICU MEDICAL INC	COM	15,700	638,676
IDACORP INC	COM	44,900	1,735,385
IDEARC INC	COM	125,000	3,581,250
IDENIX PHARMACEUTICALS INC	COM	9,600	83,424
IDEX CORP	COM	55,425	2,627,699
IDEXX LABS INC	COM	31,600	2,505,880
IDT CORP	CL B	61,400	803,112
IGATE CORP	COM	24,000	165,120
IHOP CORP NEW	COM	17,900	943,330
IHS INC	COM CL A	23,500	927,780
II VI INC	COM	30,100	840,994
IKANOS COMMUNICATIONS	COM	18,300	159,027
IKON OFFICE SOLUTIONS INC	COM	114,500	1,874,365
ILLUMINA INC	COM	41,521	1,632,191
IMATION CORP	COM	35,610	1,653,372
IMCLONE SYS INC	COM	73,556	1,968,359
IMMUCOR CORP	COM	67,570	1,975,071
IMPAC MORT HOLDINGS INC	COM	76,300	671,440
IMPERIAL SUGAR CO NEW	COM NEW	9,800	237,258
INCYTE CORP	COM	108,800	635,392
INDEPENDENCE HLDG CO NEW	COM NEW	4,100	89,503
INDEPENDENT BK CORP MASS	COM	18,900	680,967
INDEPENDENT BK CORP MI	COM	29,649	749,823
INDEVUS PHARMACEUTICALS INC	COM	41,700	296,070
INDYMAC BANCORP INC	COM	72,800	3,287,648
INFINITY PPTY + CAS CORP	COM	22,200	1,074,258
INFOCROSSING INC	COM	21,058	343,245
INFORMATICA CORP	COM	90,400	1,103,784
INFOSPACE INC	COM NEW	35,600	730,156
INFOUSA INC NEW	COM	37,100	441,861

INFRASOURCE SVCS INC	COM	16,700	363,559
INGLES MKTS INC	COM	13,400	399,186
INGRAM MICRO INC	CL A	133,300	2,720,653
INLAND REAL ESTATE CORP	COM NEW	63,900	1,196,208
INNKEEPERS USA TR	COM	45,294	702,057
INNOSPEC INC	COM	12,500	581,875
INNOVATIVE SOLUTIONS + SUPPORT	COM	15,000	255,450
INPHONIC INC	COM	16,800	186,312
INPUT/OUTPUT INC	COM	77,700	1,059,051
INSIGHT ENTERPRISES INC	COM	56,150	1,059,551
INSITUFORM TECHNOLOGIES INC	CL A	26,100	674,946
INSTEEL INDS INC	COM	12,400	220,596
INTEGRA BK CORP	COM	18,540	510,221
INTEGRA LIFESCIENCES CORP	COM NEW	23,100	983,829
INTEGRAL SYS INC MD	COM	12,290	284,759
INTEGRATED DEVICE TECHNOLOGY	COM	208,110	3,221,543
INTEGRATED ELECTRICAL SVCS INC	COM NEW	13,700	243,723
INTER PARFUMS INC	COM	8,175	156,878
INTER TEL INC	COM	23,250	515,220
INTERACTIVE DATA CORP	COM	42,900	1,031,316
INTERCHANGE FINL SVCS CORP	COM	22,400	514,976
INTERCONTINENTALEXCHANGE INC	COM	19,700	2,125,630
INTERDIGITAL COMM CORP	COM	51,400	1,724,470
INTERFACE INC	CL A	52,200	742,284
INTERLINE BRANDS INC	COM	26,000	584,220
INTERMEC INC	COM	55,600	1,349,412
INTERMUNE INC	COM	30,400	934,800
INTERNAP NETWORK SVCS CORP	COM PAR .001	28,665	569,574
INTERNATIONAL BANCSHARES CORP	COM	47,498	1,468,163
INTERNATIONAL COAL GROUP INC	COM	110,700	603,315
INTERNATIONAL RECTIFIER CORP	COM	74,600	2,874,338
INTERNATIONAL SPEEDWAY CORP	CL A	36,000	1,837,440
INTERNET CAP GROUP INC	COM NEW	38,700	397,062
INTERPOOL INC	COM	10,600	247,616
INTERSIL CORP	CL A	152,248	3,641,772
INTERVEST BANCSHARES CORP	CL A COM	100	3,441
INTERVOICE BRITE INC	COM	42,400	324,784
INTERWOVEN INC	COM NEW	43,024	631,162
INTEVAC INC	COM	22,000	570,900
INTL SECS EXCHANGE HLDGS INC	CL A	37,730	1,765,387
INTRALASE CORP	COM	18,100	405,078
INTUITIVE SURGICAL INC	COM NEW	36,900	3,538,710
INVACARE CORP	COM	35,600	873,980
INVENTIV HEALTH INC	COM	30,900	1,092,315
INVERNESS MED INNOVATIONS INC	COM	27,400	1,060,380
INVESTMENT TECHNOLOGY GROUP	COM	46,200	1,981,056
INVESTOOLS INC	COM	41,700	575,043
INVESTORS BANCORP INC	COM	55,400	871,442
INVESTORS FINL SERVICES CORP	COM	66,400	2,833,288
INVESTORS REAL ESTATE TR	SH BEN INT	47,300	485,298
INVITROGEN CORP	COM	48,750	2,758,763
IONATRON INC	COM	30,975	126,998
IOWA TELECOMMUNICATION SVCS	COM	19,600	386,316
IPASS INC	COM	46,600	274,008
IPCS INC DEL	COM NEW	16,300	902,368
IRIS INTL INC	COM	27,665	349,962
IROBOT CORP	COM	6,200	111,972
IRON MTN INC PA	COM	114,602	4,737,647
IRWIN FINL CORP	COM	24,600	556,698
ISIS PHARMACEUTICALS	COM	70,900	788,408
ISLE CAPRI CASINOS INC	COM	15,800	419,964
ISTAR FINL INC	COM	129,618	6,198,333
ITC HLDGS CORP	COM	14,700	586,530
ITLA CAP CORP	COM	5,900	341,669
ITRON INC	COM	29,000	1,503,360
ITT EDL SVCS INC	COM	45,300	3,006,561
IXIA	COM	28,800	276,480
IXYS CORP DEL	COM	21,800	194,020
J + J SNACK FOODS CORP	COM	14,600	604,440
J CREW GROUP INC	COM	21,700	836,535
J2 GLOBAL COMMUNICATIONS	COM NEW	48,201	1,313,477
JACK IN THE BOX INC	COM	36,500	2,227,960
JACKSON HEWITT TAX SVC INC	COM	41,600	1,413,152

JACOBS ENGR GROUP INC	COM	59,000	4,810,860
JACUZZI BRANDS INC	COM	93,300	1,159,719
JAKKS PAC INC	COM	29,500	644,280
JAMES RIV COAL CO	COM NEW	10,335	95,909
JAMES RIV GROUP INC	COM	7,900	255,328
JARDEN CORP	COM	47,975	1,669,050
JDA SOFTWARE GROUP INC	COM	35,200	484,704
JEFFRIES GROUP INC NEW	COM	119,300	3,199,626
JER INVS TR INC	COM	25,800	533,286
JETBLUE AWYS CORP	COM	170,725	2,424,295
JO ANN STORES INC	COM	21,900	538,740
JONES LANG LASALLE INC	COM	38,400	3,539,328
JONES SODA CO	COM	15,800	194,340
JOS A BANK CLOTHIERS INC	COM	18,470	542,095
JOURNAL COMMUNICATIONS INC	CL A	41,700	525,837
JOURNAL REGISTER CO	COM	37,500	273,750
JOY GLOBAL INC	COM	129,475	6,258,822
JUPITERMEDIA CORP	COM	25,090	198,713
K SWISS INC	A CL A	26,200	805,388
K V PHARMACEUTICAL COMPANY	CL A	40,650	966,657
K+ F INDS HLDGS INC	COM	13,800	313,398
K2 INC	COM	53,200	701,708
KADANT INC	COM	10,844	264,377
KAMAN CORP	COM	26,100	584,379
KANBAY INTL INC	COM	33,296	957,926
KANSAS CITY LIFE INS CO	COM	5,740	287,459
KANSAS CITY SOUTHERN	COM NEW	84,550	2,450,259
KAYDON CORP	COM	31,100	1,235,914
KBR INC	COM	12,200	319,152
KEANE INC	COM	42,400	504,984
KEARNY FINL CORP	COM	13,000	208,780
KELLWOOD CO	COM	28,700	933,324
KELLY SVCS INC	CL A	19,800	573,012
KEMET CORP	COM	100,900	736,570
KENDLE INTL INC	COM	12,294	386,646
KENEXA CORP	COM	10,900	362,534
KENNAMETAL INC	COM	39,650	2,333,403
KENSEY NASH CORP	COM	9,600	305,280
KERYX BIOPHARMACEUTICALS INC	COM	41,455	551,352
KEYSTONE AUTOMOTIVE INDS INC	COM	15,900	540,441
KFORCE INC	COM	28,600	348,062
KILROY RLTY CORP	COM	33,100	2,581,800
KIMBALL INTL INC	CL B	29,100	707,130
KIMCO RLTY CORP	COM	300	13,485
KINDRED HEALTHCARE INC	COM	28,600	722,150
KINETIC CONCEPTS INC	COM NEW	43,800	1,732,290
KIRBY CORP	COM	54,500	1,860,085
KITE RLTY GROUP TR	COM	19,100	355,642
KKR FINL CORP	COM	80,100	2,145,879
KNBT BANCORP INC	COM	32,400	542,052
KNIGHT CAP GROUP INC	COM CL A	112,400	2,154,708
KNIGHT TRANSN INC	COM	58,787	1,002,318
KNOLL INC	COM NEW	31,800	699,600
KNOT INC	COM	13,200	346,368
KOMAG INC	COM NEW	31,600	1,197,008
KOPIN CORP	COM	79,550	283,994
KOPPERS HLDGS INC	COM	2,700	70,389
KORN / FERRY INTL	COM NEW	36,200	831,152
KRAFT FOODS INC	CL A	213,460	7,620,522
KRISPY KREME DOUGHNUTS INC	COM	60,000	666,000
KRONOS INC	COM	31,700	1,164,658
KRONOS WORLDWIDE INC	COM	4,974	161,953
KULICKE + SOFFA INDS INC	COM	68,800	577,920
KYPHON INC	COM	46,599	1,882,600
L 1 IDENTITY SOLUTIONS INC	COM	69,255	1,047,828
LA Z BOY INC	COM	59,900	711,013
LABOR READY INC	COM NEW	57,150	1,047,560
LABRANCHE + CO INC	COM	62,500	614,375
LACLEDE GROUP INC	COM	20,600	721,618
LADISH COMPANY INC	COM NEW	16,500	611,820
LAIDLAW INTL INC	COM	82,811	2,519,939
LAKELAND BANCORP INC	COM	15,952	237,685
LAKELAND FINANCIAL CORP	COM	13,200	336,996

LAKES ENTMT INC	COM	20,100	216,879
LAM RESH CORP	COM	142,200	7,198,164
LAMAR ADVERTISING CO	CL A	83,700	5,473,143
LAMSON + SESSIONS CO	COM RTS CALLABLE THRU 07SEP98	12,700	308,102
LANCASTER COLONY CORP	COM	26,450	1,172,000
LANCE INC	COM	30,000	602,400
LANDAMERICA FINL GROUP INC	COM	17,600	1,110,736
LANDAUER INC	COM	10,300	540,441
LANDRYS RESTAURANTS INC	COM	20,600	619,854
LANDSTAR SYS INC	COM	60,600	2,313,708
LAS VEGAS SANDS CORP	COM	140,400	12,562,992
LASALLE HOTEL PPTYS	COM SH BEN INT	42,100	1,930,285
LATTICE SEMICONDUCTOR CORP	COM	128,100	830,088
LAUREATE ED INC	COM	43,600	2,120,268
LAWSON PRODS INC	COM	4,300	197,327
LAWSON SOFTWARE INC NEW	COM	121,100	894,929
LAYNE CHRISTENSEN CO	COM	12,800	420,224
LCA VISION INC	COM PAR .001	22,050	757,638
LEAP WIRELESS INTL INC	COM NEW	49,000	2,914,030
LEAPFROG ENTERPRISES INC	COM	24,800	235,104
LEAR CORP	COM	66,200	1,954,886
LECG CORP	COM	16,015	295,957
LEE ENTERPRISES INC	COM	46,050	1,430,313
LENNOX INTL INC	COM	63,600	1,946,796
LEUCADIA NATL CORP	COM	166,358	4,691,296
LEVEL 3 COMMUNICATIONS INC	COM	1,182,930	6,624,408
LEVITT CORP FLA	CL A	17,825	218,178
LEXICON GENETICS INC	COM	64,337	232,257
LEXINGTON CORPORATE PPTY TR	COM	62,300	1,396,766
LHC GROUP INC	COM	3,600	102,636
LIBERTY GLOBAL INC	COM SER A	372,203	10,849,717
LIBERTY GLOBAL INC	COM SER C	40,000	1,120,000
LIBERTY MEDIA HLDG CORP	CAP COM SER A	142,432	13,955,487
LIBERTY MEDIA HLDG CORP	INTERACTIVE COM SER A	667,263	14,392,863
LIBERTY PROPERTY	SH BEN INT SUPP	90,900	4,466,826
LIFE TIME FITNESS INC	COM	28,100	1,363,131
LIFECELL CORP	COM	36,300	876,282
LIFEPOINT HOSPS INC	COM	58,670	1,977,179
LIFETIME BRANDS INC	COM	10,600	174,158
LIGHTBRIDGE INC	COM	26,779	362,588
LIN TV CORP	CL A	32,600	324,370
LINCARE HLDGS INC	COM	101,500	4,043,760
LINCOLN ELEC HLDGS INC	COM	43,750	2,643,375
LINDSAY CORP	COM	12,900	421,185
LIONBRIDGE TECHNOLOGIES INC	COM	49,400	318,136
LITHIA MTRS INC	CL A	15,800	454,408
LITTELFUSE INC	COM	26,700	851,196
LIVE NATION INC	COM	70,000	1,568,000
LKQ CORP	COM	43,366	996,984
LO JACK CORP	COM	20,105	343,393
LODGENET ENTMT CORP	COM	24,100	603,223
LODGIAN INC	COM PAR .01 REVERSE SPLIT	13,685	186,116
LOEWS CORP	CAROLINA GROUP STK	94,200	6,096,624
LONE STAR TECHNOLOGIES INC	COM	33,300	1,612,053
LONGS DRUG STORES CORP	COM	34,100	1,445,158
LONGVIEW FIBRE CO WASHINGTON	COM	68,961	1,513,694
LORAL SPACE + COMMUNICATIONS I	COM	10,200	415,344
LOUISIANA PAC CORP	COM	104,600	2,252,038
LSI INDS INC	COM	21,387	424,532
LTC PROPERTIES	COM	25,300	690,943
LTX CORP	COM	56,929	318,802
LUBRIZOL CORP	COM	69,200	3,468,996
LUBYS CAFETERIAS INC	COM	20,300	221,067
LUFKIN INDS INC	COM	14,800	859,584
LUMINENT MTG CAP INC	COM	49,000	475,790
LUMINEX CORP DEL	COM	23,700	300,990
LYONDELL CHEMICAL CO	COM	213,860	5,468,400
M + F WORLDWIDE CORP	COM	11,500	290,490
M.D.C. HOLDINGS INC	COM	34,865	1,989,048
M/I HOMES INC	COM	14,400	549,936
MACATAWA BK CORP	COM	17,470	371,412
MACDERMID INC	COM	31,900	1,087,790
MACERICH CO	COM	74,100	6,414,837

MACK CA RLTY CORP	COM	66,150	3,373,650
MACROVISION CORP	COM	51,700	1,461,042
MADDEN STEVEN LTD	COM	22,300	782,507
MAF BANCORP INC	COM	33,415	1,493,316
MAGELLAN HEALTH SVCS INC	COM NEW	36,800	1,590,496
MAGMA DESIGN AUTOMATION INC	COM	28,600	255,398
MAGNA ENTMT CORP	CL A	48,700	219,637
MAGUIRE PPTYS INC	COM	36,900	1,476,000
MAIDENFORM BRANDS INC	COM	20,500	371,460
MAINSOURCE FINL GROUP INC	COM	15,182	257,182
MANHATTAN ASSOCS INC	COM	31,800	956,544
MANITOWOC INC	COM	62,405	3,708,729
MANNATECH INC	COM	8,200	120,786
MANNKIND CORP	COM	30,000	494,700
MANPOWER INC WIS	COM	88,033	6,596,313
MANTECH INTL CORP	CL A	16,600	611,378
MAPINFO CORP	COM	28,745	375,122
MARCHEX INC	CL B	16,200	216,756
MARCUS CORP	COM	22,600	578,108
MARINE PRODS CORP	COM	10,425	122,390
MARINEMAX INC	COM	19,850	514,711
MARINER ENERGY INC	COM	72,200	1,415,120
MARKEL CORP	COM	10,100	4,849,010
MARKETAXESS HLDGS INC	COM	18,100	245,617
MARLIN BUSINESS SVCS CORP	COM	3,500	84,105
MARTEK BIOSCIENCES CORP	COM	35,000	816,900
MARTEN TRANS LTD	COM	19,299	353,751
MARTHA STEWART LIVING INC	CL A	25,100	549,690
MARTIN MARIETTA MATLS INC	COM	46,100	4,790,251
MARVEL ENTMT INC	COM	49,900	1,342,809
MASSEY ENERGY CORP	COM	84,700	1,967,581
MASTEC INC	COM	49,300	568,922
MASTERCARD INC	CL A	61,800	6,086,682
MATRIA HEALTHCARE INC	COM NEW	21,849	627,722
MATRIX SVC CO	COM	22,800	367,080
MATTHEWS INTL CORP	CL A	35,500	1,396,925
MATTSON TECHNOLOGY INC	COM	41,600	387,712
MAUI LD + PINEAPPLE INC	COM	6,400	217,088
MAXIMUS INC	COM	21,582	664,294
MAXWELL TECHNOLOGIES INC	COM	12,800	178,560
MAXYGEN INC	COM	28,500	306,945
MB FINL INC	COM	29,692	1,116,716
MBT FINL CORP	COM	16,876	258,540
MCAFEE INC	COM	160,855	4,565,065
MCCLATCHY CO	CL A	56,100	2,429,130
MCCORMICK + SCHMICKS SEAFOOD	COM	4,700	112,988
MCDATA CORPORATION	CL A	128,000	710,400
MCG CAP CORP	COM	55,500	1,127,760
MCGRATH RENTCORP	COM	25,348	776,409
MCMORAN EXPLORATION CO	COM	14,800	210,456
MDU RES GROUP INC	COM	181,275	4,647,891
MEADOWBROOK INS GROUP INC	COM	25,000	247,250
MEASUREMENT SPECIALTIES INC	COM	14,700	318,108
MEDALLION FINL CORP	COM	300	3,711
MEDAREX INC	COM	130,700	1,933,053
MEDCATH CORP	COM	2,400	65,664
MEDIA GEN INC	CL A	25,000	929,250
MEDIACOM COMMUNICATIONS CORP	CL A	65,000	522,600
MEDICAL ACTION IND INC	COM	7,700	248,248
MEDICAL PPTYS TR INC	COM	37,400	572,220
MEDICINES CO	COM	51,400	1,630,408
MEDICIS PHARMACEUTICAL CORP	CL A NEW	61,500	2,160,495
MEDIS TECHNOLOGIES LTD	COM	12,160	211,949
MEMC ELECTR MATLS INC	COM	148,800	5,824,032
MENS WEARHOUSE INC	COM	47,400	1,813,524
MENTOR CORP MINN	COM	38,200	1,866,834
MENTOR GRAPHICS CORP	COM	78,900	1,422,567
MERCANTILE BANKCORP	COM	9,679	364,898
MERCANTILE BANKSHARES CORP	COM	122,994	5,754,889
MERCER INTL INC	SH BEN INT	34,530	409,871
MERCURY COMPUTER SYS INC	COM	27,300	364,728
MERCURY GEN CORP	COM	28,000	1,476,440
MERGE TECHNOLOGIES INC	COM	19,443	127,546

MERIDIAN BIOSCIENCE INC	COM	21,712	532,595
MERIDIAN RESOURCE CORP	COM	103,300	319,197
MERIT MED SYS INC	COM	37,176	588,868
MERITAGE HOME CORP	COM	24,300	1,159,596
MESA AIR GROUP INC	COM	45,400	389,078
METAL MGMT INC	COM NEW	28,200	1,067,370
METHODE ELECTRS INC	COM	29,860	323,384
METRETEK TECHNOLOGIES	COM	13,700	168,784
METTLER TOLEDO INTL INC	COM	40,900	3,224,965
MFA MTG INVTS INC	COM	100,200	770,538
MGE ENERGY INC	COM	22,500	823,050
MGI PHARMA INC	COM	84,600	1,557,486
MGM MIRAGEINC	COM	120,800	6,927,880
MGP INGREDIENTS INC	COM	12,800	289,408
MICREL INC	COM	70,200	756,756
MICROCHIP TECHNOLOGY INC	COM	217,002	7,095,965
MICROS SYS INC	COM	39,900	2,102,730
MICROSEMI CORP	COM	76,800	1,509,120
MICROSTRATEGY INC	CL A NEWREVERSE SPLIT	9,800	1,117,298
MICROTUNE INC DEL	COM	60,963	286,526
MID AMER APT CMNTYS INC	COM	21,212	1,214,175
MID STATE BANCSHARES	COM	29,000	1,055,310
MIDAS INC	COM	17,500	402,500
MIDDLEBY CORP	COM	6,800	711,756
MIDLAND CO	COM	12,600	528,570
MIDWAY GAMES INC	COM	22,410	156,422
MIDWEST BANC HLDGS INC	COM	16,960	402,800
MILLENNIUM PHARMACEUTICALS	COM	333,317	3,633,155
MILLER HERMAN INC	COM	70,500	2,563,380
MILLER INDS INC TENN	COM NEW	300	7,200
MILLS CORP	COM	59,255	1,185,100
MINDSPEED TECHNOLOGIES INC	COM	97,700	186,607
MINE SAFETY APPLIANCES CO	COM	34,100	1,249,765
MINERALS TECHNOLOGIES INC	COM	19,600	1,152,284
MIPS TECHNOLOGIES INC COM	COM	54,046	448,582
MIRANT CORP NEW	COM	262,793	8,296,375
MKS INSTRS INC	COM	38,670	873,169
MOBILE MINI INC	COM	33,831	911,407
MOBILITY ELECTRONICS INC	COM	35,071	117,488
MODINE MFG CO	COM	32,500	813,475
MOHAWK INDS INC	COM	53,472	4,002,914
MOLECULAR DEVICES CORP	COM	17,978	378,796
MOLINA HEALTHCARE INC	COM	13,000	422,630
MOMENTA PHARMACEUTICALS INC	COM	9,700	152,581
MONACO COACH CORP	COM	30,175	427,278
MONARCH CASINO + RESORT INC	COM	7,145	170,623
MONEYGRAM INTL INC	COM	85,100	2,668,736
MONOGRAM BIOSCIENCES INC	COM	100,935	179,664
MONOLITHIC PWR SYS INC	COM	19,300	214,423
MONRO MUFFLER BRAKE INC	COM	14,050	493,155
MOOG INC	CL A	39,175	1,496,093
MORGANS HOTEL GROUP CO	COM	19,400	328,442
MORNINGSTAR INC	COM	10,400	468,520
MORTGAGEIT HLDGS INC	COM	19,700	290,575
MOSAIC CO	COM	148,200	3,165,552
MOVADO GROUP INC	COM	24,900	722,100
MOVE INC	COM	95,091	523,951
MPS GROUP INC	COM	116,700	1,654,806
MRV COMMUNICATIONS INC	COM	130,150	460,731
MSC INDL DIRECT INC	CL A	37,700	1,475,955
MTC TECHNOLOGIES INC	COM	6,300	148,365
MTR GAMING GROUP INC	COM	26,900	328,718
MTS SYS CORP	COM	17,650	681,643
MUELLER INDS INC	COM	41,500	1,315,550
MUELLER WTR PRODS INC	COM SER A	23,000	342,010
MUELLER WTR PRODS INC	COM SER B	71,386	1,063,645
MULTI FINELINE ELECTRONIX INC	COM	8,200	166,378
MULTIMEDIA GAMES INC	COM	37,200	357,120
MVC CAP INC	COM	17,200	229,792
MYERS IND INC	COM	30,643	479,869
MYRIAD GENETICS INC	COM	45,400	1,421,020
NABI BIOPHARMACEUTICALS	COM	74,000	501,720
NACCO INDS INC	CL A	5,870	801,842

NALCO HLDG CO	COM	106,000	2,168,760
NARA BANCORP INC	COM	23,400	489,528
NASB FINL INC	COM	4,400	181,940
NASDAQ STK MKT INC	COM ACCREDITED INVS	94,835	2,919,970
NASH FINCH CO	COM	12,800	349,440
NASTECH PHARMACEUTICAL INC	COM PAR 0.006	25,938	392,442
NATCO GROUP INC	CL A	13,900	443,132
NATIONAL BEVERAGE CORP	COM	9,900	138,897
NATIONAL CITY CORP	COM	1,000	36,560
NATIONAL FINL PARTNERS CORP	COM	42,100	1,851,137
NATIONAL FUEL GAS CO N J	COM	85,810	3,307,117
NATIONAL HEALTH INVS INC	COM	25,500	841,500
NATIONAL HEALTHCARE CORP	COM	8,200	452,640
NATIONAL INSTRS CORP	COM	57,650	1,570,386
NATIONAL INTST CORP	COM	14,600	354,780
NATIONAL PENN BANCSHARES INC	COM	44,956	910,359
NATIONAL PRESTO INDS INC	COM	6,300	377,181
NATIONAL RETAIL PPTYS INC	COM	59,292	1,360,751
NATIONAL WESTN LIFE INS CO	CL A	2,300	529,322
NATIONWIDE FINL SVCS INC	CL A	48,900	2,650,380
NATIONWIDE HEALTH PPTYS INC	COM	80,900	2,444,798
NATUS MED INC DEL	COM	21,100	350,471
NAUTILUS INC	COM	32,687	457,618
NAVIGANT CONSULTING CO	COM	41,500	820,040
NAVIGATORS GROUP INC	COM	13,600	655,248
NAVISTAR INTL CORP INC	COM	63,100	2,109,433
NAVTEQ CORP	COM	98,400	3,441,048
NBT BANCORP INC	COM	37,614	959,533
NBTY INC	COM	54,600	2,269,722
NCI BLDG SYS INC	COM	23,220	1,201,635
NEENAH PAPER INC	COM	19,100	674,612
NEKTAR THERAPEUTICS	COM	96,100	1,461,681
NELNET INC	CL A	19,400	530,784
NEOWARE SYSTEMS INC	COM	18,500	244,385
NESS TECHNOLOGIES INC	COM	22,300	317,998
NET 1 UEPS TECHNOLOGIES INC	COM	47,400	1,401,144
NETBANK INC	COM	57,600	267,264
NETFLIX COM INC	COM	38,000	982,680
NETGEAR INC	COM	27,700	727,125
NETLOGIC MICROSYSTEMS INC	COM	11,845	256,918
NETRATINGS INC	COM	12,800	224,128
NETSCOUT SYS INC	COM	22,500	186,750
NEUROCRINE BIOSCIENCES INC	COM	38,200	398,044
NEUROMETRIX INC	COM	7,100	105,861
NEUSTAR INC	CL A	62,300	2,021,012
NEW CENTY FINL CORP MD	COM	45,700	1,443,663
NEW JERSEY RES CORP	COM	27,850	1,352,953
NEW PLAN EXCEL RLTY TR INC	COM	104,840	2,881,003
NEW RIV PHARMACEUTICALS INC	COM	15,400	842,534
NEW YORK + CO INC	COM	14,000	183,120
NEW YORK CMNTY BANCORP INC	COM	297,984	4,797,542
NEWALLIANCE BANCSHARES INC	COM	119,800	1,964,720
NEWCASTLE INVT CORP NEW	COM	42,100	1,318,572
NEWFIELD EXPL CO	COM	130,000	5,973,500
NEWKIRK RLTY TR INC	COM	15,600	281,424
NEWMARKET CORP	COM	17,100	1,009,755
NEWPARK RES INC	COM PAR USD0.01 NEW	95,700	689,997
NEWPORT CORP	COM	41,800	875,710
NGP CAP RES CO	COM	18,271	306,039
NIC INC	COM	37,100	184,387
NIGHTHAWK RADIOLOGY HLDGS INC	COM	2,900	73,950
NII HLDGS INC	CL B NEW	139,400	8,982,936
NL INDS INC	COM NEW	11,100	114,774
NN INC	COM	12,400	154,132
NOBLE ENERGY INC	COM	179,486	8,807,378
NOBLE INTL LTD	COM	1,700	34,085
NORDSON CORP	COM	32,000	1,594,560
NORTH PITTSBURGH SYS INC	COM	18,500	446,590
NORTHEAST UTILS	COM	155,444	4,377,303
NORTHERN EMPIRE BANCSHARES	COM	9,040	267,042
NORTHFIELD LABORATORIES INC	COM	17,600	71,632
NORTHSTAR RLTY FIN CORP	COM	28,610	474,068
NORTHWEST BANCORP INC PA	COM	16,500	453,090

NORTHWEST NAT GAS CO	COM	29,400	1,247,736
NORTHWESTERN CORP	COM NEW	33,695	1,192,129
NOVASTAR FINL INC	COM	31,600	842,140
NOVATEL WIRELESS INC	COM NEW	19,800	191,466
NOVAVAX INC	COM	54,900	225,090
NOVEN PHARMACEUTICALS INC	COM	29,200	743,140
NPS PHARMACEUTICALS INC	COM	42,500	192,525
NRG ENERGY INC	COM NEW	129,800	7,270,098
NSTAR	COM	107,510	3,694,044
NTELOS HLDGS CORP	COM	9,653	172,596
NTL INC DEL	COM	295,511	7,458,698
NU SKIN ENTERPRISES INC	CL A	57,500	1,048,225
NUANCE COMMUNICATIONS INC	COM	136,238	1,561,287
NUCO2 INC	COM	19,100	469,669
NUTRI SYS INC NEW	COM	32,005	2,028,797
NUVASIVE INC	COM	31,500	727,650
NUVEEN INVTS INC	CL A	78,600	4,077,768
NUVELO INC	COM NEW	51,025	204,100
NVR INC	COM	4,800	3,096,000
NYMAGIC INC	COM	7,600	278,160
NYMEX HLDGS INC	COM	6,600	818,466
NYSE GROUP INC	COM	157,000	15,260,400
O CHARLEYS INC	COM	27,500	585,200
O REILLY AUTOMOTIVE INC	COM	108,600	3,481,716
OAKLEY INC	COM	27,800	557,668
OCEANEERING INTL INC	COM	54,300	2,155,710
OCEANFIRST FINL CORP	COM	8,450	193,759
OCWEN FINL CORP	COM NEW	32,900	521,794
ODYSSEY HEALTHCARE INC	COM	39,075	518,135
ODYSSEY RE HLDGS CORP	COM	16,000	596,800
OGE ENERGY CORP	COM	93,400	3,736,000
OHIO CAS CORP	COM	65,700	1,958,517
OIL STATES INTL INC	COM	49,300	1,588,939
OLD DOMINION FGHT LINES INC	COM	34,487	830,102
OLD NATL BANCORP IND	COM RTS CALLABLE THRU 3/2/20	66,521	1,258,577
OLD REP INTL CORP	COM	226,837	5,280,765
OLD SECOND BANCORP INC DEL	COM	16,732	490,248
OLIN CORP	COM PAR 1	71,032	1,173,449
OLYMPIC STL INC	COM	7,609	169,148
OM GROUP INC	COM	28,500	1,290,480
OMEGA FINL CORP	COM	17,000	542,640
OMEGA HEALTHCARE INVESTORS	REAL ESTATE	65,200	1,155,344
OMNICARE INC	COM	123,500	4,770,805
OMNICELL INC	COM	25,000	465,750
OMNIVISION TECHNOLOGIES INC	COM	58,600	799,890
OMNOVA SOLUTIONS INC	COM	36,200	165,796
ON ASSIGNMENT INC	COM	22,900	269,075
ON SEMICONDUCTOR CORP	COM	188,600	1,427,702
ONEOK INC NEW	COM	118,382	5,104,632
ONLINE RES CORP	COM	29,930	305,585
ONYX PHARMACEUTICALS INC	COM	38,900	411,562
OPEN SOLUTIONS INC	COM	22,400	843,136
OPENWAVE SYS INC	COM NEW	92,599	854,689
OPLINK COMMUNICATIONS INC	COM NEW	17,242	354,496
OPSWARE INC	COM	61,100	538,902
OPTICAL COMMUNICATION PRODS	CL A	16,100	26,404
OPTION CARE INC	COM	30,325	432,131
OPTIONSXPRESS HLDGS INC	COM	16,700	378,923
ORASURE TECHNOLOGIES INC	COM	50,010	413,083
ORBITAL SCIENCES CORP	A COM	66,200	1,220,728
OREGON STL MLS INC	COM	37,400	2,334,134
ORIENTAL FINL GROUP INC	COM	30,462	394,483
ORLEANS HOMEBUILDERS INC	COM	3,900	73,320
ORMAT TECHNOLOGIES INC	COM	8,900	327,698
OSHKOSH TRUCK CORP	COM	72,900	3,529,818
OSI PHARMACEUTICALS INC	COM	57,635	2,016,072
OSI RESTAURANT PARTNERS INC	COM	66,900	2,622,480
OSI SYS INC	COM	16,100	336,973
OTTER TAIL CORP	COM	30,900	962,844
OUTDOOR CHANNEL HLDGS INC	COM NEW	12,400	159,092
OVERSEAS SHIPHOLDING GROUP INC	COM	31,100	1,750,930
OVERSTOCK COM INC DEL	COM	14,200	224,360
OWENS + MINOR INC NEW	COM	41,900	1,310,213

OWENS ILL INC	COM NEW	160,800	2,966,760
OXFORD INDS INC	COM	15,700	779,505
P A M TRANSN SVCS INC	COM	7,490	164,930
P F CHANGS CHINA BISTRO INC	COM	28,000	1,074,640
PACER INTL INC TN	COM	40,800	1,214,616
PACIFIC CAP BANCORP NEW	COM	52,300	1,756,234
PACIFIC ETHANOL INC	COM	20,125	309,724
PACIFIC SUNWEAR OF CALIF	COM	72,762	1,424,680
PACKAGING CORP AMER	COM	80,900	1,787,890
PACKETEER INC	COM	30,435	413,916
PAIN THERAPEUTICS INC	COM	31,200	277,680
PALM HBR HOMES INC	COM	10,500	147,210
PALM INC NEW	COM	87,600	1,234,284
PALOMAR MED TECHNOLOGIES INC	COM NEW	19,200	972,864
PANACOS PHARMACEUTICALS INC	COM	44,700	179,247
PANERA BREAD CO	CL A	30,100	1,682,891
PANTRY INC	COM	22,400	1,049,216
PAPA JOHNS INTL INC	COM	25,900	751,359
PAR PHARMACEUTICAL COS INC	COM	33,100	740,447
PARALLEL PETE CORP DEL	COM	42,730	750,766
PAREXEL INTL CORP	COM	32,000	927,040
PARK ELECTROCHEMICAL CORP	COM	22,350	573,278
PARK NATL CORP	COM	11,737	1,161,963
PARKER DRILLING CO	COM	106,600	870,922
PARKERVISION INC	COM	1,500	16,725
PARKWAY PPTYS INC	COM	15,142	772,393
PARLUX FRAGRANCES INC	COM	16,600	92,462
PARTNERS TR FINL GROUP INC NEW	COM	53,226	619,551
PATHMARK STORES INC NEW	COM	54,800	611,020
PATTERSON UTI ENERGY INC	COM	172,500	4,007,175
PAXAR CORP	COM	37,900	873,974
PAYLESS SHOESOURCE INC	COM	72,330	2,373,871
PDF SOLUTIONS INC	COM	18,600	268,770
PDL BIOPHARMA INC	COM	117,100	2,358,394
PEDIATRIX MED GROUP	COM	53,000	2,591,700
PEETS COFFEE AND TEA INC	COM	13,400	351,616
PEGASYSTEMS INC	COM	12,400	122,388
PENN NATL GAMING INC	COM	73,700	3,067,394
PENN VA CORP	COM	18,900	1,323,756
PENNFED FINL SVCX INC	COM	11,200	216,384
PENNSYLVANIA REAL ESTATE INVT	SH BEN INT	36,518	1,438,079
PENTAIR INC	COM	103,400	3,246,760
PENWEST PHARMACEUTICALS CO	COM	20,605	342,455
PEOPLES BANCORP INC	COM	12,495	371,102
PEOPLES BK BRIDGEPORT CONN	COM	58,573	2,613,527
PEOPLESUPPORT INC	COM	16,200	341,010
PEP BOYS MANNY MOE + JACK	COM	52,480	779,853
PEPCO HLDGS INC	COM	192,176	4,998,498
PEPSIAMERICAS INC	COM	65,084	1,365,462
PER SE TECHNOLOGIES INC	COM NEW	37,965	1,054,668
PEREGRINE PHARMACEUTICALS INC	COM	156,800	181,888
PERFICIENT INC	COM	18,400	301,944
PERFORMANCE FOOD GROUP CO	COM	38,700	1,069,668
PERICOM SEMICONDUCTOR CORP	COM	26,100	299,367
PERINI CORP	COM	18,500	569,430
PEROT SYS CORP	CDT CL A	89,400	1,465,266
PERRIGO CO	COM	79,700	1,378,810
PETMED EXPRESS COM INC	COM	16,500	220,275
PETROHAWK ENERGY CORP	COM	143,444	1,649,606
PETROLEUM DEV CORP	COM	17,700	761,985
PETROQUEST ENERGY INC	COM	48,065	612,348
PETSMART INC	COM	141,400	4,080,804
PFF BANCORP INC	COM	22,580	779,236
PHARMACEUTICAL PROD DEV INC	COM	101,300	3,263,886
PHARMANET DEV GROUP INC	COM	20,000	441,400
PHARMION CORP	COM	18,000	463,320
PHASE FORWARD INC	COM	22,500	337,050
PHH CORP	COM NEW	54,400	1,570,528
PHI INC	COM NON VTG	12,900	422,217
PHILADELPHIA CONS HLDG CORP	COM	56,700	2,526,552
PHILLIPS VAN HEUSEN CORP	COM	58,357	2,927,771
PHOENIX COS INC NEW	COM	121,800	1,935,402
PHOTON DYNAMICS INC	COM	19,850	232,047

PHOTRONICS INC	COM	42,800	699,352
PICO HLDGS INC	COM NEW	12,400	431,148
PIEDMONT NAT GAS INC	COM	81,400	2,177,450
PIER 1 IMPORTS INC	COM	102,550	610,173
PIKE ELEC CORP	COM	14,700	240,051
PILGRIMS PRIDE CORP	COM	39,800	1,171,314
PINNACLE ENTMT INC	COM	51,800	1,716,652
PINNACLE FINL PARTNERS INC	COM	9,560	317,201
PIONEER COS INC	COM NEW	11,485	329,160
PIONEER DRILLING CO	COM	48,705	646,802
PIONEER NAT RES CO	COM	130,655	5,185,697
PIPER JAFFRAY COS	COM	23,000	1,498,450
PLACER SIERRA BANCSHARES	COM	5,308	126,171
PLAINS EXPL + PRODTN CO	COM	81,621	3,879,446
PLANTRONICS INC NEW	COM	50,300	1,066,360
PLAYBOY ENTERPRISES INC	COM CL B	29,200	334,632
PLAYTEX PRODS INC	COM	43,900	631,721
PLEXUS CORP	COM	46,600	1,112,808
PLUG PWR INC	COM	33,742	131,256
PLX TECHNOLOGY INC	COM	29,400	383,376
PMA CAP CORP	CL A	27,300	251,706
PMI GROUP INC	COM	81,500	3,844,355
PNM RES INC	COM	68,050	2,116,355
POGO PRODUCING CO	COM	56,600	2,741,704
POLARIS INDS INC	COM	42,587	1,994,349
POLO RALPH LAUREN CORP	CL A	61,700	4,791,622
POLYCOM INC	COM	91,142	2,817,199
POLYMEDICA CORP	COM	24,753	1,000,269
POLYONE CORP	COM	113,125	848,438
POOL CORP	COM	56,374	2,208,170
POPULAR INC	COM	284,247	5,102,234
PORTALPLAYER INC	COM	12,600	169,470
PORTFOLIO RECOVERY ASSOCS INC	COM	15,400	719,026
PORTLAND GEN ELEC CO	COM	26,000	708,500
POST PPTYS INC	COM	44,200	2,019,940
POTLATCH CORP NEW	COM	39,305	1,722,345
POWELL INDS INC	COM	10,800	340,956
POWER ONE INC	COM	60,000	436,800
POWERWAVE TECHNOLOGIES INC	COM	113,410	731,495
POZEN INC	COM	28,200	479,118
PRA INTL	COM	17,820	450,311
PRE PAID LEGAL SVCS INC	COM	11,900	465,647
PRECISION CASTPARTS CORP	COM	136,830	10,711,052
PREFERRED BK LOS ANGELES CA	COM	1,800	108,162
PREMIERE GLOBAL SVCS INC	COM	82,000	774,080
PREMIERWEST BANCORP	COM	18,398	293,632
PREMIUM STD FARMS INC	COM	13,800	256,266
PRESIDENTIAL LIFE CORP	COM	20,300	445,585
PRESSTEK INC	COM	40,900	260,124
PRESTIGE BRANDS HLDGS INC	COM	30,800	401,016
PRICELINE COM INC	COM NEW	24,932	1,087,285
PRIDE INTERNATIONAL INC	COM	162,500	4,876,625
PRIMEDIA INC	COM	148,063	250,226
PRIVATEBANKCORP INC	COM	17,400	724,362
PROASSURANCE CORP	COM	34,370	1,715,750
PROGENICS PHAARMACEUTICALS INC	COM	22,105	568,983
PROGRESS SOFTWARE CORP	COM	47,500	1,326,675
PROGRESSIVE GAMING INTL CORP	COM	34,685	314,593
PROQUEST COMPANY	COM	26,300	274,835
PROSPERITY BANCSHARES INC	COM	28,300	976,633
PROTECTIVE LIFE CORP	COM	69,700	3,310,750
PROVIDENCE SVC CORP	COM	14,755	370,793
PROVIDENT BANKSHARES CORP	COM	32,604	1,160,702
PROVIDENT FINACIAL SERVICES	COM	78,110	1,416,134
PROVIDENT NEW YORK BANCORP	COM	42,999	644,125
PS BUSINESS PKS INC CA	COM	15,700	1,110,147
PSS WORLD MED INC	COM	66,300	1,294,839
PSYCHIATRIC SOLUTIONS INC	COM	52,276	1,961,396
PUGET ENERGY INC	COM	120,200	3,048,272
PW EAGLE INC	COM	9,500	327,750
QAD INC	COM	13,600	114,104
QUALITY SYSTEMS	COM	17,300	644,771
QUANEX CORP	COM	41,055	1,420,092

QUANTA SERVICES INC	COM	109,894	2,161,615
QUANTUM CORP	DSSG COM	179,300	415,976
QUANTUM FUEL SYS TECHN WORLDWI	COM	58,835	94,136
QUEST RESOURCE CORP	COM NEW	17,400	175,740
QUEST SOFTWARE INC	COM	65,300	956,645
QUICKSILVER RES INC	COM	62,750	2,296,023
QUIDEL CORP	COM	32,638	444,530
QUIKSILVER INC	COM	133,700	2,105,775
R + G FINANCIAL CORP	CL B	34,150	261,248
RACKABLE SYS INC	COM	30,400	941,488
RADIAN GROUP INC	COM	83,280	4,489,625
RADIANT SYS INC	COM	28,175	294,147
RADIATION THERAPY SVCS INC	COM	8,800	277,376
RADIO ONE INC	NON VTG CL D	96,600	651,084
RADISYS CORP	COM	23,150	385,911
RADYNE COMSTREAM INC	COM	1,900	20,406
RAILAMERICA INC	COM	49,600	797,568
RAIT FINANCIAL TRUST	COM	28,200	972,336
RALCORP HLDGS INC NEW	COM	26,850	1,366,397
RAMBUS INC DEL	COM	88,100	1,667,733
RAMCO GERSHENSON PPTYS TR	COM SH BEN INT	19,100	728,474
RANGE RES CORP	COM	136,850	3,757,901
RARE HOSPITALITY INTL INC	COM	40,974	1,349,274
RAVEN INDS INC	COM	18,400	493,120
RAYMOND JAMES FINANCIAL INC	COM	93,612	2,837,380
RAYONIER INC	COM	80,986	3,324,475
RBC BEARINGS INC	COM	20,600	590,396
RC2 CORP	COM	16,900	743,600
RCN CORP	COM NEW	28,300	853,245
READERS DIGEST ASSN INC	COM	95,400	1,593,180
REALNETWORKS INC	COM	113,800	1,244,972
REALTY INCOME CORP	COM	98,800	2,736,760
RECKSON ASSOCS RLTY CORP	COM	86,800	3,958,080
RED HAT INC	COM	185,700	4,271,100
RED ROBIN GOURMET BURGERS INC	COM	12,000	430,200
REDBACK NETWORKS INC	COM NEW	59,965	1,495,527
REDDY ICE HLDGS INC	COM	12,400	320,168
REDWOOD TR INC.	COM	21,800	1,266,144
REGAL BELOIT CORP	COM	32,900	1,727,579
REGAL ENTMT GROUP	CL A	62,300	1,328,236
REGENCY CTRS CORP	COM	68,780	5,376,533
REGENERON PHARMACEUTICALS INC	COM	44,600	895,122
REGIS CORP MINNESOTA	COM	47,235	1,867,672
REHABCARE GROUP INC	COM	18,700	277,695
REINSURANCE GROUP AMER INC	COM	30,875	1,719,738
RELIANCE STL + ALUM CO	COM	69,842	2,750,378
RELIANT ENERGY INC	COM	309,961	4,404,546
RENAISSANCE LEARNING INC	COM	9,500	168,435
RENASANT CORP	COM	19,875	608,771
RENOVIS INC	COM	24,900	78,684
RENT A CTR INC NEW	COM	77,350	2,282,599
RENTECH INC	COM	132,600	499,902
REPUBLIC AWYS HLDGS INC	COM	30,900	518,502
REPUBLIC BANCORP INC	COM	72,609	977,317
REPUBLIC BANCORP INC KY	CDT CL A	12,848	322,356
REPUBLIC PPTY TR	COM	27,000	311,580
REPUBLIC SVCS INC	COM	120,055	4,882,637
RES CARE INC	COM	26,300	477,345
RESMED INC	COM	76,150	3,748,103
RESOURCE AMER INC	COM NEW	16,700	440,880
RESOURCES CONNECTION INC	COM	48,600	1,547,424
RESPIRONICS INC	COM	73,500	2,774,625
RESTORATION HARDWARE INC DEL	COM	47,300	402,523
RETAIL VENTURES INC	COM	16,000	304,640
REVLON INC	CL A	171,121	219,035
REVLON INC	SUBSRIPTION RT EXP 19JAN07	171,121	8,556
RF MICRO DEVICES INC	COM	213,140	1,447,221
RH DONNELLEY CORP	COM NEW	67,370	4,226,120
RIGEL PHARMACEUTICALS INC	COM NEW	21,700	257,579
RIGHTNOW TECHNOLOGIES INC	COM	12,000	206,640
RITE AID CORP	COM	529,700	2,881,568
RLI CORP	COM	25,800	1,455,636
ROBBINS + MYERS INC	COM	10,600	486,752

ROCK TENN CO	COM CL A	28,600	775,346
ROCKWOOD HLDGS INC	COM	34,200	863,892
ROFIN SINAR TECHNOLOGIES INC	COM	18,100	1,094,326
ROGERS CORP	COM	19,100	1,129,765
ROLLINS INC	COM	32,550	719,681
ROPER INDS	COM	91,500	4,596,960
ROSETTA RES INC	COM	54,000	1,008,180
ROSS STORES INC	COM	142,600	4,178,180
ROYAL BANCSHARES PA INC	CL A	1,803	47,379
ROYAL GOLD INC	COM	22,900	823,942
RPC INC	COM	33,075	558,306
RPM INTL INC	COM	118,700	2,479,643
RTI INTL METALS INC	COM	23,900	1,869,458
RUBY TUESDAY INC	COM	58,400	1,602,496
RUDDICK CORP	COM	37,100	1,029,525
RUDOLPH TECHNOLOGIES INC	COM	28,906	460,184
RUSH ENTERPRISES INC	CL A	16,615	281,126
RUSS BERRIE + CO INC	COM	17,900	276,555
RUSSELL E MINI 2000 INDEX FTRS	7-Mar-07	34,200	—
RUTHS CHRIS STEAK HSE INC	COM	14,858	271,604
RYERSON INC	COM	26,900	674,921
RYLAND GROUP INC	COM	46,600	2,545,292
S + P MID 400 EMINI INDEX FTRS	7-Mar-07	34,900	—
S + T BANCORP INC	COM	32,300	1,119,841
S Y BANCORP INC	COM	17,010	476,280
S1 CORP	COM	88,010	484,935
SAFEGUARD SCIENTIFICS INC	COM	106,000	256,520
SAFENET INC	COM	23,524	563,165
SAFETY INS GROUP INC	COM	15,600	791,076
SAIA INC	COM	14,650	340,027
SAIC INC	COM	87,500	1,556,625
SAKS INC	COM	133,550	2,379,861
SALEM COMMUNICATIONS CORP DEL	CL A	9,800	117,110
SALESFORCE COM INC	COM	81,000	2,952,450
SALIX PHARMACEUTICALS LTD	COM	47,550	578,684
SALLY BEAUTY HLDGS INC	COM	70,000	546,000
SANDERS MORRIS HARIS GROUP INC	COM	10,207	130,343
SANDERSON FARMS INC	COM	20,750	628,518
SANDY SPRING BANCORP INC	CMT COM	19,350	738,783
SANTANDER BANCORP	COM	7,066	126,128
SANTARUS INC	COM	41,200	322,596
SAPIENT CORP	COM	96,500	529,785
SAUER DANFOSS INC	COM	11,500	370,875
SAUL CTRS INC	COM	13,335	735,959
SAVIENT PHARMACEUTICALS INC	COM	64,836	726,812
SAVVIS INC	COM NEW	32,400	1,157,004
SBA COMMUNCATIONS CORP	COM	112,000	3,080,000
SCANA CORP NEW	COM	117,606	4,777,156
SCANSOURCE INC	COM	26,400	802,560
SCBT FINL CORP	COM	8,736	364,553
SCHAWK INC	CL A	10,700	209,078
SCHEIN HENRY INC	COM	90,700	4,442,486
SCHNITZER STL INDS INC	CL A	26,534	1,053,400
SCHOLASTIC CORP	COM	40,300	1,444,352
SCHOOL SPECIALTY INC	COM	22,346	837,752
SCHULMAN A INC	COM	29,200	649,700
SCHWEITZER MAUDUIT INTL INC	COM	18,600	484,530
SCIELE PHARMA INC	COM	30,695	736,680
SCIENTIFIC GAMES CORP	CL A	65,900	1,992,157
SCORE BRD INC	COM NEW	137	0
SCOTTS MIRACLE GRO CO	CL A	50,400	2,603,160
SCPIE HLDGS INC	COM	2,800	73,192
SEABORD CORP DEL	COM	420	741,300
SEABRIGHT INS HLDGS INC	COM	13,800	248,538
SEACOAST BKG CORP FLA	COM	18,480	458,304
SEACOR HLDGS INC	COM	20,562	2,038,517
SEALY CORP	COM	17,700	261,075
SECURE COMPUTING CORP	COM	47,269	310,085
SECURITY BK CORP	COM	7,696	175,623
SEI INVESTMENTS CO	COM	65,100	3,877,356
SELECT COMFORT CORP	OC CAP STK	58,300	1,013,837
SELECTIVE INS GROUP INC	COM	27,700	1,586,933
SEMITOOL INC	COM	20,400	271,524

SEMTECH CORP	COM	72,900	952,803
SENIOR HSG PPTSY TR	SH BEN INT	62,590	1,532,203
SENOMYX INC	COM	17,285	224,532
SENSIENT TECHNOLOGIES CORP	COM	45,400	1,116,840
SEPRACOR INC	COM	110,000	6,773,800
SEQUA CORP	CL A	5,900	678,854
SERVICE CORP INTL	COM	308,720	3,164,380
SERVICE MASTER COMPANY	COM	304,400	3,990,684
SHAW GROUP INC	COM	82,600	2,767,100
SHENANDOAH TELECOMMUNICATIONS	CDT COM	7,400	347,874
SHOE CARNIVAL INC	COM	9,400	297,040
SHORE BANCSHARES INC	COM	7,300	220,168
SHUFFLE MASTER INC	COM	39,325	1,030,315
SI INTL INC	COM	8,935	289,673
SIERRA BANCORP	COM	3,700	108,558
SIERRA HEALTH SVCS INC	COM	57,700	2,079,508
SIERRA PAC RES NEW	COM	217,200	3,655,476
SIGMA DESIGNS	COM	21,447	545,826
SIGNATURE BK NEW YORK NY	COM	28,800	892,224
SILGAN HLDGS INC	COM	26,000	1,141,920
SILICON IMAGE INC	COM	91,000	1,157,520
SILICON LABORATORIES INC	OC COM	50,700	1,756,755
SILICON STORAGE TECHNOLOGY INC	COM	95,300	429,803
SIMMONS 1ST NATL CORP	CL A 5 PAR	16,200	511,110
SIMPSON MFG INC	COM	37,900	1,199,535
SINCLAIR BROADCAST GROUP INC	CL A	47,600	499,800
SIRENZA MICRODEVICES INC	COM	22,200	174,492
SIRF TECHNOLOGY HLDGS INC	COM	51,100	1,304,072
SIRIUS SATELLITE RADIO INC	COM	1,419,900	5,026,446
SIRNA THERAPEUTICS INC	COM	41,300	537,313
SIRONA DENTAL SYS INC	COM	16,100	620,011
SIRVA INC	COM	21,400	74,472
SITEL CORP	COM	51,100	215,642
SIX FLAGS INC	COM	86,700	454,308
SJW CORP	COM	14,200	550,392
SKECHERS U S A INC	CL A	9,400	313,114
SKY FINL GROUP INC	COM	101,015	2,882,968
SKYLINE CORP	COM	4,900	197,078
SKYWEST INC	COM	67,800	1,729,578
SKYWORKS SOLUTIONS INC	COM	161,086	1,140,489
SL GREEN RLTY CORP	COM	47,000	6,240,660
SMART + FINAL INC	COM	16,800	317,520
SMITH + WESSON HLDG CORP	COM	29,300	302,962
SMITH A O CORP	COM	19,928	748,496
SMITH MICRO SOFTWARE INC	COM	19,364	274,775
SMITHFIELD FOODS INC	COM	97,850	2,510,831
SMITHTOWN BANCORP INC	COM	300	8,136
SMUCKER J M CO	COM NEW	57,865	2,804,717
SMURFIT STONE CONTAINER CORP	COM	267,910	2,829,130
SOHU COM INC	COM	28,500	684,000
SOLEXA INC	COM	23,700	311,655
SONIC AUTOMOTIVE INC	CL A	32,900	955,416
SONIC CORP	COM	74,953	1,795,124
SONIC SOLUTIONS	COM	21,800	355,340
SONICWALL INC	COM	66,300	558,246
SONOCO PRODS CO	COM	102,100	3,885,926
SONOSITE INC	COM	17,900	553,647
SONUS NETWORKS INC	COM	236,315	1,557,316
SOTHEBYS	CL A	62,400	1,935,648
SOURCE INTERLINK COS INC	COM NEW	32,326	263,780
SOUTH FINL GROUP INC	COM	77,060	2,049,025
SOUTH JERSEY INDS INC	COM	28,500	952,185
SOUTHERN COPPER CORP DEL	COM	13,150	708,654
SOUTHERN UN CO NEW	COM	100,543	2,810,177
SOUTHSIDE BANCSHARES INC	CMT COM	15,436	397,168
SOUTHWEST BANCORP INC OKLA	COM	18,000	501,480
SOUTHWEST GAS CORP	COM	40,900	1,569,333
SOUTHWEST WTR CO	COM	30,178	415,249
SOUTHWESTERN ENERGY CO	COM	171,000	5,993,550
SOVRAN SELF STORAGE INC	COM	17,002	973,875
SPANISH BROADCASTING SYS INC	CL A NEW	37,906	155,794
SPANSION INC	COM CL A	45,500	676,130
SPARTAN STORES INC	COM	26,058	545,394

SPARTECH CORP	COM NEW	34,825	913,112
SPECTRANETICS CORP	COM	35,894	405,243
SPECTRUM BRANDS INC	COM	35,400	385,860
SPEEDWAY MOTORSPORTSINC	COM	18,100	695,040
SPHERION CORP	COM	71,500	531,245
SPIRIT AEROSYSTEMS HLDGS INC	CL A	61,500	2,058,405
SPIRIT FIN CORP	COM	98,700	1,230,789
SPSS INC	COM	20,600	619,442
SPX CORP	COM	61,200	3,742,992
SRA INTL INC	CL A	34,000	909,160
ST JOE CO	COM	75,200	4,028,464
ST MARY LD + EXPL CO	COM	60,500	2,228,820
STAGE STORES INC	COM NEW	30,099	914,709
STAMPS COM INC	COM NEW	22,050	347,288
STANCORP FINL GROUP INC	COM	54,900	2,473,245
STANDARD MICROSYSTEMS CORP	COM	21,450	600,171
STANDARD PAC CORP NEW	COM	66,200	1,773,498
STANDARD REGISTER	COM	25,200	302,400
STANDEX INTL CORP	COM	12,300	370,599
STANLEY FURNITURE CO INC	COM NEW	15,100	323,895
STARTEK INC	COM	12,600	170,604
STATE AUTO FINL CORP	COM	16,300	566,099
STATE NATL BANCSHARES INC	CDT COM	9,700	373,353
STATION CASINOS INC	COM	50,950	4,161,087
STEEL DYNAMICS INC	COM	94,520	3,067,174
STEEL TECHNOLOGIES INC	COM	12,500	219,375
STEELCASE INC	CL A	71,200	1,292,992
STEIN MART INC	COM	33,200	440,232
STEINWAY MUSICAL INSTRS INC	ORD COM	4,900	152,145
STEPAN CHEM CO	COM	4,400	139,348
STEREOTAXIS INC	COM	20,500	211,560
STERICYCLE INC	COM	45,600	3,442,800
STERIS CORP	COM	67,200	1,691,424
STERLING BANCORP	COM(RTS CALLABLE THRU 03MAR99)	14,712	289,826
STERLING BANCSHARES INC	COM	69,075	899,357
STERLING CONSTR INC	COM	10,000	217,600
STERLING FINL CORP	COM	29,807	705,532
STERLING FINL CORP WASH	COM	38,485	1,301,178
STEWART ENTERPRISES INC	CL A	117,700	735,625
STEWART INFORMATION SVCS CORP	COM	18,000	780,480
STIFEL FINL CORP	COM	12,700	498,221
STILLWATER MNG CO	COM	43,043	537,607
STONE ENERGY CORP	COM	26,077	921,822
STRATASYS INC	COM	10,800	339,228
STRATEGIC HOTELS + RESORTS INC	COM	72,600	1,581,954
STRATEX NETWORKS INC	COM	88,800	428,904
STRAYER ED INC	COM	16,000	1,696,800
STRIDE RITE CORP	COM	47,200	711,776
STUDENT LN CORP	COM	4,400	912,120
SUFFOLK BANCORP	COM	13,000	495,690
SULPHCO INC	COM	30,700	144,904
SUN BANCORP INC N J	COM	11,545	243,253
SUN CMNTYS INC	COM	20,400	660,144
SUN HEALTHCARE GROUP INC	COM NEW	22,900	289,227
SUN TIMES MEDIA GROUP INC	COM	64,150	314,977
SUNPOWER CORP	COM CL A	8,200	304,794
SUNRISE SENIOR LIVING INC	COM	48,500	1,489,920
SUNSTONE HOTEL INVS INC NEW	COM	57,700	1,542,321
SUPERGEN INC	COM	49,500	251,460
SUPERIOR BANCORP	COM	9,371	106,267
SUPERIOR ENERGY SVCS INC	COM	85,674	2,799,813
SUPERIOR ESSEX INC	COM	14,305	475,641
SUPERIOR INDS INTL INC	COM	21,100	406,597
SUPERIOR WELL SVCS INC	COM	8,500	217,260
SUPERTEX INC	COM	11,298	443,447
SUREWEST COMMUNICATIONS	COM	17,100	470,934
SURMODICS INC	COM	16,200	504,144
SUSQUEHANNA BANCSHARES INC PA	COM	54,145	1,455,418
SVB FINL GROUP	COM	38,000	1,771,560
SWIFT ENERGY CO	COM	30,050	1,346,541
SWIFT TRANSN INC	COM	53,100	1,394,937
SWS GROUP INC	COM	17,673	630,926
SYBASE INC	COM	89,807	2,218,233

SYCAMORE NETWORKS INC	COM	200,700	754,632
SYKES ENTERPRISES INC	COM	28,600	504,504
SYMBION INC DE	COM	20,000	370,200
SYMMETRICOM INC	COM	49,300	439,756
SYMMETRY MED INC	COM	33,600	464,688
SYMS CORP	COM	11,500	228,965
SYMYX TECHNOLOGIES INC	COM	31,500	680,085
SYNAGRO TECHNOLOGIES INC	COM NEW	53,800	237,796
SYNAPTICS INC	COM	21,400	635,366
SYNIVERSE HLDGS INC	COM	20,500	307,295
SYNNEX CORP	COM	11,300	247,922
SYNOPSYS INC	COM	151,138	4,039,919
SYNTEL INC	COM	6,100	163,480
SYNTROLEUM CORP	COM	44,572	154,219
SYSTEMAX INC	COM	9,800	171,010
T HQ INC	COM	70,212	2,283,294
TAKE TWO INTERACTIVE SOFTWARE	CDT COM	71,250	1,265,400
TAL INTL GROUP INC	COM	14,785	394,612
TALBOTS INC	COM	26,000	626,600
TALX CORP	COM	28,780	790,011
TANGER FACTORY OUTLET CTRS INC	COM	33,696	1,316,840
TANOX INC	COM	28,500	567,150
TARRAGON CORPORATION	COM	11,647	141,744
TASER INTL INC	COM	51,600	392,676
TAUBMAN CENTERS INC	REIT	53,800	2,736,268
TAYLOR CAP GROUP INC	COM	5,000	183,050
TCF FINANCIAL CORP	COM	131,500	3,605,730
TD AMERITRADE HLDG CORP	COM	315,000	5,096,700
TD BANKNORTH INC	COM	101,311	3,270,319
TECH DATA CORP	COM	55,575	2,104,625
TECHNE CORP	COM	40,800	2,262,360
TECHNICAL OLYMPIC USA INC	COM	17,287	175,809
TECHNITROL INC	COM	42,100	1,005,769
TECHNOLOGY INVT CAP CORP	COM	14,875	240,083
TECUMSEH PRODS CO	CL A	22,384	378,290
TEJON RANCH CO	COM	10,600	591,904
TEKELEC INC	COM	59,800	886,834
TELEDYNE TECHNOLOGIES INC	COM	35,411	1,421,043
TELEFLEX INC	COM	39,300	2,537,208
TELEPHONE + DATA SYS INC	COM	109,700	5,960,001
TELETECH HLDGS INC	COM	43,400	1,036,392
TELIK INC	COM	52,400	232,132
TEMPUR PEDIC INTL INC	COM	41,750	854,205
TENNANT CO	COM	18,200	527,800
TENNECO INC	COM	52,100	1,287,912
TERRA INDS INC	COM	106,200	1,272,276
TERREMARK WORLDWIDE INC	COM NEW	25,270	169,814
TESORO CORP	COM	69,900	4,597,323
TESSERA TECHNOLOGIES INC	COM	52,800	2,129,952
TETRA TECH INC NEW	COM	63,675	1,151,881
TETRA TECHNOLOGIES INC DEL	COM	71,705	1,834,214
TEXAS CAP BANCSHARES INC	COM	20,917	415,830
TEXAS INDS INC	COM	23,163	1,487,759
TEXAS ROADHOUSE INC	COM CL A	42,074	557,901
TEXAS UTD BANCSHARES INC	OC COM	8,100	278,154
THE STEAK AND SHAKE COMPANY	COM	34,010	598,576
THERMOGENESIS CORP	COM NEW	63,381	273,172
THOMAS + BETTS CORP	COM	64,000	3,025,920
THOR INDS INC	COM	36,300	1,596,837
THORATEC CORP	COM NEW	53,345	937,805
THORNBURG MTG INC	COM	118,400	2,975,392
TIBCO SOFTWARE INC	COM	235,500	2,223,120
TIDEWATER INC	COM	61,000	2,949,960
TIERONE CORP	COM	17,800	562,658
TIM HORTONS INC	COM	189,800	5,496,608
TIMBERLAND CO	CL A	50,300	1,588,474
TIME WARNER TELECOM INC	CL A	145,800	2,905,794
TIMKEN CO	COM	83,700	2,442,366
TITAN INTL INC ILL	COM	20,900	421,135
TITANIUM METALS CORP	COM NEW	74,900	2,210,299
TIVO INC	COM	85,400	437,248
TNS INC	COM	22,700	436,975
TODCO	COMMON STOCK	63,700	2,176,629

TOLL BROS INC	COM	129,300	4,167,339
TOMPKINS TRUSTCO INC	COM	10,081	458,181
TOOTSIE ROLL INDS INC	COM	31,270	1,022,529
TOPPS COMPANY INC	COM	39,300	349,770
TOREADOR RES CORP	COM	11,010	283,728
TORO CO	COM	43,700	2,037,731
TOTAL SYS SVCS INC	COM	34,800	918,372
TOWER GROUP INC	COM	16,469	511,692
TRACTOR SUPPLY CO	COM	33,683	1,505,967
TRADESTATION GROUP INC	COM	25,760	354,200
TRANSACTION SYS ARCHITECTS INC	CL A	43,000	1,400,510
TRANSATLANTIC HLDGS INC	COM	26,950	1,673,595
TRANSDIGM GROUP INC	COM	9,700	257,147
TRANSMERIDIAN EXPLORATION IN	COM	63,000	217,350
TRANSMETA CORP DEL	COM	175,700	195,027
TRANSWITCH CORP	COM	105,793	148,110
TRAVELZOO INC	COM	3,600	107,820
TREDEGAR INDS INC	COM	36,800	832,048
TREEHOUSE FOODS INC	COM	29,884	932,381
TREX INC	COM	9,600	219,744
TRIAD GTY INC	COM	12,100	663,927
TRIAD HOSPS INC	COM	89,543	3,745,584
TRIARC COS INC	CL B SER 1	60,300	1,206,000
TRICO BANCSHARES	COM	14,100	383,661
TRICO MARINE SVCS INC	COM NEW	10,900	417,579
TRIDENT MICROSYSTEMS INC	COM	63,300	1,150,794
TRIMBLE NAVIGATION LTD	COM	54,750	2,777,468
TRIMERIS INC	COM	17,050	216,706
TRINITY INDS INC	COM	81,100	2,854,720
TRIQUINT SEMICONDUCTOR INC	COM	161,370	726,165
TRIUMPH GROUP INC NEW	COM	18,600	975,198
TRIZETTO GROUP INC	COM	46,500	854,205
TRONOX INC	COM CL B	43,600	688,444
TRUMP ENTMT RESORTS INC	COM	26,700	487,008
TRUSTCO BK CORP N Y	COM	77,933	866,615
TRUSTMARK CORP	COM	46,200	1,511,202
TRUSTREET PPTYS INC	COM	79,900	1,346,315
TRW AUTOMOTIVE HLDGS CORP	COM	49,200	1,272,804
TTM TECHNOLOGIES	COM	43,200	489,456
TUESDAY MORNING CORP	COM NEW	28,850	448,618
TUPPERWARE BRANDS CORP	COM	58,000	1,311,380
TURBOCHEF TECHNOLOGIES INC	COM NEW	18,000	306,360
TWEEN BRANDS INC	COM	37,900	1,513,347
TYLER TECHNOLOGIES INC	COM	46,330	651,400
U S B HLDG INC	COM	18,069	435,463
U S CONCRETE INC	COM	30,600	217,872
U S I HLDGS CORP	COM	46,200	709,632
U S XPRESS ENTERPRISES INC	CL A	7,800	128,466
U STORE IT TR	COM	43,900	902,145
UAL CORP	COM NEW	113,700	5,002,800
UAP HLDG CORP	COM	50,200	1,264,036
UCBH HLDGS INC	COM	101,600	1,784,096
UGI CORP NEW	COM	105,200	2,869,856
UIL HLDG CORP	COM	26,933	1,136,303
ULTICOM INC	COM	14,000	134,260
ULTIMATE SOFTWARE GROUP INC	COM	22,543	524,350
ULTRATECH INC	COM	30,700	383,136
UMB FINL CORP	COM	33,202	1,212,205
UMPQUA HLDGS CORP	COM	55,733	1,640,222
UNDER ARMOUR INC	CL A	20,200	1,019,090
UNIFIRST CORP	COM	9,600	368,736
UNION BANKSHARES CORP	COM	15,600	477,204
UNIONBANCAL CORP	COM	55,261	3,384,736
UNISOURCE ENERGY CORP	COM	36,700	1,340,651
UNIT CORP	COM	47,750	2,313,488
UNITED AUTO GROUP INC	COM	60,300	1,421,271
UNITED BANKSHARES INC W VA	COM	36,800	1,422,320
UNITED CMNTY BKS INC BLAIRSVIL	CDT CAP STK	33,750	1,090,800
UNITED DOMINION RLTY TR INC	COM	135,200	4,298,008
UNITED FIRE CAS CO	COM	21,800	768,450
UNITED INDL CORP	COM	10,500	532,875
UNITED NAT FOODS INC	COM	45,800	1,645,136
UNITED ONLINE INC	COM	68,000	903,040

UNITED PANAM FINL CORP	COM	5,200	71,552
UNITED RENTALS INC	COM	72,200	1,836,046
UNITED SEC BANCSHARES CA	COM	100	2,410
UNITED STATES CELLULAR CORP	COM	19,050	1,325,690
UNITED STATIONERS INC	COM	31,330	1,462,798
UNITED SURGICAL PARTNERS	COM	46,049	1,305,489
UNITED THERAPEUTICS CORP DEL	COM	24,105	1,310,589
UNITRIN INC	COM	47,500	2,380,225
UNIVERSAL AMERN FINL CORP	COM	30,000	559,200
UNIVERSAL COMPRESSION HLDGS	COM	30,819	1,914,168
UNIVERSAL CORP VA	COM	26,400	1,293,864
UNIVERSAL DISPLAY CORP	COM	27,300	409,773
UNIVERSAL ELECTRS INC	COM	16,300	342,626
UNIVERSAL FST PRODS INC	COM	19,300	899,766
UNIVERSAL HEALTH RLTY INCOME	SH BEN INT	12,800	498,944
UNIVERSAL HEALTH SVCS INC	CL B	47,200	2,616,296
UNIVERSAL TECHNICAL INST INC	COM	20,000	444,200
UNIVERSAL TRUCKLOAD SVCS INC	COM	8,000	190,000
UNIVEST CORP PA	COM	14,150	431,292
URBAN OUTFITTERS INC	COM	114,394	2,634,494
URS CORP NEW	COM	51,300	2,198,205
URSTADT BIDDLE PPTYS INC	CL A	22,500	429,525
US AWYS GROUP INC	COM	61,100	3,290,235
USA MOBILITY INC	COM	25,060	560,592
USA TRUCK INC	COM	13,500	216,675
USANA HEALTH SCIENCES	CDT SHS	9,000	464,940
USEC INC	COM	95,700	1,217,304
USG CORP	COM NEW	77,500	4,247,000
UTD COMMUNITY FINL	COM	35,000	428,400
UTSTARCOM INC	COM	101,500	888,125
VA SOFTWARE CORP	COM	54,400	273,632
VAALCO ENERGY INC	COM	54,100	365,175
VAIL RESORTS INC	COM	32,900	1,474,578
VALASSIS COMMUNICATIONS INC	COM	47,300	685,850
VALEANT PHARMACEUTICALS INTL	COM	91,700	1,580,908
VALHI INC NEW	COM	9,700	252,006
VALLEY NATL BANCORP	COM	115,670	3,066,412
VALMONT INDS INC	COM	16,900	937,781
VALSPAR CORP	COM	102,524	2,833,763
VALUE LINE INC	COM	1,800	81,810
VALUECLICK INC	COM	98,200	2,320,466
VALUEVISION MEDIA INC	COM CL A	35,300	463,842
VARIAN INC	COM	30,600	1,370,574
VARIAN MED SYS INC	COM	132,600	6,307,782
VARIAN SEMI EQUIP ASSOC INC	COM	63,150	2,874,588
VASCO DATA SEC INTL INC	COM	26,945	319,298
VCA ANTECH INC	COM	88,300	2,842,377
VECTOR GROUP LTD	COM	37,897	672,672
VECTREN CORP	COM	83,490	2,361,097
VEECO INSTRS INC DEL	COM	30,900	578,757
VENTANA MED SYS INC	COM	28,500	1,226,355
VENTAS INC	COM	105,000	4,443,600
VERASUN ENERGY CORP	COM	18,400	363,400
VERIFONE HLDGS INC	COM	38,135	1,349,979
VERINT SYS INC	COM	14,500	497,060
VERITAS DGC INC	COM	36,200	3,099,806
VERTEX PHARMACEUTICALS INC	COM	117,360	4,391,611
VERTRUE INC	COM	7,000	268,870
VIAD CORP	COM NEW	23,994	974,156
VIASAT INC	COM	25,880	771,483
VIASYS HEALTHCARE INC	COM NEW	36,100	1,004,302
VICOR CORP	COM	23,300	258,863
VIGNETTE CORP	COM	29,080	496,396
VINEYARD NATL BANCORP	COM	9,993	230,039
VIRGINIA COMM BANCORP INC	COM	16,134	320,744
VIRGINIA FINL GROUP INC	COM	12,000	335,880
VIROPHARMA INC	COM	65,800	963,312
VISHAY INTERTECHNOLOGY INC	COM	168,832	2,285,985
VISTACARE INC	CL A	12,600	127,890
VISTEON CORP	COM	134,000	1,136,320
VITAL IMAGES INC	COM	11,800	410,640
VITAL SIGNS INC	COM	6,900	344,448
VOLCOM INC	COM	9,100	269,087

VOLT INFORMATION SCIENCES INC	COM	6,700	336,407
VOLTERRA SEMICONDUCTOR CORP	COM	14,700	220,500
VONAGE HLDGS CORP	COM	28,100	195,014
W H ENERGY SVCS INC	COM	33,300	1,621,377
W HLDG CO INC	COM	133,755	797,180
W+T OFFSHORE INC	COM	17,400	534,528
WABASH NATL CORP	COM	39,500	596,450
WABTEC	COM	48,268	1,466,382
WADDELL + REED FINL INC	CL A	86,140	2,356,790
WALTER INDS INC	COM	43,200	1,168,560
WARNACO GROUP INC	COM	53,300	1,352,754
WARNER MUSIC GROUP CORP	COM	92,570	2,124,482
WARREN RES INC	COM	51,498	603,557
WASHINGTON FED INC	COM	86,743	2,041,063
WASHINGTON GROUP INTL INC	COM NEW	32,900	1,967,091
WASHINGTON POST CO	CL B	5,621	4,191,018
WASHINGTON REAL ESTATE INVT TR	SH BEN INT	42,100	1,684,000
WASHINGTON TR BANCORP INC	COM	17,400	485,286
WASTE CONNECTIONS INC	COM	44,350	1,842,743
WASTE INDS USA	COM	1,900	57,988
WASTE SVCS INC DEL	COM NEW	13,568	133,645
WATSCO INC	COM	27,700	1,306,332
WATSON WYATT WORLDWIDE INC	CL A	43,900	1,982,085
WATTS WATER TECHNOLOGIES INC	CL A	27,500	1,130,525
WAUSAU PAPER CORP	COM	48,200	722,518
WCI CMNTYS INC	COM	36,500	700,070
WD 40 CO	COM	19,100	666,017
WEBEX COMMUNICATIONS	COM	38,200	1,332,798
WEBMD HEALTH CORP	CL A	7,300	292,146
WEBMETHODS INC	COM	55,538	408,760
WEBSENSE INC	COM	51,400	1,173,462
WEBSIDESTORY INC	COM	12,400	156,984
WEBSTER FINL CORP WATERBURY	COM	53,858	2,623,962
WEIGHT WATCHERS INTL INC NEW	COM	46,100	2,421,633
WEINGARTEN RLTY INVS	SH BEN INT	80,050	3,691,106
WEIS MKTS INC	COM	8,800	352,968
WELLCARE HEALTH PLANS INC	COM	32,500	2,239,250
WERNER ENTERPRISES INC	COM	57,332	1,002,163
WESBANCO INC	COM	28,300	948,899
WESCO FINL CORP	COM	1,500	690,000
WESCO INTL INC	COM	49,000	2,881,690
WEST BANCORPORATION INC	CDT CAP STK	19,624	348,915
WEST COAST BANCORP ORE NEW	COM	17,500	606,200
WEST MARINE INC	COM	21,700	374,759
WEST PHARMACEUTICAL SVCS INC	COM	34,900	1,787,927
WESTAMERICA BANCORPORATION	COM	31,300	1,584,719
WESTERN ALLIANCE BANCORPORATIO	COM	12,300	427,671
WESTERN DIGITAL CORP	COM	220,400	4,509,384
WESTERN REFNG INC	COM	24,300	618,678
WESTFIELD FINANCIAL INC	COM	4,100	141,860
WESTLAKE CHEM CORP	COM	13,000	407,940
WESTMORELAND COAL CO	COM	100	1,967
WESTSTAR ENERGY INC	COM	93,700	2,432,452
WESTWOOD ONE INC	COM	80,300	566,918
WET SEAL INC	CL A	84,497	563,595
WEYCO GROUP INC	COM	7,000	173,950
WGL HLDGS INC	COM	48,400	1,576,872
WHEELING PITTSBURGH CORP	COM NEW	12,881	241,261
WHITING PETE CORP NEW	COM	35,900	1,672,940
WHITNEY HLDG CORP	COM	65,800	2,146,396
WILD OATS MKTS INC	COM	31,100	447,218
WILEY JOHN + SON	CLASS A	44,400	1,708,068
WILLIAMS CLAYTON ENERGY INC	COM	8,100	294,111
WILLIAMS SCOTSMAN INTL INC	COM	28,570	560,543
WILLIAMS SONOMA INC	COM	95,900	3,015,096
WILLOW FINL BANCORP INC	COM	13,000	193,960
WILMINGTON TR CORP	COM	68,500	2,888,645
WILSHIRE BANCORP INC	COM	16,600	314,902
WIND RIV SYS INC	COM	79,066	810,427
WINNEBAGO IND INC.	COM	32,000	1,053,120
WINSTON HOTELS	COM	29,500	390,875
WINTHROP RLTY TR	SH BEN INT	400	2,740
WINTRUST FINL CORP	COM	27,650	1,327,753

WIRELESS FACS INC	COM	42,800	121,980
WISCONSIN ENERGY CORP	COM	115,750	5,493,495
WITNESS SYS INC	COM	33,400	585,502
WMS INDUSTRIES INC	COM	26,352	918,631
WOLVERINE WORLD WIDE INC	COM	59,000	1,682,680
WOODWARD GOVERNOR CO	COM	33,000	1,310,430
WORLD ACCEPTANCE CORP	COM	20,900	981,255
WORLD FUEL SERVICES CORP.	COM	30,100	1,338,246
WORLD WRESTLING ENTMT INC	CL A	17,500	285,250
WORTHINGTON INDS IN	COM	77,700	1,376,844
WPS RES CORP	COM	43,100	2,328,693
WRIGHT EXPRESS CORP	COM	40,581	1,264,910
WRIGHT MED GROUP INC	COM	29,200	679,776
WSFS FINL CORP	COM	7,100	475,203
WYNN RESORTS LTD	COM	52,000	4,880,200
X RITE INC	COM	25,600	314,880
XENOPORT INC	COM	14,700	360,885
XM SATELLITE RADIO HLDGS INC	CL A	287,668	4,156,803
YANKEE CANDLE INC	COM	43,700	1,498,036
YARDVILLE NATIONAL BANCORP	COM	9,000	339,480
YORK RESH CORP	WT CL B EXP 01DEC02	70	—
YOUNG INNOVATIONS INV	COM	5,200	173,160
YRC WORLDWIDE INC	COM	58,059	2,190,566
ZALE CORP NEW	COM	56,600	1,596,686
ZEBRA TECHNOLOGIES CORP	CL A	70,925	2,467,481
ZENITH NATL INS CORP	COM	38,450	1,803,690
ZHONE TECHNOLOGIES INC NEW	COM	49,339	64,634
ZOLL MED CORP	COM	14,150	824,096
ZOLTEK COMPANIES INC	COM	14,700	289,149
ZORAN CORP	COM	55,719	812,383
ZUMIEZ INC	COM	11,000	324,940
ZYGO CORP	COM	16,400	269,780
ZYMOGENETICS INC	COM	29,207	454,753
Unsettled Transactions			506,492
	Total :		$3,142,426,587

n / a  Cost is not applicable

EXHIBIT B - Total International Stock Market Index
(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value			(d) Cost	(e) Fair value
				Shares	(n/a)

	ALPARGATAS	ARP1	ARGENTINA	153		$248
	CRESUD	ARS1	ARGENTINA	4		7
	GPO FIN GALICIA	B ARSI	ARGENTINA	8		7
	PETROBRAS ENER	B ARS1	ARGENTINA	7		8
	TELEC ARGENTINA SA	CL B ARS1	ARGENTINA	6		23
	TRANSPORT GAS SUR	CLASS B ARS1	ARGENTINA	3		4
	ABC LEARNING CENTR	NPV	AUSTRALIA	59,284		392,512
	AGL ENERGY	NPV	AUSTRALIA	77,886		993,286
	ALINTA LTD	NPV	AUSTRALIA	89,603		834,788
	ALUMINA LIMITED	NPV	AUSTRALIA	198,550		992,191
	AMCOR LIMITED	NPV	AUSTRALIA	157,146		898,003
	AMP LIMITED	NPV	AUSTRALIA	324,903		2,586,493
	ANSELL LTD	NPV	AUSTRALIA	24,528		217,496
	APN NEWS + MEDIA	NPV	AUSTRALIA	49,600		236,523
	ARISTOCRAT LEISURE	NPV(POST RECONSTRUCTION)	AUSTRALIA	59,256		742,618
	ASX LIMITED	NPV	AUSTRALIA	29,309		881,316
	AUST + NZ BANK GRP	NPV	AUSTRALIA	318,862		7,089,933
	AXA ASIA PAC HLDGS	NPV	AUSTRALIA	148,750		854,714
	BABCOCK + BROWN LTD	NPV	AUSTRALIA	38,374		750,110
	BHP BILLITON LTD	NPV	AUSTRALIA	607,399		12,112,418
	BILLABONG INTERNATL	NPV	AUSTRALIA	28,150		386,068
	BLUESCOPE STEEL LTD	NPV	AUSTRALIA	121,849		827,876
	BORAL LIMITED NEW	NPV	AUSTRALIA	100,342		603,453
	BRAMBLES LTD	NPV	AUSTRALIA	165,763		1,676,295
	BRAMBLES LTD	NPV	AUSTRALIA	124,511		1,240,365
	CALTEX AUSTRALIA	NPV	AUSTRALIA	22,905		415,235
	CENTRO PROPS GP	UNITS NPV(STAPLED)	AUSTRALIA	137,572		986,751
	CFS RETAIL PROP	NPV	AUSTRALIA	256,333		470,757
	CHALLENGER FIN SER	NPV	AUSTRALIA	68,743		223,235
	CMNWLTH BK OF AUST	NPV	AUSTRALIA	222,971		8,695,896
	COCA COLA AMATIL	NPV(POST RECONSTRUCTION)	AUSTRALIA	89,511		547,488
	COCHLEAR LTD	NPV	AUSTRALIA	9,375		428,584
	COLES GROUP LTD	ORD NPV	AUSTRALIA	204,261		2,253,978
	COMMONWEALTH PROPE	UNITS NPV	AUSTRALIA	263,227		304,989
	COMPUTERSHARE REG	NPV(POST REC)	AUSTRALIA	76,353		535,615
	CSL	ORD NPV	AUSTRALIA	31,065		1,600,612
	CSR LIMITED	NPV	AUSTRALIA	156,049		461,242
	DB RREEF TRUST	NPV (STAPLED)	AUSTRALIA	452,127		632,550
	DOWNER GROUP	NPV	AUSTRALIA	50,792		279,839
	FAIRFAX(JOHN)	NPV	AUSTRALIA	173,993		662,392
	FOSTERS GROUP	NPV	AUSTRALIA	345,843		1,886,346
	FUTURIS CORP LTD	NPV	AUSTRALIA	92,045		142,923
	GOODMAN FIELDER	NPV	AUSTRALIA	177,596		310,758
	GPT GROUP	NPV (UNITS)	AUSTRALIA	336,989		1,487,442
	HARVEY NORMAN HLDG NPV	COM	AUSTRALIA	90,796		271,948
	ILUKA RESOURCES	NPV	AUSTRALIA	40,040		209,871
	ING INDUSTRIAL FD	UNITS NPV	AUSTRALIA	135,132		252,431
	INSURANCE AUST GRP	NPV	AUSTRALIA	300,838		1,505,715
	INVESTA PROPERTY GROUP	UNITS NPV	AUSTRALIA	254,114		502,734
	LEIGHTON HOLDINGS	NPV	AUSTRALIA	23,768		378,800
	LEND LEASE CORP	NPV	AUSTRALIA	61,496		893,808
	LION NATHAN LTD	NPV(AUST LIST)	AUSTRALIA	49,895		320,910
	MACQUARIE AIRPORTS	NPV STAPLED FULLY PAID	AUSTRALIA	115,170		326,797
	MACQUARIE BANK LTD	NPV	AUSTRALIA	43,020		2,676,386
	MACQUARIE COMM INF	NPV (STAPLED SECURITY)	AUSTRALIA	58,346		289,726
	MACQUARIE GOODM G	NPV (SAPLED UNITS)	AUSTRALIA	239,397		1,434,064
	MACQUARIE INFRASTRUCTURE GRP	NPV (STAPLED)	AUSTRALIA	427,355		1,165,470
	MACQUARIE OFFICE UNITS NPV	UNITS NPV	AUSTRALIA	328,657		398,933
	MAYNE PHARMA LTD NPV	NPV	AUSTRALIA	109,307		350,654
	MIRVAC GROUP	STAPLED SECS	AUSTRALIA	168,986		744,558
	MULTIPLEX GROUP	NPV	AUSTRALIA	107,802		339,028
	NATL AUSTRALIA BK	NPV	AUSTRALIA	279,680		8,905,925
	NEWCREST MINING	NPV	AUSTRALIA	57,002		1,183,878
	ONESTEEL	NPV	AUSTRALIA	97,313		358,966
	ORICA LTD	NPV	AUSTRALIA	52,892		1,013,054
	ORIGIN ENERGY	NPV	AUSTRALIA	148,797		969,920
	PACIFIC BRANDS	NPV	AUSTRALIA	87,055		179,090
	PALADIN RES (AU)	NPV	AUSTRALIA	70,877		497,201
	PAPERLINX	NPV	AUSTRALIA	76,943		238,341
	PERPETUAL LIMITED	NPV	AUSTRALIA	6,931		427,262
	PUBLISHING + BROADCASTING LTD	NPV	AUSTRALIA	22,853		384,572
	QANTAS AIRWAYS	NPV	AUSTRALIA	162,159		667,187
	QBE INS GROUP	NPV	AUSTRALIA	138,434		3,147,928
	RINKER GROUP	NPV	AUSTRALIA	156,345		2,224,321
	RIO TINTO LIMITED	NPV	AUSTRALIA	49,651		2,907,723
	SANTOS LTD	NPV	AUSTRALIA	101,420		789,000
	SONIC HEALTHCARE LTD	NPV	AUSTRALIA	44,815		525,609
	STOCKLAND	NPV	AUSTRALIA	237,755		1,551,659
	SUNCORP METWAY	NPV	AUSTRALIA	96,741		1,551,712
	SYDNEY ROADS GRP	NPV (STAPLED SECURITY)	AUSTRALIA	136,788		142,317

SYMBION HEALTH LIMITED	NPV	AUSTRALIA	109,011	326,505
TABCORP HLDGS LTD	NPV	AUSTRALIA	89,809	1,192,768
TATTERSALLS LTD	NPV	AUSTRALIA	185,480	571,624
TELSTRA CORP	NPV	AUSTRALIA	493,980	1,611,929
TELSTRA CORP	NPV(INST RCPTS PPD 31MAR08)	AUSTRALIA	250,378	530,866
TOLL HLDGS LIMITED	NPV	AUSTRALIA	92,055	1,325,630
TRANSURBAN GROUP	STAPLED UNITS NPV	AUSTRALIA	140,458	843,602
WESFARMERS	NPV	AUSTRALIA	64,764	1,916,303
WESTFIELD GROUP	NPV DFD STAPLED SECURITIES	AUSTRALIA	261,596	4,327,926
WESTPAC BKG CORP	NPV	AUSTRALIA	319,558	6,105,463
WOODSIDE PETROLEUM	NPV	AUSTRALIA	81,086	2,435,685
WOOLWORTHS LTD	NPV	AUSTRALIA	205,755	3,876,007
WORLEYPARSONS LIMITED	NPV	AUSTRALIA	23,998	402,516
ZINIFEX	NPV	AUSTRALIA	82,562	1,222,766
ANDRITZ AG	NPV BR	AUSTRIA	1,672	362,246
BOEHLER UDDEHOLM	NPV	AUSTRIA	6,995	489,792
BWIN INTERACTIVE ENTERTAINMENT	NPV	AUSTRIA	3,601	77,115
ERSTE BANK DER OST	NPV	AUSTRIA	31,672	2,426,506
FLUGHAFEN WIEN AG	NPV	AUSTRIA	1,743	171,002
IMMOEAST AG	NPV (BR)	AUSTRIA	47,643	669,081
IMMOFINANZ IMMOBIL NPV	NPV	AUSTRIA	76,701	1,092,332
MAYR MELNHOF KARTO	ATS100	AUSTRIA	721	135,006
OEST ELEKTRIZITATS	CLASS A NPV	AUSTRIA	13,207	703,931
OMV AG	NPV(VAR)	AUSTRIA	28,277	1,602,989
RAIFFEIS INTL BANK HOLDING AG	NPV (REGD)	AUSTRIA	6,118	931,877
RHI AG	NPV	AUSTRIA	4,336	221,274
TELEKOM AUSTRIA	NPV	AUSTRIA	64,265	1,720,285
VOESTALPINE AG	NPV	AUSTRIA	15,488	873,503
WIENER STADT VERSI AG	NPV (BR)	AUSTRIA	5,401	378,892
WIENERBERGER AG	NPV	AUSTRIA	12,078	716,700
AGFA GEVAERT NV	ORD NPV	BELGIUM	16,812	429,195
BARCO	NPV	BELGIUM	1,884	171,419
BEKAERT SA	NEW NPV	BELGIUM	2,249	280,847
BELGACOM SA	NPV	BELGIUM	28,314	1,245,911
CMB(CIE MARITIME)	NPV (POST SPLIT)	BELGIUM	2,928	125,908
COFINIMMO SA	NPV	BELGIUM	1,134	227,592
COLRUYT SA	NPV(POST SPLIT)	BELGIUM	2,778	592,708
D IETEREN TRADING	NPV	BELGIUM	462	164,306
DELHAIZE GROUP	NPV	BELGIUM	13,315	1,108,777
DEXIA	NPV	BELGIUM	99,810	2,731,001
EURONAV NV	NPV	BELGIUM	3,146	93,921
FORTIS	UNIT(FORTIS SA/NV NPV/0.42)	BELGIUM	203,683	8,680,722
GPE BRUXELLES LAM	NPV (NEW)	BELGIUM	12,798	1,536,568
INBEV	NPV	BELGIUM	31,893	2,100,263
KBC GROUP NV	NPV	BELGIUM	31,877	3,905,017
MOBISTAR	NPV	BELGIUM	5,502	469,050
OMEGA PHARMA	NPV	BELGIUM	3,388	255,323
SOLVAY	NPV	BELGIUM	11,048	1,692,854
UCB	NPV	BELGIUM	19,613	1,343,567
UMICORE	NPV	BELGIUM	4,294	730,435
BRILLIANCE CHINA	USD0.01	BERMUDA	400,000	67,376
CENT EURO MEDIA	COM USD0.08 CLASS A	BERMUDA	3,661	257,821
CHEUNG KONG INFRAS	HKD1	BERMUDA	77,000	238,606
COFCO INTERNATIONAL LTD	HKD0.10	BERMUDA	104,000	104,973
COSCO PACIFIC LTD	HKD0.10	BERMUDA	198,000	462,842
CREDICORP LTD	SHS	BERMUDA	8,300	339,802
ESPRIT HOLDINGS	HKD0.10	BERMUDA	179,781	2,012,271
FRONTLINE LTD	USD2.50	BERMUDA	8,930	288,280
GIORDANO INTL LTD	HKD0.05	BERMUDA	254,000	138,802
GOME ELECTRICAL AP	HKD0.1(POST CON)	BERMUDA	194,000	152,162
HOPSON DEVELOPMENT	HKD0.10	BERMUDA	116,000	328,137
JOHNSON ELEC HLDGS	HKD0.0125	BERMUDA	250,736	171,837
KERRY PROPERTIES	HKD1	BERMUDA	86,301	403,361
LI + FUNG	HKD0.025	BERMUDA	384,000	1,197,338
NINE DRAGONS PAPER	HKD0.1	BERMUDA	188,000	324,886
NOBLE GROUP	HKD0.25	BERMUDA	166,000	119,012
ORIENT O/SEAS INTL	USD0.10	BERMUDA	37,900	241,223
SCMP GROUP	HKD0.10	BERMUDA	395	150
SHANGRI LA ASIA LTD	HKD1	BERMUDA	216,242	564,430
SINOFERT HOLDINGS	HKD0.10 (POST CONS)	BERMUDA	300,000	124,594
TEXWINCA HLDGS	HKD0.05	BERMUDA	102,000	70,822
TPV TECHNOLOGY	USD0.01	BERMUDA	208,000	131,316
YUE YUEN INDL HLDG	HKD0.25	BERMUDA	113,738	359,761
ALL AMERICA LATINA	UNITS (REP 4 PRF + 1 COM ST)	BRAZIL	66,000	685,349
AMBEV CIA DE BEBID	PRF NPV	BRAZIL	3,427,767	1,692,193
ARACRUZ CELULOS SA	PRF B NPV	BRAZIL	30,400	186,956
BANCO NOSSA CAIXA	NPV	BRAZIL	5,236	117,718
BCO BRADESCO SA	PRF NPV	BRAZIL	81,428	3,299,074
BCO BRADESCO SA	PRF NPV (RECEIPTS DECEMBER 06)	BRAZIL	1,729	68,148
BCO ITAU HOLDING F	PRF NPV	BRAZIL	87,930	3,187,720
BRASIL TELECOM PAR	COM NPV	BRAZIL	12,933,021	212,017
BRASKEM S A	NEW PRF A NPV	BRAZIL	26,760	188,009
BRAXIL TELECOM PAR	PRF NPV	BRAZIL	24,869,185	213,281
CEMIG CIA ENERG MG	PREF BRL0.01	BRAZIL	15,438,789	759,212
CESP CIA ENERG SP	PRF NPV CLASS B	BRAZIL	25,170,048	294,731
CIA DE CONCESSOES	COM NPV	BRAZIL	24,100	325,660
CIA GAS SAO PAULO	PREF NPV	BRAZIL	370,000	61,349
CIA VALE RIO	COM STK NPV	BRAZIL	115,500	3,446,066
COPEL PARANA ENERG	PREF B NPV	BRAZIL	17,507,400	205,005
COSAN SA INDUSTRIA	COM NPV	BRAZIL	8,872	185,751
COTEMINAS CIA TEC	PREF SHS NPV	BRAZIL	556,100	65,117
CYRELA BRAZIL REAL	COM NPV	BRAZIL	30,000	286,511
DIAGNOSTICOS DA AM	COM NPV	BRAZIL	6,300	134,705

DURATEX SA	PRF NPV	BRAZIL	9,576	148,910
ELECTROBRAS (CENTR)	PREF B SHS NPV	BRAZIL	15,252,892	342,208
ELETROBRAS (CENTR)	COM NPV	BRAZIL	19,238,590	460,375
ELETROPAULO ELEC	PREF B NPV	BRAZIL	3,424,384	174,828
EMBRAER EMP AER BR	NEW COM NPV	BRAZIL	69,470	717,477
ENERGIAS DO BRASIL COM STK	NPV	BRAZIL	8,500	131,382
GAFISA SA	COM NPV	BRAZIL	9,240	138,232
GERDAU SA SIDERURG	COM NPV	BRAZIL	9,485	138,388
GERDAU SA SIDERURG	PRF NPV	BRAZIL	51,702	845,394
GOL LINHAS AEREAS	PRF NPV	BRAZIL	8,800	261,486
KLABIN SA	PRF NPV	BRAZIL	97,000	243,068
LOJAS AMERICANAS	LOJAS AMERICANAS PN	BRAZIL	6,800,000	380,609
LOJAS RENNER SA	COM NPV	BRAZIL	20,000	287,588
NATURA COSMETICOS	COM NPV	BRAZIL	18,200	254,289
PAO DE ACUCAR CIA	PREF NPV	BRAZIL	4,888,844	171,671
PERDIGAO SA	COM NPV	BRAZIL	14,102	198,022
PETROL BRASILEIROS	PREF NPV	BRAZIL	219,952	5,130,496
PETROL BRASILIEROS	COM NPV	BRAZIL	195,272	4,983,780
SABESP CIA SANEAM	COM NPV	BRAZIL	2,430,000	333,485
SADIA SA	PRF NPV	BRAZIL	72,666	243,695
SIDER NACIONAL CIA	COM	BRAZIL	23,098	697,808
SOUZA CRUZ (CIA)	COM NPV	BRAZIL	13,053	232,631
SUBMARINO SA	COM NPV	BRAZIL	7,657	251,013
TAM SA	PRF NPV	BRAZIL	11,064	344,616
TELE NORTE LESTE P	COM NPV	BRAZIL	11,147	290,814
TELE NORTE LESTE P	PRF NPV	BRAZIL	38,030	570,005
TELEMIG CELULAR PA	PRF NPV	BRAZIL	38,414,331	72,870
TIMPARTICIPACOES	PRF NPV	BRAZIL	104,735,635	364,980
TRACTEBEL ENERGIA	COM NPV	BRAZIL	21,400	180,422
UNIBANCO UNIAO DE	UNITS COMP 1B PRF 1 PRF HLDG	BRAZIL	181,388	1,716,177
USIMINAS USI SD MG	PRF A NPV	BRAZIL	19,060	718,656
VALE RIO DOCE(CIA)	PREF A NPV	BRAZIL	118,308	3,019,486
VIVO PARTICIPACOES	PRF NPV	BRAZIL	85,764	351,090
VOTORANTIM CELULOS	NEW PRF STK NPV	BRAZIL	15,799	307,618
WEG SA	PRF NVP	BRAZIL	31,100	221,997
ABER DIAMOND CORP	COM	CANADA	9,900	365,816
ABITIBI CONSOLIDATED INC	COM	CANADA	67,089	172,378
ACE AVIATION HLDGS INC	SHS CL A VAR VTG	CANADA	12,600	409,172
AGNICO EAGLE MINES LTD	COM	CANADA	19,900	822,369
AGRIUM INC	COM	CANADA	22,387	702,948
ALCAN INC	COM	CANADA	63,257	3,086,476
ALGOMA STL INC	COM NEW	CANADA	6,500	183,767
ALIMENTATION COUCHE TARD INC	SUB VTG SH	CANADA	22,700	494,496
ANGIOTECH PHARMACEUTICALS INC	COM	CANADA	14,300	117,846
ARC ENERGY TR	TR UNIT	CANADA	16,000	306,608
ASTRAL MEDIA INC	CL A	CANADA	8,300	284,798
BANK MONTREAL QUE	COM	CANADA	84,944	5,036,638
BANK N S HALIFAX	COM	CANADA	168,000	7,521,526
BARRICK GOLD CORP	COM	CANADA	146,525	4,513,982
BCE INC	COM NEW	CANADA	47,967	1,294,289
BEMA GOLD CORP	COMMON SHARES	CANADA	81,500	427,215
BIOVAIL CORP	COM	CANADA	23,277	492,063
BOMBARDIER INC	CLASS B	CANADA	244,099	828,556
BROOKFIELD ASSET MGMT INC	VOTING SHS CL A	CANADA	59,267	2,870,403
BROOKFIELD PPTYS CORP	COM	CANADA	20,795	821,114
CAE INC	COM	CANADA	42,651	394,000
CAMECO CORP	COM	CANADA	59,668	2,420,151
CANADIAN NATL RY CO	COM	CANADA	90,242	3,882,802
CANADIAN NATURAL RES LTD	COM	CANADA	91,320	4,877,149
CANADIAN OIL SANDS TR NEW	UNIT	CANADA	38,800	1,087,280
CANADIAN PAC RY	LTD COM	CANADA	26,852	1,416,785
CANADIAN TIRE LTD	CL A	CANADA	13,462	819,959
CANETIC RES TR	COM	CANADA	34,100	481,743
CANFOR CORPORATION NEW	COM	CANADA	15,900	147,427
CDN IMPERIAL BK OF COMMERCE	COM	CANADA	57,015	4,816,168
CELESTICA INC	SUB VTG SHS	CANADA	33,280	259,674
CGI GROUPE INC	CL A SUB VTG	CANADA	47,330	330,663
CI FINL INCOME FD	FUND UNITS	CANADA	10,019	230,049
COGNOS INC	COM	CANADA	15,703	668,629
COTT CORP QUE	COM	CANADA	10,500	150,593
DOMTAR INC	COM NPV	CANADA	33,288	281,762
DUVERNAY OIL CORP	COM	CANADA	6,800	201,774
ELDORADO GOLD CORP	COM	CANADA	55,900	303,110
ENBRIDGE INC	COM	CANADA	56,720	1,962,803
ENCANA CORP	COM	CANADA	140,292	6,469,080
ENERPLUS RES FD	TR UNIT NEW	CANADA	20,800	905,855
ENSIGN ENERGY SVCS INC	COM	CANADA	21,200	335,024
FAIRFAX FINL HLDGS LTD	SUB VTG	CANADA	2,960	589,278
FINNING INTL INC	COM NEW	CANADA	15,200	624,223
FIRST CALGARY PETROLEUMS LTD	COM	CANADA	36,100	216,222
FIRST QUANTUM MINERALS LTD	COM	CANADA	10,900	587,759
FORTIS INC	COM	CANADA	17,000	434,897
FOUR SEASONS HOTELS INC	LTD VTG SHS	CANADA	4,307	351,681
GILDAN ACTIVEWEAR INC	SUB VTG SHS CL A	CANADA	10,200	477,613
GOLDCORP INC NEW	COM	CANADA	119,168	3,390,610
GREAT WEST LIFECO INC	COM	CANADA	45,718	1,327,892
HARVEST ENERGY TR	TR UNIT	CANADA	17,600	396,707
HUSKY ENERGY INC	COM	CANADA	21,690	1,454,574
IGM FINL INC	COM	CANADA	20,300	856,518
IMPERIAL OIL LTD	COM NEW	CANADA	57,840	2,133,773
IPSCO INC	COM	CANADA	8,200	772,154
IVANHOE MINES LTD	COM	CANADA	39,500	390,350
JEAN COUTU GROUP PJC INC	CL A SUB VTG	CANADA	24,600	290,668

KINROSS GOLD CORP	COM	CANADA	59,200	703,054
LOBLAW COS LTD	COM	CANADA	18,711	784,489
MAGNA INTL INC	CL A SUB VTG	CANADA	18,428	1,486,497
MANULIFE FINL CORP	COM	CANADA	267,934	9,060,070
MDS INC	COM	CANADA	24,060	439,766
MERIDIAN GOLD INC	COM	CANADA	17,200	479,330
METHANEX CORP	COM	CANADA	19,900	545,510
MI DEVS INC	CL A SUB VTG SHS	CANADA	8,214	294,340
NATIONAL BK CDA MONTREAL QUE	COM	CANADA	28,235	1,597,484
NEXEN INC	COM	CANADA	44,590	2,459,979
NIKO RES LTD	COM	CANADA	5,400	386,775
NORTEL NETWORKS CORP	COM	CANADA	72,806	1,957,009
NOVA CHEMICALS CORP	COM	CANADA	13,951	389,626
NOVELIS INC	COM	CANADA	12,671	354,858
ONEX CORP	SUB VTG	CANADA	20,055	488,579
OPEN TEXT CORP	COM	CANADA	7,100	145,941
OPTI CDA INC	COM	CANADA	29,000	492,928
PAN AMERICAN SILVER CORP	COM	CANADA	11,900	300,645
PENN WEST ENERGY TR	TR UNIT	CANADA	40,040	1,223,875
PETRO CDA	COM	CANADA	86,104	3,533,098
POTASH CORP SASK INC	COM	CANADA	17,844	2,560,753
POWER CORP CDA	COM	CANADA	57,422	1,741,362
POWER FINL CORP	COM	CANADA	42,000	1,360,299
PRECISION DRILLING TR	TR UNIT	CANADA	10,100	234,339
PRIMEWEST ENERGY TR	TR UNIT NEW	CANADA	13,100	242,030
PROVIDENT ENERGY TR	TR UNIT	CANADA	30,900	340,944
QLT INC	COM	CANADA	13,678	116,011
QUEBECOR WORLD INC	COM SUB VTG	CANADA	14,036	162,831
RESEARCH IN MOTION LTD	COM	CANADA	28,500	3,649,136
RITCHIE BROS AUCTIONEERS INC	COM	CANADA	4,900	263,127
ROGERS COMMUNICATIONS INC	CL B	CANADA	74,542	2,222,744
RONA INC	COM	CANADA	19,500	351,895
ROYAL BK CDA MONTREAL QUE	COM	CANADA	218,860	10,438,025
S+P/TSE 60 INDEX FUTURE	7-Mar-07	CANADA	5,600	—
SAPUTO INC	COM	CANADA	8,000	254,086
SHAW COMMUNICATIONS	CL B NV	CANADA	30,716	974,244
SHELL CDA LTD	COM	CANADA	35,340	1,321,340
SHOPPERS DRUG MART CORP	COM	CANADA	32,700	1,407,530
SNC LAVALIN GROUP INC	COM	CANADA	25,900	700,415
SUN LIFE FINL INC	COM	CANADA	98,497	4,174,505
SUNCOR ENERGY INC	COM NPV	CANADA	78,067	6,157,747
TALISMAN ENERGY INC	COM	CANADA	184,949	3,146,851
TECK COMINCO LTD	CL B SUB VTG	CANADA	35,763	2,701,356
TELUS CORP	COM	CANADA	10,800	496,705
TELUS CORP	NON VTG SHS	CANADA	27,324	1,221,679
THOMSON CORP	COM	CANADA	39,049	1,623,434
TRANSALTA CORP	COM	CANADA	33,896	775,964
TRANSCANADA CORP	COM	CANADA	81,965	2,860,358
TRICAN WELL SVC LTD	COM	CANADA	18,700	326,531
TSX GROUP INC	COM	CANADA	11,700	468,623
UTS ENERGY CORP	COM	CANADA	69,500	269,352
WESTERN OIL SANDS INC	COM	CANADA	24,600	691,472
WESTON GEORGE LTD	COM	CANADA	8,815	572,668
YAMANA GOLD INC	COM	CANADA	52,600	692,022
YELLOW PAGES INCOME FD	UNIT	CANADA	42,700	472,243
AGILE PROPERTY HLD	HKD0.10	CAYMAN ISLANDS	220,000	206,217
ASM PACIFIC TECH	HKD0.10	CAYMAN ISLANDS	29,500	164,242
CHAODA MODERN AGRICULTURE	HKD0.10	CAYMAN ISLANDS	300,000	193,256
CHINA MENGNIU DAIRY	HKD0.1	CAYMAN ISLANDS	161,000	422,309
CHINA RESOURCES LAND LIMITED	HKD0.10	CAYMAN ISLANDS	198,000	237,022
FOXCONN INTERNATIONAL HLDGS	USD0.04	CAYMAN ISLANDS	362,000	1,191,578
FU JI FOOD + CATER	HKD0.01	CAYMAN ISLANDS	38,000	98,454
GLOBAL BIO CHEM TECH	HKD0.10	CAYMAN ISLANDS	254,000	85,568
HUTCHISON TELECOM	HKD0.25	CAYMAN ISLANDS	246,000	621,860
KINGBOARD CHEMICAL	HKD0.10	CAYMAN ISLANDS	94,000	369,244
LI NING CO LTD	HKD0.1	CAYMAN ISLANDS	120,000	192,562
SEMICONDUCTOR MFG	USD0.0004	CAYMAN ISLANDS	2,161,000	280,640
SOLOMON SYSTECH	HKD0.1	CAYMAN ISLANDS	418,386	65,093
TCL MULTIMEDIA TEC	HKD0.10	CAYMAN ISLANDS	232,000	16,705
XINAO GAS HOLDINGS	HKD0.10	CAYMAN ISLANDS	104,000	117,677
AIR CHINA LTD	H CNY1	CHINA	438,000	237,099
ALUMINIUM CORP CHN	H CNY1	CHINA	572,000	531,015
ANGANG STEEL COMPANY LTD.	H CNY1	CHINA	162,000	237,878
ANHUI CONCH CEMENT	H CNY1	CHINA	78,000	259,758
BANK OF CHINA LTD	H HKD1	CHINA	4,123,000	2,268,982
BANK OF COMMUNICAT	H CNY1.00	CHINA	1,043,000	1,255,261
BEIJING CAPITAL IN	H CNY1	CHINA	228,000	178,536
BYD CO	H SHS CNY1	CHINA	26,000	99,624
CHINA CONST BK	H CNY1	CHINA	4,468,000	2,843,756
CHINA COSCO HLDGS	CNY1.00 H SHS	CHINA	285,500	186,118
CHINA EAST AIRLINE	H CNY1	CHINA	264,000	57,367
CHINA INTL MARINE	B CNY1	CHINA	113,390	237,358
CHINA LIFE INSURANCE	HCNY1	CHINA	1,278,000	4,346,408
CHINA PETROLIUM + CHEMICAL	H SHS	CHINA	3,034,000	2,808,808
CHINA SHIPPING CONTAINER LINES	CNY1	CHINA	375,000	101,257
CHINA SHIPPING DEV	H CNY1	CHINA	235,000	359,574
CHINA TELECOM CORP	H CNY1	CHINA	2,510,000	1,374,856
DATANG INTL POWER	H CNY1	CHINA	259,000	269,748
DONGFENG MOTOR GRO	H CNY1	CHINA	440,000	213,289
GUANGDON ELECTRIC	B CNY1	CHINA	112,000	68,981
GUANGSHEN RAILWAY	H CNY1	CHINA	261,000	177,865
GUANGZHOU R+F PROP	H CNY0.25(POST SUBD)	CHINA	184,000	396,994
HUADIAN POWER INTL	H CNY1	CHINA	262,000	103,085

HUANENG POWER INTL	H CNY1	CHINA	448,000	399,771
HUNAN NONFERROUS M	H CNY1	CHINA	234,000	135,395
INDUSTRIAL + COM B	H CNY1	CHINA	5,254,000	3,276,467
JIANGSU EXPRESSWAY	H CNY1	CHINA	222,000	139,869
JIANGXI COPPER CO	H CNY 1	CHINA	252,000	256,625
MAANSHAN IRON + ST	H CNY1	CHINA	316,000	173,496
PETROCHINA CO	H CNY1	CHINA	3,432,000	4,862,984
PICC PROPERTY + CA	H CNY1	CHINA	422,000	215,958
PING AN INSURANCE	H CNY1	CHINA	193,000	1,065,846
QINGLING MOTORS	CNYU1 H SHS	CHINA	86,045	14,051
SHANGHAI ELECTRIC	CNY1 H SHS	CHINA	512,000	213,957
SHANGHAI FORTE LAN	H CNY0.20	CHINA	178,000	79,648
SHENZHEN EXPRESSWAY	H CNY1	CHINA	130,000	78,061
SINOPEC S/PETROCHE	ORD H CNY1	CHINA	407,000	200,955
SINOPEC YIZHENG CHEM	H CNY1	CHINA	230,000	52,049
SINOTRANS LIMITED	H SHARES CNY1	CHINA	277,000	100,083
TSINGTAO BREWERY	SER H CNYU1	CHINA	54,000	91,096
WEICHAI POWER CO	H CNY1	CHINA	23,000	81,179
WEIQIAO TEXTILE CO	H CNY1	CHINA	69,500	93,653
YANZHOU COAL MININ	H CNY1	CHINA	354,800	286,951
ZHEJIANG EXPRESSWA	H CNY1	CHINA	260,000	199,248
ZHEJIANG SOUTHEAST	B CNY1	CHINA	116,300	64,314
ZIJIN MINING GROUP CO LTD	H CNY0.01	CHINA	580,000	404,205
ZTE CORPN	H CNY1	CHINA	29,200	134,413
CEZ	CZK100	CZECH REPUBLIC	35,807	1,639,938
KOMERCNI BANKA	ORD CZK500	CZECH REPUBLIC	1,457	216,383
PHILIP MORRIS CR AS	CZK1000	CZECH REPUBLIC	101	52,427
TELEFONICA O2 CZEC	CZK100	CZECH REPUBLIC	20,090	461,883
UNIPETROL	CZK100	CZECH REPUBLIC	8,580	96,184
A P MOLLER MAERSK	SER B DKK1000	DENMARK	205	1,929,207
BANG + OLUFSEN A/S	DKK10 SER B	DENMARK	2,081	267,989
CARLSBERG	B DKK20	DENMARK	5,118	507,898
CODAN	DKK20	DENMARK	2,350	228,220
COLOPLAST	SER B DKK5	DENMARK	4,254	384,531
DANISCO	DKK20	DENMARK	8,636	734,803
DANSKE BANK A/S	DKK10	DENMARK	84,100	3,734,075
DSV	DKK2	DENMARK	3,689	673,444
FLSMIDTH + CO A/S	DKK20	DENMARK	4,383	278,342
GN STORE NORD	DKK4	DENMARK	38,246	564,919
H LUNDBECK A S	DKK5	DENMARK	9,872	271,986
JYSKE BANK A/S	DKK10	DENMARK	7,988	566,625
NKT HOLDING	DKK20	DENMARK	3,595	317,649
NOVO NORDISK AS	DKK2 SER B	DENMARK	41,370	3,443,170
NOVO NORDISK AS	DKK2 SER B	DENMARK	2,550	212,233
NOVOZYMES AS B SHS	SER B DKK10	DENMARK	8,423	724,130
OSTASIATISKE KOMPA	DKK70	DENMARK	3,071	171,664
SYDBANK	DKK10	DENMARK	10,330	493,375
TOPDANMARK ARIN	DKK10(REGD)	DENMARK	3,410	563,397
TORM D/S	DKK10	DENMARK	2,200	143,992
TRYGVESTA A/S	DKK25.00	DENMARK	4,302	328,371
VESTAS WIND SYSTEMS	DKK1	DENMARK	33,717	1,423,986
WILLIAM DEMANT HOL	DKK1	DENMARK	4,817	390,261
AL WATANY BK EGYPT	EGP10	EGYPT	8,253	47,369
ALEXANDRIA MINERAL	EGP10	EGYPT	2,992	40,857
ALEXANDRIA NAT IRON	EGP100	EGYPT	475	79,260
CALYON BANK EGYPT	EGP10	EGYPT	9,960	28,164
COMMERCIAL INTL BK	EGP10	EGYPT	28,759	292,059
EASTERN TOBACCO CO	EGP15	EGYPT	1,954	106,061
EFG HERMES HLDGS	EGP5	EGYPT	30,272	213,077
EGYPT INT PHARM ID	EGP10	EGYPT	5,929	27,095
EGYPT MEDIA PRODUCT	EGP10	EGYPT	6,705	13,372
EGYPTIAN FIN + IND	EGP40	EGYPT	1,128	14,167
EL EZZ STEEL REBAR	EGP5	EGYPT	5,228	48,470
MISR BENI SUEF CEMENT	EGP10	EGYPT	2,431	46,822
MOBINIL	EGP10	EGYPT	5,992	188,848
OLYMPIC GRP FIN IV	EGP10	EGYPT	5,233	47,655
ORASCOM CONSTR IND	EGP5	EGYPT	14,023	677,425
ORASCOM FOR PROJEC	EGP5	EGYPT	12,156	88,351
ORASCOM TEL HLDG	EGP10	EGYPT	17,194	1,136,573
ORIENTAL WEAVERS	EGP5	EGYPT	2,780	38,488
SIDI KRIER PETROCH	COM STK	EGYPT	4,557	90,522
TELECOM EGYPT	EGP10 (POST SUBDIVISION)	EGYPT	59,249	147,312
AMER SPORTS CORP	A NPV	FINLAND	12,400	272,739
CARGOTEC CORP	NPV ORD B	FINLAND	6,606	366,733
ELISA CORPORATION	SER A EUR0.5	FINLAND	27,385	749,308
FORTUM OYJ	EUR3.40	FINLAND	76,750	2,182,011
KESKO OYJ	NPV SER B	FINLAND	11,200	591,051
KONE CORPORATION NPV	ORD B	FINLAND	13,182	746,403
KONECRANES OYJ	NPV	FINLAND	9,500	279,356
METSO OYJ	FIM50	FINLAND	26,000	1,311,055
NESTE OIL OYJ	NPV	FINLAND	22,236	675,274
NOKIA OYJ	EUR0.06	FINLAND	738,520	15,075,196
NOKIAN RENKAAT OYJ	EUR0.20	FINLAND	17,450	357,122
OKO BANK	NPV SER A	FINLAND	16,000	267,950
ORION CORPORATION	SER B NPV	FINLAND	13,590	294,792
OUTOKUMPU OYJ	NPV	FINLAND	17,300	676,623
RAUTARUUKKI OY	K FIM10	FINLAND	14,400	572,505
SAMPO OYJ	SER A NPV	FINLAND	78,000	2,085,894
SANOMA WSOY OYJ	ORDINARY	FINLAND	10,520	296,172
STORA ENSO OYJ	NPV SER R	FINLAND	102,124	1,615,990
TIETOENATOR OYJ	ORD NPV	FINLAND	13,670	440,554
UPM KYMMENE OY	NPV	FINLAND	90,916	2,292,229

UPONOR OYJ	EUR2	FINLAND	10,300	385,188
WARTSILA	B EUR3.5	FINLAND	11,150	600,028
YIT CORP	EUR0.5(POST SUBDIVISION)	FINLAND	21,557	595,528
ACCOR	EUR3	FRANCE	34,593	2,677,664
AIR FRANCE KLM	EUR8.50	FRANCE	20,506	862,314
AIR LIQUIDE(L )	EUR11	FRANCE	20,561	4,877,588
ALCATEL LUCENT	EUR2	FRANCE	393,803	5,660,245
ALSTOM	EUR14	FRANCE	18,760	2,540,581
ATOS ORIGIN	EUR1	FRANCE	11,526	682,881
AUTOROUTES PARIS	EUR0.30	FRANCE	3,722	296,935
AXA	EUR2.29	FRANCE	284,494	11,505,795
BIC	EUR3.82	FRANCE	5,115	355,793
BNP PARIBAS	EUR2	FRANCE	142,905	15,574,712
BOUYGUES	EUR1	FRANCE	34,762	2,229,147
BUSINESS OBJECTS	EUR0.10	FRANCE	16,450	644,897
CAC 40 INDEX FUTURE	7-Mar-07	FRANCE	550	—
CAP GEMINI	EUR8	FRANCE	23,339	1,463,398
CARREFOUR	EUR2.50	FRANCE	102,247	6,194,001
CASINO GUICH PERR	EUR1.53	FRANCE	7,334	680,837
CIE DE ST GOBAIN	EUR4	FRANCE	53,858	4,520,416
CNP ASSURANCES	EUR4	FRANCE	7,097	791,726
CREDIT AGRICOLE SA	EUR3	FRANCE	102,207	4,293,942
DASSAULT SYSTEMES	EUR1	FRANCE	9,622	510,060
ESSILOR INTL	EUR0.35	FRANCE	16,780	1,802,241
FRANCE TELECOM	EUR4	FRANCE	288,737	7,976,570
GAZ DE FRANCE	EUR1	FRANCE	33,579	1,543,122
GECINA	EUR7.5	FRANCE	2,089	399,426
GROUPE DANONE	EUR0.50	FRANCE	40,464	6,125,484
HERMES INTL	NPV	FRANCE	10,950	1,368,116
IMERYS	EUR2	FRANCE	5,405	480,380
KLEPIERRE	EUR4	FRANCE	3,151	594,175
LAFARGE	EUR4	FRANCE	25,554	3,797,629
LAGARDERE SCA	EUR6.10(REGD)	FRANCE	20,641	1,660,314
LOREAL	EUR0.2	FRANCE	49,114	4,915,603
LVMH MOET HENNESSY LOUIS VUITT	EUR0.30	FRANCE	41,804	4,407,233
METROPOLE TV (M6)	EUR0.4	FRANCE	11,253	401,537
MICHELIN(CGDE)	EUR2(REGD)	FRANCE	24,470	2,339,385
NEOPOST	EUR1	FRANCE	5,374	674,274
PAGESJAUNES GROUPE	EUR0.20	FRANCE	21,076	418,824
PERNOD RICARD	NPV	FRANCE	12,841	2,946,306
PEUGEOT SA	EUR1	FRANCE	26,024	1,722,691
PPR	EUR4	FRANCE	11,293	1,685,720
PUBLICIS GROUPE SA	EUR0.40	FRANCE	23,732	999,850
RENAULT (REGIE NATIONALE)	EUR3.81	FRANCE	31,606	3,792,632
SAFRAN SA	EUR0.20	FRANCE	27,991	648,884
SANOFI AVENTIS	EUR2	FRANCE	173,578	16,010,767
SCHNEIDER ELECTRIC	EUR8	FRANCE	38,672	4,288,667
SCOR	EUR0.7876972	FRANCE	170,742	504,334
SOC GENERALE	EUR1.25	FRANCE	62,892	10,665,129
SODEXHO ALLIANCE	EUR4	FRANCE	16,282	1,020,482
SUEZ	EUR 2	FRANCE	172,291	8,912,728
SUEZ	EUR2	FRANCE	1,262	65,534
SUEZ LYONN EAUX	VVPR STRIP	FRANCE	16,360	216
TECHNIP	NPV	FRANCE	18,033	1,236,520
TF1 TV FRANCAISE	EUR0.20	FRANCE	20,165	747,461
THALES	EUR3	FRANCE	14,468	720,776
THOMSON SA	EUR3.75	FRANCE	44,378	866,668
TOTAL SA	EUR2.5 (POSTDIVISION)	FRANCE	373,431	26,911,027
UNIBAIL	EUR5	FRANCE	7,834	1,912,140
VALEO	EUR3	FRANCE	11,790	490,193
VALLOUREC USIN A T	EUR4 POST SUBDIVISION	FRANCE	6,784	1,970,743
VEOLIA ENVIRONNEMENT	EUR5.00	FRANCE	48,722	3,752,042
VINCI	EUR5	FRANCE	36,472	4,655,482
VIVENDI SA	EUR5.5	FRANCE	197,091	7,695,466
ZODIAC	NPV	FRANCE	7,010	470,506
ADIDAS AG	NPV	GERMANY	33,208	1,652,187
ALLIANZ SE	NPV(REGD)(VINKULIERT)	GERMANY	71,450	14,581,113
ALTANA AG	NPV	GERMANY	11,582	717,813
BASF AG	NPV	GERMANY	84,360	8,215,175
BAYER AG	ORD NPV	GERMANY	119,971	6,432,405
BEIERSDORF AG	NPV	GERMANY	8,329	539,487
BILFINGER BERGER AG	DEM5	GERMANY	5,870	429,751
CELESIO AG	NPV	GERMANY	14,026	751,653
COMMERZBANK AG	NPV	GERMANY	102,567	3,901,964
CONTINENTAL AG	ORD NPV	GERMANY	21,444	2,491,216
DAIMLERCHRYSLER AG	ORD NPV(REGD)	GERMANY	151,401	9,343,387
DAX INDEX	7-Mar-07	GERMANY	925	—
DEUTSCHE BANK AG	ORD NPV (REGD)	GERMANY	85,817	11,467,902
DEUTSCHE BOERSE AG	NPV	GERMANY	16,830	3,094,133
DEUTSCHE LUFTHANSA	ORD NPV (REGD)(VINK)	GERMANY	37,480	1,030,470
DEUTSCHE POST AG	NPV REGD	GERMANY	127,192	3,830,766
DEUTSCHE TELEKOM	NPV(REGD)	GERMANY	468,351	8,547,464
DOUGLAS HLDG AG	NPV	GERMANY	4,753	245,500
DT POSTBANK AG	NPV	GERMANY	13,548	1,142,829
E ON AG	NPV	GERMANY	102,899	13,952,779
FRESENIUS MEDICAL CARE AG+CO	NPV	GERMANY	10,336	1,376,178
HEIDELBERGER DRUCK	ORD NPV	GERMANY	9,608	454,585
HENKEL KGAA	NON VTG PRF NPV	GERMANY	9,776	1,437,103
HOCHTIEF AG	NPV	GERMANY	6,743	490,820
HYPO REAL ESTATE	NPV	GERMANY	22,071	1,389,422
INFINEON TECHNOLOGIES AG	ORD NPV	GERMANY	124,208	1,749,245
IVG IMMOBILEN AG	NPV	GERMANY	13,884	595,747
KARSTADT QUELLE AG	NPV	GERMANY	10,510	304,344

LINDE AG	NPV	GERMANY	18,150	1,873,036
MAN AG	ORD NPV	GERMANY	20,872	1,884,216
MERCK KGAA	ORD NPV	GERMANY	8,444	874,518
METRO AG	ORD NPV	GERMANY	26,775	1,705,675
MLP AG	NPV	GERMANY	9,051	179,504
MUENCHENER RUCKVERS AG	NPV(REGD)	GERMANY	34,795	5,983,989
PORSCHE AG	NON VTG PRF NPV	GERMANY	1,278	1,624,668
PREMIERE AG	NPV (REGD)	GERMANY	9,887	165,576
PROSIEBENSAT1 MEDIA AG	NPV PREF	GERMANY	13,419	439,720
PUMA AG	NPV	GERMANY	1,901	741,172
RHEINMETALL AG	NPV	GERMANY	5,749	435,751
RWE AG (NEU)	NON VTG PFD NPV	GERMANY	6,438	611,242
RWE AG (NEU)	NPV	GERMANY	73,102	8,049,066
SALZGITTER AG	ORD NPV	GERMANY	6,766	883,723
SAP AG	NPV	GERMANY	145,728	7,736,535
SIEMENS AG	NPV (REGD)	GERMANY	139,864	13,858,201
SOLARWORLD AG	ORD SHS	GERMANY	5,802	364,179
SUEDZUCKER AG	NPV	GERMANY	11,002	265,928
THYSSENKRUPP AG	NPV	GERMANY	58,832	2,768,789
TUI AG	NPV (REGD)	GERMANY	36,837	735,428
VOLKSWAGEN AG	NON VTG PRF NPV	GERMANY	16,403	1,223,167
VOLKSWAGEN AG	ORD NPV	GERMANY	28,597	3,238,865
WINCOR NIXDORF AG	NPV	GERMANY	2,570	399,420
ALPHA BANK	EUR5.0(CR)	GREECE	65,031	1,963,748
BK OF PIRAEUS	EUR4.77(REGD)	GREECE	36,758	1,183,661
COCA COLA HELL BOT	EUR0.50(CB)	GREECE	18,338	715,770
COSMOTE MOBILE TEL	EUR0.47	GREECE	19,431	573,948
EFG EUROBANK ERGAS	EUR3.30(CR)	GREECE	39,319	1,422,710
FOLLI FOLLIE	EUR0.30 (CR)	GREECE	2,830	111,580
HELLENIC EXCHANGES SA HOLDING	EUR1.75(CR)	GREECE	7,820	143,747
HELLENIC PETROLEUM	EUR2.18	GREECE	18,301	251,945
HELLENIC TECHNODOM TEV	EUR0.81(REGD)	GREECE	20,357	227,098
INTRACOM HOLDINGS EUR1.41	GRD700	GREECE	14,618	99,079
NATL BK OF GREECE	EUR5.00 (REGD)	GREECE	63,842	2,938,067
OPAP (ORG OF FOOTB)	EUR0.30 (CR)	GREECE	38,193	1,474,635
OTE (HELLENIC TLCM)	EUR2.39(CR)	GREECE	50,341	1,510,859
PUBLIC POWER CORP	EUR4.60	GREECE	17,861	452,206
TECHNIKI OLYMPIAKI	EUR1	GREECE	13,640	45,685
TITAN CEMENT CO	EUR2	GREECE	9,828	535,236
VIOHALCO	EUR0.30	GREECE	18,783	233,812
BANK OF EAST ASIA	HKD 2.50	HONG KONG	253,304	1,439,588
BEIJING ENTERPRISE	ORD HKD0.10 H SHS	HONG KONG	54,000	115,954
BOC HONG KONG HOLDINGS LTD	HKD5	HONG KONG	641,500	1,744,540
CATHAY PACIFIC AIR	HKD0.20	HONG KONG	175,000	432,029
CHEUNG KONG(HLDGS)	HKD0.50	HONG KONG	261,000	3,216,670
CHINA EVERBRIGHT	HKD1	HONG KONG	128,000	149,770
CHINA MERCHANTS HLDGS INTL	HKD0.10	HONG KONG	194,180	796,469
CHINA MOBILE LTD	HKD0.10	HONG KONG	898,500	7,780,896
CHINA O/SEAS LAND	HKD0.10	HONG KONG	582,000	779,767
CHINA RES PWR HLDG	HKD1	HONG KONG	208,000	316,657
CHINA RESOURCES EN	HKD1	HONG KONG	210,000	603,491
CHINA STHN AIRLINE	H CNY1	HONG KONG	194,000	78,825
CHINA TRAVEL INTL	HKD0.10	HONG KONG	458,000	151,347
CITIC PACIFIC LTD	HKD0.40	HONG KONG	198,000	683,571
CLP HOLDINGS	HKD5	HONG KONG	313,000	2,318,146
CNOOC LTD	HKD0.02	HONG KONG	2,741,500	2,601,468
DENWAY MOTORS LTD	HKD0.10	HONG KONG	884,400	358,206
GUANGDONG INVEST	ORD HKD0.50	HONG KONG	438,000	197,677
GUANGZHOU INVMNT	HKD0.10	HONG KONG	608,000	170,425
HANG LUNG PROP	HKD1	HONG KONG	395,500	989,608
HANG SENG BANK	HKD5	HONG KONG	132,600	1,812,386
HENDERSON LAND DEV	HKD2	HONG KONG	152,000	849,195
HONG KONG ELECTRIC	HKD1	HONG KONG	240,500	1,173,548
HONG KONG EXCHANGE	HKD1	HONG KONG	184,000	2,025,189
HONGKONG+CHINA GAS	HKD0.25	HONG KONG	621,090	1,397,547
HOPEWELL HLDGS	HKD2.50	HONG KONG	109,000	382,616
HUTCHISON WHAMPOA	HKD0.25	HONG KONG	369,100	3,749,256
HYSAN DEVELOPMENT	HKD5	HONG KONG	111,452	291,626
LENOVO GROUP LTD	HKD0.025	HONG KONG	618,000	251,102
LINK REAL ESTATE I	NPV	HONG KONG	368,698	762,309
MELCO INTL DEV	HKD 0.50	HONG KONG	128,000	304,478
MTR CORP	HKD1	HONG KONG	241,387	603,991
NEW WORLD DEVEL CO	HKD1	HONG KONG	444,687	895,406
PCCW LIMITED	HKD0.25	HONG KONG	638,028	388,039
S/INDUSTRIAL HLDG	HKD0.10	HONG KONG	79,000	168,214
SHENZHEN INVESTMEN	HKD0.05	HONG KONG	256,800	106,653
SHUN TAK HLDGS	HKD0.25	HONG KONG	172,000	263,178
SINO LAND CO	HKD1.00	HONG KONG	228,938	534,574
SUN HUNG KAI PROPS	HKD0.50	HONG KONG	238,000	2,735,826
SWIRE PACIFIC	A HKD0.60	HONG KONG	161,500	1,742,242
TECHTRONIC INDUSTR	ORD HKD0.1	HONG KONG	186,522	241,269
TELEVISION BROADCT	HKD0.05	HONG KONG	49,000	299,270
TRAVELSKY TECHNOLO	CLS H CNY1	HONG KONG	52,000	79,432
WHARF(HLDGS)	HKD1	HONG KONG	211,000	778,643
WING HANG BANK LTD	HKD1	HONG KONG	30,500	358,835
MAGYAR TELEKOM RT	HUF100 (REGD)	HUNGARY	67,738	375,916
MOL HUNGARIAN OIL	HUF1000(REGD)	HUNGARY	12,163	1,378,057
OTP BANK	HUF100	HUNGARY	43,332	1,988,793
RICHTER GEDEON VEG	HUF1000	HUNGARY	2,017	459,588
ABB LTD	INR10	INDIA	1,716	144,189
ACC LIMITED	INR10(DEMAT)	INDIA	6,775	166,666
ARVIND MILLS	INR10 (DEMAT)	INDIA	14,935	17,462
ASHOK LEYLAND	INR1	INDIA	60,882	62,450

ASIAN PAINTS INDIA	INR10 (DEMAT)	INDIA	4,862	80,740
BAJA HINDUSTHAN	INR1	INDIA	11,888	59,091
BAJAJ AUTO	INR10(DEMAT)	INDIA	5,110	302,369
BHARAT ELECTRONICS	INR10	INDIA	2,446	74,057
BHARAT FORGE	INR2 (POST SUBDIVISION)	INDIA	16,381	133,961
BHARAT HEAVY ELECT	INR10 DEMAT	INDIA	10,104	524,376
BHARAT PETROL CORP	INR10 (DEMAT)	INDIA	10,128	77,138
BIOCON	INR5	INDIA	3,669	30,920
BK OF BARODA	INR10 (DEMAT)	INDIA	12,327	67,122
BRITANNIA INDS	INR10 (DEMAT)	INDIA	1,030	25,529
CASTROL INDIA	INR10(DEMAT)	INDIA	3,200	16,405
CIPLA	INR2	INDIA	53,673	306,079
COLGATE PALMOLIVE	INR10(DEMAT)	INDIA	5,532	48,421
DR REDDYS LABS	INR5 (DEMAT T5)	INDIA	19,775	362,795
GAIL (INDIA)LD	INR10	INDIA	42,714	253,331
GLAXOSMITHKLINE PHAMACEUTICAL	INR10 (DEMAT T5)	INDIA	3,617	94,433
GLENMARK PHARM	INR2	INDIA	7,248	99,402
GRASIM INDUSTRIES	INR10 (DEMAT)	INDIA	6,019	380,097
GUJARAT AMBUJA CEM	INR2 (POST SUBDIVISION)	INDIA	84,187	269,908
HDFC BANK	INR10	INDIA	36,872	888,810
HERO HONDA	INR2(DEMAT T5)	INDIA	13,452	230,684
HINDALCO INDS	INR1 (POST SUBDIVISION)	INDIA	84,051	331,380
HINDUSTAN LEVER	INR1(DEMAT)	INDIA	132,480	648,631
HINDUSTAN PETROL	INR10 (DEMAT)	INDIA	13,748	86,787
HOUSING DEVEL FIN	INR10 (DEMAT)	INDIA	31,874	1,173,922
I FLEX SOLUTIONS	INR5	INDIA	6,404	281,430
ICICI BANKING	INR10 (DEMAT)	INDIA	68,712	1,386,116
INDIABULLS FINL SV	INR2	INDIA	18,981	280,341
INDIAN HOTELS	INR1 POST SUBDIVISION	INDIA	49,050	171,775
INDIAN PETROCHEMIC	INR10(DEMAT)	INDIA	13,297	86,524
INFOSYS TECHNOLOGI	INR5 (DEMAT)	INDIA	76,465	3,875,079
INFRASTRUCTURE DEV FINANCE	INR10	INDIA	42,037	74,225
ITC	GDR REPR 1 ORD INR1 REG S	INDIA	78,535	310,213
ITC	INR1(POST SUBDIVISION)	INDIA	103,541	412,082
JAIPRAKASH ASSOCIA	INR10	INDIA	7,942	130,112
JET AIRWAYS INDIA	NPV	INDIA	2,640	36,919
JINDAL STEEL + PWR	INR5	INDIA	2,127	108,611
KOTAK MAHINDRA BANK LTD	INR10	INDIA	19,561	176,562
LARSEN + TOUBRO	INR2	INDIA	8,118	265,403
LARSEN + TOUBRO	SHS GLOBAL DEPOSIT RECEIPTS	INDIA	9,378	304,785
MAHANAGAR TELE NIGAM	INR10 (DEMAT)	INDIA	31,874	102,946
MAHINDRA + MAHINDRA	INR10 (DEMAT)	INDIA	20,952	430,780
MARUTI UDYOG	INR5	INDIA	11,675	245,054
MATRIX LABORATORIE	INR2	INDIA	12,676	59,857
MOSER BAER	INR10 (DEMAT)	INDIA	4,897	34,360
NESTLE INDIA	INR10 (DEMAT)	INDIA	3,906	101,048
NICHOLAS PIRAMAL	INR2	INDIA	7,828	47,046
OIL + NATURAL GAS	INR10(DEMAT)	INDIA	44,307	865,919
RANBAXY LABORATORIES LTD	SHS GLOBAL DEPOSIT RECEIPTS EQ	INDIA	6,052	54,468
RANBAXY LABS	INR5 (POST SUBDIVISION)	INDIA	18,536	164,211
RELIANCE CAPITAL	INR10 (DEMAT)	INDIA	18,853	259,005
RELIANCE COMMUNICATION VENTURE	GRD 144A	INDIA	22,440	239,128
RELIANCE COMMUNICATIONS LTD.	INR5	INDIA	115,679	1,232,585
RELIANCE ENERGY	INR10	INDIA	16,222	190,405
RELIANCE INDS	INR10 (DEMAT)	INDIA	85,389	2,451,992
RELIANCE INDS LTD	GLOBAL DEPOSITARY RCPTS 144A	INDIA	11,220	645,150
RELIANCE NAT RES LTD	GDR 144A	INDIA	11,220	11,255
SATYAM COMPUTER	INR2	INDIA	78,788	863,090
SIEMENS INDIA LTD	INR2 (POST SUBDIVISION)	INDIA	6,840	175,559
STATE BK OF INDIA	GDR EACH REP 2 SHS INR10(REG S	INDIA	3,821	284,282
STATE BK OF INDIA	INR10(DEMAT)	INDIA	3,060	86,075
SUN PHARMACEUTICAL	INR5	INDIA	7,818	173,105
TATA CONSULTANCY SERVICES LTD	INR1	INDIA	21,884	604,455
TATA IRON STEEL	INR10 (DEMAT)	INDIA	22,365	245,075
TATA MOTORS LTD	INR (DEMAT)	INDIA	32,353	652,762
TATA POWER CO	INR10 (DEMAT)	INDIA	8,537	107,822
TATA TEA	INR10 (DEMAT)	INDIA	4,646	75,579
ULTRATECH CEMENT	INR10	INDIA	5,253	130,559
ULTRATECH CEMENT LTD	SPONSORED GDR REG S	INDIA	1,876	31,892
UTI BANK	INR10	INDIA	19,204	202,735
VIDESH SANCHAR	INR10 (DEMAT T5)	INDIA	9,626	92,389
WIPRO	INR2 (DEMAT)	INDIA	33,252	454,529
WIRE AND WIRELESS	INR	INDIA	17,029	19,130
ZEE NEWS LTD	INR	INDIA	15,397	17,296
ZEE TELEFILMS	INR1 (DEMAT)	INDIA	34,058	223,963
ANEKA TAMBANG	IDR500	INDONESIA	75,950	67,560
ASTRA ARGO LESTARI	IDR500	INDONESIA	55,500	77,756
BDNI TBK	IDR500	INDONESIA	365,000	—
BK CENTRAL ASIA	IDR125	INDONESIA	1,042,000	602,480
BK DANAMON	IDR50000	INDONESIA	291,000	218,408
BK INTL INDONESIA	LKD SHS(IDR900 +225+225+22.50	INDONESIA	2,890,000	77,122
BK MANDIRI	IDR500	INDONESIA	839,500	270,701
BK PAN INDOESIA	WTS EXP 10JUL09 (TO SUB ORD)	INDONESIA	194	5
BK PAN INDONESIA	IDR100	INDONESIA	1,310,971	84,546
BK RAKYAT	IDR500	INDONESIA	910,000	521,099
BUMI RESOURCES TBK	IDR500	INDONESIA	2,640,500	264,241
ENERGI MEGA PERSAD	IDR100	INDONESIA	430,500	24,891
FISKARAGUNG PERK	IDR500	INDONESIA	81,250	—
GUDANG GARAM (PERUS)	IDR500	INDONESIA	81,000	91,866
INDOCEMENT TUNGGAL	IDR500	INDONESIA	129,000	82,476
INDOFOODS SUKSES M	IDR100	INDONESIA	572,000	85,862
INDOSAT	IDR100	INDONESIA	359,500	269,820
INTL NICKEL INDONE	IDR250(POST SUBD)	INDONESIA	30,000	103,408

KALBE FARMA	IDR50	INDONESIA	781,220	103,369
PERUSAHAAN GAS NEG	IDR1000000	INDONESIA	306,500	395,330
PT ASTRA INTL	IDR 500 DEMAT	INDONESIA	383,338	669,195
RAMAYANA LESTARI	IDR50.00	INDONESIA	355,000	34,341
SEMEN GRESIK(PERS)	IDR1000	INDONESIA	22,470	90,695
TELEKOMUNIKASI IND	SER B IDR250	INDONESIA	1,721,500	1,933,302
UNILEVER INDONESIA	IDR10	INDONESIA	230,500	169,156
UTD TRACTORS	IDR250 DEMAT	INDONESIA	218,000	158,770
ALLIED IRISH BANKS	EUR0.32 (DUBLIN LISTING)	IRELAND	150,087	4,453,027
BK OF IRELAND	ORD STK EUR0.64	IRELAND	166,783	3,848,749
C + C GROUP	ORD EUR0.01	IRELAND	4,024	71,634
C+C GROUP	ORD EUR0.01	IRELAND	48,926	867,744
CRH	ORD IEP0.32(DUBLIN LISTING)	IRELAND	93,048	3,869,889
DCC	ORD EUR0.25	IRELAND	13,297	451,503
DEPFA BANK PLC	ORD EUR0.30	IRELAND	56,932	1,017,245
ELAN CORP	ORD EUR0.05	IRELAND	70,393	997,856
FYFFES	ORD EUR0.06(DUBLIN LISTING)	IRELAND	54,518	127,965
GRAFTON GROUP	UT(1 ORD 1 C ORD + 5 A ORD)	IRELAND	37,025	618,100
GREENCORE GROUP	ORD EUR0.63	IRELAND	27,030	166,810
IAWS GROUP PLC	ORD EUR0.30 (DUBLIN)	IRELAND	17,594	450,087
INDEPENDENT NEWS + MEDIA	ORD EUR0.30	IRELAND	106	421
INDEPENDENT NEWS+M	ORD EUR0.30	IRELAND	95,589	379,406
IRISH LIFE + PERM	ORD EUR0.32	IRELAND	44,824	1,235,340
KERRY GROUP	A ORD I0.10(DUBLIN LIST)	IRELAND	21,602	539,230
KINGSPAN GROUP	ORD EUR0.13(DUBLIN LISTING)	IRELAND	20,439	540,925
PADDY POWER	ORD EUR0.10	IRELAND	7,465	148,247
RYANAIR HLDGS	ORD EUR0.0127	IRELAND	27,972	384,714
AFRICA ISRAEL INV	ILS0.10	ISRAEL	2,050	155,014
ALADDIN KNOWLEDGE SYSTEM LTD	SHS	ISRAEL	1,810	35,277
ALVARION LTD	SHS	ISRAEL	8,133	54,654
AUDIO CODES LTD	SHS	ISRAEL	5,115	47,928
BEZEK ISRAEL TELCM	ILS1	ISRAEL	175,237	284,303
BK HAPOALIM BM	ILS1	ISRAEL	163,966	771,994
BK LEUMI LE ISRAEL	ORD ILS1	ISRAEL	147,525	600,458
CLAL INDUSTRIES	ILS1	ISRAEL	10,016	51,909
CLAL INSURANCE ENT	ILS1	ISRAEL	2,497	62,010
DISCOUNT INV CORP	ILS1	ISRAEL	2,971	86,184
ELBIT SYSTEMS LTD	COM	ISRAEL	3,265	105,555
ELCO HOLDINGS	ILS0.25	ISRAEL	0	2
GIVEN IMAGING	ORD SHS	ISRAEL	2,215	42,860
HAREL HAMISHMAR IN	ILS1	ISRAEL	1,182	64,427
ICL ISRAEL CHEM	ILS1	ISRAEL	85,084	531,977
IDB DEVELOPMENT	ILS1	ISRAEL	3,654	114,231
ISRAEL DISCOUNT BK	ILS0.10 SER A	ISRAEL	74,242	165,231
ISRAEL LAND DEVEL	4% 30 Jun 2012	ISRAEL	6,552	—
KOOR INDUSTRIES	ILS 0.001	ISRAEL	1,646	86,695
MAKHTESHIM AGAM IN	ILS1	ISRAEL	54,347	308,344
MIGDAL INSURANCE	ILSO.01	ISRAEL	33,159	48,268
MIZRAHI TEFAHOT BANK	ILS0.01	ISRAEL	20,230	152,109
NICE SYSTEMS	ILS1	ISRAEL	4,545	140,252
PARTNER COMMUNICAT	ILS0.01	ISRAEL	10,823	122,914
RADWARE LTD	COM	ISRAEL	2,503	39,773
RETALIX	ILS1	ISRAEL	2,400	39,239
STRAUSS ELITE LIMITED	ILS1(SER A)	ISRAEL	4,170	42,720
SUPER SOL	ORD ILS0.1 B SHS	ISRAEL	15,225	58,502
SYNERON MEDICAL LTD	ORD SHS	ISRAEL	2,313	62,752
TADIRAN WIRELE	COM ILS0.01	ISRAEL	1,171	45,801
TEVA PHARMA IND	ILS0.1 (POST CONS)	ISRAEL	88,999	2,775,941
THE ISRAEL CORPORA	ORD ILS1	ISRAEL	396	199,590
ALLEANZA ASSICURAZ	EUR0.5	ITALY	72,868	971,444
ARN MONDADORI EDIT	EUR0.26	ITALY	19,870	207,517
ASSIC GENERALI	EUR1.00	ITALY	164,649	7,223,399
AUTOGRILL SPA	EUR0.52	ITALY	17,401	319,636
AUTOSTRADE	EUR1	ITALY	49,193	1,413,482
BANCA INTESA SPA	EUR0.52	ITALY	672,332	5,186,440
BCA POP DI MILANO	EUR3	ITALY	71,438	1,238,753
BCE POP UNITE	ORD EUR2.50	ITALY	59,263	1,627,025
BCP POP VERON NOV	EUR3.6	ITALY	64,574	1,852,024
BENETTON GROUP SPA	EUR1.30	ITALY	10,834	206,579
BULGARI SPA	EUR0.07	ITALY	25,250	357,931
CAPITALIA SPA	EUR1	ITALY	290,081	2,742,636
ENEL	EUR1	ITALY	742,657	7,653,269
ENI	EUR1	ITALY	447,553	15,037,430
FIAT SPA	EUR5	ITALY	93,961	1,794,097
FINMECCANICA SPA	EUR 4.40	ITALY	51,114	1,383,753
FONDIARIA SAI SPA	EUR1	ITALY	12,732	608,436
GR ED L ESPRESSO	EUR0.15	ITALY	29,777	161,774
INTESA SANPAOL RSP	DI RISP EUR0.52 (NON CNV)	ITALY	158,850	1,158,356
ITALCEMENTI	EUR1	ITALY	12,109	341,226
LOTTOMATICA SPA	EUR1	ITALY	10,329	429,313
LUXOTTICA GROUP	EUR0.06	ITALY	23,746	728,959
MEDIASET	EUR0.52	ITALY	132,116	1,566,191
MEDIOBANCA SPA	EUR0.5	ITALY	84,073	1,983,337
MEDIOLANUM	EUR0.1	ITALY	43,516	354,336
MONTE PASCHI SIENA	EUR0.67	ITALY	189,651	1,226,034
PIRELLI + CO SPA	EURO 0.52	ITALY	486,466	483,996
S + P / MIB 30 INDEX FUTURE	7-Mar-07	ITALY	5	—
SAN PAOLO IMI SPA	EUR2.88	ITALY	191,466	4,443,591
SEAT PAGINE GIALLE	EUR0.03	ITALY	695,978	414,365
SNAM RETE GAS	EUR1	ITALY	168,387	954,232
T.E.R.N.A	ORD EUR0.22	ITALY	206,761	700,017
TELECOM ITALIA	DI RISP EUR.55	ITALY	1,036,463	2,626,860
TELECOM ITALIA	EUR.55	ITALY	1,840,528	5,557,861

TISCALI SPA	EUR0.5	ITALY	44,847	149,618
UNICREDITO ITALIAN	EUR0.50	ITALY	1,342,871	11,757,964
UNIPOL	EUR1	ITALY	155,170	502,330
77TH BANK	JPY50	JAPAN	53,000	335,823
ACCESS CO	JPY 50000	JAPAN	36	165,868
ACOM CO	JPY50	JAPAN	11,960	401,494
ADERANS COMPANY	JPY50	JAPAN	5,700	141,358
ADVANTEST	JPY50	JAPAN	26,700	1,528,211
AEON CO LTD	JPY50	JAPAN	106,900	2,310,163
AEON CREDIT SERV	JPY50	JAPAN	14,200	268,734
AIFUL CORP	JPY50	JAPAN	12,850	361,273
AISIN SEIKI CO	JPY50	JAPAN	31,700	1,061,500
AJINOMOTO CO INC	JPY50	JAPAN	104,000	1,372,934
ALFRESA HOLDINGS C	NPV	JAPAN	4,100	247,400
ALL NIPPON AIRWAYS	JPY50	JAPAN	108,000	381,587
ALPS ELECTRIC CO	JPY50	JAPAN	28,900	313,121
AMADA CO	JPY50	JAPAN	61,000	645,554
AMANO CORPORATION	JPY50	JAPAN	9,000	112,845
AOYAMA TRADING CO	JPY50	JAPAN	9,200	275,641
ARRK CORP	JPY50	JAPAN	9,800	147,467
ASAHI BREWERIES	JPY50	JAPAN	62,200	994,427
ASAHI GLASS CO	JPY50	JAPAN	158,000	1,896,186
ASAHI KASEI CORP	JPY50	JAPAN	204,000	1,333,691
ASATSU DK	JPY50	JAPAN	5,600	177,651
ASHIKAGA FINANCIAL ORD SHS	NPV	JAPAN	91,000	764
ASICS CORP	JPY50	JAPAN	27,000	338,534
ASTELLAS PHARMA INC	NPV	JAPAN	89,600	4,068,113
AUTOBACS SEVEN CO	JPY50	JAPAN	4,800	175,234
BANK OF KYOTO	JPY50	JAPAN	45,000	419,202
BANK OF YOKOHAMA	JPY50	JAPAN	200,000	1,564,349
BENESSE CORP	JPY50	JAPAN	10,600	402,988
BRIDGESTONE CORP	JPY50	JAPAN	101,800	2,268,298
CANON INC	NPV	JAPAN	179,100	10,070,664
CANON MARKETING JA	JPY50	JAPAN	13,000	295,120
CASIO COMPUTER CO	JPY50	JAPAN	38,200	865,595
CENTRAL GLASS CO	JPY50	JAPAN	26,000	148,815
CENTRAL JPAN RLWY	JPY50000	JAPAN	262	2,704,545
CHIBA BANK	JPY50	JAPAN	126,000	1,063,791
CHIYODA CORP	JPY50	JAPAN	24,000	469,305
CHUBU ELEC POWER	JPY500	JAPAN	111,200	3,322,328
CHUGAI PHARM CO	JPY50	JAPAN	46,800	964,240
CIRCLE K SUNKUS CO	NPV	JAPAN	7,700	136,675
CITIZEN WATCH CO	JPY50	JAPAN	59,900	457,966
COCA COLA WEST HOLDINGS CO	JPY50	JAPAN	9,500	219,651
COMSYS HOLDINGS	NPV	JAPAN	19,000	210,163
CREDIT SAISON CO	JPY50	JAPAN	27,100	932,483
CSK HOLDINGS CORPORATION	JPY50	JAPAN	11,100	473,232
DAI NIPPON PRINTNG	JPY50	JAPAN	105,000	1,619,655
DAICEL CHEM INDS	JPY50	JAPAN	50,000	352,062
DAIDO STEEL CO	JPY50	JAPAN	58,000	385,028
DAIFUKU CO	JPY50	JAPAN	13,500	214,020
DAIICHI SANKYO	COM NPV	JAPAN	123,100	3,843,162
DAIKIN INDUSTRIES	JPY50	JAPAN	39,900	1,386,312
DAIMARU INC	JPY50	JAPAN	37,000	500,869
DAINIPPON INK+CHEM	JPY50	JAPAN	104,000	404,985
DAINIPPON SCREEN	JPY50	JAPAN	38,000	340,917
DAITO TRUST CONST	JPY50	JAPAN	13,900	636,935
DAIWA HOUSE INDS	JPY50	JAPAN	90,000	1,563,510
DAIWA SECURITIES GROUP INC	NPV	JAPAN	212,000	2,375,226
DENKI KAGAKU KOGYO	JPY50	JAPAN	77,000	319,877
DENSO CORP	JPY50	JAPAN	88,000	3,485,880
DENTSU INC	NPV	JAPAN	301	881,616
DOWA HOLDINGS	NPV	JAPAN	47,000	401,544
DOWA MINING	RTS EXP 29JAN10	JAPAN	43,000	—
EACCESS LTD	NPV	JAPAN	231	130,277
EAST JAPAN RAILWAY	JPY50000	JAPAN	569	3,796,358
EBARA CORP	JPY50	JAPAN	64,000	244,925
EDION CORP	NPV	JAPAN	12,300	182,195
EISAI CO	JPY50	JAPAN	42,200	2,316,210
ELEC POWER DEV	NPV	JAPAN	26,200	1,152,180
ELPIDA MEMORY INC	NPV	JAPAN	16,300	894,650
FAMILYMART CO	JPY50	JAPAN	11,000	299,106
FANUC	JPY50	JAPAN	30,000	2,950,778
FAST RETAILING CO	JPY50	JAPAN	8,900	848,508
FUJI ELECTRIC HLDG	NPV	JAPAN	95,000	514,246
FUJI FILM HLD CORP	NPV	JAPAN	81,800	3,356,989
FUJI SOFT INC	JPY50	JAPAN	4,300	101,767
FUJI TELEVISION NETWORK INC	NPV	JAPAN	86	196,316
FUJIKURA	JPY50	JAPAN	59,000	518,426
FUJITSU	JPY50	JAPAN	312,000	2,445,621
FUKUOKA BANK OF	JPY50	JAPAN	98,000	713,894
FURUKAWA ELECTRIC	JPY50	JAPAN	110,000	690,529
GLORY	JPY50	JAPAN	10,800	189,887
GOODWILL GROUP	JPY5000	JAPAN	222	180,723
GUNMA BANK	JPY50	JAPAN	64,000	384,038
GUNZE LIMITED	JPY50	JAPAN	31,000	155,579
HAKUHODO DY HLDGS	NPV	JAPAN	4,290	278,307
HANKYU DEPT STORES	JPY50	JAPAN	24,000	199,807
HANKYU HANSHIN HLD	NPV	JAPAN	200,800	1,145,936
HASEKO CORP	JPY50	JAPAN	124,000	443,322
HIKARI TSUSHIN INC	JPY50	JAPAN	3,500	153,623
HINO MOTORS	JPY50	JAPAN	41,000	210,583
HIROSE ELECTRIC	JPY50	JAPAN	5,200	589,585

HITACHI	JPY50	JAPAN	566,000	3,524,586
HITACHI CABLE	JPY50	JAPAN	25,000	140,154
HITACHI CAP CORP	JPY50	JAPAN	7,600	144,786
HITACHI CHEMICAL	JPY50	JAPAN	17,000	467,962
HITACHI CONST MACH	JPY50	JAPAN	16,100	432,378
HITACHI HIGH TECH	JPY50	JAPAN	10,300	306,005
HOKKAIDO ELEC PWR	JPY500	JAPAN	30,500	778,146
HOKUHOKU FINANCIAL GROUP INC	NPV	JAPAN	207,000	757,434
HONDA MOTOR CO	JPY50	JAPAN	261,900	10,330,494
HOUSE FOOD CORP	JPY50	JAPAN	12,300	202,531
HOYA CORP	JPY50	JAPAN	70,000	2,725,861
IBIDEN CO	JPY50	JAPAN	22,500	1,132,978
INDEX HOLDINGS	NPV	JAPAN	158	92,820
INPEX HOLDINGS INC	COM STK JPY1	JAPAN	137	1,124,468
ISETAN CO	JPY50	JAPAN	32,000	577,399
ISHIKAWAJIMA HAR	JPY50	JAPAN	196,000	662,901
ITO EN	JPY50	JAPAN	9,800	299,375
ITOCHU CORP	JPY50	JAPAN	251,000	2,058,050
ITOCHU TECHNO SOLUTIONS CORP	NPV	JAPAN	5,100	270,933
JAFCO	JPY50	JAPAN	5,800	286,215
JAPAN AIRLINES CORP	NPV	JAPAN	148,000	263,321
JAPAN PRIME REALITY	REIT	JAPAN	67	242,910
JAPAN REAL ESTATE	REIT	JAPAN	65	698,250
JAPAN RETAIL FUND	JAPAN RETAIL FUND INV REIT	JAPAN	57	464,017
JAPAN STEEL WORKS	JPY50	JAPAN	55,000	429,273
JAPAN TOBACCO INC	JPY50000	JAPAN	756	3,648,189
JFE HOLDING INC	NPV	JAPAN	93,300	4,799,874
JGC CORP	JPY50	JAPAN	36,000	617,851
JOYO BANK	JPY50	JAPAN	118,000	650,632
JS GROUP CORP	NPV	JAPAN	44,900	943,934
JSR CORP	JPY50	JAPAN	30,000	775,461
JTEKT CORPORATION	NPV	JAPAN	32,900	697,180
K K DAVINCI ADVISO	NPV	JAPAN	174	172,313
KAJIMA CORP	JPY50	JAPAN	150,000	657,127
KAKEN PHARM	JPY50	JAPAN	13,000	101,355
KAMIGUMI CO	JPY50	JAPAN	44,000	359,666
KANEKA CORP	JPY50	JAPAN	50,000	454,870
KANSAI ELEC POWER	JPY500	JAPAN	128,800	3,469,833
KANSAI PAINT CO	JPY50	JAPAN	39,000	308,321
KAO CORP	JPY50	JAPAN	83,000	2,235,995
KATOKICHI CO	JPY50	JAPAN	21,700	175,560
KAWASAKI HEAVY IND	JPY50	JAPAN	220,000	825,312
KAWASAKI KISEN	JPY50	JAPAN	85,000	664,135
KDDI CORP	JPY5000	JAPAN	407	2,756,485
KEIHIN ELEC EXP RL	JPY50	JAPAN	73,000	502,371
KEIO CORP	JPY50	JAPAN	90,000	581,595
KEISEI ELEC RAILWY	JPY50	JAPAN	49,000	278,402
KEYENCE CORP	JPY50	JAPAN	6,300	1,559,204
KIKKOMAN CORP	JPY50	JAPAN	25,000	301,498
KINDEN CORPORATION	JPY50	JAPAN	20,000	161,638
KINTETSU CORP	JPY50	JAPAN	269,000	783,375
KIRIN BREWERY CO	JPY50	JAPAN	132,000	2,072,695
KOBE STEEL	JPY50	JAPAN	469,000	1,605,908
KOKUYO CO	JPY50	JAPAN	14,300	225,742
KOMATSU	NPV	JAPAN	151,000	3,060,426
KOMORI CORPORATION	JPY50	JAPAN	10,000	186,732
KONAMI CORP	JPY50	JAPAN	15,000	453,191
KONICA MINOLTA HOLDINGS INC	JPY50	JAPAN	79,500	1,120,893
KOSE CORP	JPY50	JAPAN	5,200	157,106
KUBOTA CORP	JPY50	JAPAN	186,000	1,720,213
KURARAY CO	JPY50	JAPAN	61,000	718,761
KURITA WATER INDS	JPY50	JAPAN	18,800	405,489
KYOCERA CORP	JPY50	JAPAN	27,300	2,570,652
KYOWA HAKKO KOGYO	JPY50	JAPAN	56,000	478,906
KYUSHU ELEC POWER	JPY500	JAPAN	63,500	1,673,367
LAWSON	JPY50	JAPAN	10,600	378,969
LEOPALACE21	JPY50	JAPAN	21,000	669,716
MABUCHI MOTOR CO	JPY50	JAPAN	4,700	279,267
MAKITA CORP	JPY50	JAPAN	18,000	551,383
MARUBENI CORP	JPY50	JAPAN	253,000	1,282,464
MARUI CO	JPY50	JAPAN	52,100	606,897
MATSUI SECURITIES	NPV	JAPAN	21,000	159,146
MATSUMOTOKIYOSHI	JPY50	JAPAN	6,700	148,726
MATSUSHITA ELC IND	JPY50	JAPAN	330,000	6,577,567
MATSUSHITA ELC WKS	JPY50	JAPAN	57,000	659,670
MEDICEO PALTAC HOLDINGS	NPV	JAPAN	28,300	535,576
MEIJI DAIRIES CORP	JPY50	JAPAN	45,000	353,867
MEIJI SEIKA KAISHA	JPY50	JAPAN	52,000	248,315
MEITEC CORPORATION	JPY50	JAPAN	6,100	184,810
MILLEA HOLDINGS INC	NPV	JAPAN	122,100	4,303,806
MINEBEA CO	JPY50	JAPAN	57,000	398,003
MITSUBISHI CHEM HL	NPV	JAPAN	197,000	1,239,982
MITSUBISHI CORP	JPY50	JAPAN	226,000	4,248,584
MITSUBISHI ELEC CP	JPY50	JAPAN	323,000	2,943,880
MITSUBISHI ESTATE	JPY50	JAPAN	196,000	5,066,342
MITSUBISHI GAS CHM	JPY50	JAPAN	63,000	658,260
MITSUBISHI HVY IND	JPY50	JAPAN	536,000	2,433,603
MITSUBISHI LOGISTC	JPY50	JAPAN	18,000	279,015
MITSUBISHI MATERL	JPY50	JAPAN	165,000	618,984
MITSUBISHI RAYON	JPY50	JAPAN	88,000	590,827
MITSUBISHI UFJ FIN GROUP	NPV	JAPAN	1,446	17,839,117
MITSUBISHI UFJ SECURITIES CO	JPY50	JAPAN	43,000	477,076
MITSUI + CO	JPY50	JAPAN	261,000	3,898,955

MITSUI CHEMICALS I	JPY50	JAPAN	104,000	799,496
MITSUI ENG+SHIPBG	JPY50	JAPAN	119,000	386,497
MITSUI FUDOSAN CO	JPY50	JAPAN	140,000	3,413,201
MITSUI MINING + SM	JPY50	JAPAN	95,000	475,179
MITSUI OSK LINES	JPY50	JAPAN	182,000	1,793,194
MITSUI SUMITOMO INSURANCE CO	JPY50	JAPAN	203,000	2,218,170
MITSUI TRUST HLDGS	NPV	JAPAN	114,000	1,306,903
MITSUKOSHI LTD	NPV	JAPAN	74,000	345,919
MITSUMI ELECTRIC	JPY50	JAPAN	12,000	263,858
MIZUHO FINL GB	NPV	JAPAN	1,597	11,392,304
MURATA MFG CO	JPY50	JAPAN	33,800	2,283,496
NAMCO BANDAI HLDGS	NPV	JAPAN	34,700	508,174
NEC CORP	JPY50	JAPAN	340,000	1,623,600
NEC ELECTRONICS	CP NPV	JAPAN	6,500	189,837
NET ONE SYSTEMS CO	JPY5000	JAPAN	78	102,774
NGK INSULATORS	JPY50	JAPAN	45,000	694,138
NGK SPARK PLUG CO	JPY50	JAPAN	30,000	563,971
NHK SPRING CO	JPY50	JAPAN	25,000	262,473
NICHIREI CORP	JPY50	JAPAN	40,000	223,910
NIDEC CORPORATION	JPY50	JAPAN	18,200	1,405,228
NIKKO CORDIAL CORP	NPV	JAPAN	138,500	1,586,610
NIKON CORP	JPY50	JAPAN	49,000	1,073,308
NINTENDO CO	JPY50	JAPAN	16,600	4,304,813
NIPPON BUILDING FD	REIT	JAPAN	76	1,007,763
NIPPON ELEC GLASS	JPY50	JAPAN	37,000	776,300
NIPPON EXPRESS CO	JPY50	JAPAN	131,000	715,715
NIPPON KAYAKU CO	JPY50	JAPAN	27,000	215,266
NIPPON LIGHT METAL	JPY50	JAPAN	81,000	207,335
NIPPON MEAT PACKER	JPY50	JAPAN	27,000	294,574
NIPPON MINING HLDG	NPV	JAPAN	148,000	1,063,220
NIPPON OIL CORP	JPY50	JAPAN	209,000	1,396,198
NIPPON PAPER GROUP INC	NPV	JAPAN	149	561,462
NIPPON SHEET GLASS	JPY50	JAPAN	72,000	337,174
NIPPON SHOKUBAI CO	JPY50	JAPAN	22,000	233,561
NIPPON STEEL CORP	JPY50	JAPAN	1,025,000	5,883,933
NIPPON TEL+TEL CP	JPY50000	JAPAN	869	4,273,711
NIPPON YUSEN KK	JPY50	JAPAN	174,000	1,270,446
NIPPON ZEON CO	JPY50	JAPAN	27,000	291,402
NISHI NIPPON CITY	JPY50	JAPAN	102,000	438,286
NISHIMATSU CONST	JPY50	JAPAN	47,000	155,017
NISSAN CHEM INDS	JPY50	JAPAN	27,000	335,362
NISSAN MOTOR CO	JPY50	JAPAN	378,200	4,548,366
NISSHIN SEIFUN GRP	JPY50	JAPAN	30,500	314,330
NISSHIN STEEL CO	JPY50	JAPAN	138,000	511,905
NISSHINBO IND INC	JPY50	JAPAN	29,000	300,088
NISSIN FOOD PRODS	JPY50	JAPAN	14,900	551,458
NITORI CO	JPY50	JAPAN	5,950	258,164
NITTO DENKO CORP	JPY50	JAPAN	27,700	1,385,523
NOK CORP	JPY50	JAPAN	19,000	373,127
NOMURA HOLDINGS	JPY50	JAPAN	297,100	5,597,663
NOMURA REAL ESTATE	R EST OFFICE F(REIT)	JAPAN	40	365,910
NOMURA RESEARCH INC	NPV	JAPAN	4,000	579,413
NSK	JPY50	JAPAN	73,000	718,635
NTN CORP	JPY50	JAPAN	64,000	573,102
NTT DATA CORP	JPY5000	JAPAN	210	1,050,397
NTT DOCOMO	NPV	JAPAN	3,133	4,943,175
NTT URBAN DEVELOPM	NPV	JAPAN	195	376,400
OBAYASHI CORP	JPY50	JAPAN	107,000	693,248
OBIC	JPY50	JAPAN	1,100	227,376
ODAKYU ELEC RLWY	JPY50	JAPAN	103,000	657,824
OJI PAPER CO	JPY50	JAPAN	125,000	663,002
OKI ELECTRIC IND	JPY50	JAPAN	90,000	200,159
OKUMA CORPORATION	NPV	JAPAN	24,000	277,957
OKUMURA CORP	JPY50	JAPAN	32,000	158,181
OLYMPUS CORP	NPV	JAPAN	39,000	1,224,120
OMRON CORP	JPY50	JAPAN	37,200	1,055,231
ONWARD KASHIYAMA	JPY50	JAPAN	23,000	293,206
ORACLE CORP JAPAN	JPY50	JAPAN	5,500	254,333
ORIENTAL LAND CO LTD	JPY50	JAPAN	8,300	433,964
ORIX CORP	JPY50	JAPAN	15,126	4,373,217
OSAKA GAS CO	JPY50	JAPAN	334,000	1,241,761
OSG CORP	JPY50	JAPAN	13,300	217,658
OTSUKA CORPORATION	JPY50	JAPAN	2,600	264,026
PARK 24 CO	JPY50	JAPAN	15,800	202,216
PIONEER CORP	JPY50	JAPAN	25,100	344,202
PROMISE CO	JPY50	JAPAN	13,700	425,412
QP CORP	JPY50	JAPAN	15,500	133,855
RAKUTEN INC	NPV	JAPAN	1,090	507,700
RESONA HOLDINGS INC	NPV	JAPAN	763	2,081,113
RICOH CO	JPY50	JAPAN	112,000	2,284,084
RINNAI CORP	JPY50	JAPAN	6,200	185,238
ROHM CO	JPY50	JAPAN	17,900	1,780,160
ROUND ONE CORP	JPY5000	JAPAN	54	159,523
RYOHIN KEIKAKU CO	JPY50	JAPAN	4,000	305,820
SANKEN ELECTRIC CO	JPY50	JAPAN	19,000	234,241
SANKYO CO	NPV	JAPAN	9,000	497,755
SANTEN PHARM CO	JPY50	JAPAN	12,300	345,810
SANWA SHUTTER CORP	JPY50	JAPAN	35,000	206,789
SANYO ELECTRIC CO	JPY50	JAPAN	265,000	335,823
SAPPORO HOKUYO HLD	JPY50000	JAPAN	49	472,913
SAPPORO HOLDINGS	NPV	JAPAN	42,000	238,983
SBI E TRADE SECURI	NPV	JAPAN	261	247,518
SBI HOLDINGS INC	NPV	JAPAN	1,742	586,246

SECOM CO	JPY50	JAPAN	35,100	1,817,523
SEGA SAMMY HOLDINGS INC	ORD SHS	JAPAN	30,800	829,743
SEIKO EPSON CORP	NPV	JAPAN	22,600	549,092
SEINO HOLDINGS	NPV	JAPAN	26,000	243,951
SEKISUI CHEMICAL	JPY50	JAPAN	76,000	605,296
SEKISUI HOUSE	JPY50	JAPAN	89,000	1,294,423
SEVEN + I HOLDINGS	NPV	JAPAN	137,600	4,272,754
SFCG CO. LTD	JPY50	JAPAN	910	141,210
SHARP CORP	JPY50	JAPAN	167,000	2,873,148
SHIMACHU CO	JPY50	JAPAN	8,000	231,631
SHIMAMURA CO	JPY50	JAPAN	3,300	378,591
SHIMANO INC	JPY50	JAPAN	11,800	341,656
SHIMIZU CORP	JPY50	JAPAN	96,000	479,376
SHIN ETSU CHEM CO	JPY50	JAPAN	65,300	4,367,765
SHINKO ELEC INDS	JPY50	JAPAN	11,200	292,325
SHINKO SECURITIES	JPY50	JAPAN	80,000	310,184
SHINSEI BANK	NPV	JAPAN	261,000	1,533,297
SHIONOGI + CO	JPY50	JAPAN	50,000	981,914
SHISEIDO CO	JPY50	JAPAN	60,000	1,299,148
SHIZUOKA BANK	JPY50	JAPAN	97,000	961,412
SHOWA DENKO KK	JPY50	JAPAN	176,000	673,543
SHOWA SHELL SEKIYU	JPY50	JAPAN	31,500	352,130
SMC CORP	NPV	JAPAN	9,100	1,289,144
SOFTBANK CORPORATION	JPY50	JAPAN	123,600	2,401,360
SOJITZ CORPORATION	NPV	JAPAN	108,600	329,933
SOMPO JAPAN INS	JPY50	JAPAN	141,000	1,721,749
SONY CORP	NPV	JAPAN	168,300	7,203,474
STANLEY ELECTRIC	JPY50	JAPAN	25,100	502,400
SUMCO CORPOATION	NPV	JAPAN	8,100	683,866
SUMITOMO BAKELITE	JPY50	JAPAN	30,000	206,957
SUMITOMO CHEMICAL	JPY50	JAPAN	249,000	1,928,807
SUMITOMO CORP	JPY50	JAPAN	177,500	2,653,078
SUMITOMO ELEC INDS	JPY50	JAPAN	120,700	1,884,117
SUMITOMO HEAVY IND	JPY50	JAPAN	96,000	1,007,092
SUMITOMO METAL IND	JPY50	JAPAN	683,000	2,963,459
SUMITOMO METAL MNG	JPY50	JAPAN	90,000	1,153,372
SUMITOMO MITSUI GR	NPV	JAPAN	1,031	10,556,166
SUMITOMO OSAKA CEM	JPY50	JAPAN	64,000	208,938
SUMITOMO RLTY+DEV	JPY50	JAPAN	64,000	2,051,781
SUMITOMO RUBBER	JPY50	JAPAN	28,900	372,786
SUMITOMO TITANIUM	NPV	JAPAN	3,000	335,110
SUMITOMO TRUST+BKG	JPY50	JAPAN	210,000	2,199,488
SURUGA BANK	JPY50	JAPAN	33,000	408,225
SUZUKEN CO LTD	JPY50	JAPAN	11,800	443,657
T+D HOLDINGS INC	NPV	JAPAN	39,150	2,585,796
TAIHEIYO CEMENT	JPY50	JAPAN	151,000	590,542
TAISEI CORP	JPY50	JAPAN	158,000	481,339
TAISHO PHARM CO	JPY50	JAPAN	26,000	472,410
TAIYO NIPPON SANSO	NPV	JAPAN	43,000	386,857
TAIYO YUDEN CO	JPY50	JAPAN	18,000	317,234
TAKARA HOLDINGS	JPY50	JAPAN	30,000	193,110
TAKASHIMAYA CO	JPY50	JAPAN	47,000	663,455
TAKEDA PHARMACEUTICAL CO LTD	JPY50	JAPAN	149,300	10,236,927
TAKEFUJI CORP	JPY50	JAPAN	18,360	725,740
TANABE SEIYAKU CO	JPY50	JAPAN	37,000	482,858
TDK CORP	NPV50	JAPAN	21,100	1,675,179
TEIJIN	JPY50	JAPAN	140,000	861,231
TERUMO CORP	JPY50	JAPAN	28,500	1,119,382
THK CO	JPY50	JAPAN	19,500	502,413
TIS INC	JPY50	JAPAN	5,800	137,023
TOBU RAILWAY CO	JPY50	JAPAN	136,000	656,288
TODA CORPORATION	JPY50	JAPAN	31,000	131,383
TOHO CO	JPY500	JAPAN	23,200	418,614
TOHO TITANIUM CO	JPY50	JAPAN	5,200	272,754
TOHOKU ELEC POWER	JPY500	JAPAN	71,500	1,785,175
TOKAI RIKA CO	JPY50	JAPAN	9,100	231,404
TOKUYAMA CORP	JPY50	JAPAN	39,000	593,076
TOKYO BROADCASTING	JPY50	JAPAN	6,400	213,235
TOKYO ELEC POWER	JPY500	JAPAN	204,500	6,607,570
TOKYO ELECTRON	JPY50	JAPAN	27,200	2,141,211
TOKYO GAS CO	JPY50	JAPAN	375,000	1,992,153
TOKYO SEIMITSU CO	JPY50	JAPAN	5,600	264,127
TOKYO STEEL MFG	JPY50	JAPAN	17,000	266,225
TOKYO STYLE CO	JPY50	JAPAN	10,000	108,011
TOKYO TATEMONO CO	JPY50	JAPAN	47,000	523,033
TOKYU CORP	JPY50	JAPAN	178,000	1,138,316
TOKYU LAND CORP	JPY50	JAPAN	68,000	640,309
TONEN GEN SEKIYU	JPY50	JAPAN	49,000	484,839
TOPIX INDEX FUTURES	7-Mar-07	JAPAN	1,150,000	—
TOPPAN PRINTING CO	JPY50	JAPAN	93,000	1,025,572
TORAY INDS INC	MPV	JAPAN	223,000	1,669,389
TOSHIBA CORP	JPY50	JAPAN	487,000	3,167,513
TOSOH CORP	JPY50	JAPAN	82,000	361,982
TOTO	JPY50	JAPAN	47,000	470,178
TOYO SEIKAN KAISHA	JPY50	JAPAN	26,600	440,003
TOYO SUISAN KAISHA	JPY50	JAPAN	14,000	224,061
TOYOBO CO	JPY50	JAPAN	99,000	298,275
TOYODA GOSEI	JPY50	JAPAN	10,900	252,020
TOYOTA INDUSTRIES	JPY50	JAPAN	32,800	1,505,736
TOYOTA MOTOR CORP	JPY50	JAPAN	485,000	32,399,815
TOYOTA TSUSHO CORP	JPY50	JAPAN	35,000	937,015
TREND MICRO INC	JPY50	JAPAN	16,000	468,633
UBE INDUSTRIES	JPY50	JAPAN	152,000	436,272

UNI CHARM CORP	JPY50	JAPAN	6,700	397,541
UNIDEN CORP	JPY50	JAPAN	9,000	61,407
UNY CO LTD	NPV	JAPAN	26,000	338,215
USHIO INC	JPY50	JAPAN	18,500	379,611
USS	JPY50	JAPAN	4,560	296,588
WACOAL HOLDINGS CORP	JPY50	JAPAN	19,000	257,841
WEST JAPAN RAILWAY	JPY50000	JAPAN	283	1,208,904
YAHOO JAPAN CORP	JPY50000	JAPAN	2,514	1,000,072
YAKULT HONSHA CO	JPY50	JAPAN	17,400	499,417
YAMADA DENKI CO	JPY50	JAPAN	14,290	1,211,271
YAMAHA CORP	NPV	JAPAN	28,700	606,974
YAMAHA MOTOR CO	JPY50	JAPAN	31,300	982,435
YAMATO HOLDINGS CO LTD	NPV	JAPAN	62,000	952,205
YAMAZAKI BAKING CO	JPY50	JAPAN	17,000	164,643
YASKAWA ELEC CORP	JPY50	JAPAN	32,000	369,804
YOKOGAWA ELECTRIC	JPY50	JAPAN	35,600	563,780
EXPERIAN GROUP	ORD GBP0	JERSEY, C.I.	172,247	2,020,994
MEINL EUROPEAN LAND	EUR5	JERSEY, C.I.	25,841	662,764
ARAB BANK	JOD10	JORDAN	9,830	296,148
ARAB PHARMACEU MFG	JOD1	JORDAN	1,381	10,323
DAR EL DAWA DEV+IN	JOD10	JORDAN	3,085	21,538
JORDAN AHLI BANK	JOD1 POST MERGER	JORDAN	8,451	37,428
JORDAN CEMENT FACT	JOD1	JORDAN	3,744	67,804
JORDAN ELEC PWR CO	JOD1	JORDAN	10,801	43,417
JORDAN ISLAMIC BK	JOD1	JORDAN	10,338	58,616
JORDAN PETROL REF	JOD1	JORDAN	3,655	25,776
THE HOUSING BK	JOD1	JORDAN	10,322	95,358
AMOREPACIFIC CORP(NEW)	KRW5000	KOREA, REPUBLIC OF	527	328,667
ASIANA AIRLINES IN	KRW5000	KOREA, REPUBLIC OF	14,788	108,922
CHEIL COMMUNICATION	KRW5000	KOREA, REPUBLIC OF	630	156,484
CHEIL INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	7,840	330,882
CJ CORP	KRW5000	KOREA, REPUBLIC OF	3,100	373,333
DAE DUCK ELECTRNC	KRW500	KOREA, REPUBLIC OF	5,877	44,994
DAEGU BANK	KRW5000	KOREA, REPUBLIC OF	21,500	367,581
DAELIM INDUSTRIAL	KRW5000	KOREA, REPUBLIC OF	4,460	364,473
DAEWOO ENGINEERING	KRW5000	KOREA, REPUBLIC OF	26,590	546,096
DAEWOO INTERNATIONAL	KRW5000	KOREA, REPUBLIC OF	7,440	312,400
DAEWOO SECURITIES	KRW5000	KOREA, REPUBLIC OF	19,260	388,306
DAEWOO SHIPBUILDING + MARINE	KRW5000	KOREA, REPUBLIC OF	16,390	514,611
DAISHIN SECURITIES	KRW5000	KOREA, REPUBLIC OF	6,980	176,376
DAUM COMMUNICATIONS CORP	KRW500	KOREA, REPUBLIC OF	1,710	106,094
DONG AH CONST IND	EDR REPR 1/2 COM KRW5000	KOREA, REPUBLIC OF	434	—
DONGBU INSURANCE	KRW500	KOREA, REPUBLIC OF	5,960	158,613
DONGKUK STEEL MILL	KRW5000	KOREA, REPUBLIC OF	6,620	167,280
DOOSAN INFRACORE CO LTD	KRW5000	KOREA, REPUBLIC OF	9,830	222,496
GS ENGINEERING + C	KRW5000	KOREA, REPUBLIC OF	6,110	545,958
GS HOLDINGS CORP	KRW5000	KOREA, REPUBLIC OF	1	32
HANA FINANCIAL HOL	KRW5000	KOREA, REPUBLIC OF	20,286	1,066,651
HANJIN HEAVY IND	KRW5000	KOREA, REPUBLIC OF	7,660	249,568
HANJIN SHIPPING	KRW5000	KOREA, REPUBLIC OF	8,980	254,916
HANKOOK TIRE MANFT	KRW500	KOREA, REPUBLIC OF	18,240	309,884
HANMI PHARM IND CO	KRW2500	KOREA, REPUBLIC OF	1,050	158,065
HANWHA CHEMICAL	KRW5000	KOREA, REPUBLIC OF	8,730	115,931
HITE BREWERY CO	KRW5000	KOREA, REPUBLIC OF	2,010	258,274
HONAM PETROCHEM	KSWN 5000	KOREA, REPUBLIC OF	2,400	179,355
HYOSUNG	KRW5000	KOREA, REPUBLIC OF	3,793	111,547
HYUNDAI AUTONET	KRW500	KOREA, REPUBLIC OF	15,380	150,989
HYUNDAI DEPT STORE	KRW5000	KOREA, REPUBLIC OF	2,438	220,206
HYUNDAI ENG +CONST	KRW5000	KOREA, REPUBLIC OF	7,630	467,645
HYUNDAI FIRE MARIN	KRW500	KOREA, REPUBLIC OF	11,870	150,609
HYUNDAI HEAVY INDUSTRIES	KRW5000	KOREA, REPUBLIC OF	7,940	1,075,742
HYUNDAI INDL + DEV	KRW5000	KOREA, REPUBLIC OF	10,970	669,996
HYUNDAI MIPO DOCK	KSWN5000	KOREA, REPUBLIC OF	2,170	277,667
HYUNDAI MOBIS	KRW5000	KOREA, REPUBLIC OF	9,700	895,946
HYUNDAI MOTOR CO	2ND PFD KRW5000	KOREA, REPUBLIC OF	6,270	255,519
HYUNDAI MOTOR CO	KRW5000	KOREA, REPUBLIC OF	20,080	1,455,260
HYUNDAI SECURITIES	KRW5000	KOREA, REPUBLIC OF	18,599	249,987
KANGWON LAND INC	KRW500	KOREA, REPUBLIC OF	18,630	404,652
KCC CORPORATION	KRW5000	KOREA, REPUBLIC OF	810	252,145
KIA MOTORS CORP	KRW5000	KOREA, REPUBLIC OF	33,250	480,874
KOOKMIN BANK	KRW5000	KOREA, REPUBLIC OF	51,419	4,141,165
KOREA ELEC POWER	KRW5000	KOREA, REPUBLIC OF	44,690	2,037,480
KOREA EXCHANGE BK	KRW5000	KOREA, REPUBLIC OF	16,010	221,213
KOREA INVESTMENT HOLDING CO	KRW5000	KOREA, REPUBLIC OF	6,180	307,671
KOREA ZINC	KRW5000	KOREA, REPUBLIC OF	2,060	218,626
KOREAN AIR LINES	KRW5000	KOREA, REPUBLIC OF	6,009	229,053
KOREAN REINSURANCE	KRW500	KOREA, REPUBLIC OF	12,280	167,695
KT + G CORPORATION	KRW5000	KOREA, REPUBLIC OF	19,430	1,180,425
KT CORPORATION	KRW5000	KOREA, REPUBLIC OF	17,980	899,000
KT FREETEL	KRW5000	KOREA, REPUBLIC OF	16,840	538,699
LG CHEMICAL	KRW5000	KOREA, REPUBLIC OF	7,709	357,267
LG CORP	KRW5000	KOREA, REPUBLIC OF	3	96
LG ELECTRONICS INC	KRW 5000	KOREA, REPUBLIC OF	16,367	967,941
LG ELECTRONICS INC	PREF KRW 5000	KOREA, REPUBLIC OF	2,730	95,110
LG FASHION CORP	KRW5000	KOREA, REPUBLIC OF	4,149	93,687
LG HOUSEHOLD + HEALT	KRW5000	KOREA, REPUBLIC OF	1,830	243,016
LG INTL CORP	KRW5000	KOREA, REPUBLIC OF	5,500	135,726
LG PETROCHEMICAL	KRW5000	KOREA, REPUBLIC OF	4,320	109,161
LG PHILIPS LCD	KRW5000	KOREA, REPUBLIC OF	15,320	458,776
LOTTE CHILSUNG BEV	KRW5000	KOREA, REPUBLIC OF	100	150,538
LOTTE CONFECT	KRW5000	KOREA, REPUBLIC OF	130	169,140
LOTTE SHOPPING CEN	KRW5000	KOREA, REPUBLIC OF	1,520	630,882
LS CABLE LTD	KRW5000	KOREA, REPUBLIC OF	3,080	127,174

MIRAE ASSET SECURI	KRW5000	KOREA, REPUBLIC OF	2,500	201,613
NCSOFT	KRW500	KOREA, REPUBLIC OF	2,448	140,299
NHN CORP	KRW500	KOREA, REPUBLIC OF	6,372	781,769
NONG SHIM CO	KRW5000	KOREA, REPUBLIC OF	532	163,032
ORION CORP	KRW5000	KOREA, REPUBLIC OF	590	172,876
PACIFIC CORP	KRW5000	KOREA, REPUBLIC OF	322	58,860
POONGSAN	KRW5000	KOREA, REPUBLIC OF	3,530	88,060
POSCO	KRW5000	KOREA, REPUBLIC OF	6,440	2,139,742
PUSAN BANK	KRW5000	KOREA, REPUBLIC OF	21,340	266,176
S OIL	KRW2500	KOREA, REPUBLIC OF	7,710	567,887
S1 CORP	KRW500	KOREA, REPUBLIC OF	3,260	151,958
SAMSUNG CO	KRW5000	KOREA, REPUBLIC OF	23,120	761,966
SAMSUNG ELEC MECH	KRW5000	KOREA, REPUBLIC OF	10,210	475,918
SAMSUNG ELECTRONIC	KRW5000	KOREA, REPUBLIC OF	20,520	13,525,548
SAMSUNG ELECTRONIC	PFD KRW5000	KOREA, REPUBLIC OF	3,780	1,950,968
SAMSUNG ENGINEER	KRW5000	KOREA, REPUBLIC OF	5,300	246,478
SAMSUNG FINE CHEM	KRW5000	KOREA, REPUBLIC OF	2,710	67,896
SAMSUNG FIRE + MAR	KRW500	KOREA, REPUBLIC OF	6,380	1,107,925
SAMSUNG HEAVY	KSWN5000	KOREA, REPUBLIC OF	29,660	711,202
SAMSUNG SDI	KRW5000	KOREA, REPUBLIC OF	5,850	404,468
SAMSUNG SECS CO	KRW5000	KOREA, REPUBLIC OF	9,160	499,368
SAMSUNG TECHWIN	KSWN5000	KOREA, REPUBLIC OF	8,040	293,503
SHINHAN FINANCIAL	KRW5000	KOREA, REPUBLIC OF	36,766	1,877,833
SHINSEGAE CO LTD	KRW5000	KOREA, REPUBLIC OF	2,460	1,534,194
SK CORP	KRW5000	KOREA, REPUBLIC OF	19,050	1,495,323
SK TELECOM	KRW500	KOREA, REPUBLIC OF	4,350	1,040,726
TONGYANG INVEST BA	KRW5000	KOREA, REPUBLIC OF	14,470	171,928
WOONG JIN COWAY	KRW500	KOREA, REPUBLIC OF	6,840	189,755
WOORI INVESTMENT + SECURITIES	KRW5000	KOREA, REPUBLIC OF	15,690	337,419
YUHAN CORP	KRW5000	KOREA, REPUBLIC OF	1,316	251,880
ACERGY S.A	COM USD2	LUXEMBOURG	33,278	641,365
ORIFLAME COSMETICS	SDR EACH REP 1 EUR1.25	LUXEMBOURG	6,617	272,687
STOLT NIELSEN SA	NPV	LUXEMBOURG	6,800	208,597
AIRASIA BHD	MYR0.1	MALAYSIA	141,400	60,520
AMFIRST	REIT	MALAYSIA	8,826	7,955
AMMB HOLDINGS BHD	MYR1	MALAYSIA	237,856	214,394
BERJAYA SPORTS	MYR0.5	MALAYSIA	116,550	158,571
BRITISH AMERICAN TOBACCO	MYR0.50	MALAYSIA	22,119	271,158
BUMIPUTRA COMMERCE HLDS BH	MYR1	MALAYSIA	378,804	832,123
BURSA MALAYSIA BER	COM STK NPV	MALAYSIA	53,300	121,617
DRB HICOM BERHAD	MYR1	MALAYSIA	103,700	49,381
EDARAN OTOMOBIL	MYR1	MALAYSIA	36	19
GAMUDA BERHAD	MYR1	MALAYSIA	96,922	140,108
GENTING BERHAD	ORD MYR0.50	MALAYSIA	66,900	625,765
GOLDEN HOPE PLANTS	MYR1	MALAYSIA	67,571	114,917
GUINNESS ANCHOR BD	MYR0.50	MALAYSIA	21,600	37,347
HIGHLANDS+LOWLANDS	ORD MYR0.50	MALAYSIA	26,100	39,949
HONG LEONG BANK BE	MYR1	MALAYSIA	77,500	121,918
HONG LEONG FINANCI	MYR1	MALAYSIA	33,800	47,519
IGB CORP BERHAD	MYR0.50	MALAYSIA	118,500	60,459
IJM CORP BERHAD	MYR1	MALAYSIA	59,200	123,333
IOI CORP	MYR0.50	MALAYSIA	113,685	592,915
IOI PROPERTIES	MYR1	MALAYSIA	14,400	38,776
KLCC PROPERTY HLDG	COM STK MYR1	MALAYSIA	76,400	61,501
KRISASSETS HOLDINGS	MYR1	MALAYSIA	97	69
KUALA LUMPUR KEPG	ORD MYR1	MALAYSIA	42,797	163,764
KURNIA ASIA BERHAD	MYR0.25	MALAYSIA	95,200	30,222
LAFARGE MALAYAN CEMENT BHD	MYR0.50	MALAYSIA	199,603	78,076
MAGNUM CP BHD	MYR0.50	MALAYSIA	147,910	99,781
MALAKOFF BHD	MYR1	MALAYSIA	92,800	265,669
MALAY AIRLINE SYST	ORD MYR1	MALAYSIA	43,186	57,288
MALAYAN BK BHD	MYR1	MALAYSIA	325,873	1,089,938
MALAYSIAN BULK CAR	MYR0.25	MALAYSIA	34,800	25,252
MALAYSIAN PACIFIC	MYR0.50	MALAYSIA	13,264	39,852
MALAYSIAN RES CORP	MYR1	MALAYSIA	132,666	39,108
MAXIS COMMUN BHD	MYR0.10	MALAYSIA	150,700	435,697
MEDIA PRIMA BERHAD	MYR1	MALAYSIA	84,433	59,831
MISC BHD	MYR1(ALIEN MARKET)	MALAYSIA	192,100	484,606
MMC CORPORATION	MYR0.10	MALAYSIA	52,800	60,463
MULPHA INTL BHD	MYR0.50	MALAYSIA	129,700	50,733
MULTI PURPOSE HLDG	MYR1	MALAYSIA	71,000	26,565
OSK HOLDINGS BHD	MYR1.00	MALAYSIA	77	43
PETRONAS DAGANGAN	MYR1	MALAYSIA	39,400	55,616
PETRONAS GAS BERHA	MRY1	MALAYSIA	64,700	164,134
PLUS EXPRESSWAYS B	ORD MYR0.25	MALAYSIA	258,100	205,573
POS MALAYSIA + SERVICES HLDGS	MY 1	MALAYSIA	48,400	68,594
PPB GROUP BERHAD	MYR1	MALAYSIA	77,600	119,875
PROTON HLDGS BHD	ORD MYR1	MALAYSIA	42,581	79,658
PUBLIC BK BHD	MYR1 (ALIEN MKT)	MALAYSIA	175,710	390,965
PUNCAK NIAGA HLDGS	MYR1	MALAYSIA	50	44
RESORTS WORLD BHD	MYR0.50	MALAYSIA	84,750	350,723
RHB CAPITAL BHD	MYR1	MALAYSIA	109,800	106,439
ROAD BUILDER (M)	ORD MYR1.00	MALAYSIA	67,200	64,762
SCOMI GROUP BERHAD	MYR0.10	MALAYSIA	86,600	24,792
SHELL REFINERY(M)	MYR1	MALAYSIA	23,700	71,207
SIME DARBY BHD	MYR0.50	MALAYSIA	254,759	519,916
SP SETIA	MYR1	MALAYSIA	82,999	119,982
STAR PUBLICATIONS	MYR1	MALAYSIA	76,400	65,832
TA ENTERPRISE BHD	MYR1	MALAYSIA	76,000	17,126
TAN CHONG MOTOR HD	MYR0.50	MALAYSIA	39,000	13,818
TELEKOM MALAYSIA	MYR1	MALAYSIA	146,102	403,768
TENAGA NASIONAL	MYR1	MALAYSIA	174,244	538,339
TRANSMILE GROUP	MYR1	MALAYSIA	22,100	88,951

UMW HLDGS BERHAD	MYR1	MALAYSIA	36,100	78,790
YTL CORP	ORD MYR0.50	MALAYSIA	106,977	198,611
YTL CORP	RTS EX/DT 16JAN07	MALAYSIA	10,698	6,277
ALFA SA	SERIES A NPV (CPO)	MEXICO	54,800	363,920
AMERICA MOVIL SA	COM SER L NPV (L VTG)	MEXICO	3,201,309	7,202,790
CARSO INFRAESTRUCT	COM NPV B 1	MEXICO	119,900	113,622
CEMEX SAB DE CV	CPO NPV (REP2 A + 1B)	MEXICO	1,237,482	4,184,413
COCA COLA FEMSA SA	SER L NPV	MEXICO	47,200	177,955
CONSORICO ARA SA	SER UNICA NPV	MEXICO	37,000	251,180
CONTROL COM MEX	UNITS REP 3 B + 1 C	MEXICO	59,400	153,617
CORP GEO SAB DE CV	SER B NPV	MEXICO	66,200	330,789
DESARROLLADORA HOM	COM NPV	MEXICO	25,600	250,848
EMPRESAS ICA SA	COM NPV	MEXICO	61,300	231,002
FOMENTO ECON MEXICO	UNITS (REP 1 SER B SHS 4 D)	MEXICO	123,700	1,432,155
GPO BIMBO SA DE CV	SER A NPV	MEXICO	46,100	229,927
GPO MEXICO SA	SER B COM NPV	MEXICO	178,102	651,418
GRUPO AEROPORTUARI	SER B NPV	MEXICO	42,200	178,515
GRUPO AEROPORTUARI	SER B NPV	MEXICO	71,500	280,006
GRUPO CARSO	SER A1 NPV	MEXICO	116,661	430,897
GRUPO FINANCIERO BANORTE SA	O SHS	MEXICO	217,136	847,133
GRUPO MODELO SA DE	MXN SERIES C SHS	MEXICO	86,200	476,107
GRUPO TELEVISA SA	(CPO) PTG CERTS REP 1A L D SH	MEXICO	408,500	2,208,343
INDUSTRIAS PENOLES	NPV	MEXICO	13,600	124,369
KIMBERLY CLARK DE MEX SAB D	A NPV	MEXICO	81,400	375,164
TELEFONOS DE MEXIC	SERIES L NPV(LTD VTG)	MEXICO	1,760,000	2,490,390
TV AZTECA	CPO(1A 1DA 1DL)	MEXICO	178,100	135,217
URBI DESARROLLO UR	COM NPV	MEXICO	67,200	242,064
WAL MART DE MEXICO	SER V NPV	MEXICO	539,200	2,367,083
BQE COMM DU MAROC	MAD100	MOROCCO	310	84,379
BQE MAROC COMM EXT	MAD100	MOROCCO	919	135,948
BRASSERIES MAROC	MAD100	MOROCCO	91	17,285
HOLCIM (MAROC)	MAD100	MOROCCO	279	66,696
MANAGEM	COM STK MD100	MOROCCO	344	17,098
MAROC TELECOM	MAD10	MOROCCO	20,825	319,154
ONA (OMNIUM NORD AF	MAD100	MOROCCO	847	154,365
SAMIR	MAD100	MOROCCO	780	76,616
SOC NATL D INVEST	MAD100	MOROCCO	228	37,775
SONASID	MAD100	MOROCCO	221	54,191
ABN AMRO HLDGS NV	EUR0.56	NETHERLANDS	312,515	10,034,589
AEGON NV	EUR0.12	NETHERLANDS	250,820	4,775,943
AHOLD (KON )NV	EUR0.25	NETHERLANDS	268,967	2,858,668
AKZO NOBEL NV	EUR2	NETHERLANDS	47,016	2,864,913
ASML HOLDING NV	EUR0.02	NETHERLANDS	82,440	2,048,088
BUHRMANN NV	EUR1.20(POST CONS)	NETHERLANDS	20,058	297,821
CORIO NV	EUR10	NETHERLANDS	6,870	560,760
EADS(EURO AERO	DEF EUR1	NETHERLANDS	55,350	1,904,969
EURONEXT	EUR1	NETHERLANDS	15,276	1,802,862
FUGRO NV	EUR0.05	NETHERLANDS	9,685	462,315
GETRONICS NV	EUR0.28	NETHERLANDS	21,203	171,670
HAGEMEYER	EUR1.2	NETHERLANDS	87,438	442,753
HEINEKEN NV	EUR1.60	NETHERLANDS	41,176	1,956,312
ING GROEP NV	CVA EUR0.24	NETHERLANDS	324,165	14,358,394
JAMES HARDIE INDS	NPV CHESS EUR0.5	NETHERLANDS	79,002	598,408
KONINKLIJKE DSM NV	EUR1.5	NETHERLANDS	25,735	1,270,205
KONINKLIJKE KPN NV	EUR0.24	NETHERLANDS	334,556	4,751,320
MITTAL STEEL CO NV	EUR0.01	NETHERLANDS	123,137	5,192,742
NUMICO (KON) NV	EUR0.25	NETHERLANDS	29,141	1,565,892
OCE NV	EUR0.5	NETHERLANDS	13,512	220,760
PHILIPS ELEC(KON)	EUR0.20	NETHERLANDS	212,727	8,014,245
QIAGEN NV	EUR0.01	NETHERLANDS	23,302	357,050
RANDSTAD HLDGS NV	EUR0.10	NETHERLANDS	7,872	543,934
REED ELSEVIER NV	EUR0.06	NETHERLANDS	122,443	2,086,057
RODAMCO EUROPE	EUR8	NETHERLANDS	8,961	1,191,096
SBM OFFSHORE NV	EUR0.25 (POST SUBDIVISION)	NETHERLANDS	23,708	814,390
STMICROELECTRONICS	EUR1.04	NETHERLANDS	116,394	2,159,506
TNT NV	EUR0.48	NETHERLANDS	75,509	3,243,990
UNILEVER NV	EUR0.16	NETHERLANDS	296,571	8,095,222
VEDIOR	CVA EUR0.05	NETHERLANDS	28,590	592,270
WERELDHAVE NV	EUR10	NETHERLANDS	3,540	471,004
WOLTERS KLUWER	EUR0.12	NETHERLANDS	49,123	1,411,471
ZENTIVA NV	COM STK EURO.01	NETHERLANDS	4,078	248,115
AUCKLAND INTL AIRPORT LTD	NPV	NEW ZEALAND	177,241	273,690
CONTACT ENERGY	NPV	NEW ZEALAND	52,337	307,031
FISHER + PAYKEL AP	NPV	NEW ZEALAND	47,843	129,539
FISHER + PAYKEL HEALTHCARE COR	NPV	NEW ZEALAND	92,628	278,229
FLETCHER BUILDING	NPV	NEW ZEALAND	85,209	663,893
KIWI INC PROP TST	ORD UNITS NPV	NEW ZEALAND	132,963	144,378
SKY CITY ENTERTAINMENT LTD	NPV	NEW ZEALAND	77,927	282,424
SKY NETWORK TELEVI	NPV	NEW ZEALAND	35,328	163,159
TELECOM CORP OF NZ	NPV (NZ LISTING)	NEW ZEALAND	361,781	1,239,746
TOWER LIMITED	NPV	NEW ZEALAND	27,385	42,673
VECTOR NPV	NPV	NEW ZEALAND	38,065	67,636
WAREHOUSE GROUP	NPV	NEW ZEALAND	20,933	106,271
AKER KVAERNER	NOK10	NORWAY	4,741	592,401
DNB NOR ASA	NOK10	NORWAY	115,059	1,635,424
DNO	NOK0.25	NORWAY	136,500	252,114
NORSK HYDRO ASA	NOK3.6666	NORWAY	122,636	3,811,232
NORSKE SKOGSINDUST	ORD A NOK10	NORWAY	29,423	507,998
OCEAN RIG ASA	NOK5	NORWAY	30,192	222,572
ORKLA ASA	NOK6.25	NORWAY	32,450	1,839,738
PAN FISH ASA	NOK0.75	NORWAY	448,400	410,494
PETROLEUM GEO SVS	NOK3	NORWAY	29,463	693,236
PROSAFE ASA	NOK2	NORWAY	34,000	483,269

SCHIBSTED ASA	NOK1	NORWAY	8,100	290,106
SEADRILL LTD	USD2	NORWAY	37,541	634,592
STATOIL ASA	NOK2.50	NORWAY	113,086	3,001,351
STOREBRAND ASA	A NOK5	NORWAY	40,000	509,448
TANDBERG ASA	NOK1	NORWAY	22,807	344,320
TANDBERG TELEVISION	NOK2	NORWAY	13,400	168,298
TELENOR ASA	ORD NOK6	NORWAY	132,260	2,490,622
TGS NOPEC GEOPH CO	NOK0.25	NORWAY	18,200	377,075
TOMRA SYSTEMS ASA	NOK1	NORWAY	29,227	201,846
YARA INTERNATIONAL	NOK1.70	NORWAY	35,275	803,076
ENGRO CHEMICAL	ORD PKR10	PAKISTAN	25,355	70,384
FAUJI FERTILIZER	PKR10	PAKISTAN	32,505	56,355
HUB POWER CO	PKR10	PAKISTAN	88,000	39,028
ICI PAKISTAN	PKR10	PAKISTAN	5,240	9,941
MCB BANK LIMITED	PKR10	PAKISTAN	48,740	197,026
PAK TELECOM CORP	A PKR10	PAKISTAN	160,500	116,790
PAKISTAN STATE OIL	PKR10	PAKISTAN	23,000	111,071
SUI NORTHERN GAS	PKR10	PAKISTAN	24,200	26,036
CREDICORP SA	COM USD5	PERU	245	10,045
MINAS BUENAVENTURA	COM PEN4	PERU	15,786	435,067
MINSUR	T SHS PEN1	PERU	61,701	131,402
VOLCAN CIA MINERA	SER B PEN0.9	PERU	65,473	165,682
1ST PHILIPPINE	PHP10	PHILIPPINES	37,200	47,819
AYALA CORP	PHP50	PHILIPPINES	21,356	248,376
AYALA LAND INC	PHP1	PHILIPPINES	896,742	279,031
BCO DE ORO UNIV BK	PHP10	PHILIPPINES	58,500	54,907
BK OF PHILIP ISLAN	PHP10	PHILIPPINES	222,040	287,687
FILINVEST LAND	PHP1.00	PHILIPPINES	437,966	19,124
GLOBE TELECOM IN	PHP50	PHILIPPINES	4,816	121,358
IONICS INC	PHP1	PHILIPPINES	75	3
JOLLIBEE FOODS	PHP	PHILIPPINES	72,100	61,787
MANILA ELECTRIC CO	B PHP10	PHILIPPINES	33,357	37,434
MEGAWORLD CORP	PHP1	PHILIPPINES	348,000	17,183
MEGAWORLD CORP	RTS EXP 09JAN07	PHILIPPINES	139,200	1,676
METRO BANK + TRUST	PHP20	PHILIPPINES	83,270	87,501
PETRON CORP	ORD PHP1	PHILIPPINES	210,499	17,610
PHILIPPINE LNG DIS	PHP5	PHILIPPINES	8,957	466,034
SAN MIGUEL CORP	B PHP5	PHILIPPINES	57,406	90,777
SM INVEST CORP	PHP10	PHILIPPINES	27,510	182,427
SM PRIME	PHP1	PHILIPPINES	721,545	158,266
AGORA	PLN1	POLAND	4,750	59,703
BANK BPH SA	PLN5	POLAND	1,481	472,510
BK POLSKA KASA OPIEKI GRUPA	PLN1	POLAND	13,459	1,051,618
BK ZACHODNI WBK	PLN10	POLAND	3,764	291,637
BORYSZEW	PLN0.10	POLAND	4,162	32,935
BRE BANK	PLN4	POLAND	1,508	174,482
BUDIMEX	SER B/C PLN5	POLAND	1,210	31,251
CELULOZA SWIECIE	PLN1	POLAND	1,630	58,376
COMPUTERLAND	PLN1	POLAND	679	24,013
DEBICA	PLN8 (SER A)	POLAND	972	25,907
GLOBE TRADE CENTRE	PLN0.1 (POST SUBDIVISION)	POLAND	18,639	258,024
GRUPA KETY SA	PLN2.5	POLAND	1,278	88,018
KGHM POLSKA MIEDZ	PLN10 BR	POLAND	19,474	596,837
ORBIS	PLN2	POLAND	4,759	103,408
POL GORN NAFT I GA	PLN1	POLAND	202,935	251,577
POLSKA GROUPA FARMA	PLN2	POLAND	1,436	39,313
POLSKI KONCERN NAF	PLN1.25	POLAND	55,143	905,774
POWSZECHNA KASA OS	PLN1	POLAND	70,811	1,146,066
PROKOM SOFTWARE SA	PLN1	POLAND	1,585	74,448
SOFTBANK SA	PLN1	POLAND	1,216	21,021
TELEKOMUNIKACJA PO	PLN 3	POLAND	123,917	1,047,595
TVN SA	POST SPLIT	POLAND	22,005	188,682
BANCO BPI SA	EUR1 REGD	PORTUGAL	51,614	402,240
BCO COM PORTUGUES	EUR1(REGD)	PORTUGAL	346,366	1,278,860
BCO ESPIR SANTO	PTES1000(REGD)	PORTUGAL	21,714	389,984
BRISA AUTO ESTRADA	EUR1 PRIV	PORTUGAL	53,562	667,449
CIMPOR CIMENTOS DE	EUR1(REGD)	PORTUGAL	29,995	248,788
EDP ENERGIAS PORTUGAL	EUR1 (REGD)	PORTUGAL	326,726	1,654,416
JERONIMO MARTINS SGPS	EUR5	PORTUGAL	5,620	125,984
PORTUGAL TCOM SGPS	EUR0.35(REGD)	PORTUGAL	140,034	1,817,014
PT MULTIMEDIA	EUR0.1 (POST SUBDIVISION)	PORTUGAL	14,006	180,258
SONAE INDUSTRIA	EUR5	PORTUGAL	9,080	89,800
SONAE SGPS SA	EUR1	PORTUGAL	133,936	266,688
JOINT STK COMSTAR UTD TELESYS	SPONSORED GDR 144A	RUSSIAN FEDERATION	1,110	6,438
JSC MMC NORILSK NICKEL	SPONSORED ADR	RUSSIAN FEDERATION	13,913	2,198,254
NOVATEK OAO	GDR EACH REPR 1/100 REG S	RUSSIAN FEDERATION	11,572	734,822
O A O TATNEFT	SPONSORED GDR REG 144A	RUSSIAN FEDERATION	10,927	1,038,065
RAO UES OF RUSSIA	GDR EACH REP 100 ORD REG S	RUSSIAN FEDERATION	9,742	1,067,723
ROSTELEKOM	RUR2.5	RUSSIAN FEDERATION	79,000	604,350
SISTEMA JSFC	GDR REPR 1 RUB1.80 REG S	RUSSIAN FEDERATION	11,903	380,896
ALLGREEN PROPERTIE	SGD0.50	SINGAPORE	128,000	109,288
ALLGREEN PROPERTIES	SGD0.5 NPD 15JAN07	SINGAPORE	37,500	17,353
ASCENDAS REAL ESTA	NPV (REIT)	SINGAPORE	155,800	271,124
CAPITACOMMERCIAL	NPV (REIT)	SINGAPORE	167,000	285,172
CAPITALAND	SGD1	SINGAPORE	216,000	872,841
CAPITAMALL TRUST	NPV (REIT)	SINGAPORE	161,500	306,306
CHARTERED SEMI CONDUCTORS	SGD0.26	SINGAPORE	170,674	142,386
CITY DEVELOPMENTS	SGD 0.50	SINGAPORE	87,000	720,133
COMFORTDELGRO CORP	SGD0.25	SINGAPORE	305,000	320,048
COSCO CORPORATION	SGD0.10(POST SUBDIVISION)	SINGAPORE	131,000	196,376
CREATIVE TECHNOLOGY	ORD SGD0.25	SINGAPORE	8,700	57,837
DBS GROUP HLDGS	SGD1	SINGAPORE	196,000	2,887,049
FRASER + NEAVE LTD	SGD0.2	SINGAPORE	148,850	436,567

HAW PAR CORP LTD	SGD1	SINGAPORE	17,575	81,329
JARDINE CYCLE + CARRIAGE LTD	SGD1	SINGAPORE	22,976	221,629
KEPPEL CORP	SGD0.50	SINGAPORE	95,000	1,089,748
KEPPEL LAND LTD	SGD0.50	SINGAPORE	61,000	274,327
MSCI TAIWAN INDEX FUTURES	7-Jan-07	SINGAPORE	24,800	—
NEPTUNE ORIENT LNS	SGD1	SINGAPORE	80,000	108,975
OLAM INTERNATIONAL	ORD SGD0.1	SINGAPORE	106,000	147,155
OVERSEAS CHINESE BK	SGD0.5	SINGAPORE	431,000	2,163,006
PARKWAY HLDGS	SGD0.50	SINGAPORE	103,950	212,737
SEMBCORP INDUSTRIE	SGD0.25 (POST REORG)	SINGAPORE	148,200	370,911
SEMBCORP MARINE	SGD0.10	SINGAPORE	86,000	190,576
SINGAPORE AIRLINES	SGD0.50(1000 BOARD LOT)	SINGAPORE	96,000	1,094,962
SINGAPORE EXCHANGE	SGD0.01	SINGAPORE	137,000	508,962
SINGAPORE LAND	SGD1	SINGAPORE	20,000	112,103
SINGAPORE PETROL	SGD0.50	SINGAPORE	20,000	56,834
SINGAPORE POST	SGD0.05	SINGAPORE	227,000	161,266
SINGAPORE PRESS HD	SGD0.20	SINGAPORE	266,750	744,111
SINGAPORE TECH ENG	SGD0.10	SINGAPORE	229,000	459,701
SINGAPORE TELECOMM	NPV(POST RE ORGANIZATION)	SINGAPORE	1,237,090	2,644,630
SMRT CORPORATION	ORD SGD0.10	SINGAPORE	105,000	81,438
STATS CHIPPAC LTD	SGD0.25	SINGAPORE	218,000	166,239
SUNTEC REIT	NPV (REIT)	SINGAPORE	172,000	204,028
UNITED O SEAS BANK	SGD1	SINGAPORE	197,376	2,495,662
UOL GROUP LTD	SGD1	SINGAPORE	87,037	246,197
VENTURE CORP LTD	SGD0.25	SINGAPORE	42,000	369,550
WANT WANT HOLDINGS	USD0.10	SINGAPORE	77,000	125,510
WING TAI HOLDINGS	SGD 0.25	SINGAPORE	80,583	119,748
AFRICAN BANK INV	ZAR0.025	SOUTH AFRICA	80,964	328,415
ALEXANDER FORBES LTD	ZAR0.01	SOUTH AFRICA	60,969	134,896
ALLAN GRAY PROP TR	UNITS	SOUTH AFRICA	167,504	144,917
ANGLO PLATINUM LTD	ZAR0.10	SOUTH AFRICA	11,112	1,349,105
ANGLOGOLD ASHANTI LTD	ZAR0.25	SOUTH AFRICA	30,736	1,438,510
ASPEN PHARMACARE	ZAR0.1390607	SOUTH AFRICA	34,471	158,648
AVENG	ZAR 0.05	SOUTH AFRICA	66,546	317,122
AVI LTD	ZAR0.05	SOUTH AFRICA	53,209	147,158
BARLOWORLD LTD	ZAR0.05	SOUTH AFRICA	37,263	866,735
BIDVEST GROUP	R0.05	SOUTH AFRICA	44,428	843,097
CONSOL LTD	ZAR 0.01	SOUTH AFRICA	78,263	210,344
EDGARS CONSD STORE	ZAR0.01	SOUTH AFRICA	86,015	475,899
ELLERINE HLDGS	ZAR 0.05 (POST RECON)	SOUTH AFRICA	18,797	207,278
FIRSTRAND LTD	ZAR0.01	SOUTH AFRICA	476,202	1,499,370
FOSCHINI	ZAR0.0125	SOUTH AFRICA	34,316	279,366
GOLD FIELDS	ZAR0.50	SOUTH AFRICA	84,469	1,590,364
GRINDROD LIMITED	ZAR0.00002	SOUTH AFRICA	55,017	121,727
HARMONY GOLD MNG	ZAR0.50	SOUTH AFRICA	57,677	909,645
IMPALA PLATINUM	ZAR 0.025 POST SUBDIV	SOUTH AFRICA	93,053	2,428,359
IMPERIAL HLDGS	ZAR0.04	SOUTH AFRICA	31,936	742,784
INVESTEC LIMITED	ZAR0.002	SOUTH AFRICA	27,705	344,763
JD GROUP LTD	ZAR0.05	SOUTH AFRICA	30,466	343,732
KUMBA IRON ORE LTD	NPV	SOUTH AFRICA	10,270	162,045
LEWIS GROUP LTD	ZAR0.01	SOUTH AFRICA	16,306	136,100
LIBERTY GROUP LTD	ZAR0.10	SOUTH AFRICA	21,006	247,308
MASSMART	ZAR0.01	SOUTH AFRICA	34,198	340,489
METROPOLITAN HOLDINGS LTD	ZAR0.000001	SOUTH AFRICA	94,985	202,074
MITTAL STEEL SA	COM NPV	SOUTH AFRICA	34,067	474,713
MTN GROUP LTD	ZAR0.0001	SOUTH AFRICA	227,780	2,755,683
MURRAY + ROBERTS	ZAR0.10	SOUTH AFRICA	50,794	288,883
NAMPAK	ZAR0.05 (POST RECON)	SOUTH AFRICA	88,493	272,856
NASPERS	N ZAR0.02	SOUTH AFRICA	50,663	1,192,789
NEDBANK GROUP LTD	R1	SOUTH AFRICA	34,471	652,679
NETWORK HEALTHCARE	ZAR0.01	SOUTH AFRICA	218,239	427,455
PICK N PAY STORES	ZAR0.0125	SOUTH AFRICA	36,775	172,642
PRETORIA PORT CMNT	ZAR1	SOUTH AFRICA	2,288	125,908
REUNERT	ZAL0.10	SOUTH AFRICA	29,230	338,908
SANLAM	ZAR0.01	SOUTH AFRICA	391,155	1,015,231
SAPPI	R1	SOUTH AFRICA	34,199	569,923
SASOL	NPV	SOUTH AFRICA	107,213	3,935,135
SHOPRITE HLDGS LTD	ZAR1.134	SOUTH AFRICA	74,440	270,806
SPAR GROUP LTD	NPV	SOUTH AFRICA	28,807	176,501
STANDARD BK GR LTD	ORD ZAR0.1	SOUTH AFRICA	226,312	3,033,221
STEINHOFF INTL HLD	ZAR0.005	SOUTH AFRICA	155,257	547,195
SUPER GROUP LTD	ZAR0.10	SOUTH AFRICA	43,245	70,841
TELKOM SA	ZAR10	SOUTH AFRICA	51,235	1,028,152
TIGER BRANDS	ZAR0.1	SOUTH AFRICA	27,717	672,213
TONGAAT HULETT GRP	ZAR1	SOUTH AFRICA	8,850	140,581
TRUWORTHS INTERNAT	ZAR0.00015	SOUTH AFRICA	77,698	353,075
WOOLWORTHS HLDGS	ZAR0.0015	SOUTH AFRICA	134,170	342,525
ABERTIS INFRAESTRUCTURAS SA	EUR3	SPAIN	38,731	1,149,135
ACCIONA S A	UER1	SPAIN	4,802	893,468
ACERINOX S.A. ORD SHS	EUR.25	SPAIN	30,827	936,983
ACS ACTIVIDADES CO	EURO.5	SPAIN	41,854	2,357,199
AGUAS DE BARCELONA	EUR1	SPAIN	9,501	347,666
ALTADIS SA	EUR0.10 (REGD)	SPAIN	45,617	2,385,062
ANTENA 3 TV	EUR0.75 POST SUBDIVISION	SPAIN	13,527	318,219
BBVA (BILB VIZ ARG)	EUR0.49	SPAIN	598,146	14,386,719
BCO POPULAR ESP	EUR0.10 (POST SUBD)	SPAIN	144,149	2,609,828
BCO SANT CENT HISP	EURO.50(REGD)	SPAIN	1,006,062	18,758,750
CINTRA CONCES INFR	EUR0.2	SPAIN	33,598	562,661
CORP MAPFRE SA	EUR0.10	SPAIN	91,397	412,181
EBRO PULEVA	EUR0.60	SPAIN	14,404	364,682
ENDESA S.A.	EUR1.2	SPAIN	124,805	5,896,693
FADESA INMOBILIAR	EUR0.1	SPAIN	8,464	392,311
FOM CONST Y CONTRA	EUR1	SPAIN	7,756	789,559

GAMESA CORP TECNO	EUR0.17	SPAIN	28,909	794,820
GAS NATURAL SDG	EUR1	SPAIN	30,367	1,200,903
GRUPO FERROVIAL SA	ORD NPV	SPAIN	10,704	1,043,792
IBERDROLA SA	EUR3	SPAIN	137,416	6,001,466
IBERIALINEAS AERE	EUR 0.78	SPAIN	80,775	293,979
IBEX 35 INDEX	7-Jan-07	SPAIN	60	—
INDITEX	EUR0.15	SPAIN	36,974	1,989,724
INDRA SISTEMAS SA	EUR0.20	SPAIN	21,034	516,176
NH HOTELES SA	EUR2	SPAIN	11,216	221,998
PROMOTORA DE INFOR	EUR0.10	SPAIN	13,211	230,127
REPSOL YPF SA	EUR1	SPAIN	155,075	5,357,631
SACYR VALLEHERMOSO SA	EUR1	SPAIN	16,894	1,002,478
SOGECABLE ORD SHS	EUR2	SPAIN	7,020	249,937
TELEFONICA SA	EUR 1	SPAIN	755,257	16,054,232
UNION FENOSA	EUR3	SPAIN	23,247	1,149,550
ZELTIA SA	EUR0.05	SPAIN	27,643	203,399
ALFA LAVAL AB	ORD SEK10	SWEDEN	16,082	726,193
ASSA ABLOY	SEK1 SER B	SWEDEN	53,454	1,163,911
ATLAS COPCO AB	SER A NPV	SWEDEN	57,452	1,931,019
ATLAS COPCO AB	SER B SEK1.25	SWEDEN	35,400	1,148,444
AXFOOD AB	SEK5	SWEDEN	5,039	208,394
BILLERUD	SEK 12.5	SWEDEN	8,818	156,567
BOLIDEN AB	SEK2.00	SWEDEN	49,500	1,273,126
CASTELLUM AB	NPV	SWEDEN	26,280	350,438
D CARNEGIE + CO AB	SEK2	SWEDEN	10,357	223,244
ELECTROLUX AB	SERVB SEK5	SWEDEN	46,150	923,944
ELEKTA AB	SER B SEK 2	SWEDEN	14,384	303,214
ENIRO AB	SEK 1	SWEDEN	29,395	388,755
ERICSSON(LM)TEL	SEK1 SER B	SWEDEN	2,535,446	10,244,788
FABEGE AB	SEK50.00	SWEDEN	13,078	350,696
GETINGE AB	SER B SEK0.50	SWEDEN	30,281	679,254
HENNES + MAURITZ	SEK0.25 SER B	SWEDEN	81,228	4,107,100
HOGANAS AG	ORD B SHS SEK5	SWEDEN	4,556	119,509
HOLMEN AB	SEK50 SER B	SWEDEN	9,000	391,933
HUSQVARNA AB	SER B NPV	SWEDEN	46,750	731,002
KUNGSLEDEN	NPV	SWEDEN	22,878	351,043
LUNDIN PETROLEUM	A NPV	SWEDEN	36,927	429,007
MODERN TIMES GROUP	SER B NPV	SWEDEN	8,527	560,741
NOBIA AB	SEK1	SWEDEN	8,200	315,753
NORDEA BANK AB	ORD EUR0.39632	SWEDEN	363,312	5,601,259
OMX AB	SEK2	SWEDEN	12,850	236,607
SANDVIK AB	APV	SWEDEN	172,568	2,509,209
SAS AB	SEK10.0	SWEDEN	12,325	209,829
SCANIA AB	SEK10 SER B	SWEDEN	17,100	1,201,973
SECURITAS	SER B SEK1	SWEDEN	53,560	831,616
SECURITAS DIRECT	SER B NPV	SWEDEN	51,960	164,772
SECURITAS SYSTEMS	SER B NPV	SWEDEN	51,960	210,331
SKAND ENSKILDA BKN	SER A SEK10	SWEDEN	79,468	2,525,835
SKANSKA AB	SER B SEK3	SWEDEN	63,352	1,249,820
SKF AB	SER B SEK2.50	SWEDEN	68,432	1,265,037
SSAB (SVENSKT STAL)	SER A NPV	SWEDEN	25,500	605,546
SSAB(SVENSKT STAL)	SER B NPV	SWEDEN	12,000	270,934
SVENSKA CELLULOSA	SER B SEK10 FREE	SWEDEN	32,020	1,672,826
SVENSKA HANDELSBANKEN SERIES A	SER A SEK4.30	SWEDEN	89,012	2,692,603
SWEDISH MATCH	NPV	SWEDEN	54,622	1,021,718
TELE2 AB	SER B SEK1.25	SWEDEN	53,887	787,476
TELELOGIC AB	SEK0.01	SWEDEN	41,000	91,670
TELIASONERA AB	SEK3.2	SWEDEN	319,804	2,628,814
TRELLEBORG AB	B SEK25 FREE	SWEDEN	13,200	316,352
VOLVO AB	SEK6 SER A	SWEDEN	16,080	1,142,025
VOLVO(AB)	SEK6 SER B	SWEDEN	37,260	2,567,308
WIHLBORGS FAST AB	NPV	SWEDEN	5,070	105,764
ABB LTD	CHF2.50(REGD)	SWITZERLAND	357,934	6,406,863
ADECCO SA	CHF1(REGD)	SWITZERLAND	22,534	1,536,787
CIBA SPECIALTY CHE	CHF6 (REGD)	SWITZERLAND	12,035	799,080
CLARIANT	CHF4.75(REGD)	SWITZERLAND	39,300	587,552
CREDIT SUISSE GRP	CHF3 (REGD)	SWITZERLAND	203,514	14,212,803
GEBERIT	CHF1(REGD)	SWITZERLAND	675	1,038,462
GIVAUDAN AG	CHF10	SWITZERLAND	1,068	986,896
HOLCIM	CHF2(REGD)	SWITZERLAND	34,477	3,154,814
KUDELSKI SA	CHF10 (BR)	SWITZERLAND	5,674	213,350
KUEHNE + NAGEL AG	CHF1(REGD)(POST SUBD)	SWITZERLAND	9,221	669,650
KUONI REISEN HLDG	CHF50(REGD) SER B)	SWITZERLAND	489	261,185
LOGITECH INTL	CHF0.25(REGD) (POST SUBD)	SWITZERLAND	29,373	845,794
LONZA GROUP AG	CHF1 REGD	SWITZERLAND	6,490	559,840
MICRONAS SEMICONDU	CHF0.05 (REGD)	SWITZERLAND	5,679	124,680
NESTLE SA	CHF1 (REGD)	SWITZERLAND	69,273	24,572,138
NOBEL BIOCARE AG	CHF2.00 (BR)	SWITZERLAND	4,007	1,182,536
NOVARTIS AG	CHF0.50 REGD	SWITZERLAND	402,032	23,136,518
OC OERLIKON CORPORATION AG	CHF20 (REGD)	SWITZERLAND	1,064	525,158
PHONAK	CHF0.05	SWITZERLAND	7,857	624,338
PSP SWISS PROPERTY	CHF16.78(REGD)(POST SUBD)	SWITZERLAND	8,054	461,850
RICHEMONT (CIE FIN)	A CHF1 (BR) EQUITY UNIT	SWITZERLAND	89,659	5,214,868
RIETER HLDGS AG	CHF5	SWITZERLAND	751	392,203
ROCHE HOLDINGS AG	GENUSSCHEINE NPV	SWITZERLAND	121,313	21,714,500
SCHINDLER HLDG AG	PTG CERT CHF0.10(POST SUBD)	SWITZERLAND	8,779	551,250
SERONO SA	B CHF25 BR	SWITZERLAND	827	741,163
SGS SA	CHF20(REGD)	SWITZERLAND	735	817,670
SIG SCHW IND HG AG	CHF10(REGD)	SWITZERLAND	1,040	346,752
STRAUMANN HLDG	CHF0.10(REGD)	SWITZERLAND	1,307	315,856
SULZER AG	CHF0.03(REGD)	SWITZERLAND	620	704,465
SWATCH GROUP	CHF 0.45 (REGD)	SWITZERLAND	9,154	408,694
SWATCH GROUP	CHF2.25(BR)	SWITZERLAND	5,689	1,254,824

SWISS REINSURANCE	CHF0.1	SWITZERLAND	57,874	4,911,728
SWISSCOM AG	CHF1 (REGD)	SWITZERLAND	3,130	1,182,692
SYNGENTA AG	CHF2.30(REGD)	SWITZERLAND	18,373	3,412,107
UBS AG	CHF0.1 (POST SUBDIVISION)	SWITZERLAND	1,700	102,443
UBS AG	CHF0.1 (POST SUBDIVISION)	SWITZERLAND	342,853	20,798,120
ZURICH FIN SVS GRP	CHF0.10	SWITZERLAND	24,902	6,691,125
ACCTON	TWD10	TAIWAN	73,881	45,573
ACER INC	TWD10	TAIWAN	302,486	631,243
ADVANCED SEMICONDT	TWD10 (ASE)	TAIWAN	480,473	545,573
ADVANTECH	TWD10	TAIWAN	35,626	127,919
ASIA CEMENT	TWD10	TAIWAN	196,725	187,156
ASIA OPTICAL CO IN	TWD10	TAIWAN	23,229	100,159
ASUSTEK COMPUTER	TWD 10	TAIWAN	365,752	1,001,230
AU OPTRONICS CORP	TWD10	TAIWAN	882,349	1,226,651
BENQ CORP	TWD10	TAIWAN	275,497	147,535
CATCHER TECHNOLOGY CO LTD	TWD10	TAIWAN	39,116	382,337
CATHAY FINANCIAL H	TWD10	TAIWAN	751,760	1,707,235
CATHAY REAL ESTATE	TWD10	TAIWAN	128,192	92,057
CHANG HWA BANK	TWD10	TAIWAN	539,986	377,004
CHENG SHIN IND	TWD10	TAIWAN	84,972	84,098
CHENG UEI PRECISIO	TWD10	TAIWAN	34,000	121,559
CHI MEI OPTOELECTR	TWD10	TAIWAN	487,860	494,073
CHINA AIRLINES	TWD10	TAIWAN	171,760	80,121
CHINA DEV FIN HLDG	TWD10	TAIWAN	1,370,687	630,975
CHINA MOTOR CO	TWD10	TAIWAN	77,512	71,363
CHINA STEEL	TWD10	TAIWAN	1,156,829	1,228,365
CHINA TRUST FINANCE	TWD10	TAIWAN	824,919	689,859
CHUNGWHA PICTURE T	TWD10	TAIWAN	806,895	173,339
CHUNGWHA TELECOM	TWD10	TAIWAN	575,280	1,069,878
CMC MAGNETICS CORP	TWD10	TAIWAN	373,000	131,068
COMPAL COMMUN INC	TWD10	TAIWAN	25,000	81,326
COMPAL ELECTRONIC	TWD10	TAIWAN	433,076	386,094
COMPEQ MFG	TWD10	TAIWAN	111,000	52,289
D LINK	TWD10	TAIWAN	88,952	116,564
DELTA ELECTRONICS	TWD10	TAIWAN	188,951	608,865
E SUN FINANCIAL HL	TWD10	TAIWAN	395,284	274,157
ETERNAL CHEMICAL	TWD10	TAIWAN	64,272	99,411
EVA AIRWAYS	TWD10	TAIWAN	173,340	72,081
EVERGREEN MARINE	TWD10	TAIWAN	143,331	82,915
FAR EAST TEXTILE	TWD10	TAIWAN	336,979	294,734
FIRST FINANCIAL HO	TWD10	TAIWAN	588,709	447,155
FORMOSA CHEM+FIBRE	TWD10	TAIWAN	389,618	651,655
FORMOSA PETROCHEMI	TWD10	TAIWAN	261,000	573,503
FORMOSA PLASTIC	TWD10	TAIWAN	615,728	1,022,277
FORMOSA TAFFETA CO	TWD10	TAIWAN	106,319	80,592
FOXCONN TECH CO	TWD10	TAIWAN	54,050	647,737
FU SHENG INDUSTRIA	TWD10	TAIWAN	74,805	73,232
FUBON FINANCIAL HL	TWD10	TAIWAN	503,000	470,815
FUH HWA FINANCIAL	TWD10	TAIWAN	236,000	118,054
GIANT MANUFACTURIN	TWD10	TAIWAN	27,910	45,824
GIGA BYTE TECHNOLOGY	TWD10	TAIWAN	79,944	60,722
HANNSTAR DISPLAY C	TWD 10	TAIWAN	688,311	130,544
HIGH TECH COMPUTER	TWD10	TAIWAN	42,400	839,282
HON HAI PRECISION	TWD10	TAIWAN	687,755	4,907,259
HUA NAN FINANCIAL	TWD10	TAIWAN	455,039	337,247
INVENTEC APPLIANCE	TWD10	TAIWAN	28,000	78,195
INVENTEC CORP	TWD10	TAIWAN	193,029	169,719
KINPO ELECTRONICS	TWD10	TAIWAN	146,453	58,204
LARGAN PRECISION CO	TWD10	TAIWAN	12,966	250,685
LITE ON TECHNOLOGY TWD10	TWD10	TAIWAN	321,783	435,002
MACRONIX INTL	TWD10	TAIWAN	389,001	168,326
MEDIATEK INC	TWD10	TAIWAN	111,419	1,152,316
MEGA FINANCIAL HD	TWD10	TAIWAN	1,198,385	880,814
MICRO STAR INTL	TWD10	TAIWAN	97,910	77,823
MITAC INTL	TWD10	TAIWAN	132,407	160,099
NAN YA PCB CORP	TWD10	TAIWAN	25,000	172,625
NAN YA PLASTIC	TWD10	TAIWAN	745,948	1,243,056
NIEN MADE ENTPRSE	TWD10	TAIWAN	34,014	34,447
NOVATEK MICROELECT	TWD10	TAIWAN	56,604	256,225
OPTIMAX TECHNOLOGY	TWD10	TAIWAN	58,643	41,393
ORIENTAL UNION CHM	TWD10	TAIWAN	70,557	47,204
PACIFIC ELEC WIRE	TWD10	TAIWAN	258,160	4,120
PHOENIX PRECISION TECH CORP	TWD10	TAIWAN	78,270	93,679
PHOENIXTEC POWER	TWD10	TAIWAN	42,105	46,389
POLARIS SECURITIES	TWD10	TAIWAN	256,849	135,184
POU CHEN	TWD10	TAIWAN	254,491	288,972
PRESIDENT CHAIN ST	TWD10	TAIWAN	64,198	155,052
QUANTA COMPUTER	TWD10	TAIWAN	235,648	427,399
REALTEK SEMICOND	TWD10	TAIWAN	97,003	167,005
RITEK CORP	TWD10	TAIWAN	305,112	89,422
SHIHLIN ELEC + ENG	TWD10	TAIWAN	25	27
SHIN KONG FINANCIAL	TWD10	TAIWAN	384,625	414,311
SILICONWARE PRECIS	TWD10	TAIWAN	306,144	481,036
SINOPAC HLDG	TWD10	TAIWAN	747,335	400,215
SYNNEX TECH INTL	TWD10	TAIWAN	98,910	125,060
TAISHIN FINANCIAL	TWD10	TAIWAN	650,732	381,433
TAIWAN CEMENT	TWD10	TAIWAN	354,691	320,566
TAIWAN FERTILIZER	TWD10	TAIWAN	96,000	183,545
TAIWAN GLASS	TWD10	TAIWAN	94,803	80,881
TAIWAN MOBILE CO	TWD10	TAIWAN	340,720	353,424
TAIWAN PINEAPPLE CORP	POST SPLIT SHARES	TAIWAN	4,034	—
TAIWAN SECOM CO	TW 10	TAIWAN	34,016	61,487
TAIWAN SEMICON MAN	TWD10	TAIWAN	3,482,076	7,213,139

TATUNG	TWD 10	TAIWAN	473,862	212,318
TECO ELEC + MACHINE	TWD10	TAIWAN	228,775	116,546
U MING MARINE	TWD 10	TAIWAN	60,000	81,847
UNI PRESIDENT ENT	TWD10	TAIWAN	356,186	355,257
UNITED MICRO ELEC	TWD10	TAIWAN	2,798,219	1,738,958
VIA TECHNOLOGIES	TWD10	TAIWAN	132,080	164,365
WALSIN LIHWA W + C	TWD10	TAIWAN	366,696	195,811
WAN HAI LINES	TWD10	TAIWAN	144,131	88,465
WATERLAND FINANCIAL HOLDINGS	TWD10	TAIWAN	198,000	65,321
WINBOND ELECTRONIC	TWD10	TAIWAN	465,843	190,140
WINTEK CORP	TWD10	TAIWAN	119,715	113,708
YA HSING IND CO	TWD10	TAIWAN	126,905	103,985
YAGEO CORP	TW10	TAIWAN	320,440	149,476
YANG MING MARINE	TWD10	TAIWAN	160,706	92,720
YIEH PHUI ENTS CO	COM	TAIWAN	132,117	59,602
YUANTA CORE PACIFI	TWD10	TAIWAN	357,764	296,993
YUEN FOONG YU MFG	TWD10	TAIWAN	163,696	71,336
YULON MOTOR	TWD10	TAIWAN	100,477	121,800
ZYXEL COMMUNICATIO	TWD10	TAIWAN	52,434	65,331
ADVANCED INFO SERV	THB1 (ALIEN MARKET)	THAILAND	147,398	318,037
AIRPORTS OF THAILA	THB10(ALIEN MARKET)	THAILAND	70,300	110,846
AROMATICS (THAILAND	ORD THB1(ALIEN MKT)	THAILAND	37,100	23,604
BANGKOK BANK	THB10	THAILAND	59,300	180,443
BANGKOK BANK	THB10(ALIEN MARKET)	THAILAND	161,600	514,080
BANGKOK EXPRESSWAY	THB10 (ALIEN MARKET)	THAILAND	55,700	32,357
BANPU CO	THB10 (ALIEN MKT)	THAILAND	20,700	107,079
BEC WORLD	THB1 (ALIEN MKT)	THAILAND	145,600	56,387
C P SEVEN ELEVEN	THB1(ALIEN MARKET)	THAILAND	346,300	47,898
CENT PATTANA PUB	THB1 ALIEN	THAILAND	110,600	71,898
CHAROEN POK FOODS	THB1 (ALIEN MKT)	THAILAND	495,000	65,726
DELTA ELECTRONICS	THB1(ALIEN MKT)	THAILAND	73,700	35,270
ELECTRICITY GENRTG	THB10(ALIEN MKT)	THAILAND	19,188	49,894
GLOW ENERGY	THB10(ALIEN MARKET)	THAILAND	86,600	79,054
HANA MICROELECTRNC	THB1 (ALIEN MKT)	THAILAND	87,300	67,618
ITALIAN THAI DEVT	THB1(ALIEN MKT)	THAILAND	220,900	30,553
ITF FIN + SECS	THB10(ALIEN MKT)	THAILAND	2,750	—
KASIKORNBANK PCL	THB10 (ALIEN MARKET)	THAILAND	200,700	346,992
KASIKORNBANK PCL	THB10 (NVDR)	THAILAND	7,300	12,419
KASIKORNBANK PCL	THBH10	THAILAND	77,900	132,527
KIATNAKIN BANK PLC	THB10(ALIEN MKT)	THAILAND	34,900	27,997
KIM ENG SECS(TH)	THB1 (ALIEN MARKET)	THAILAND	33,110	16,120
KRUNG THAI BANK LTD	THB5.15(ALIEN MARKET)	THAILAND	462,000	152,083
LAND + HOUSES	THB1	THAILAND	237,600	42,393
LAND + HOUSES	THB1 (ALIEN MKT)	THAILAND	358,400	68,408
PRECIOUS SHIPPING	THB1(ALIEN MKT)	THAILAND	33,100	36,625
PTT CHEMICAL	THB10(ALIEN MKT)	THAILAND	44,762	61,911
PTT EXPLORTN + PRD	THB1(ALIEN MKT)	THAILAND	190,875	316,805
PTT PUBLIC COMPANY	THB10(ALIEN MARKET)	THAILAND	136,024	767,604
RATCHABURI ELECTRIC	THB10(ALIEN MKT)	THAILAND	63,400	68,398
RAYONG REFINERY PU	THB10 (ALIEN MARKET)	THAILAND	241,100	86,703
SAHAVIRIYA STEEL	THB1 (ALIEN MK)	THAILAND	907,500	25,104
SIAM CEMENT CO	THB1	THAILAND	22,800	152,631
SIAM CEMENT CO	THB1 (ALIEN MARKET)	THAILAND	46,800	328,830
SIAM CEMENT CO	THB1 (NVDR)	THAILAND	3,688	24,689
SIAM CITY CEMENT	THB10(ALIEN MARKET)	THAILAND	9,700	49,640
SIAM COMMERCIAL BK	THB10(ALIEN MARKET)	THAILAND	146,125	232,426
SIAM MAKRO	THB10(ALIEN MKT)	THAILAND	15,700	30,401
SINO THAI ENG + CONS	THB1(ALIEN MKT)	THAILAND	98,200	9,508
THAI AIRWAYS INTL	THB10(ALIEN MARKET)	THAILAND	80,000	84,094
THAI UNION FROZEN	THB1 ALN MKT	THAILAND	30,300	22,840
THAI UNION FROZEN	THB1(LOCAL)	THAILAND	18,000	12,448
THANACHART CAPITAL	THB10 (ALIEN MARKET)	THAILAND	105,936	40,733
TISCO FINANCE PLC	THB10 (ALIEN MKT)	THAILAND	38,571	23,580
TRUE CORPORATION	THB10(ALIEN MARKET)	THAILAND	288,900	47,151
TRUE CORPORATION PUBLIC CO LTD	PURCH RTS EX DATE 3APR00 ALIEN	THAILAND	74,211	—
ADANA CIMENTO	A SHS TRY1	TURKEY	6,818	37,544
AKBANK	TRY1	TURKEY	133,237	808,922
AKCANSA CIMENTO SA	TRY1	TURKEY	7,631	45,791
AKSIGORTA	TRY1	TURKEY	21,205	80,089
ALARKO HLDG	TRY1	TURKEY	8,470	21,407
ANADOLOU EFES	TRY1	TURKEY	9,768	301,694
ARCELIK	TRY1	TURKEY	17,316	102,075
AYGAZ	TRY1	TURKEY	12,432	35,106
CIMSA	TRY1	TURKEY	6,313	40,557
DOGAN SIRKETLER GRUBY HLDG AS	TRY1	TURKEY	90,888	143,085
DOGAN YAYIN HLDGS	TRY1	TURKEY	36,875	129,641
EREGLI DEMIR CELIK	TRY1	TURKEY	35,849	227,773
FORD OTOMOTIV SAN	TRY1	TURKEY	12,156	97,832
HACI OMER SABANCI HLDGS A S	TRY1	TURKEY	77,884	305,158
HURRIYET	TRY1	TURKEY	32,483	85,765
IHLAS HLDG	TRY1	TURKEY	46,828	16,199
KOC HLDG	TRY1	TURKEY	44,876	174,245
MIGROS	TRY1	TURKEY	17,277	223,204
ORTAK	TRY1	TURKEY	23,661	48,441
PETKIM	TRY1	TURKEY	13,042	46,957
T SISE CAM	TRY1	TURKEY	25,677	90,635
TOFAS(TURK OTOMOBIL FAB)	TRY1	TURKEY	19,927	68,932
TRAKYA CAM	TRY1	TURKEY	16,355	45,030
TUPRAS(T PETR RAF)	TRY1	TURKEY	15,170	259,170
TURK HAVA YOLLARI	TRY1	TURKEY	6,922	29,809
TURKCELL ILETISIM	TRY1	TURKEY	76,149	384,374
TURKIYE GARANTI BANKASI	TRY1	TURKEY	163,529	540,286
TURKIYE IS BANKASI	TRY1	TURKEY	166,937	766,036

TURKIYE VAKIFLAR	TRY1	TURKEY	66,407	311,759
ULKER GIDA	TRY1	TURKEY	11,443	30,536
VE TICARET	TRY1	TURKEY	6,145	24,728
VESTEL ELECTRONIK	TRY1	TURKEY	12,680	32,942
YAPI VE KREDI BANKASI A S	TRY1	TURKEY	147,724	256,549
3I GROUP	ORD GBP0.62784	UNITED KINGDOM	78,611	1,553,151
AEGIS GROUP	ORD GBP0.05	UNITED KINGDOM	138,326	379,015
AGGREKO	ORD GBP0.20	UNITED KINGDOM	41,535	354,019
ALLIANCE BOOTS PLC	ORD GBP0.37179482	UNITED KINGDOM	138,986	2,278,138
AMEC	ORD GBP0.50	UNITED KINGDOM	59,607	491,721
AMVESCAP	ORD USD0.10	UNITED KINGDOM	127,348	1,485,465
ANGLO AMERICAN PLC	USD0.50	UNITED KINGDOM	246,686	12,026,586
ARM HLDGS	ORD GBP0.0005	UNITED KINGDOM	258,008	634,988
ARRIVA	ORD GBP0.05	UNITED KINGDOM	36,835	550,780
ASTRAZENECA	ORD USD0.25	UNITED KINGDOM	266,778	14,327,099
ASTRO ALL ASIA NET	ORD GBP0.10	UNITED KINGDOM	83,700	131,671
AVIVA PLC	ORD GBP0.25	UNITED KINGDOM	435,224	7,001,785
BAE SYSTEMS	ORD GBP0.025	UNITED KINGDOM	549,701	4,580,420
BALFOUR BEATTY	ORD GBP0.50	UNITED KINGDOM	69,615	603,574
BARCLAYS	ORD GBP0.25	UNITED KINGDOM	1,113,506	15,908,879
BARRATT DEVEL	ORD GBP0.10	UNITED KINGDOM	41,770	1,009,615
BBA AVIATION PLC	ORD GBP0.2976 (POST CONS)	UNITED KINGDOM	65,794	352,183
BELLWAY	ORD GBP0.125	UNITED KINGDOM	18,240	551,184
BERKELEY GP HLDGS	UTS(COMP 1ORD+3 B SHS)	UNITED KINGDOM	15,502	519,113
BG GROUP	ORD GBP0.10	UNITED KINGDOM	592,534	8,036,569
BHP BILLITON PLC	ORD USD0.5	UNITED KINGDOM	419,027	7,663,823
BIFFA	ORD GBP0.10	UNITED KINGDOM	59,004	354,523
BOVIS HOMES GROUP	ORD GBP0.50	UNITED KINGDOM	19,363	410,796
BP PLC	ORD USDO.25	UNITED KINGDOM	3,388,143	37,631,519
BRIT AMER TOBACCO	ORD GBP0.25	UNITED KINGDOM	265,987	7,439,038
BRITISH AIRWAYS	ORD GBP0.25	UNITED KINGDOM	97,429	1,005,854
BRITISH LAND CO	ORD GBP0.25	UNITED KINGDOM	88,822	2,979,583
BRITISH SKY BROADCAST	ORD GBP0.50	UNITED KINGDOM	199,070	2,033,764
BRIXTON PLC	ORD GBP0.25	UNITED KINGDOM	41,071	463,001
BT GROUP	ORD GBP0.05	UNITED KINGDOM	1,417,759	8,365,923
BUNZL	ORD GBP0.32142857	UNITED KINGDOM	59,704	734,400
BURBERRY GROUP	ORD GBP.0005	UNITED KINGDOM	76,612	967,870
CABLE + WIRELESS	ORD GBP0.25	UNITED KINGDOM	409,930	1,265,620
CADBURY SCHWEPPES	ORD GBP0.125	UNITED KINGDOM	356,130	3,809,104
CAPITA GROUP	ORD GBP0.02	UNITED KINGDOM	109,484	1,300,659
CARNIVAL PLC	ORD USD1.66	UNITED KINGDOM	29,081	1,472,983
CARPHONE WAREHOUSE	ORD GBP0.10	UNITED KINGDOM	67,557	415,168
CATTLES PLC	ORD GBP0.10	UNITED KINGDOM	53,278	458,019
CENTRICA ORD	GBP0.0617284	UNITED KINGDOM	618,584	4,291,796
CHARTER	ORD GBP0.02 (REGD)	UNITED KINGDOM	28,007	496,066
CLOSE BROTHERS GP	ORD GBP0.25	UNITED KINGDOM	25,161	500,564
COBHAM ORD	GBP0.025	UNITED KINGDOM	185,134	702,024
COLLINS STEWART	GBP0.25	UNITED KINGDOM	35,860	178,266
COMPASS GROUP	ORD GBP0.10	UNITED KINGDOM	363,430	2,062,733
COOKSON GRP	ORD GBP0.10	UNITED KINGDOM	31,797	390,814
CORUS GROUP	ORD GBP0.50	UNITED KINGDOM	151,631	1,574,336
CSR	ORD GBP0.001	UNITED KINGDOM	21,643	275,331
DAILY MAIL + GEN TST	A NON VTG GBP0.125	UNITED KINGDOM	52,978	743,428
DAVIS SERVICE GP	ORD GBP0.3	UNITED KINGDOM	25,962	256,090
DE LA RUE	ORD GBP0.2777	UNITED KINGDOM	25,471	321,287
DIAGEO	ORD GBX28.935185	UNITED KINGDOM	485,031	9,516,517
DSG INTERNATIONAL	ORD GBP0.025	UNITED KINGDOM	308,288	1,155,446
ELECTROCOMPONENTS	ORD GBP0.10	UNITED KINGDOM	72,607	416,716
EMAP	ORD GBP.30	UNITED KINGDOM	37,179	587,576
EMI GROUP	ORD GBP0.14	UNITED KINGDOM	139,606	724,059
ENTERPRISE INNS	ORD GBP0.05	UNITED KINGDOM	55,544	1,470,819
FIRST CHOICE HOLIDAYS	ORD GBP0.03	UNITED KINGDOM	86,603	483,061
FIRSTGROUP	ORD GBP0.05	UNITED KINGDOM	64,847	729,763
FKI	GBP0.10	UNITED KINGDOM	94,866	191,701
FRIENDS PROVIDENT	ORD GBP0.10	UNITED KINGDOM	289,672	1,230,242
FTSE 100 INDEX FUTURES	7-Mar-07	UNITED KINGDOM	520	—
GALIFORM	ORD GBP0.10	UNITED KINGDOM	118,130	316,163
GALLAHER GROUP	ORD GBP0.10	UNITED KINGDOM	112,046	2,514,170
GKN	ORD GBP0.50	UNITED KINGDOM	117,260	637,997
GLAXOSMITHKLINE	ORD GBP0.25	UNITED KINGDOM	991,226	26,073,306
GREAT PORTLAND EST	ORD GBP0.125	UNITED KINGDOM	30,989	420,609
GROUP 4 SECURICOR	ORD GBP0.25	UNITED KINGDOM	187,419	689,597
HAMMERSON PLC	ORD GBP0.25	UNITED KINGDOM	48,119	1,485,157
HANSON	ORD GBP0.10	UNITED KINGDOM	121,717	1,835,473
HAYS	ORD GBP0.01	UNITED KINGDOM	249,581	777,884
HBOS	ORD GBP0.25	UNITED KINGDOM	649,932	14,399,204
HILL (WILLIAM)	ORD GBP0.10	UNITED KINGDOM	62,421	772,097
HMV GROUP	ORD GBP0.01	UNITED KINGDOM	68,131	191,013
HOME RETAIL GROUP	ORD GBP0	UNITED KINGDOM	147,387	1,182,680
HSBC HLDGS	ORD USD0.50(UK REG)	UNITED KINGDOM	1,971,520	35,923,200
ICAP	ORD GBP0.10	UNITED KINGDOM	79,646	745,882
IMI	ORD GBP0.25	UNITED KINGDOM	55,798	553,670
IMPERIAL CHEM INDS	ORD GBP1	UNITED KINGDOM	202,973	1,795,564
IMPERIAL TOBACCO	ORD GBP0.10	UNITED KINGDOM	116,908	4,599,011
INCHCAPE	ORD GBP0.25	UNITED KINGDOM	77,474	767,239
INTERCONTL HOTELS	ORD GBP0.114285	UNITED KINGDOM	64,616	1,595,966
INTERNATIONAL POWER	ORD GBP0.50	UNITED KINGDOM	251,071	1,875,857
INTERTEK GROUP PLC	ORD GBP0.01	UNITED KINGDOM	28,794	469,712
INVENSYS	ORD GBP0.10	UNITED KINGDOM	142,661	768,523
INVESTEC	ORD GBP0.0002	UNITED KINGDOM	56,705	731,914
ITV	ORD GBP0.10	UNITED KINGDOM	697,949	1,454,780
JOHNSON MATTHEY	ORD GBP1.00	UNITED KINGDOM	37,725	1,040,314
KELDA GROUP	ORD GBX15.55555	UNITED KINGDOM	61,767	1,119,416

KESA ELECTRICALS	ORD GBP0.25	UNITED KINGDOM	85,309	566,420
KINGFISHER	ORD GBP0.157142857	UNITED KINGDOM	396,705	1,851,741
LADBROKES	ORD GBP0.28333	UNITED KINGDOM	107,345	878,703
LAND SECS GP	ORD GBP.10	UNITED KINGDOM	80,142	3,643,624
LEGAL + GENERAL GP	ORD GBP0.025	UNITED KINGDOM	1,104,967	3,406,073
LIBERTY INTERNATIONAL	ORD GBP0.50	UNITED KINGDOM	46,547	1,271,749
LLOYDS TSB GROUP	ORD GBP0.25	UNITED KINGDOM	963,615	10,778,143
LOGICA CMG PLC	ORD GBP0.10	UNITED KINGDOM	251,950	917,173
LONDON STOCK EXCHANGE GROUP	ORD GBP0.06918604	UNITED KINGDOM	27,934	716,191
MAN GROUP	ORD USD0.03	UNITED KINGDOM	299,426	3,063,428
MARKS + SPENCER GP	ORD GBP0.25	UNITED KINGDOM	286,704	4,023,250
MEGGITT	ORD GBP0.05	UNITED KINGDOM	70,812	429,628
MICHAEL PAGE INTL	ORD GBP0.01	UNITED KINGDOM	56,629	501,235
MISYS	ORD GBP0.01	UNITED KINGDOM	77,044	326,076
MITCHELLS+BUTLERS	ORD GBP0.085416	UNITED KINGDOM	69,962	972,860
NATIONAL GRID	ORD GBP0.11395	UNITED KINGDOM	465,473	6,714,074
NATL EXPRESS GRP	ORD GBP0.05	UNITED KINGDOM	21,854	483,319
NEXT GROUP	ORD GBP0.10	UNITED KINGDOM	40,115	1,413,199
OLD MUTUAL	GBP0.10	UNITED KINGDOM	363,465	1,239,537
OLD MUTUAL	ORD GBP0.10	UNITED KINGDOM	530,257	1,797,418
PEARSON	ORD GBP0.25	UNITED KINGDOM	135,595	2,047,405
PERSIMMON	ORD GBP0.10	UNITED KINGDOM	48,745	1,455,824
PREMIER FARNELL	ORD GBP0.05	UNITED KINGDOM	59,227	228,934
PROVIDENT FINL	ORD GBX10.363636	UNITED KINGDOM	45,785	628,601
PRUDENTIAL PLC	ORD GBP0.05	UNITED KINGDOM	415,710	5,691,180
PUNCH TAVERNS	ORD SHS GBP0.0004786	UNITED KINGDOM	45,095	1,128,816
RANK GROUP	ORD GBP0.10	UNITED KINGDOM	99,427	454,862
RECKITT BENCKISER PLC	ORD GBP0.105263	UNITED KINGDOM	104,785	4,786,567
REED ELSEVIER PLC	ORD GBP0.125	UNITED KINGDOM	215,708	2,366,279
RENTOKIL INITIAL	ORD GBP0.01 (POST REORG)	UNITED KINGDOM	312,256	1,012,951
RESOLUTION PLC	ORD GBP0.05	UNITED KINGDOM	117,581	1,476,243
REUTERS GROUP	ORD GBP0.25	UNITED KINGDOM	228,452	1,990,779
REXAM	ORD	UNITED KINGDOM	95,526	982,468
RIO TINTO	ORD GBP0.10(REGD)	UNITED KINGDOM	178,431	9,491,698
ROLLS ROYCE GROUP	ORD GBP0.20	UNITED KINGDOM	300,581	2,634,033
ROYAL BK SCOT GRP	ORD GBP0.25	UNITED KINGDOM	544,339	21,232,488
ROYAL DUTCH SHELL	A SHS EUR0.07 (UK LIST)	UNITED KINGDOM	648,872	22,668,428
ROYAL DUTCH SHELL B SHARES	EUR0.07	UNITED KINGDOM	475,369	16,653,596
ROYAL+SUN ALLIANCE	ORD GBP0.275	UNITED KINGDOM	494,034	1,474,521
SABMILLER PLC	ORD USD0.10	UNITED KINGDOM	153,832	3,537,600
SAGE GROUP	ORD GBP0.01	UNITED KINGDOM	224,501	1,190,726
SAINSBURY(J)	ORD GBP0.28571428 (POST REC	UNITED KINGDOM	245,196	1,963,931
SCHRODERS	NEW ORD GBP1.0	UNITED KINGDOM	23,686	517,345
SCOT + NEWCASTLE	ORD GBP0.20	UNITED KINGDOM	136,698	1,496,878
SCOT + SOUTHERN EN	ORD GBP0.50	UNITED KINGDOM	147,187	4,476,562
SCOT POWER PLC	ORD GBP0.42	UNITED KINGDOM	252,849	3,701,579
SERCO GROUP	ORD GBP0.02	UNITED KINGDOM	80,891	604,766
SEVERN TRENT	ORD GBP0.9789	UNITED KINGDOM	39,335	1,131,672
SIGNET GROUP	ORD GBP0.005	UNITED KINGDOM	299,507	694,623
SLOUGH ESTATES	ORD GBP0.25	UNITED KINGDOM	79,402	1,220,680
SMITH + NEPHEW	ORD USD0.20	UNITED KINGDOM	158,567	1,654,109
SMITHS GROUP	ORD GBP0.25	UNITED KINGDOM	95,471	1,852,628
SSL INTERNATIONAL	ORD GBP0.10	UNITED KINGDOM	31,346	226,837
STAGECOACH GROUP	ORD GBP0.0063157	UNITED KINGDOM	139,771	418,536
STANDARD LIFE	ORD GBP0.10	UNITED KINGDOM	354,837	2,053,893
TANJONG	GBP0.075(MALAY CERTS)	UNITED KINGDOM	38,200	155,918
TATE + LYLE	GBP 0.25	UNITED KINGDOM	83,583	1,257,147
TAYLOR WOODROW	ORD GBP0.25	UNITED KINGDOM	96,922	808,557
TESCO	ORD GBP0.05	UNITED KINGDOM	1,363,039	10,790,733
TI AUTOMOTIVE	A SHS GBP0.0001	UNITED KINGDOM	48,206	—
TOMKINS	ORD GBP0.05	UNITED KINGDOM	145,639	700,479
TRAVIS PERKINS	ORD GBP0.10	UNITED KINGDOM	19,905	772,908
TRINITY MIRROR	ORD GBP0.10	UNITED KINGDOM	54,152	497,593
TULLETT PREBON PLC	ORD GBP3.25	UNITED KINGDOM	35,860	456,192
UNILEVER PLC	ORD GBP0.031111	UNITED KINGDOM	215,038	6,009,904
UNITED UTILITIES	ORD GBP1	UNITED KINGDOM	147,567	2,252,724
UTD BUSINESS MEDIA	ORD GBP0.3035714	UNITED KINGDOM	49,122	666,244
VODAFONE GROUP	ORD USD0.11428571	UNITED KINGDOM	9,008,818	24,948,728
WHITBREAD	ORD GBP0.6862745	UNITED KINGDOM	37,651	1,234,285
WIMPEY(GEORGE)	ORD GBP0.25	UNITED KINGDOM	66,117	722,704
WOLSELEY	ORD GBP0.25	UNITED KINGDOM	112,434	2,713,219
WPP GROUP	ORD GBP0.10	UNITED KINGDOM	200,092	2,704,068
XSTRATA	COM STK USD0.5	UNITED KINGDOM	104,036	5,192,159
YELL GROUP	ORD GBP0.01	UNITED KINGDOM	130,803	1,459,206
ADVANCED MICRO DEVICES INC	COM	UNITED STATES	5,343	108,730
ARACRUZ CELULOSE S A	SPONSORED ADR	UNITED STATES	4,772	292,237
BANCO SANTANDER CHILE NEW	SPONSORED ADR REPSTG COM	UNITED STATES	14,371	692,107
BANCOLOMBIA S A	SPONSORED ADR REPSTG 4 PREF	UNITED STATES	33,000	1,027,950
BBVA BANCO FRANCES S A	SPONSORED ADR	UNITED STATES	5,288	50,236
BRASIL TELECOM PARTICIPACOES	SPONSORED ADR REPSTG PFD SHS	UNITED STATES	1,061	45,294
CENCOSUD S A	SPONSORED ADR 144A	UNITED STATES	13,583	637,361
CHECK POINT SOFTWARE	COM	UNITED STATES	33,980	744,842
COMPANHIA VALE DO RIO DOCE	SPONS ADR REPSTG 250 PFD SHS	UNITED STATES	45,540	1,195,425
COMPANIA CERVECERIAS UNIDAS SA	SPONSORED ADR	UNITED STATES	959	28,482
COMPANIA DE TELECOM DE CHILE	SPONSORED ADR	UNITED STATES	38,382	308,207
CRESUD SA CIFYA	SPONSORED ADR	UNITED STATES	1,377	24,098
DISTRIBUCION Y SERVICIO D + S	SPONSORED ADR	UNITED STATES	11,057	227,553
ECI TELECOM LTD	ORD	UNITED STATES	7,911	68,509
ECTEL LTD	SHS	UNITED STATES	616	3,012
EMBOTELLADORA ANDINA SA	SPONSORED ADR REPSTG SER A	UNITED STATES	8,906	137,954
EMPRESA NACIONAL DE ELEC	SPONSORED ADR	UNITED STATES	34,023	1,250,345
ENERSIS S A	SPONSORED ADR	UNITED STATES	94,614	1,513,824
GAZPROM O A O	SPONSORED ADR REG S	UNITED STATES	404,392	18,602,032

HUANENG POWER INTL INC	SPONSORED ADR SER N SHS	UNITED STATES	2,592	93,131
HYUNDAI MOTOR CO	SPONS GLOBAL DEP RCPT COM 144A	UNITED STATES	14,771	522,598
ICICI BK LTD	SPONSORED ADR	UNITED STATES	19,212	801,909
IRSA INVERSIONES Y REPRESENT	GLOBAL DEPOSITARY RCPT	UNITED STATES	2,154	36,424
KOMERCNI BANKA A S	GLOBAL DEPOSITARY RCPT	UNITED STATES	3,590	177,705
KOOKMIN BK NEW	SPONSORED ADR	UNITED STATES	7,081	571,012
KT CORP	SPONSORED ADR	UNITED STATES	11,496	291,424
LAN CHILE S A	SPONSORED ADR	UNITED STATES	5,201	285,483
MAHINDRA + MAHINDRA LTD	SHS GLOBAL DEPOSIT REG S	UNITED STATES	3,400	70,380
MASISA SA NEW	SPONSORED ADR	UNITED STATES	26,168	269,530
MECHEL OAO	SPONSORED ADR	UNITED STATES	4,723	120,342
MOBILE TELESYSTEMS	SPONSORED ADR	UNITED STATES	30,068	1,509,113
NICE SYS LTD	SPONSORED ADR	UNITED STATES	3,635	111,885
NOVATEK JT STK CO	SPONSORED GDR 144A	UNITED STATES	690	42,780
NOVOLIPETSK IRON + STL CORP	SPONSORED GDR 144A	UNITED STATES	7,670	138,444
OIL CO LUKOIL	SPONSORED ADR	UNITED STATES	79,551	6,952,757
OJSC POLYUS GOLD	SPONSORED ADR	UNITED STATES	11,757	570,215
OPEN JT STK CO VIMPEL COMMN	SPONSORED ADR	UNITED STATES	16,386	1,293,675
ORBOTECH LTD	COM	UNITED STATES	4,889	124,376
PETRBRAS ENERGIA PARTICPACION	SPONSORED ADR REPSTG 2 CL B SH	UNITED STATES	30,287	369,199
PETROLEO BRASILEIRO SA PETRO	SPONSORED ADR	UNITED STATES	12,154	1,127,405
POSCO	SPONSORED ADR	UNITED STATES	25,820	2,134,539
RELIANCE CAP LTD	GDR 144A	UNITED STATES	1,122	15,389
RELIANCE ENERGY LTD	GLOBAL DEPOSITARY RCPT 144A	UNITED STATES	561	19,764
RYANAIR HOLDGS PLC	SPONSORED ADR	UNITED STATES	900	73,350
SAVINGS BK RUSSIAN FEDN SBERBA	GDR 10 ORD SHS REGS	UNITED STATES	6,328	1,741,193
SIBIRTELECOM OPEN JT STK CO	SPONSORED ADR	UNITED STATES	1,020	87,720
SK TELECOM LTD	SPONSORED ADR	UNITED STATES	23,791	629,986
SOCIEDAD QUIMICA MINERA DE CHI	SPONSORED ADR REPSTG SER B SHS	UNITED STATES	4,763	645,720
SOUTHERN COPPER CORP DEL	COM	UNITED STATES	14,496	781,189
SURGUTNEFTEGAZ JSC	SPONSORED ADR	UNITED STATES	24,400	1,878,800
SURGUTNEFTEGAZ JSC	SPONSORED ADR REPSTG PFD SHS	UNITED STATES	11,221	1,231,505
SYNTHES INC	CHF0.001(POST SUBD)	UNITED STATES	7,806	929,149
TELE NORTE LESTE PARTICIPACOES	SPONSORED ADR REPSTG PFD	UNITED STATES	4,373	65,245
TELECOM ARGENTINA S.A.	SPONSORED ADR REPSTG CL B SHS	UNITED STATES	39,817	796,738
TENARIS S A	SPONSORED ADR	UNITED STATES	36,220	1,807,016
TEVA PHARMACEUTICAL INDS LTD	ADR	UNITED STATES	33,798	1,050,442
TRANSPORTADORA DE GAS DEL SUR	SPONSORED ADR REPSTG 5 CL B SH	UNITED STATES	12,024	96,072
UNIFIED ENERGY SYS RUSSIA	SPONSORED ADR	UNITED STATES	13,735	1,466,211
URALSVY ASINFORM JSC	SPONSORED ADR	UNITED STATES	6,900	93,150
VERIFONE HLDGS INC	COM	UNITED STATES	980	34,692
VINA CONCHA Y TORO S A	SPONSORED ADR	UNITED STATES	4,180	123,728
VOLGATELECOM PUB JT STK CO	SPONSORED ADR	UNITED STATES	7,050	74,025
WIMM BILL DANN FOODS OJSC	SPONSORED ADR	UNITED STATES	5,000	332,750
C A NAC TELEFONOS	D COM VEB36.90	VENEZUELA	14,547	41,333
ARGENTINE PESO		ARGENTINA	145	47
AUSTRALIAN DOLLAR		AUSTRALIA	433,148	341,407
BRAZILIAN REAL		BRAZIL	78,805	36,911
CANADIAN DOLLAR		CANADA	708,286	608,650
SWISS FRANC		SWITZERLAND	54,230	44,426
YUAN RENMINBI		CHINA	24,783	3,175
CZECH KORUNA		CZECH REPUBLIC	3,265,698	156,451
DANISH KRONE		DENMARK	136,808	24,200
EGYPTIAN POUND		EGYPT	433,587	75,918
EURO CURRENCY		INTERNATIONAL	1,771,362	2,335,808
POUND STERLING		UNITED KINGDOM	605,311	1,184,685
HONG KONG DOLLAR		HONG KONG	2,627,526	337,848
HUNGARIAN FORINT		HUNGARY	34,895,028	183,036
INDONESIAN RUPIAH		INDONESIA	1,727,213,086	192,051
ISRAELI SHEKEL		ISRAEL	1,316,820	312,339
INDIAN RUPEE		INDIA	62,838,322	1,419,754
JORDANIAN DINAR		JORDAN	50,540	71,283
JAPANESE YEN		JAPAN	179,094,342	1,503,037
SOUTH KOREAN WON		KOREA, REPUBLIC OF	509,056,123	547,372
SRI LANKA RUPEE		SRI LANKA	2,414	22
MOROCCAN DIRHAM		MOROCCO	852,836	100,928
MEXICAN PESO (NEW)		MEXICO	2,130,553	196,783
MALAYSIAN RINGGIT		MALAYSIA	2,706,983	767,285
NORWEGIAN KRONE		NORWAY	1,014,116	162,875
NEW ZEALAND DOLLAR		NEW ZEALAND	294,326	207,529
PERUVIAN NOUVEAU SOL		PERU	517,314	162,015
PHILIPPINE PESO		PHILIPPINES	6,861,357	139,999
PAKISTAN RUPEE		PAKISTAN	4,573,710	75,127
POLISH ZOLTY		POLAND	849,388	292,494
SWEDISH KRONA		SWEDEN	904,811	132,224
SINGAPORE DOLLAR		SINGAPORE	288,665	188,141
THAILAND BAHT		THAILAND	15,724,960	434,992
TURKISH LIRA		TURKEY	273,162	192,843
NEW TAIWAN DOLLAR		TAIWAN	15,309,568	469,835
VENEZUELAN BOLIVAR		VENEZUELA	42,504,206	12,713
SOUTH AFRICAN RAND		SOUTH AFRICA	4,761,329	675,294
Unsettled Transactions				8,006,225
	Total :			$ 2,768,095,303

n / a  - Cost is not applicable

EXHIBIT C - Inflation Protected Bond

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares
	UNITED STATES TREAS BDS	2.375% 15 Jan 2025	77,736,406		$77,393,278
	UNITED STATES TREAS BDS	3.875% 15 Apr 2029	58,073,048		73,131,215
	UNITED STATES TREAS BDS	3.625% 15 Apr 2028	51,787,230		62,527,021
	UNITED STATES TREAS BDS	2% 15 Jan 2026	50,134,156		47,149,620
	UNITED STATES TREAS BDS	3.375% 15 Apr 2032	15,350,850		18,543,351
	UNITED STATES TREAS NTS	0.875% 15 Apr 2010	81,503,100		77,268,769
	UNITED STATES TREAS NTS	3% 15 Jul 2012	66,679,544		68,620,052
	UNITED STATES TREAS NTS	2% 15 Jan 2014	62,263,380		60,483,021
	UNITED STATES TREAS NTS	1.875% 15 Jul 2013	61,870,322		59,772,547
	UNITED STATES TREAS NTS	2% 15 Jul 2014	59,854,474		58,093,915
	UNITED STATES TREAS NTS	1.625% 15 Jan 2015	57,819,541		54,422,643
	UNITED STATES TREAS NTS	3.875% 15 Jan 2009	49,351,070		50,708,224
	UNITED STATES TREAS NTS	2.5% 15 Jul 2016	49,971,000		50,349,680
	UNITED STATES TREAS NTS	2.375% 15 Apr 2011	50,538,439		50,337,094
	UNITED STATES TREAS NTS	3.625% 15 Jan 2008	49,098,669		49,622,257
	UNITED STATES TREAS NTS	2% 15 Jan 2016	50,743,568		48,995,300
	UNITED STATES TREAS NTS	1.875% 15 Jul 2015	49,392,616		47,333,932
	UNITED STATES TREAS NTS	3.5% 15 Jan 2011	35,717,836		37,182,839
	UNITED STATES TREAS NTS	4.25% 15 Jan 2010	34,070,060		35,858,738
	UNITED STATES TREAS NTS	3.375% 15 Jan 2012	20,687,758		21,598,495
	Unsettled Transactions				395,088
		Total :			$1,049,787,078

n/a - Cost is not applicable

EXHIBIT D - Total Bond Market

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares
	ACE SECS CORP HOME EQUITY TR	1%25 Dec 2036	3,064,000		$3,064,041
	ASSET BACKED FUNDING SERTIFICA	5.41%25 Jan 2037	7,375,000		7,375,099
	ASSET BACKED SECS CORP HOME EQ	5.48%25 Nov 2036	10,000,000		10,000,110
	ASSET SECURITIZATION CORP	7.49%14 Apr 2029	3,275,464		3,281,075
	BANC AMER COML MTG TR	5.356%10 Dec 2016	3,000,000		3,000,782
	BANC AMER MTG SECS INC	4.81039% 25 Sep 2035	3,530,723		3,478,277
	BANC AMER MTG SECS INC	4.8243%25 Nov 2034	9,048,919		8,930,499
	BEAR STEARNS ARM TR	1%25 Feb 2036	4,956,037		4,925,833
	C BASS	1%25 Nov 2036	8,195,000		8,195,110
	CARRINGTON MTG LN TR	5.64%25 Jun 2036	1,015,000		1,015,799
	CD MTG TR	5.617%15 Oct 2048	5,000,000		5,086,299
	CHASE COML MTG SECS CORP	7.198%15 Jan 2032	5,000,000		5,217,538
	CITIGROUP MTG LN TR	5.110457% 25 May 2035	8,580,119		8,462,273
	CITIGROUP MTG LN TR	5.42%25 Nov 2036	8,085,000		8,085,110
	CITIGROUP MTG LN TR	5.7%25 Nov 2036	4,168,000		4,166,452
	COMMERCIAL MTG PASTHRU CERT	5.219%10 Dec 2046	8,000,000		7,952,972
	CWABS ASSET BACKED CTFS TR	5.652%25 Jan 2037	1,235,000		1,235,000
	DLJ COML MTG CORP	7.62%10 Jun 2033	4,998,511		5,316,216
	EURODOLLAR FUTURES	7-Sep-07	(35,000,000)		—
	EURODOLLAR FUTURES	8-Sep-07	35,000,000		—
	EURODOLLAR FUTURES	7-Dec-07	66,500,000		—
	EURODOLLAR FUTURES	7-Dec-07	(66,500,000)		—
	FANNIE MAE	6.5%27 Jun 2036	165,000		169,813
	FED HM LN PC POOL A23137	5%01 Jun 2034	19,664,923		19,013,394
	FED HM LN PC POOL B14789	5%01 May 2019	2,536,799		2,494,227
	FED HM LN PC POOL B14973	5%01 Jun 2019	4,508,063		4,434,018
	FED HM LN PC POOL B15047	5%01 Jun 2019	2,441,231		2,400,263
	FED HM LN PC POOL B15048	5%01 Jun 2019	2,437,985		2,397,072
	FED HM LN PC POOL B15066	5%01 Jul 2019	2,001,690		1,968,099
	FED HM LN PC POOL B15290	5%01 Jun 2019	2,398,630		2,358,377
	FED HM LN PC POOL B15314	5%01 Jul 2019	3,239,496		3,186,287
	FED HM LN PC POOL C01846	5%01 Jun 2034	19,700,251		19,028,670
	FED HM LN PC POOL E01279	5.5%01 Jan 2018	2,493,137		2,497,417
	FED HM LN PC POOL E93873	5.5%01 Jan 2018	1,265,315		1,267,595
	FED HM LN PC POOL E94294	5.5%01 Feb 2018	1,282,221		1,283,750
	FED HM LN PC POOL E94299	5.5%01 Feb 2018	1,534,130		1,535,959
	FED HM LN PC POOL G01842	4.5%01 Jun 2035	6,910,979		6,476,172
	FED HM LN PC POOL G11552	5.5%01 Feb 2019	1,214,413		1,215,861
	FEDERAL FARM CR BKS	4.875% 16 Dec 2015	125,000		123,969
	FEDERAL FARM CR BKS	5.375% 18 Jul 2011	150,000		152,565
	FEDERAL HOME LN ASSOC	5%16 Oct 2009	5,000,000		4,979,155
	FEDERAL HOME LN BK	5.5%15 Jul 2036	100,000		104,345
	FEDERAL HOME LN BKS	4.375% 17 Mar 2010	1,000,000		983,277
	FEDERAL HOME LN BKS	5.25%18 Jun 2014	2,500,000		2,540,850
	FEDERAL HOME LN BKS	5.375% 15 May 2019	260,000		263,414
	FEDERAL HOME LN BKS	5.75%15 May 2012	1,250,000		1,297,161
	FEDERAL HOME LN MTG ASSN	4.125%12 Jul 2010	1,000,000		974,504
	FEDERAL HOME LN MTG CORP	4.5%02 Apr 2014	100,000		96,149
	FEDERAL HOME LN MTG CORP	4.875%24 Aug 2010	100,000		99,000
	FEDERAL HOME LN MTG CORP	4.875%15 Nov 2013	500,000		496,949
	FEDERAL HOME LN MTG CORP	5%13 Nov 2014	100,000		100,123
	FEDERAL HOME LN MTG CORP	5.05%26 Jan 2015	100,000		99,978
	FEDERAL HOME LN MTG CORP	5.2%05 Mar 2019	175,000		170,137
	FEDERAL HOME LN MTG CORP	5.25%20 Nov 2009	8,000,000		7,983,736
	FEDERAL HOME LN MTG CORP	5.25%24 Feb 2011	100,000		99,954
	FEDERAL HOME LN MTG CORP	5.4%17 Mar 2021	50,000		49,577
	FEDERAL HOME LN MTG CORP	5.45%02 Sep 2011	4,800,000		4,784,539
	FEDERAL HOME LN MTG CORP	5.5%18 Jul 2016	1,500,000		1,556,091
	FEDERAL HOME LN MTG CORP	5.5%20 Aug 2019	100,000		99,023
	FEDERAL HOME LN MTG CORP	5.6%17 Oct 2013	4,800,000		4,804,973
	FEDERAL HOME LN MTG CORP	5.625%23 Nov 2035	75,000		72,265
	FEDERAL HOME LN MTG CORP	5.75%11 Aug 2011	100,000		100,689
	FEDERAL HOME LN MTG CORP	5.75%15 Jan 2012	1,800,000		1,861,799
	FEDERAL HOME LN MTG CORP	6%27 Jun 2011	100,000		100,278

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares
	FEDERAL HOME LN MTG CORP	6.25% 15 Jul 2032	215,000		247,433
	FEDERAL HOME LN MTG CORP	6.75% 15 Mar 2031	1,200,000		1,452,817
	FEDERAL HOME LN MTG CORP	6.875% 15 Sep 2010	300,000		319,560
	FEDERAL HOME LN MTG CORP	7% 15 Mar 2010	800,000		848,249
	FEDERAL HOME LN MTG CORP MTN	4.625% 28 May 2013	100,000		96,548
	FEDERAL HOME LOAN BANK	5.125% 14 Aug 2013	500,000		504,126
	FEDERAL HOME LOAN BANK	5.24% 03 Nov 2009	5,000,000		5,004,765
	FEDERAL HOME LOAN BANK	5.25% 06 Oct 2011	100,000		99,603
	FEDERAL HOME LOAN MORTG CORP	5.4% 28 Feb 2011	4,800,000		4,797,226
	FEDERAL HOME LOAN MTG CORP	5% 30 Jan 2014	150,000		149,363
	FEDERAL NATL MTG ASSN	0% 09 Oct 2019	250,000		123,615
	FEDERAL NATL MTG ASSN	0.01% 01 Jun 2017	185,000		108,737
	FEDERAL NATL MTG ASSN	4.375% 15 Mar 2013	1,250,000		1,209,986
	FEDERAL NATL MTG ASSN	4.625% 15 Oct 2013	1,000,000		979,699
	FEDERAL NATL MTG ASSN	4.625% 15 Oct 2014	4,000,000		3,906,992
	FEDERAL NATL MTG ASSN	5% 15 Apr 2015	450,000		450,874
	FEDERAL NATL MTG ASSN	5% 26 Apr 2017	50,000		48,229
	FEDERAL NATL MTG ASSN	5.28% 27 Feb 2009	4,800,000		4,796,352
	FEDERAL NATL MTG ASSN	5.3% 22 Feb 2011	4,800,000		4,777,037
	FEDERAL NATL MTG ASSN	5.67% 26 Apr 2011	250,000		250,198
	FEDERAL NATL MTG ASSN	5.75% 09 Jun 2011	100,000		100,589
	FEDERAL NATL MTG ASSN	6% 15 May 2011	500,000		520,617
	FEDERAL NATL MTG ASSN	6% 22 Aug 2016	2,900,000		2,920,871
	FEDERAL NATL MTG ASSN	6.125% 17 Jul 2013	200,000		202,180
	FEDERAL NATL MTG ASSN	6.625% 15 Nov 2010	800,000		847,250
	FEDERAL NATL MTG ASSN	6.625% 15 Nov 2030	295,000		352,023
	FEDERAL NATL MTG ASSN	7.125% 15 Jan 2030	280,000		351,457
	FEDERAL NATL MTG ASSN	7.25% 15 Jan 2010	800,000		851,115
	FEDERAL NATL MTG ASSN	7.25% 15 May 2030	1,250,000		1,594,958
	FEDERAL NATL MTG ASSN ISSUES	6.07% 12 May 2016	2,000,000		2,013,118
	FHLM CTBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	3,500,000		3,372,033
	FHLM CTBA JAN 15 GOLD SINGLE	6.5% 01 Dec 2099	2,000,000		2,042,500
	FHLM CTBA JAN 30 GOLD SINGLE	5.5% 01 Dec 2099	32,000,000		31,640,000
	FHLM CTBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	15,000,000		15,107,820
	FHLM CTBA JAN 30 GOLD SINGLE	6.5% 01 Dec 2099	5,000,000		5,092,190
	FHLM CTBA JAN 30 GOLD SINGLE	7% 01 Dec 2099	2,000,000		2,051,250
	FIRST FRANKLIN MTG LN TR	5.456% 25 Dec 2036	15,000,000		15,000,203
	FIRST FRANKLIN MTG LN TR	5.636% 25 Dec 2036	3,695,000		3,695,032
	FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	6,000,000		6,082,500
	FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	10,000,000		10,187,500
	FNMA TBA JAN 30 SINGLE FAM	7% 01 Dec 2099	4,000,000		4,105,000
	FNMA POOL 697601	4.5% 01 Apr 2018	5,621,528		5,431,829
	FNMA POOL 710703	4.5% 01 May 2018	5,087,841		4,916,152
	FNMA POOL 720311	4.5% 01 Jun 2018	6,379,162		6,170,475
	FNMA POOL 725250	5% 01 Mar 2034	4,900,624		4,740,517
	FNMA POOL 725422	5% 01 Apr 2034	9,787,821		9,473,263
	FNMA POOL 747428	5.5% 01 Oct 2033	4,790,507		4,744,678
	FNMA POOL 749079	5.5% 01 Dec 2033	14,207,353		14,071,439
	FNMA POOL 755872	5.5% 01 Dec 2033	14,227,881		14,082,847
	FNMA POOL 763978	5.5% 01 Dec 2033	11,318,016		11,209,742
	FNMA POOL 767996	4.5% 01 Aug 2018	2,469,141		2,385,820
	FNMA POOL 797554	4% 01 May 2020	937,059		881,655
	FNMA POOL 813870	4% 01 Jun 2020	946,524		890,560
	FNMA POOL 813931	4% 01 Nov 2020	292,550		275,253
	FNMA POOL 833729	4% 01 Jul 2020	963,146		906,199
	FNMA POOL 838297	5.072% 01 Aug 2035	5,378,588		5,379,358
	FNMA POOL 841586	4% 01 Sep 2020	838,223		788,663
	FNMA POOL 844903	4% 01 Oct 2020	975,503		917,826
	FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	29,240,000		29,431,873
	GE CAP COML MTG CORP	6.496% 15 Jan 2033	5,175,000		5,382,304
	GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	10,000,000		9,950,000
	GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	3,000,000		3,076,875
	GNMA POOL 562466	6% 15 Aug 2034	6,773,678		6,869,316
	GNMA POOL 615278	5% 15 Jul 2033	5,835,535		5,682,285
	GS MTG SECS TR	5.588% 10 Nov 2039	5,000,000		5,078,443
	GSAMP	1% 25 Jan 2037	2,615,000		2,615,000
	HOME EQUITY ASSET TR	5.45938% 25 Mar 2037	8,750,000		8,750,117
	HOME EQUITY ASSET TR	5.64938% 25 Mar 2037	3,160,000		3,160,027
	INDYMAC RESIDENTIAL ASSET	5.44% 25 Apr 2037	13,115,000		13,115,000
	INTERMEDIATE CORP INDEX SL		8,131,702		153,981,906
	J P MORGAN MTG ACQUISITION TR	1% 25 Nov 2036	4,700,000		4,700,059
	JP MORGAN CHASE COMM MTGE SEC	4.697% 15 Jul 2042	5,000,000		4,849,889
	JP MORGAN MTG ACQSTN TR	5.43% 25 Oct 2036	13,250,000		13,250,178
	LB UBS COML MTG TR	5.3% 15 Nov 2038	4,000,000		4,010,743
	LB UBS COML MTG TR	7.37% 15 Aug 2026	5,000,000		5,294,990
	LB UBS COMMERCIAL MTG TRUST	1% 15 May 2025	5,000,000		5,345,527
	LONG BEACH MTG LN TR	5.43% 25 Nov 2036	12,675,000		12,675,174
	LONG BEACH MTG LN TR	5.61% 25 Nov 2036	1,630,000		1,630,014
	LONG CORPORATE INDEX SL		2,478,325		50,986,575

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity value		(d) Cost	(e) Fair value
				(n/a)
			Shares
	MASTR ASSET BACKED SECS	5.63% 25 Dec 2036	4,595,000		4,595,000
	MASTR ASSET BACKED SECURITIES	5.46% 25 Nov 2036	7,710,000		7,710,000
	MASTR ASSET BKD SEC	5.46% 25 Dec 2036	1,500,000		1,500,000
	MERRILL LYNCH MTG INVS INC	7.12% 18 Jun 2029	2,333,826		2,333,597
	ML CFC COML MTG	5.112% 12 Dec 2049	3,665,000		3,637,233
	MORGAN STANLEY ABS CAP I INC	5.43% 25 Oct 2036	5,000,000		5,000,977
	MORGAN STANLEY ABS CAP I INC	5.63% 25 Oct 2036	5,735,000		5,732,536
	MORGAN STANLEY CAP I TR	5.328% 12 Nov 2041	5,000,000		4,992,134
	MORGAN STANLEY HOME EQUITY LN	5.63% 25 Apr 2036	1,345,000		1,345,539
	MORGAN STANLEY IXIS REA ESTATE	5.62% 25 Nov 2036	2,355,000		2,355,018
	MORGAN STANLEY IXIS REAL ESTAT	5.43% 25 Jul 2036	5,415,000		5,415,074
	NEW CENTY HOME EQUITY LN TR	5.69% 25 May 2036	2,695,000		2,700,818
	NOVASTAR MTG FDG TR	5.42% 25 Jan 2037	6,555,000		6,555,000
	NOVASTAR MTG FDG TR	5.8% 25 Jan 2036	2,290,000		2,299,603
	OCWEN SERVICER ADVANCE	5.364% 24 Nov 2015	8,000,000		8,000,000
	SOUNDVIEW HOME LN TR	5.606% 25 Jan 2037	1,720,000		1,720,000
	STRUCTURED ASSET SECS CORP	5.43% 25 Dec 2036	11,475,000		11,475,155
	TENNESSEE VALLEY AUTH	4.375% 15 Jun 2015	100,000		95,881
	TENNESSEE VALLEY AUTH	4.65% 15 Jun 2035	65,000		59,674
	TENNESSEE VALLEY AUTH	5.375% 01 Apr 2056	50,000		50,871
	TENNESSEE VALLEY AUTH	5.625% 18 Jan 2011	100,000		102,315
	TENNESSEE VALLEY AUTH	6% 15 Mar 2013	100,000		105,349
	TENNESSEE VALLEY AUTH	6.25% 15 Dec 2017	290,000		319,283
	TENNESSEE VALLEY AUTH	6.75% 01 Nov 2025	150,000		177,985
	U S TREAS BONDS FUTURES	7-Mar-07	7,900,000		—
	U S TREAS BONDS FUTURES	7-Mar-07	(7,900,000)		—
	U S TREAS NOTES 2YR FUTURES	7-Mar-07	35,400,000		—
	U S TREAS NOTES 2YR FUTURES	7-Mar-07	(4,800,000)		—
	U S TREAS NOTES 5YR FUTURES	7-Mar-07	32,500,000		—
	U S TREAS NOTES 5YR FUTURES	7-Mar-07	(9,400,000)		—
	WACHOVIA BK COML MTG TR	5.572% 15 Oct 2048	5,000,000		5,073,024
	WACHOVIA BK COML MTG TR MTG	5.275% 15 Nov 2048	6,665,000		6,663,055
	WAMU	5.68% 25 Apr 2036	1,120,000		1,120,407
	WASHINGTON MUT ASSET BACKED	5.53% 25 Oct 2036	12,745,000		12,745,000
	WELLS FARGO MTG BACKED SECS TR	0.1186% 25 Jul 2036	9,260,938		9,254,188
	UNITD STATES TREAS NTS	4.625% 31 Oct 2011	15,000,000		14,945,505
	UNITED STATES TREAS BDS	4.5% 15 Feb 2036	5,200,000		4,944,878
	UNITED STATES TREAS BDS	6% 15 Feb 2026	21,300,000		24,157,203
	UNITED STATES TREAS NTS	0%	5,700,000		5,609,153
	UNITED STATES TREAS NTS	3.875% 15 Jan 2009	8,922,575		9,167,946
	UNITED STATES TREAS NTS	4.5% 30 Sep 2011	2,800,000		2,775,391
	UNITED STATES TREAS NTS	4.625% 15 Nov 2016	12,000,000		11,921,256
	UNITED STATES TREAS NTS	4.75% 31 Mar 2011	14,000,000		14,023,520
	UNITED STATES TREAS NTS	4.875% 15 Aug 2009	8,000,000		8,024,064
	UNITED STATES TREAS NTS	4.875% 15 Aug 2016	21,200,000		21,453,404
	UNITED STATES TREAS NTS	5.125% 15 May 2016	3,000,000		3,090,117
	Unsettled Transactions				1,033,178
		Total Bond Fund 57X9 :			$1,014,194,470

		Other Assets / Liabilities - Net			(123,733,024)

		Total Bond Fund - Net			$890,461,447

n/a - Cost is not applicable

EXHIBIT E - Long-Term Corporate Bond Index

(Managed by Lehman Brothers)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c)Description of investment including maturity date,				(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value			(d) Cost	value
				Shares	(n / a)

	CANADIAN NAT RES LTD	5.85% 01 Feb 2035	CANADA	400,000.00		368,303
	CANADIAN NATL RY CO	6.2% 01 Jun 2036	CANADA	250,000.00		264,932
	ENCANA CORP	6.5% 15 Aug 2034	CANADA	550,000.00		566,826
	NEXEN INC	5.875% 10 Mar 2035	CANADA	500,000.00		468,040
	PETRO CDA	5.35% 15 Jul 2033	CANADA	500,000.00		438,267
	POTASH CORP SASK INC	5.875% 01 Dec 2036	CANADA	370,000.00		356,868
	QUEBEC PROV CDA	7.125% 09 Feb 2024	CANADA	2,000,000.00		2,375,572
	TALISMAN ENERGY INC	6.25% 01 Feb 2038	CANADA	695,000.00		670,544
	VALE OVERSEAS LTD	6.875% 21 Nov 2036	CAYMAN ISLANDS	865,000.00		887,184
	FRANCE TELECOM SA	8.5% 01 Mar 2031	FRANCE	1,000,000.00		1,312,728
	LAFARGE S A	7.125% 15 Jul 2036	FRANCE	500,000.00		548,556
	ITALY REP	5.375% 15 Jun 2033	ITALY	1,300,000.00		1,281,901
	TELECOM ITALIA CAP	6% 30 Sep 2034	LUXEMBOURG	1,800,000.00		1,632,539
	AMERICA MOVIL S A DE C V	6.375% 01 Mar 2035	MEXICO	300,000.00		292,693
	UNITED MEXICAN STS MTN	5.625% 15 Jan 2017	MEXICO	2,100,000.00		2,102,100
	UNITED MEXICAN STS MTN	7.5% 08 Apr 2033	MEXICO	3,630,000.00		4,283,400
	DEUTSCHE TELEKOM INTL FIN BV	8.25% 15 Jun 2030	NETHERLANDS	1,500,000.00		1,844,010
	SIEMENS FINANCIERINGSMAATSCHAP	6.125% 17 Aug 2026	NETHERLANDS	2,045,000.00		2,089,518
	TELEFONICA EUROPE BV	8.25% 15 Sep 2030	NETHERLANDS	1,000,000.00		1,191,408
	ABBEY NATL PLC	7.95% 26 Oct 2029	UNITED KINGDOM	240,000.00		303,888
	BRITISH TELECOMMUNICATIONS PLC	1% 15 Dec 2030	UNITED KINGDOM	1,000,000.00		1,367,874
	DIAGEO CAP PLC	5.875% 30 Sep 2036	UNITED KINGDOM	595,000.00		582,039
	ABBOTT LABS	5.875% 15 May 2016	UNITED STATES	1,200,000.00		1,236,037
	ALCAN ALUM LTD	6.125% 15 Dec 2033	UNITED STATES	500,000.00		494,451
	ALLSTATE CORP	5.55% 09 May 2035	UNITED STATES	1,500,000.00		1,442,529
	AMERADA HESS CORP	7.125% 15 Mar 2033	UNITED STATES	875,000.00		957,342
	AMERICAN INTL GROUP INC	6.25% 01 May 2036	UNITED STATES	850,000.00		903,107
	ANADARKO PETE CORP	5.95% 15 Sep 2016	UNITED STATES	500,000.00		501,047
	ANHEUSER BUSCH COS INC	5.75% 01 Apr 2036	UNITED STATES	980,000.00		939,805
	ARCHER DANIELS MIDLAND CO	5.375% 15 Sep 2035	UNITED STATES	1,250,000.00		1,181,040
	AT+T INC	6.8% 15 May 2036	UNITED STATES	3,100,000.00		3,295,071
	AT+T WIRELESS SVCS INC	8.75% 01 Mar 2031	UNITED STATES	2,295,000.00		2,982,502
	BAC CAP TR XI	6.625% 23 May 2036	UNITED STATES	2,150,000.00		2,320,246
	BANK AMER CORP	4.375% 01 Dec 2010	UNITED STATES	1,400,000.00		1,360,751
	BANK AMER NA CHARLOTTE NC	6% 15 Oct 2036	UNITED STATES	565,000.00		581,747
	BB+T CAP TR I	5.85% 18 Aug 2035	UNITED STATES	850,000.00		830,893
	BEAR STEARNS COS INC	4.65% 02 Jul 2018	UNITED STATES	625,000.00		574,121
	BELLSOUTH CORP	6.55% 15 Jun 2034	UNITED STATES	2,200,000.00		2,255,271
	BOEING CO	6.125% 15 Feb 2033	UNITED STATES	1,000,000.00		1,078,726
	BRISTOL MYERS SQUIBB CO	5.875% 15 Nov 2036	UNITED STATES	330,000.00		326,109
	BURLINGTON NORTHN SANTA FE COR	7% 15 Dec 2025	UNITED STATES	500,000.00		562,219
	BURLINGTON NRTHN SANTA FE CORP	6.2% 15 Aug 2036	UNITED STATES	650,000.00		669,686
	CATERPILLAR INC	6.05% 15 Aug 2036	UNITED STATES	1,795,000.00		1,847,658
	CISCO SYS INC	5.5% 22 Feb 2016	UNITED STATES	1,250,000.00		1,250,798
	CITIGROUP INC	5.875% 22 Feb 2033	UNITED STATES	3,500,000.00		3,511,351
	COCA COLA ENTERPRISES INC	6.95% 15 Nov 2026	UNITED STATES	1,500,000.00		1,680,809
	COMCAST CORP NEW	6.5% 15 Nov 2035	UNITED STATES	3,500,000.00		3,524,721
	COMMERCIAL MTG TR 2006 GG7	6.110142% 10 Jul 2038	UNITED STATES	2,500,000.00		2,616,776
	CONOCOPHILLIPS	5.9% 15 Oct 2032	UNITED STATES	2,500,000.00		2,539,698
	CONSOLIDATED EDISON CO NY INC	5.85% 15 Mar 2036	UNITED STATES	525,000.00		518,791
	CONSTELLATION ENERGY GROUP INC	7.6% 01 Apr 2032	UNITED STATES	550,000.00		642,415
	COX COMMUNICATIONS INC NEW	5.5% 01 Oct 2015	UNITED STATES	500,000.00		484,454
	CREDIT SUISSE FIRST BOSTON	7.125% 15 Jul 2032	UNITED STATES	800,000.00		942,022
	CREDIT SUISSE FIRST BOSTON MTG	5.23% 15 Oct 2015	UNITED STATES	2,000,000.00		1,984,670
	CRH AMER INC	6% 30 Sep 2016	UNITED STATES	345,000.00		348,241
	CVS CORP	6.125% 15 Aug 2016	UNITED STATES	870,000.00		897,663
	D R HORTON INC	6.5% 15 Apr 2016	UNITED STATES	265,000.00		266,616
	DAIMLER CHRYSLER HLDGS	8.5% 18 Jan 2031	UNITED STATES	1,400,000.00		1,666,606
	DEVON FING CORP U L C	7.875% 30 Sep 2031	UNITED STATES	1,100,000.00		1,323,439
	DISNEY WALT CO NEW MTN BOOK	7% 01 Mar 2032	UNITED STATES	600,000.00		692,857
	DOMINION RES INC VA NEW	5.95% 15 Jun 2035	UNITED STATES	1,500,000.00		1,474,695
	DOW CHEM CO	7.375% 01 Nov 2029	UNITED STATES	600,000.00		693,515
	DTE ENERGY CO	6.375% 15 Apr 2033	UNITED STATES	675,000.00		693,249
	DUKE ENERGY CO	6.45% 15 Oct 2032	UNITED STATES	1,000,000.00		1,070,204
	DUKE REALTY LP	5.95% 15 Feb 2017	UNITED STATES	1,725,000.00		1,749,947
	EMBARQ CORP	7.995% 01 Jun 2036	UNITED STATES	775,000.00		806,485
	ENTERPRISE PRODS OPER L P	6.875% 01 Mar 2033	UNITED STATES	1,300,000.00		1,357,413
	EXELON CORP	5.625% 15 Jun 2035	UNITED STATES	700,000.00		659,371
	FIFTH THIRD BANCORP	4.5% 01 Jun 2018	UNITED STATES	2,750,000.00		2,482,744

FIRST ENERGY CORP	0%	UNITED STATES	1,100,000.00	1,252,720
FLORIDA PWR + LT CO	5.625% 01 Apr 2034	UNITED STATES	900,000.00	885,130
GENERAL ELEC CAP CORP MTN	6.75% 15 Mar 2032	UNITED STATES	3,610,000.00	4,134,454
GOLDMAN SACHS GROUP INC	6.45% 01 May 2036	UNITED STATES	2,160,000.00	2,247,292
HARTFORD FINL SVCS GROUP INC	6.1% 01 Oct 2041	UNITED STATES	450,000.00	455,177
HOME DEPOT INC	5.4% 01 Mar 2016	UNITED STATES	210,000.00	205,390
HOME DEPOT INC	5.875% 16 Dec 2036	UNITED STATES	720,000.00	706,553
HSBC BK USA NA GLOBAL MTN	5.625% 15 Aug 2035	UNITED STATES	3,100,000.00	2,986,794
ILLINOIS ST	4.95% 01 Jun 2023	UNITED STATES	4,200,000.00	4,017,216
INDIANA MI PWR CO	6.05% 15 Mar 2037	UNITED STATES	405,000.00	397,521
INTL BK FOR RECON + DEV	7.625% 19 Jan 2023	UNITED STATES	560,000.00	711,477
J P MORGAN CHASE COML MTG SECS	5.814% 12 Jun 2043	UNITED STATES	2,000,000.00	2,068,585
JP MORGAN CHASE COML MTG SECS	1% 15 Apr 2045	UNITED STATES	2,000,000.00	2,089,442
JPMORGAN CHASE CAP XV	5.875% 15 Mar 2035	UNITED STATES	3,000,000.00	2,931,060
KELLOGG CO	7.45% 01 Apr 2031	UNITED STATES	400,000.00	477,609
KRAFT FOODS INC	6.5% 01 Nov 2031	UNITED STATES	1,300,000.00	1,400,850
LIBERTY PPTY LTD PARTNERSHIP	5.5% 15 Dec 2016	UNITED STATES	155,000.00	152,387
LOWES COMPANIES INC	5.8% 15 Oct 2036	UNITED STATES	575,000.00	557,546
MAY DEPT STORES CO	6.7% 15 Jul 2034	UNITED STATES	650,000.00	641,141
MERCK + CO INC	5.75% 15 Nov 2036	UNITED STATES	580,000.00	573,770
MERRILL LYNCH + CO	6.22% 15 Sep 2026	UNITED STATES	1,210,000.00	1,247,542
METLIFE INC	5.7% 15 Jun 2035	UNITED STATES	820,000.00	801,333
MIDAMERICAN ENERGY HLDGS CO N	6.125% 01 Apr 2036	UNITED STATES	2,470,000.00	2,489,893
MORGAN STANLEY	6.25% 09 Aug 2026	UNITED STATES	1,340,000.00	1,401,219
MORGAN STANLEY GROUP INC	7.25% 01 Apr 2032	UNITED STATES	500,000.00	587,240
MOTOROLA INC	5.22% 01 Oct 2097	UNITED STATES	1,100,000.00	888,712
NATIONAL RURAL UTILS COOP FIN	8% 01 Mar 2032	UNITED STATES	1,100,000.00	1,408,485
NEWMONT MNG CORP	5.875% 01 Apr 2035	UNITED STATES	1,750,000.00	1,626,681
NEWS AMER INC	6.2% 15 Dec 2034	UNITED STATES	2,415,000.00	2,330,994
NORFOLK SOUTHN CORP	5.59% 17 May 2025	UNITED STATES	1,800,000.00	1,745,631
NORTHERN STS PWR CO MN	6.25% 01 Jun 2036	UNITED STATES	600,000.00	639,172
NORTHROP GRUMMAN CORP	7.75% 15 Feb 2031	UNITED STATES	800,000.00	991,601
ONCOR ELEC DELIVERY CO	7% 01 May 2032	UNITED STATES	300,000.00	328,183
ONEOK PARTNERS LP	6.65% 01 Oct 2036	UNITED STATES	130,000.00	132,968
OWENS CORNING REORG INC	7% 01 Dec 2036	UNITED STATES	625,000.00	631,126
PACIFIC GAS + ELEC CO	6.05% 01 Mar 2034	UNITED STATES	1,150,000.00	1,159,861
PEMEX PROJ FDG MASTER TR	8.625% 01 Feb 2022	UNITED STATES	1,350,000.00	1,668,600
PRINCIPAL FINL GROUP INC	6.05% 15 Oct 2036	UNITED STATES	520,000.00	532,303
PROGRESS ENERGY INC	7.75% 01 Mar 2031	UNITED STATES	825,000.00	991,619
PROLOGIS	5.75% 01 Apr 2016	UNITED STATES	500,000.00	503,053
PRUDENTIAL FINANCIAL INC	5.7% 14 Dec 2036	UNITED STATES	600,000.00	584,024
PRUDENTIAL FINL INC	5.4% 13 Jun 2035	UNITED STATES	275,000.00	256,859
PSEG PWR LLC	8.625% 15 Apr 2031	UNITED STATES	600,000.00	766,402
RAYTHEON CO	7.2% 15 Aug 2027	UNITED STATES	275,000.00	320,240
SIMON PPTY GROUP L P	6.1% 01 May 2016	UNITED STATES	1,300,000.00	1,347,551
SLM CORP MEDIUM TERM NTS	5.625% 01 Aug 2033	UNITED STATES	625,000.00	599,004
SOUTHERN CA EDISON CO	6% 15 Jan 2034	UNITED STATES	775,000.00	790,141
SPRINT CAP CORP	6.875% 15 Nov 2028	UNITED STATES	920,000.00	920,927
SPRINT CAP CORP	8.75% 15 Mar 2032	UNITED STATES	840,000.00	1,011,033
SPRINT NEXTEL CORP	6% 01 Dec 2016	UNITED STATES	760,000.00	740,717
SUNTRUST BK	5.45% 01 Dec 2017	UNITED STATES	1,500,000.00	1,488,867
TARGET CORP	6.35% 01 Nov 2032	UNITED STATES	500,000.00	535,871
TIME WARNER COS INC	6.95% 15 Jan 2028	UNITED STATES	2,325,000.00	2,439,850
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	UNITED STATES	295,000.00	356,534
TIME WARNER ENTMT CO L P	8.375% 15 Mar 2023	UNITED STATES	850,000.00	997,186
TIME WARNER INC NEW	6.5% 15 Nov 2036	UNITED STATES	495,000.00	492,686
UNILEVER CAP CORP	5.9% 15 Nov 2032	UNITED STATES	270,000.00	272,305
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	UNITED STATES	845,000.00	905,140
UNITED STATES TREAS BDS	7.125% 15 Feb 2023	UNITED STATES	1,575,000.00	1,960,629
UNITED STATES TREAS BDS	8.125% 15 May 2021	UNITED STATES	985,000.00	1,311,512
UNITED STATES TREAS NTS	3.125% 15 Sep 2008	UNITED STATES	770,000.00	748,645
UNITED STATES TREAS NTS	4.875% 30 Apr 2011	UNITED STATES	130,000.00	130,843
UNITED TECHNOLOGIES CORP	5.4% 01 May 2035	UNITED STATES	750,000.00	724,625
USG CORP	6.3% 15 Nov 2016	UNITED STATES	405,000.00	401,452
VALERO ENERGY CORP NEW	7.5% 15 Apr 2032	UNITED STATES	1,000,000.00	1,140,902
VERIZON GLOBAL FDG CORP	7.75% 01 Dec 2030	UNITED STATES	2,265,000.00	2,656,793
VIACOM INC	6.875% 30 Apr 2036	UNITED STATES	575,000.00	568,490
VODAFONE GROUP PLC NEW	6.25% 30 Nov 2032	UNITED STATES	285,000.00	285,524
WACHOVIA BK COML MTG TR	5.440721% 15 Dec 2044	UNITED STATES	2,000,000.00	1,998,008
WACHOVIA CORP GLBL MED TM SR	5.7% 01 Aug 2013	UNITED STATES	695,000.00	707,078
WACHOVIA CORP NEW	5.5% 01 Aug 2035	UNITED STATES	1,070,000.00	1,019,677
WAL MART STORES INC	5.25% 01 Sep 2035	UNITED STATES	1,400,000.00	1,285,619
WELLPOINT INC	5.85% 15 Jan 2036	UNITED STATES	750,000.00	728,585
WELLS FARGO + CO NEW	5.375% 07 Feb 2035	UNITED STATES	1,000,000.00	953,046
WELLS FARGO BK NATL ASSN	5.95% 26 Aug 2036	UNITED STATES	575,000.00	592,934
WEYERHAEUSER CO	7.375% 15 Mar 2032	UNITED STATES	1,065,000.00	1,111,674
WYETH	6.45% 01 Feb 2024	UNITED STATES	1,500,000.00	1,604,688
Unsettled Transactions				2,552,442
	Total :			$175,755,927

n / a — Cost is not applicable

EXHIBIT F - Equity Income

(Managed by State Street Global Advisors)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c)Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d)Cost	value
			Shares	(n/a)

	3M CO	COM	10,500		$818,265
	ABBOTT LABS	COM	21,200		1,032,652
	ACTIVISION INC NEW	COM NEW	5,700		98,268
	ACXIOM CORP	COM	1,200		30,780
	ADESA INC	COM	1,300		36,075
	ADOBE SYS INC	COM	5,632		231,588
	ADVANCE AUTO PARTS	COM	2,050		72,898
	ADVANCED MED OPTICS INC	COM	1,100		38,720
	ADVANCED MICRO DEVICES INC	COM	3,900		79,365
	AES CORP	COM	4,600		101,384
	AETNA INC	COM	4,600		198,628
	AFFILIATED MANAGERS GROUP INC	COM	400		42,052
	AFLAC INC	COM	3,800		174,800
	AGCO CORP	COM	1,500		46,410
	AGERE SYS INC	COM	3,700		70,929
	AGILENT TECHNOLOGIES INC	COM	2,631		91,690
	AGL RES INC	COM	600		23,346
	AIR PRODS + CHEMS INC	COM	4,600		323,288
	AKAMAI TECHNOLOGIES INC	COM	3,300		175,296
	ALCOA INC	COM	9,200		276,092
	ALEXANDER + BALDWIN INC	COM	600		26,604
	ALLEGHENY ENERGY INC	COM	800		36,728
	ALLERGAN INC	COM	927		110,999
	ALLIANCE DATA SYSTEMS CORP	COM	1,500		93,705
	ALLIANT ENERGY CORP	COM	1,800		67,986
	ALLIED CAP CORP NEW	COM	1,935		63,236
	ALLSTATE CORP	COM	9,800		638,078
	ALLTEL CORP	COM	3,000		181,440
	ALTERA CORP	COM	1,600		31,488
	ALTRIA GROUP INC	COM	25,800		2,214,156
	AMAZON COM INC	COM	3,400		134,164
	AMEREN CORP	COM	3,900		209,547
	AMERICAN CAP STRATEGIES LTD	COM	2,500		115,650
	AMERICAN EAGLE OUTFITTERS INC	COM	750		23,408
	AMERICAN ELEC PWR INC	COM	8,100		344,898
	AMERICAN EXPRESS CO	COM	10,700		649,169
	AMERICAN FINL GROUP INC OHIO	COM	600		21,546
	AMERICAN INTL GROUP INC	COM	23,789		1,704,720
	AMERICAN NATL INS CO	COM	200		22,822
	AMERICAN TOWER CORP	CL A	4,117		153,482
	AMERIPRISE FINL INC	COM	880		47,960
	AMGEN INC	COM	12,169		831,264
	AMR CORP DEL	COM	4,300		129,989
	AMYLIN PHARMACEUTICALS INC	COM	2,100		75,747
	ANADARKO PETE CORP	COM	3,200		139,264
	ANALOG DEVICES INC	COM	2,000		65,740
	ANHEUSER BUSCH COS INC	COM	11,600		570,720
	ANNALY CAPITAL MANAGEMENT INC	COM	3,100		43,121
	ANNTAYLOR STORES CORP	COM	1,300		42,692
	AON CORP	COM	6,900		243,846
	APACHE CORP	COM	2,500		166,275
	APOLLO GROUP INC	CL A	811		31,605
	APPLE COMPUTER	COM NPV	8,900		755,076
	APPLIED MATERIALS INC	COM	14,800		273,060
	ARCH COAL INC	COM	500		15,015
	ARCHER DANIELS MIDLAND CO	COM	4,600		147,016
	ARCHSTONE SMITH TR	COM	4,400		256,124
	ARMOR HLDGS INC	COM	300		16,455
	ASHLAND INC NEW	COM	1,000		69,180

ASSOCIATED BANC CORP	COM	1,745	60,866
ASTORIA FINL CORP	COM	750	22,620
AT+T INC	COM	50,720	1,813,240
ATMEL CORP	COM	9,100	55,055
ATMOS ENERGY CORP	COM	600	19,146
AUTODESK INCORPORATED	COM STK NPV	700	28,322
AUTOLIV	COM	1,500	90,450
AUTOMATIC DATA PROCESSING INC	COM	8,300	408,775
AVAYA INC	COM	1,600	22,368
AVERY DENNISON CORP	COM	1,800	122,274
AVIS BUDGET GROUP INC	COM	680	14,749
AVON PRODS INC	COM	9,400	310,576
BAKER HUGHES INC	COM	2,500	186,650
BANCORPSOUTH INC	COM	500	13,410
BANK AMER CORP	COM	54,933	2,932,873
BANK NEW YORK INC	COM	13,700	539,369
BARD C R INC	COM	1,000	82,970
BAUSCH + LOMB INC	COM	900	46,854
BAXTER INTL INC	COM	12,500	579,875
BB+T CORP	COM	9,819	431,349
BEA SYS INC	COM	5,100	64,158
BEAR STEARNS COS INC	COM	500	81,390
BEAZER HOMES USA INC	COM	700	32,907
BECTON DICKINSON + CO	COM	2,300	161,345
BED BATH + BEYOND INC	COM	1,300	49,530
BELLSOUTH CORP	COM	25,200	1,187,172
BEMIS CO INC	COM	1,500	50,970
BEST BUY CO INC	COM STK USD0.10	3,100	152,489
BIOGEN IDEC INC	COM	3,600	177,084
BIOMET INC	COM	1,000	41,270
BJ SVCS CO	COM	400	11,728
BJS WHSL CLUB INC	COM	1,300	40,443
BLOCK H + R INC	COM	6,400	147,456
BMC SOFTWARE INC	COM	600	19,320
BOEING CO	COM	8,700	772,908
BOSTON PPTYS INC	COM	2,400	268,512
BOSTON SCIENTIFIC CORP	COM	17,799	305,787
BOYD GAMING CORP	COM	700	31,717
BRANDYWINE RLTY TR	SH BEN INT NEW	1,500	49,875
BRISTOL MYERS SQUIBB CO	COM	30,000	789,600
BROADCOM CORP	CL A	3,500	113,085
BROOKDALE SR LIVING INC	COM	200	9,600
BURLINGTON NORTHN SANTA FE	COM	6,500	479,765
CA INC	COM	2,500	56,625
CABLEVISION SYS CORP	CABLEVISION NY GROUP COM	700	19,936
CABOT CORP	COM	1,100	47,927
CAPITAL ONE FINL CORP	COM	5,401	414,905
CARDINAL HEALTH INC	COM	3,350	215,841
CAREMARK RX INC	COM	3,400	194,174
CARPENTER TECHNOLOGY CORP	COM	400	41,008
CATERPILLAR INC	COM	7,800	478,374
CBL + ASSOC PPTYS INC	COM	900	39,015
CBOT HLDGS INC	CL A	1,100	166,617
CBS CORP CLASS B	COM	5,840	182,091
CDW CORP	COM	800	56,256
CELGENE CORP	COM	1,900	109,307
CEPHALON INC	COM	1,100	77,451
CERNER CORP	COM	1,300	59,150
CHARLES RIV LABORATORIES INTL	COM	1,300	56,225
CHECKFREE CORP NEW	COM	1,600	64,256
CHEMTURA CORP	COM	3,600	34,668
CHENIERE ENERGY INC	COM NEW	900	25,983
CHESAPEAKE ENERGY CORP	COM	7,000	203,350
CHEVRON CORP	COM	28,403	2,088,473
CHICAGO MERCANTILE EXCHANGE	COM	180	91,755
CHOICE HOTELS INC	COM	700	29,470
CHOICEPOINT INC	COM	1,366	53,793
CHUBB CORP	COM	8,300	439,153
CIENA CORP	COM	1,471	40,761
CIGNA CORP	COM	390	51,312
CIMAREX ENERGY CO	COM	1,200	43,800
CINCINNATI FINL CORP	COM	2,725	123,470
CISCO SYS INC	COM	65,000	1,776,450

CIT GROUP INC NEW	COM	3,800	211,926
CITIGROUP INC	COM	58,813	3,275,884
CITRIX SYS INC	COM	900	24,345
CLAIRE S STORES INC	COM	1,700	56,338
CLEAR CHANNEL COMMUNICATIONS	COM	4,900	174,146
CLOROX CO	COM	600	38,490
COACH INC	COM	2,100	90,216
COCA COLA CO	COM	26,300	1,268,975
COGNIZANT TECHNOLOGY SOLUTIONS	CL A	3,000	231,480
COLDWATER CREEK INC	COM	1,000	24,520
COLGATE PALMOLIVE CO	COM	8,000	521,920
COLONIAL PPTYS TR	SH BEN INT	500	23,440
COMCAST CORP NEW	CL A	27,605	1,168,520
COMERICA INC	COM	2,900	170,172
COMMERCIAL METALS CO	COM	2,500	64,500
COMMUNITY HEALTH SYS INC NEW	COM	2,000	73,040
COMPASS BANCSHARES INC	COM	2,100	125,265
COMPUTER SCIENCES CORP	COM	300	16,011
CONAGRA INC	COM	10,100	272,700
CONOCOPHILLIPS	COM	21,671	1,559,228
CONSOL ENERGY INC	COM	3,800	122,094
CONSOLIDATED EDISON INC	COM	5,200	249,964
CONSTELLATION ENERGY GROUP INC	COM	300	20,661
CONTINENTAL AIRLS INC	COM CL B	1,700	70,125
COPART INC	COM	1,300	39,000
CORNING INC	COM	15,300	286,263
CORPORATE EXECUTIVE BRD CO	COM	700	61,390
CORRECTIONS CORP AMER NEW	COM NEW	750	33,923
COSTCO WHSL CORP NEW	COM	4,200	222,054
COUNTRYWIDE FINL CORP	COM	5,398	229,145
COVANCE INC	COM	800	47,128
COVANTA HLDG CORP	COM	2,200	48,488
COVENTRY HEALTH CARE INC	COM	300	15,015
CRANE CO	COM	700	25,648
CREE INC	COM	1,500	25,980
CROWN CASTLE INTL CORP	COM	4,300	138,890
CROWN HLDGS INC	COM	2,700	56,484
CSX CORP	COM	2,300	79,189
CTC MEDIA INC	COM	700	16,807
CVS CORP	COM	6,300	194,733
CYPRESS SEMICONDUCTOR CORP	COM	3,100	52,297
CYTYC CORP	COM	2,300	65,090
D R HORTON INC	COM	1,900	50,331
DADE BEHRING HLDGS INC	COM	1,800	71,658
DANAHER CORP	COM	1,000	72,440
DAVITA INC	COM	1,871	106,422
DEERE + CO	COM	4,800	456,336
DELL INC	COM	23,900	599,651
DENBURY RES INC	COM NEW	2,200	61,138
DEVELOPERS DIVERSIFIED RLTY	COM	2,100	132,195
DEVON ENERGY CORPORATION NEW	COM	3,500	234,780
DIAMOND OFFSHORE DRILLING INC	COM	900	71,946
DICKS SPORTING GOODS INC	OC COM	600	29,394
DIEBOLD INC	COM	1,300	60,580
DIRECTV GROUP INC	COM	6,800	169,592
DISCOVERY HLDG CO	COM SER A	2,700	43,443
DISNEY WALT CO	DISNEY COM	22,900	784,783
DOLLAR GEN CORP	COM USD 0.50	900	14,454
DOMINION RES INC VA NEW	COM	6,600	553,344
DONNELLEY R R + SONS CO	COM	4,300	152,822
DOVER CORP	COM	3,900	191,178
DOW CHEM CO	COM	14,744	588,875
DOW JONES + CO INC	COM	800	30,400
DREAMWORKS ANIMATION SKG	CL A	700	20,643
DTE ENERGY CO	COM	3,600	174,276
DU PONT E I DE NEMOURS + CO	COM	14,300	696,553
DUKE ENERGY HLDG CORP	COM	21,936	728,495
DUKE RLTY CORP	COM NEW	2,400	98,160
E TRADE FINL CORP	COM	8,900	199,538
EAGLE MATLS INC	COM	800	34,584
EASTMAN CHEM CO	COM	1,500	88,965
EASTMAN KODAK CO	COM	6,100	157,380
EATON CORP	COM	3,100	232,934

EBAY INC	COM	15,600	469,092
ECHOSTAR COMMUNICATIONS CORP N	CL A	4,500	171,135
EDISON INTL	COM	3,100	140,988
EDWARDS A G INC	COM	1,100	69,619
EDWARDS LIFESCIENCES CORP	COM	900	42,336
EL PASO CORP	COM	14,700	224,616
ELECTRONIC ARTS INC	COM	2,500	125,900
ELECTRONIC DATA SYS CORP NEW	COM	10,600	292,030
EMBARQ CORP	COM	0	0
EMC CORP	COM	21,500	283,800
EMDEON CORP	COM	5,900	73,101
EMERSON ELEC CO	COM	12,100	533,489
ENERGY EAST CORP	COM	2,400	59,520
ENTERGY CORP NEW	COM	3,700	341,584
EOG RESOURCES INC	COM	1,300	81,185
EQUITY OFFICE PPTYS TR	COM	8,000	385,360
EQUITY RESIDENTIAL	SH BEN INT	6,300	319,725
ERIE INDTY CO	CL A	600	34,788
ESSEX PROPERTY TRUST	COM	400	51,700
EXELON CORP	COM	8,474	524,456
EXPEDIA INC DEL	COM	2,670	56,017
EXPEDITORS INTL WA INC	COM	500	20,250
EXPRESS SCRIPTS INC	COM	200	14,320
EXXON MOBIL CORP	COM	68,800	5,272,144
F5 NETWORKS INC	COM	700	51,947
FACTSET RESH SYS INC	COM	500	28,240
FAIRCHILD SEMICONDUCTOR INTL	COM	3,400	57,154
FAMILY DLR STORES INC	COM	3,300	96,789
FEDERAL HOME LN MTG CORP	COM	6,700	454,930
FEDERAL NATL MTG ASSN	COM	9,400	558,266
FEDERAL RLTY INVT TR	SH BEN INT NEW	1,000	85,000
FEDERATED DEPT STORES INC DE	COM	6,426	245,023
FEDEX CORP	COM	2,500	271,550
FIDELITY NATIONAL FINANCIAL	CL A	3,413	81,502
FIDELITY NATL INFORMATION SVC	COM	1,750	70,158
FIFTH THIRD BANCORP	COM STK	9,696	396,857
FIRST AMERICAN CORP	COM	1,400	56,952
FIRST DATA CORP	COM	6,300	160,776
FIRST HORIZON NATL CORP	COM	1,600	66,848
FIRSTENERGY CORP	COM	4,930	297,279
FLOWSERVE CORP	COM	1,100	55,517
FORD MTR CO DEL	COM PAR USD0.01	38,500	289,135
FOREST LABS INC	COM	2,600	131,560
FOREST OIL CORP	COM PAR 0.01	600	19,608
FORTUNE BRANDS INC	COM	3,000	256,170
FOUNDATION COAL HLDGS INC	COM	700	22,232
FPL GROUP INC	COM	8,800	478,896
FRANKLIN RES INC	COM	1,000	110,170
FREEPORT MCMORAN COPPER + GOLD	CL B	1,200	66,876
FRONTIER OIL CORP	COM	1,100	31,614
FULTON FINL CORP PA	COM	1,530	25,551
GALLAGHER ARTHUR J + CO	COM	1,800	53,190
GAMESTOP CORP NEW	CL A	1,300	71,643
GANNETT INC	COM	4,800	290,208
GAP INC	COM	1,100	21,450
GARDNER DENVER INC	COM	700	26,117
GATX CORPORATION	COM	700	30,331
GEN PROBE INC NEW	COM	1,000	52,370
GENENTECH INC	COM	4,900	397,537
GENERAL DYNAMICS CORP	COM	3,600	267,660
GENERAL ELEC CO	COM	123,100	4,580,551
GENERAL GROWTH PPTYS INC	COM	3,680	192,206
GENERAL MLS INC	COM	6,500	374,400
GENERAL MTRS CORP	COM	10,300	316,416
GENUINE PARTS CO	COM	3,200	151,776
GENWORTH FINL INC	COM CL A	4,300	147,103
GENZYME CORP	COM GEN DIV	2,600	160,108
GETTY IMAGES INC	COM	1,100	47,102
GILEAD SCIENCES INC	COM	3,600	233,748
GLOBAL INDUSTRIES INC	COM	1,400	18,256
GLOBAL SIGNAL INC	COM	100	5,267
GOLDMAN SACHS GROUP INC	COM	3,700	737,595
GOODRICH CORP	COM	2,100	95,655

GOODYEAR TIRE AND RUBBER	COM	3,000	62,970
GOOGLE INC	CL A	2,845	1,310,066
GREAT PLAINS ENERGY INC	COM	1,200	38,160
HALLIBURTON CO	COM	17,100	530,955
HANESBRANDS INC	COM	1,413	33,375
HANSEN NAT CORP	COM	1,200	40,416
HARLEY DAVIDSON INC	COM	1,000	70,470
HARMAN INTL INDS INC NEW	COM	300	29,973
HARRAHS ENTMT INC	COM	1,000	82,720
HARRIS CORP DEL	COM	2,500	114,650
HARSCO CORP	COM	700	53,270
HARTFORD FINANCIAL SVCS GRP	COM	4,500	419,895
HAWAIIAN ELEC INDS INC	COM	700	19,005
HEALTH CARE PPTY INVS INC	COM	2,800	103,096
HEALTH CARE REIT INC	COM	1,100	47,322
HEINZ H J CO	COM	6,800	306,068
HELIX ENERGY SOLUTIONS GROUP	COM	1,600	50,192
HELMERICH AND PAYNE INC	COM	2,000	48,940
HESS CORP	COM	700	34,699
HEWITT ASSOCS INC	CLASS A	1,200	30,900
HEWLETT PACKARD CO	COM	36,743	1,513,444
HILLENBRAND INDS INC	COM	1,000	56,930
HILTON HOTELS CORP	COM	1,100	38,390
HNI CORP	COM	800	35,528
HOLLY CORP	COM PAR 0.01	800	41,120
HOME DEPOT INC	COM	27,900	1,120,464
HONEYWELL INTL INC	COM	13,800	624,312
HOSPITALITY PPTYS TR	COM SH BEN INT	1,200	57,036
HOST HOTELS + RESORTS INC	COM	1,773	43,527
HRPT PPTYS TR	COM SH BEN INT	2,200	27,170
HUBBELL INC	CLB	1,000	45,210
HUMANA INC	COM	200	11,062
HUNTINGTON BANCSHARES INC	COM	4,300	102,125
HUNTSMAN CORP	COM	2,000	37,940
IAC INTERACTIVECORP	COM NEW	1,770	65,773
IDEARC INC	COM	1,894	54,263
IDEXX LABS INC	COM	600	47,580
ILLINOIS TOOL WKS INC	COM	3,600	166,284
IMCLONE SYS INC	COM	1,400	37,464
INTEGRATED DEVICE TECHNOLOGY	COM	4,300	66,564
INTEL CORP	COM	69,200	1,401,300
INTERCONTINENTALEXCHANGE INC	COM	300	32,370
INTERNATIONAL BUSINESS MACHS	COM	18,922	1,838,272
INTERNATIONAL GAME TECHNOLOGY	COM	2,100	97,020
INTERNATIONAL PAPER CO	COM	10,400	354,640
INTERNATIONAL RECTIFIER CORP	COM	1,400	53,942
INTERPUBLIC GROUP COS INC	COM	8,900	108,936
INTRNTNL FLAVRS + FRAGRNCS INC	COM	1,700	83,572
INTUIT	COM	1,600	48,816
INTUITIVE SURGICAL INC	COM NEW	800	76,720
INVESTMENT TECHNOLOGY GROUP	COM	800	34,304
INVITROGEN CORP	COM	1,000	56,590
ISTAR FINL INC	COM	2,000	95,640
ITT EDL SVCS INC	COM	700	46,459
JARDEN CORP	COM	700	24,353
JDS UNIPHASE CORP	COM PAR 0.001	3,762	62,675
JEFFRIES GROUP INC NEW	COM	2,100	56,322
JOHNSON + JOHNSON	COM	32,700	2,158,854
JOHNSON CTLS INC	COM	800	68,736
JPMORGAN CHASE + CO	COM	43,426	2,097,476
JUNIPER NETWORKS INC	COM	6,900	130,686
KANSAS CITY SOUTHERN	COM NEW	1,100	31,878
KB HOME	COM	1,600	82,048
KELLOGG CO	COM	3,900	195,234
KENNAMETAL INC	COM	500	29,425
KEYCORP NEW	COM	7,900	300,437
KEYSPAN CORP	COM	3,100	127,658
KILROY RLTY CORP	COM	600	46,800
KIMBERLY CLARK CORP	COM	6,400	434,880
KIMCO RLTY CORP	COM	535	24,048
KINDER MORGAN INC KANS	COM	400	42,300
KING PHARMACEUTICALS INC	COM	4,600	73,232
KIRBY CORP	COM	800	27,304

KLA TENCOR CORP	COM	1,000	49,750
KOHLS CORP	COM	3,000	205,290
KRAFT FOODS INC	CL A	3,800	135,660
KROGER CO	COM	5,000	115,350
L 3 COMMUNICATIONS HLDG CORP	COM	400	32,712
LAIDLAW INTL INC	COM	1,400	42,602
LAS VEGAS SANDS CORP	COM	3,000	268,440
LAUREATE ED INC	COM	900	43,767
LEAP WIRELESS INTL INC	COM NEW	600	35,682
LEGG MASON INC	COM	700	66,535
LEGGETT + PLATT INC	COM	3,300	78,870
LEHMAN BROTHERS HLDGS INC	COM	4,400	343,728
LENNAR CORP	CL A	600	31,476
LENNOX INTL INC	COM	800	24,488
LEVEL 3 COMMUNICATIONS INC	COM	25,000	140,000
LEXMARK INTL INC	CL A	200	14,640
LIBERTY GLOBAL INC	COM SER A	6,966	203,059
LIBERTY MEDIA HLDG CORP	CAP COM SER A	1,370	134,233
LIBERTY MEDIA HLDG CORP	INTERACTIVE COM SER A	7,150	154,226
LIBERTY PROPERTY	SH BEN INT SUPP	2,400	117,936
LIFEPOINT HOSPS INC	COM	1,300	43,810
LILLY ELI + CO	COM	14,800	771,080
LIMITED BRANDS INC	COM	5,568	161,138
LINCOLN ELEC HLDGS INC	COM	700	42,294
LINCOLN NATL CORP IN	COM	5,720	379,808
LINEAR TECHNOLOGY CORP	COM	1,700	51,544
LOCKHEED MARTIN CORP	COM	3,400	313,038
LOEWS CORP	CAROLINA GROUP STK	1,800	116,496
LOEWS CORP	COM	2,200	91,234
LOUISIANA PAC CORP	COM	700	15,071
LOWES COS INC	USD0.50	15,800	492,170
LSI LOGIC CORP	COM	1,900	17,100
LUBRIZOL CORP	COM	900	45,117
M.D.C. HOLDINGS INC	COM	530	30,237
MACERICH CO	COM	1,300	112,541
MACK CA RLTY CORP	COM	1,300	66,300
MANITOWOC INC	COM	700	41,601
MANOR CARE INC NEW	COM	1,400	65,688
MARATHON OIL CORP	COM	6,336	586,080
MARRIOTT INTL INC NEW	CL A	1,300	62,036
MARSH + MCLENNAN COS INC	COM	11,800	361,788
MARSHALL + ILSLEY CORP	COM	800	38,488
MASCO CORP	COM	7,700	229,999
MASSEY ENERGY CORP	COM	600	13,938
MASTERCARD INC	CL A	1,300	128,037
MATTEL INC	COM	1,700	38,522
MAXIM INTEGRATED PRODS INC	COM	2,730	83,593
MBIA INC	COM	300	21,918
MCAFEE INC	COM	3,100	87,978
MCCLATCHY CO	CL A	762	32,995
MCDONALDS CORP	COM	12,686	562,370
MCGRAW HILL COS INC	COM	2,800	190,456
MCKESSON CORP	COM	3,600	182,520
MEADWESTVACO CORP	COM	3,000	90,180
MEDCO HEALTH SOLUTIONS INC	COM	2,127	113,667
MEDIMMUNE INC	COM	1,800	58,266
MEDTRONIC INC	COM	13,900	743,789
MELLON FINL CORP	COM	8,400	354,060
MEMC ELECTR MATLS INC	COM	3,200	125,248
MERCK + CO INC	COM	29,400	1,281,840
MERCURY GEN CORP	COM	200	10,546
MEREDITH CORP	COM	400	22,540
MERRILL LYNCH + CO INC	COM	9,400	875,140
METLIFE INC	COM	4,100	241,941
MICROCHIP TECHNOLOGY INC	COM	1,000	32,700
MICRON TECHNOLOGY INC	COM	6,100	85,156
MICROSOFT CORP	COM	105,600	3,153,216
MILLENNIUM PHARMACEUTICALS	COM	6,100	66,490
MIRANT CORP NEW	COM	1,100	34,727
MONSANTO CO NEW	COM	4,054	212,957
MONSTER WORLDWIDE INC	COM	2,400	111,936
MOODYS CORP	COM	1,200	82,872
MORGAN STANLEY	COM NEW	13,300	1,083,019

MOSAIC CO	COM	2,500	53,400
MOTOROLA INC	COM	36,600	752,496
MUELLER WTR PRODS INC	COM SER B	1,487	22,159
MURPHY OIL CORP	COM	3,700	188,145
NALCO HLDG CO	COM	1,600	32,736
NASDAQ STK MKT INC	COM ACCREDITED INVS	1,900	58,501
NATIONAL CITY CORP	COM	9,954	363,918
NATIONAL FUEL GAS CO N J	COM	1,300	50,102
NATIONAL INSTRS CORP	COM	850	23,154
NATIONAL OILWELL VARCO INC	COM	700	42,826
NATIONAL SEMICONDUCTOR CORP	COM	900	20,430
NATIONWIDE FINL SVCS INC	CL A	300	16,260
NAVTEQ CORP	COM	1,700	59,449
NETWORK APPLIANCE INC	COM	2,200	86,416
NEUSTAR INC	CL A	1,100	35,684
NEW CENTY FINL CORP MD	COM	1,300	41,067
NEW PLAN EXCEL RLTY TR INC	COM	3,300	90,684
NEW YORK CMNTY BANCORP INC	COM	1,700	27,370
NEW YORK TIMES CO	CL A	2,200	53,592
NEWELL RUBBERMAID INC	COM	5,800	167,910
NEWMONT MNG CORP	COM	3,300	148,995
NEWS CORP	CL A	21,800	468,264
NII HLDGS INC	CL B NEW	2,900	186,876
NIKE INC	CL B	1,600	158,448
NISOURCE INC	COM	3,900	93,990
NOBLE ENERGY INC	COM	300	14,721
NORDSTROM INC	COM	4,000	197,360
NORFOLK SOUTHN CORP	COM	2,800	140,812
NORTHERN TRUST CORP	COM	4,400	267,036
NORTHROP GRUMMAN CORP	COM	4,356	294,901
NOVELL INC	COM	6,300	39,060
NOVELLUS SYS INC	COM	2,300	79,166
NTL INC DEL	COM	1,778	44,877
NUCOR CORP	COM	1,700	92,922
NUTRI SYS INC NEW	COM	600	38,034
NUVEEN INVTS INC	CL A	1,300	67,444
NVIDIA CORP	COM	800	29,608
NYSE GROUP INC	COM	3,400	330,480
OCCIDENTAL PETE CORP	COM	13,540	661,158
OCEANEERING INTL INC	COM	900	35,730
OFFICE DEPOT INC	COM	1,200	45,804
OFFICEMAX INC DEL	COM	1,200	59,580
OGE ENERGY CORP	COM	1,200	48,000
OLD REP INTL CORP	COM	3,425	79,734
OMNICARE INC	COM	1,300	50,219
OMNICOM GROUP	COM	2,780	290,621
ONEOK INC NEW	COM	1,900	81,928
ORACLE CORP	COM	45,000	771,300
OVERSEAS SHIPHOLDING GROUP INC	COM	400	22,520
PACCAR INC	COM	1,412	91,639
PALL CORP	COM	2,400	82,920
PANERA BREAD CO	CL A	500	27,955
PARKER HANNIFIN CORP	COM	300	23,064
PAYCHEX INC	COM	2,000	79,080
PDL BIOPHARMA INC	COM	2,000	40,280
PEABODY ENERGY CORP	COM	1,500	60,615
PEDIATRIX MED GROUP	COM	1,100	53,790
PENN NATL GAMING INC	COM	1,600	66,592
PENNEY J C INC	COM	5,100	394,536
PENTAIR INC	COM	1,800	56,520
PEPCO HLDGS INC	COM	3,184	82,816
PEPSICO INC	COM	17,110	1,070,231
PERKINELMER INC	COM	2,200	48,906
PFIZER INC	COM	89,800	2,325,820
PG+E CORP	COM	1,200	56,796
PHELPS DODGE CORP	COM	1,200	143,664
PHILADELPHIA CONS HLDG CORP	COM	800	35,648
PINNACLE WEST CAP CORP	COM	1,600	81,104
PITNEY BOWES INC	COM	4,300	198,617
PLAINS EXPL + PRODTN CO	COM	1,400	66,542
PMC SIERRA INC	COM	3,300	22,143
PNC FINL SVCS GROUP INC	COM	6,800	503,472
POOL CORP	COM	900	35,253

POPULAR INC	COM	4,885	87,686
PPG INDS INC	COM	3,200	205,472
PPL CORP	COM	7,800	279,552
PRAXAIR INC	COM	1,900	112,727
PRICE T ROWE GROUP INC	COM	4,500	196,965
PRINCIPAL FINANCIAL GROUP	COM	1,100	64,570
PROCTER AND GAMBLE CO	COM	35,995	2,313,399
PROGRESS ENERGY INC	COM	4,954	243,142
PROGRESSIVE CORP OHIO	COM	4,700	113,834
PROLOGIS	SH BEN INT	2,600	158,002
PROTECTIVE LIFE CORP	COM	800	38,000
PRUDENTIAL FINL INC	COM	4,300	369,198
PUBLIC STORAGE INC	COM	3,674	358,215
PUBLIC SVC ENTERPRISE GROUP	COM	5,400	358,452
PUGET ENERGY INC	COM	700	17,752
PULTE HOMES INC	COM	400	13,248
QUALCOMM INC	COM	21,800	823,822
QUANTA SERVICES INC	COM	1,500	29,505
QUEST DIAGNOSTICS INC	COM	600	31,800
QUICKSILVER RES INC	COM	1,200	43,908
QWEST COMMUNICATIONS INTL INC	COM	6,400	53,568
RAMBUS INC DEL	COM	1,600	30,288
RAYONIER INC	COM	1,018	41,789
RAYTHEON CO	COM NEW	9,600	506,880
RECKSON ASSOCS RLTY CORP	COM	1,500	68,400
RED HAT INC	COM	3,900	89,700
REGAL ENTMT GROUP	CL A	700	14,924
REGENCY CTRS CORP	COM	1,200	93,804
REGIONS FINL CORP NEW	COM	14,258	533,249
RESMED INC	COM	1,500	73,830
RESPIRONICS INC	COM	1,400	52,850
REYNOLDS AMERN INC	COM	3,400	222,598
ROCKWELL AUTOMATION INC	COM	3,000	183,240
ROHM + HAAS CO	COM	3,000	153,360
ROSS STORES INC	COM	2,800	82,040
RPM INTL INC	COM	1,800	37,602
RYDER SYS INC	COM	1,200	61,272
S + P 500 INDEX FUTURES	7-Mar-07	2,250	—
SABRE HLDGS CORP	CL A	200	6,378
SAFECO CORP	COM	2,000	125,100
SAFEWAY INC	COM NEW	3,100	107,136
SALESFORCE COM INC	COM	1,900	69,255
SANDISK CORP	COM	800	34,424
SANMINA SCI CORP	COM	3,600	12,420
SARA LEE CORP	COM	13,406	228,304
SBA COMMUNCATIONS CORP	COM	2,000	55,000
SCHERING PLOUGH CORP	COM	11,700	276,588
SCHWAB CHARLES CORP	NEW COM STK	5,500	106,370
SCIENTIFIC GAMES CORP	CL A	1,200	36,276
SEACOR HLDGS INC	COM	400	39,656
SEARS HLDGS CORP	COM	1,596	268,016
SEMPRA ENERGY	COM	1,000	56,040
SERVICE CORP INTL	COM	5,000	51,250
SERVICE MASTER COMPANY	COM	2,600	34,086
SHAW GROUP INC	COM	1,200	40,200
SHERWIN WILLIAMS CO	COM	2,300	146,234
SIERRA HEALTH SVCS INC	COM	900	32,436
SILICON LABORATORIES INC	OC COM	800	27,720
SIMON PPTY GROUP INC NEW	COM	4,846	490,851
SIRIUS SATELLITE RADIO INC	COM	5,600	19,824
SKY FINL GROUP INC	COM	1,000	28,540
SLM CORP	COM	3,250	158,503
SMITH INTL INC	COM	500	20,535
SMUCKER J M CO	COM NEW	800	38,776
SMURFIT STONE CONTAINER CORP	COM	5,400	57,024
SNAP ON INC	COM	1,100	52,404
SONOCO PRODS CO	COM	1,600	60,896
SOUTHERN CO	COM	13,900	512,354
SOUTHERN COPPER CORP DEL	COM	200	10,778
SOUTHWEST AIRLS CO	COM	4,900	75,068
SOUTHWESTERN ENERGY CO	COM	3,500	122,675
SPANSION INC	COM CL A	700	10,402
SPRINT NEXTEL CORP	COM SER 1	27,187	513,562

ST JUDE MED INC	COM	2,200	80,432
STANDARD PAC CORP NEW	COM	1,200	32,148
STANLEY WORKS	COM	1,300	65,377
STAPLES INC	COM	11,700	312,390
STARBUCKS CORP	COM	6,300	223,146
STARWOOD HOTELS + RESORTS INC	COM	1,100	68,750
STATE STREET CORPORATION	COM	2,400	161,856
STATION CASINOS INC	COM	1,000	81,670
STEEL DYNAMICS INC	COM	1,800	58,410
STEELCASE INC	CL A	400	7,264
STRYKER CORP	COM	2,200	121,242
SUN MICROSYSTEMS INC	COM	27,900	151,218
SUNOCO INC	COM	2,700	168,372
SUNTRUST BKS INC	COM	6,534	551,796
SUPERIOR ENERGY SVCS INC	COM	1,400	45,752
SUPERVALU INC	COM	4,364	156,013
SWIFT TRANSN INC	COM	900	23,643
SYMANTEC CORP	COM	6,024	125,600
SYMBOL TECHNOLOGIES INC	COM	5,463	81,617
SYNOVUS FINL CORP	COM	3,600	110,988
SYSCO CORP	COM	7,100	260,996
TARGET CORP	COM	9,600	547,680
TAUBMAN CENTERS INC	REIT	600	30,516
TCF FINANCIAL CORP	COM	1,800	49,356
TD AMERITRADE HLDG CORP	COM	2,000	32,360
TD BANKNORTH INC	COM	1,200	38,736
TECHNE CORP	COM	500	27,725
TECO ENERGY INC	COM	2,900	49,967
TEKTRONIX INC	COM	1,400	40,838
TEMPLE INLAND INC	COM	2,000	92,060
TENET HEALTHCARE CORP	COM	10,400	72,488
TEREX CORP NEW	COM	2,000	129,160
TESORO CORP	COM	1,300	85,501
TETRA TECHNOLOGIES INC DEL	COM	1,100	28,138
TEXAS INSTRS INC	COM	14,930	429,984
TEXTRON INC	COM	2,400	225,048
THE ST PAUL TRAVELERS COS INC	COM	9,645	517,840
THERMO FISHER SCIENTIFIC INC	COM	1,800	81,522
THOMAS + BETTS CORP	COM	1,100	52,008
THORNBURG MTG INC	COM	2,600	65,338
TIDEWATER INC	COM	1,100	53,196
TIFFANY + CO NEW	COM	2,500	98,100
TIM HORTONS INC	COM	3,143	91,022
TIME WARNER INC NEW	COM	42,900	934,362
TIMKEN CO	COM	1,600	46,688
TITANIUM METALS CORP	COM NEW	1,400	41,314
TJX COS INC NEW	COM	9,700	276,644
TODCO	COMMON STOCK	1,000	34,170
TRACTOR SUPPLY CO	COM	700	31,297
TRIAD HOSPS INC	COM	1,800	75,294
TRIBUNE CO NEW	COM	3,500	107,730
TRIMBLE NAVIGATION LTD	COM	700	35,511
TRINITY INDS INC	COM	1,300	45,760
TXU CORP	COM	3,800	205,998
UAL CORP	COM NEW	2,000	88,000
UGI CORP NEW	COM	1,700	46,376
UNION PAC CORP	COM	4,600	423,292
UNISYS CORP	COM	7,000	54,880
UNIT CORP	COM	700	33,915
UNITED AUTO GROUP INC	COM	600	14,142
UNITED DOMINION RLTY TR INC	COM	2,300	73,117
UNITED PARCEL SVC INC	CL B	8,500	637,330
UNITED RENTALS INC	COM	1,100	27,973
UNITED STATES TREAS BILLS	4.835% 08 Mar 2007	200,000	197,558
UNITED TECHNOLOGIES CORP	COM	10,400	650,208
UNITEDHEALTH GROUP INC	COM	15,480	831,740
UNITRIN INC	COM	1,100	55,121
UNIVISION COMMUNICATIONS INC	CL A	1,000	35,420
UNUMPROVIDENT CORP	COM	6,400	132,992
URBAN OUTFITTERS INC	COM	2,000	46,060
URS CORP NEW	COM	500	21,425
US AWYS GROUP INC	COM	1,300	70,005
US BANCORP DEL	COM NEW	25,301	915,643

USG CORP	COM NEW	1,600	87,680
UST INC	COM USD0.50	3,200	186,240
V F CORP	COM	1,600	131,328
VALERO ENERGY CORP	COM	5,800	296,728
VALLEY NATL BANCORP	COM	1,053	27,915
VALSPAR CORP	COM	600	16,584
VCA ANTECH INC	COM	1,600	51,504
VECTREN CORP	COM	1,100	31,108
VENTAS INC	COM	2,000	84,640
VERIFONE HLDGS INC	COM	600	21,240
VERISIGN INC	COM	5,300	127,465
VERIZON COMMUNICATIONS	COM USD 500	38,799	1,444,875
VERTEX PHARMACEUTICALS INC	COM	2,500	93,550
VIACOM INC NEW	CL B	5,500	225,665
VISHAY INTERTECHNOLOGY INC	COM	3,200	43,328
VORNADO RLTY TR	COM	2,700	328,050
VULCAN MATLS CO	COM	1,900	170,753
WACHOVIA CORP 2ND NEW	COM	25,066	1,427,509
WAL MART STORES INC	COM	27,400	1,265,332
WALGREEN CO	COM	10,000	458,900
WALTER INDS INC	COM	900	24,345
WARNER MUSIC GROUP CORP	COM	1,800	41,310
WASHINGTON MUT INC	COM	12,250	557,253
WASHINGTON POST CO	CL B	10	7,456
WASTE MGMT INC DEL	COM	3,400	125,018
WEINGARTEN RLTY INVS	SH BEN INT	1,250	57,638
WELLCARE HEALTH PLANS INC	COM	700	48,230
WELLPOINT INC	COM	6,100	480,009
WELLS FARGO + CO NEW	COM	49,554	1,762,140
WENDYS INTL INC	COM	2,300	76,107
WESCO INTL INC	COM	900	52,929
WESTERN UN CO	COM	6,400	143,488
WEYERHAEUSER CO	COM	5,200	367,380
WHIRLPOOL CORP	COM	1,400	116,228
WHITNEY HLDG CORP	COM	550	17,941
WHOLE FOODS MKT INC	COM	500	23,465
WILLIAMS COS INC	COM	2,900	75,748
WILMINGTON TR CORP	COM	500	21,085
WINDSTREAM CORP	COM	5,652	80,371
WPS RES CORP	COM	200	10,806
WRIGLEY WM JR CO	COM	850	43,962
WYETH	COM	13,400	682,328
WYNDHAM WORLDWIDE CORP	COM	1,660	53,153
WYNN RESORTS LTD	COM	900	84,465
XCEL ENERGY INC	COM	7,120	164,187
XEROX CORP	COM	7,700	130,515
XILINX INC	COM	2,800	66,668
XM SATELLITE RADIO HLDGS INC	CL A	1,400	20,230
XTO ENERGY INC	COM	2,100	98,805
YAHOO INC	COM	18,300	467,382
YRC WORLDWIDE INC	COM	400	15,092
YUM BRANDS INC	COM	1,200	70,560
ZIMMER HOLDINGS INC	COM	2,100	164,598
Unsettled Transactions			(156,515)
	Total :		$ 159,198,802

n / a — Cost is not applicable

EXHIBIT G - PIMCO High Yield and Emerging Markets Bond Fund

(Managed by Pacific Management Investment Company)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

(a)	(b) Identity of issue, borrower, lessor, or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par, or maturity			(d) Cost	(e) Fair value
					(n/a)
				Shares/Par Value

	ARGENTINA	1% 03 Aug 2012	ARGENTINA	610,000		$ 445,910
	ARGENTINA (REP OF)	2% 30 Sep 2014	ARGENTINA	3,600,000		1,292,947
	BHP FINANCE	6.75% 01 Nov 2013	AUSTRALIA	100,000		107,326
	INTELSAT SUBSIDIARY HLDG CO	8.625% 15 Jan 2015	BERMUDA	1,000,000		1,040,000
	BRAZIL FEDERATIVE REP	10.5% 14 Jul 2014	BRAZIL	—		—
	BRAZIL FEDERATIVE REP	11% 11 Jan 2012	BRAZIL	1,000,000		1,230,000
	BRAZIL FEDERATIVE REP	8.25% 20 Jan 2034	BRAZIL	890,000		1,079,125
	BRAZIL FEDERATIVE REP	8.875% 14 Oct 2019	BRAZIL	1,000,000		1,220,000
	BRAZIL FERERATIVE REP	11% 17 Aug 2040	BRAZIL	2,000,000		2,650,000
	BRAZIL FERERATIVE REP	8.875% 15 Apr 2024	BRAZIL	1,075,000		1,339,450
	BRAZIL(FED REP)	12.5% 05 Jan 2022	BRAZIL	250,000		133,587
	SWP002637 PIMCO IRS REC	12.78% 04 Jan 2010	BRAZIL	2,000,000		944,180
	SWP019003 PIMCO IRS REC	15.16% 02 Jan 2009	BRAZIL	700,000		341,893
	SWP019011 PIMCO IRS REC	15.12% 02 Jan 2009	BRAZIL	700,000		341,656
	SWP019177 PIMCO IRS REC	15.06% 02 Jan 2009	BRAZIL	600,000		292,553
	SWP085723 PIMCO IRS REC	14.28% 04 Jan 2010	BRAZIL	1,200,000		583,003
	SWP095151 PIMCO IRS REC	14.36% 04 Jan 2010	BRAZIL	1,200,000		583,509
	ABITIBI CONSOLIDATED CO CDA	7.75% 15 Jun 2011	CANADA	400,000		359,000
	CANADA GOVT	4.5% 01 Jun 2015	CANADA	300,000		265,383
	CDA INC/CAN WEST MEDIA	8% 15 Sep 2012	CANADA	300,000		313,125
	CELESTICA INC	7.625% 01 Jul 2013	CANADA	300,000		292,500
	NORAMPAC INC	6.75% 01 Jun 2013	CANADA	250,000		243,125
	NORTEL NETWORKS LTD	10.125% 15 Jul 2013	CANADA	400,000		432,000
	NORTEL NETWORKS LTD	10.75% 15 Jul 2016	CANADA	100,000		109,375
	NOVELIS INC	7.25% 15 Feb 2015	CANADA	400,000		387,000
	OPTI CANADA INC	8.25% 15 Dec 2014	CANADA	200,000		204,500
	ROGERS WIRELESS INC	7.5% 15 Mar 2015	CANADA	600,000		651,000
	EMBRAER OVERSEAS LTD	6.375% 24 Jan 2017	CAYMAN ISLANDS	100,000		100,000
	SOLECTRON GLOBAL FIN LTD	8% 15 Mar 2016	CAYMAN ISLANDS	200,000		202,500
	TRANSOCEAN INC	5.4% 05 Sep 2008	CAYMAN ISLANDS	100,000		100,060
	VALE OVERSEAS LTD	6.25% 11 Jan 2016	CAYMAN ISLANDS	200,000		201,944
	VALE OVERSEAS LTD	6.25% 23 Jan 2017	CAYMAN ISLANDS	100,000		100,455
	VALE OVERSEAS LTD	6.875% 21 Nov 2036	CAYMAN ISLANDS	100,000		102,565
	CORPORACION NACIONAL DEL COBRE	6.15% 24 Oct 2036	CHILE	100,000		102,412
	ENERSIS S A	7.4% 01 Dec 2016	CHILE	100,000		109,879
	COLOMBIA REP	8.25% 22 Dec 2014	COLOMBIA	1,400,000		1,589,000
	COLUMBIA REP	7.375% 18 Sep 2037	COLOMBIA	200,000		214,700
	A.O. SIBERIAN OIL CO	11.5% 13 Feb 2007	GERMANY	100,000		101,054
	GAZPROM	9.625% 01 Mar 2013	GERMANY	1,930,000		2,315,132
	SWPC93754 PIMCO CDS REC	0.325% 20 Sep 2011	GERMANY	200,000		264,409
	SWPC93762 PIMCO CDS REC	0.52% 20 Sep 2011	GERMANY	200,000		263,730
	SWPC93770 PIMCO CDS REC	0.33% 20 Sep 2011	GERMANY	200,000		264,466
	SWPC93788 PIMCO CDS REC	0.525% 20 Sep 2011	GERMANY	200,000		263,730
	SWP085798 PIMCO IRS REC	1% 27 Sep 2016	HUNGARY	50,000,000		262,267
	SWP087737 PIMCO IRS REC	1% 27 Sep 2016	HUNGARY	50,000,000		262,267
	INDONESIA REP	6.875% 09 Mar 2017	INDONESIA	300,000		318,750
	MDP ACQUISITIONS PLC	9.625% 01 Oct 2012	IRELAND	1,350,000		1,431,000
	KOREA DEV BK	4.75% 20 Jul 2009	KOREA, REPUBLIC OF	300,000		296,159
	ROYAL CARIBBEAN CRUISES LTD	7.25% 15 Mar 2018	LIBERIA	200,000		202,137
	GAZ CAP SA LUXEMBOURG	6.212% 22 Nov 2016	LUXEMBOURG	500,000		503,500
	LIGHTHOUSE INTERNATIONAL CO SA	8% 30 Apr 2014	LUXEMBOURG	100,000		144,887
	LIGHTHOUSE INTL CO SA	8% 30 Apr 2014	LUXEMBOURG	500,000		724,038
	MOBILE TELESYSTEMS FIN S A	8.375% 14 Oct 2010	LUXEMBOURG	500,000		528,750
	RSHB CAP S A	7.175% 16 May 2013	LUXEMBOURG	300,000		316,125
	TNK BP FINANCE SA	7.5% 18 Jul 2016	LUXEMBOURG	400,000		427,960
	AMERICA MOVIL S A DE C V	5.5% 01 Mar 2014	MEXICO	50,000		48,876
	AMERICA MOVIL S A DE C V	5.75% 15 Jan 2015	MEXICO	700,000		692,556
	DESARROLLADORA HOMEX	7.5% 28 Sep 2015	MEXICO	200,000		204,000
	MEXICO(UTD MEX ST)	8% 17 Dec 2015	MEXICO	700,000		66,985
	SWP085749 PIMCO IRS REC	8.865% 12 Sep 2016	MEXICO	14,000,000		1,382,858
	SWP094766 PIMCO IRS REC	8.72% 05 Sep 2016	MEXICO	16,000,000		1,565,609
	SWP096142 PIMCO IRS REC	8.41% 17 Apr 2009	MEXICO	4,800,000		453,170
	TELEFONOS DE MEXICO	8.75% 31 Jan 2016	MEXICO	5,000,000		479,131
	TELOFONOS DE MEXICO SA	5.5% 27 Jan 2015	MEXICO	100,000		97,346
	UNITED MEXICAN STS MTN	8.3% 15 Aug 2031	MEXICO	1,100,000		1,406,350
	INTERGAS FINANCE B V	6.875% 04 Nov 2011	NETHERLANDS	100,000		103,382
	MAJAPAHIT HLDG B V	7.25% 17 Oct 2011	NETHERLANDS	700,000		721,000
	MAJAPAHIT HLDG B V	7.75% 17 Oct 2016	NETHERLANDS	100,000		105,875
	SENSATA TECHNOLOGIES B V	8% 01 May 2014	NETHERLANDS	225,000		216,000
	AES PANAMA SA	6.35% 21 Dec 2016	PANAMA	200,000		196,270
	MMG FIDUCIARY + TR CORP	6.75% 01 Feb 2016	PANAMA	650,000		646,567
	PANAMA REP	9.375% 01 Apr 2029	PANAMA	200,000		267,000
	PANAMA REP	9.625% 08 Feb 2011	PANAMA	1,000,000		1,140,000
	PERU REP	8.375% 03 May 2016	PERU	400,000		475,000
	A O SIBERIAN OIL CO	10.75% 15 Jan 2009	RUSSIAN FEDERATION	100,000		110,020
	RUSSIAN FEDERATION	5% 31 Mar 2030	RUSSIAN FEDERATION	3,600,000		4,076,280
	STH AFRICA (REP)	5.25% 16 May 2013	SOUTH AFRICA	500,000		682,237

BANQUE CENTRALE DE TUNISIE	7.375% 25 Apr 2012	TUNISIA	500,000	541,500
UKRAINE REPUBLIC	7.65% 11 Jun 2013	UKRAINE	1,000,000	1,083,600
INEOS GROUP HLDGS PLC	8.5% 15 Feb 2016	UNITED KINGDOM	400,000	382,000
SWP087794 PIMCO IRS REC	1% 15 Dec 2035	UNITED KINGDOM	1,100,000	2,154,519
SWP099948 PIMCO IRS REC	1% 15 Dec 2035	UNITED KINGDOM	1,200,000	2,350,384
AES CORP	8.75% 15 May 2013	UNITED STATES	625,000	669,531
AES RED OAK LLC	9.2% 30 Nov 2029	UNITED STATES	300,000	338,250
ALBERTSONS INC	7.75% 15 Jun 2026	UNITED STATES	200,000	199,488
ALLIED WASTE NORTH AMER INC	7.875% 15 Apr 2013	UNITED STATES	1,000,000	1,031,250
AMERICAN GREETINGS CORP	7.375% 01 Jun 2016	UNITED STATES	350,000	359,625
AMERIGAS PARTNERS L P	7.25% 20 May 2015	UNITED STATES	1,000,000	1,012,500
ARVINMERITOR INC	8.75% 01 Mar 2012	UNITED STATES	575,000	590,813
BALL CORP	6.625% 15 Mar 2018	UNITED STATES	200,000	199,000
BCP CRYSTAL U S HLDGS CORP	9.625% 15 Jun 2014	UNITED STATES	500,000	552,500
BHP BILLITON FIN USA LTD	5.25% 15 Dec 2015	UNITED STATES	400,000	393,635
BOMBARDIER INC	8% 15 Nov 2014	UNITED STATES	900,000	922,500
BON TON DEPT STORES INC	10.25% 15 Mar 2014	UNITED STATES	200,000	204,500
BOWATER CDA FIN CORP	7.95% 15 Nov 2011	UNITED STATES	500,000	490,000
BOYD GAMING CORP	7.125% 01 Feb 2016	UNITED STATES	150,000	149,250
BUHRMANN US INC	7.875% 01 Mar 2015	UNITED STATES	300,000	292,500
CCO HLDGS LLC	8.75% 15 Nov 2013	UNITED STATES	1,000,000	1,038,750
CHART INDS INC	9.125% 15 Oct 2015	UNITED STATES	100,000	105,500
CHARTER COMMUNICATIONS OPER LL	8% 30 Apr 2012	UNITED STATES	800,000	831,000
CHESAPEAKE ENERGY	6.25% 15 Jan 2017	UNITED STATES	150,000	203,237
CHESAPEAKE ENERGY CORP	6.375% 15 Jun 2015	UNITED STATES	300,000	297,000
CHESAPEAKE ENERGY CORP	6.875% 15 Jan 2016	UNITED STATES	300,000	302,625
CHUKCHANSI ECONOMIC DEV AUTH	8% 15 Nov 2013	UNITED STATES	225,000	233,719
CINCINNATI BELL INC NEW	8.375% 15 Jan 2014	UNITED STATES	1,100,000	1,130,250
CITIZENS COMMUNICATIONS CO	6.25% 15 Jan 2013	UNITED STATES	450,000	441,563
CMS ENERGY CORP	6.875% 15 Dec 2015	UNITED STATES	700,000	722,750
CMS ENERGY CORP	8.5% 15 Apr 2011	UNITED STATES	50,000	54,375
COMPLETE PRODTN SVCS INC	8% 15 Dec 2016	UNITED STATES	80,000	82,000
CRICKET COMMUNICATION INC	9.375% 01 Nov 2014	UNITED STATES	200,000	211,000
CROWN AMERS LLC + CAP CORP	7.75% 15 Nov 2015	UNITED STATES	600,000	622,500
CSC HLDGS INC	7.625% 01 Apr 2011	UNITED STATES	900,000	916,875
DAVITA INC	7.25% 15 Mar 2015	UNITED STATES	700,000	714,000
DELHAIZE AMER INC	9% 15 Apr 2031	UNITED STATES	750,000	890,479
DEX MEDIA WEST LLC	9.875% 15 Aug 2013	UNITED STATES	500,000	545,000
DIRECTV HLDGS LLC	6.375% 15 Jun 2015	UNITED STATES	300,000	287,625
DIRECTV HLDGS LLC	8.375% 15 Mar 2013	UNITED STATES	200,000	208,000
DRS TECHNOLOGIES INC	7.625% 01 Feb 2018	UNITED STATES	500,000	515,000
DYNEGY HLDGS INC	8.375% 01 May 2016	UNITED STATES	700,000	735,000
EASTMAN KODAK CO	1% 17 Oct 2012	UNITED STATES	1,000,000	1,004,183
EASTMAN KODAK CO	3.625% 15 May 2008	UNITED STATES	167,923	168,625
EASTMAN KODAK COMPANY	1% 18 Oct 2012	UNITED STATES	577,693	580,109
ECHOSTAR DBS CORP	7.125% 01 Feb 2016	UNITED STATES	1,250,000	1,250,000
EDUCATION MGMT LLC	10.25% 01 Jun 2016	UNITED STATES	200,000	211,500
EL PASO ENERGY	7.375% 15 Dec 2012	UNITED STATES	600,000	631,500
EL PASO ENERGY CORP	8.05% 15 Oct 2030	UNITED STATES	500,000	555,000
EL PASO PERFORMANCE LINKED TR	7.75% 15 Jul 2011	UNITED STATES	300,000	317,250
EL PASO PRODTN HLDG CO	7.75% 01 Jun 2013	UNITED STATES	1,000,000	1,046,250
EMERGING MKT LOCAL CUR		UNITED STATES	269,131	3,065,399
EQUISTAR CHEMICALS LP	10.125% 01 Sep 2008	UNITED STATES	300,000	318,750
EURODOLLAR FUTURES	8-Mar-07	UNITED STATES	5,000,000	—
EURODOLLAR FUTURES	7-Jun-07	UNITED STATES	30,000,000	—
EURODOLLAR FUTURES	8-Jun-07	UNITED STATES	5,000,000	—
EURODOLLAR FUTURES	7-Sep-07	UNITED STATES	5,000,000	—
EURODOLLAR FUTURES	8-Sep-07	UNITED STATES	2,500,000	—
EURODOLLAR FUTURES	7-Dec-07	UNITED STATES	5,000,000	—
FERRELLGAS PARTNER LP	8.75% 15 Jun 2012	UNITED STATES	750,000	768,750
FORD MTR CR CO	7% 01 Oct 2013	UNITED STATES	3,250,000	3,103,688
FORD MTR CR CO	7.25% 25 Oct 2011	UNITED STATES	400,000	391,709
FORD MTR CR CO	8% 15 Dec 2016	UNITED STATES	150,000	148,223
FREESCALE SEMICONDUCTOR INC	9.875% 15 Dec 2014	UNITED STATES	400,000	397,500
FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	UNITED STATES	600,000	628,500
GAYLORD ENTMT CO NEW	8% 15 Nov 2013	UNITED STATES	450,000	466,875
GENERAL MTRS ACCEP CORP	7% 01 Feb 2012	UNITED STATES	1,100,000	1,134,848
GENERAL MTRS ACCEP CORP	8% 01 Nov 2031	UNITED STATES	1,300,000	1,492,488
GENERAL MTRS CORP	8.25% 15 Jul 2023	UNITED STATES	300,000	279,000
GEORGIA PAC CORP	7.25% 01 Jun 2028	UNITED STATES	750,000	727,500
GEORGIA PAC CORP	7.75% 15 Nov 2029	UNITED STATES	1,000,000	997,500
GOODYEAR TIRE + RUBR CO	8.625% 01 Dec 2011	UNITED STATES	300,000	309,750
HAWAIIAN TELCOM COMMUNICATIONS	9.75% 01 May 2013	UNITED STATES	375,000	375,938
HBOS TREAS SVCS PLC	5.245% 30 Jan 2007	UNITED STATES	500,000	497,887
HCA INC	6.75% 15 Jul 2013	UNITED STATES	750,000	673,125
HCA INC	9.25% 15 Nov 2016	UNITED STATES	1,100,000	1,178,375
HCA INC	9.625% 15 Nov 2016	UNITED STATES	550,000	591,250
HERBST GAMING INC	7% 15 Nov 2014	UNITED STATES	200,000	191,000
HERTZ CORP	8.875% 01 Jan 2014	UNITED STATES	200,000	209,500
HIPOTECARIA SU CASITA SA DE CV	8.5% 04 Oct 2016	UNITED STATES	200,000	210,500
HOST MARRIOTT L P	6.375% 15 Mar 2015	UNITED STATES	300,000	295,875
HOST MARRIOTT LP	7.125% 01 Nov 2013	UNITED STATES	350,000	357,875
IDEARC INC	8% 15 Nov 2016	UNITED STATES	300,000	304,500
INGLES MKTS INC	8.875% 01 Dec 2011	UNITED STATES	350,000	364,875
JEFFERSON SMURFIT CORP U S	7.5% 01 Jun 2013	UNITED STATES	500,000	470,000
JEFFERSON SMURFIT CORP US	8.25% 01 Oct 2012	UNITED STATES	28,000	27,300
KRATON POLYMERS LLC	8.125% 15 Jan 2014	UNITED STATES	300,000	300,000
L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	UNITED STATES	550,000	544,500
LYONDELL CHEMICAL CO	8% 15 Sep 2014	UNITED STATES	100,000	103,750
METROPCS WIRELESS INC	9.25% 01 Nov 2014	UNITED STATES	200,000	209,000
MGM MIRAGE	8.375% 01 Feb 2011	UNITED STATES	922,000	956,575
MIDWEST GENERATION LLC	8.75% 01 May 2034	UNITED STATES	1,750,000	1,898,750
NALCO CO	8.875% 15 Nov 2013	UNITED STATES	400,000	423,500

NORDIC TEL CO HLDG APS	8.875% 01 May 2016	UNITED STATES	300,000	321,000
NRG ENERGY	7.375% 01 Feb 2016	UNITED STATES	670,000	673,350
NRG ENERGY INC	7.25% 01 Feb 2014	UNITED STATES	140,000	141,050
OWENS BROCKWAY GLASS CONTAINER	6.75% 01 Dec 2014	UNITED STATES	500,000	485,000
OWENS BROCKWAY GLASS CONTAINER	8.75% 15 Nov 2012	UNITED STATES	300,000	318,000
PEABODY ENERGY CORP	6.875% 15 Mar 2013	UNITED STATES	300,000	307,500
PEABODY ENERGY CORP	7.375% 01 Nov 2016	UNITED STATES	400,000	426,000
PEMEX PROJ FDG MASTER TR	6.625% 15 Jun 2035	UNITED STATES	1,400,000	1,432,200
PRIMEDIA INC	8.875% 15 May 2011	UNITED STATES	200,000	204,000
PSEG ENERGY HLDGS INC	8.5% 15 Jun 2011	UNITED STATES	500,000	537,500
QUIKSILVER INC	6.875% 15 Apr 2015	UNITED STATES	540,000	530,550
QWEST COMMUNICATIONS INTL INC	7.25% 15 Feb 2011	UNITED STATES	1,000,000	1,022,500
QWEST COMMUNICATIONS INTL INC	7.5% 15 Feb 2014	UNITED STATES	100,000	103,000
QWEST COMMUNICATIONS INTL INC	7.5% 15 Feb 2014	UNITED STATES	1,300,000	1,339,000
QWEST CORP	7.625% 15 Jun 2015	UNITED STATES	450,000	481,500
R H DONNELLEY CORP	6.875% 15 Jan 2013	UNITED STATES	1,000,000	958,750
RELIANT ENERGY INC	6.75% 15 Dec 2014	UNITED STATES	1,050,000	1,026,375
REPUBLICA ORIENTAL DEL URUGUAY	7.625% 21 Mar 2036	UNITED STATES	100,000	110,000
REYNOLDS	1% 31 May 2012	UNITED STATES	1,997,500	2,013,418
REYNOLDS AMERICAN	4% 31 May 2012	UNITED STATES	997,500	1,005,449
REYNOLDS AMERICAN INC	7.3125% 11 May 2012	UNITED STATES	997,500	1,005,449
REYNOLDS AMERN INC	7.625% 01 Jun 2016	UNITED STATES	600,000	635,720
ROTECH HEALTHCARE INC	9.5% 01 Apr 2012	UNITED STATES	150,000	147,000
ROUNDYS	8.44% 03 Jun 2009	UNITED STATES	992,500	1,002,673
RURAL CELLULAR CORP	8.25% 15 Mar 2012	UNITED STATES	200,000	208,250
SALLY HLDGS LLC	10.5% 15 Nov 2016	UNITED STATES	200,000	204,000
SANMINA SCI CORP	8.125% 01 Mar 2016	UNITED STATES	500,000	483,750
SEMGROUP L P/SEMGROUP FIN CORP	8.75% 15 Nov 2015	UNITED STATES	275,000	276,375
SENECA GAMING CORP	7.25% 01 May 2012	UNITED STATES	150,000	152,625
SERVICE CORP INTL	7.375% 01 Oct 2014	UNITED STATES	50,000	52,250
SERVICE CORP INTL	7.625% 01 Oct 2018	UNITED STATES	50,000	53,000
SIERRA PAC PWR CO	6% 15 May 2016	UNITED STATES	200,000	200,436
SPINTAB SWEDMORTGAGE AB	5.25% 30 Jan 2007	UNITED STATES	3,000,000	2,987,313
STATION CASINOS INC	6.5% 01 Feb 2014	UNITED STATES	200,000	177,750
STONE CONTAINER CORP	8.375% 01 Jul 2012	UNITED STATES	350,000	343,000
SUBURBAN PROPANE PARTNERS LP	6.875% 15 Dec 2013	UNITED STATES	250,000	245,000
SUNGUARD DATA SYS INC	9.125% 15 Aug 2013	UNITED STATES	400,000	420,000
SUPERVALU INC	7.5% 15 Nov 2014	UNITED STATES	400,000	417,081
SWPC41027 PIMCO CDS REC	0.75% 20 Apr 2011	UNITED STATES	600,000	609,017
SWPC46752 PIMCO CDS REC	1% 20 Jun 2015	UNITED STATES	800,000	800,000
SWPC53030 PIMCO CDS REC	1% 20 Jun 2011	UNITED STATES	600,000	600,000
SWPC75249 PIMCO CDS REC	1% 20 Jun 2016	UNITED STATES	2,400,000	2,400,000
SWPC76007 PIMCO CDS REC	1.85% 20 Jun 2011	UNITED STATES	400,000	415,453
SWPC76015 PIMCO CDS REC	1.85% 20 Jun 2011	UNITED STATES	2,400,000	2,492,716
SWPC83672 PIMCO CDS REC	1.4% 20 Dec 2011	UNITED STATES	1,000,000	1,011,529
SWPC85263 PIMCO CDS REC	1% 20 Oct 2011	UNITED STATES	1,200,000	1,410,512
SWPC86030 PIMCO CDS REC	1.39% 20 Dec 2011	UNITED STATES	1,000,000	1,009,781
SWPC95908 PIMCO CDS REC	1.96% 20 Oct 2016	UNITED STATES	500,000	517,995
SWPC97771 PIMCO CDS REC	1.18% 20 Dec 2007	UNITED STATES	700,000	705,780
TECO ENERGY INC	6.75% 01 May 2015	UNITED STATES	900,000	940,500
TENET HEALTHCARE CORP	7.375% 01 Feb 2013	UNITED STATES	550,000	505,313
TENNECO AUTOMOTIVE INC	10.25% 15 Jul 2013	UNITED STATES	800,000	876,000
TIME WARNER TELECOM HLDGS INC	9.25% 15 Feb 2014	UNITED STATES	600,000	641,250
TRIAD HOSPS INC	7% 15 Nov 2013	UNITED STATES	500,000	503,125
TRW AUTOMOTIVE ACQUISITION	9.375% 15 Feb 2013	UNITED STATES	600,000	643,500
U S TREAS BONDS FUTURES	7-Mar-07	UNITED STATES	1,800,000	—
U S WEST COMMUNICATIONS INC	7.25% 15 Sep 2025	UNITED STATES	300,000	308,250
U S WEST COMMUNICATIONS INC	7.5% 15 Jun 2023	UNITED STATES	230,000	231,725
UBS FIN DEL LLC DISC COML3/A3	5.27% 02 Jan 2007	UNITED STATES	2,200,000	2,199,678
UNIVERSAL CITY FL HLDG CO I	8.375% 01 May 2010	UNITED STATES	400,000	410,000
VENTAS REALTY LP	6.75% 01 Apr 2017	UNITED STATES	300,000	309,750
VENTAS RLTY LTD PARTNERSHIP	6.5% 01 Jun 2016	UNITED STATES	300,000	307,500
VERSO PAPER HLDGS LLC PAPR INC	9.125% 01 Aug 2014	UNITED STATES	300,000	312,750
VWR INTL INC	6.875% 15 Apr 2012	UNITED STATES	300,000	301,875
VWR INTL INC	8% 15 Apr 2014	UNITED STATES	500,000	515,000
WELLS FARGO CAP X	1% 15 Dec 2086	UNITED STATES	100,000	98,009
WILLIAMS COS INC	7.875% 01 Sep 2021	UNITED STATES	1,500,000	1,608,750
WILLIAMS PARTNERS L P	7.25% 01 Feb 2017	UNITED STATES	100,000	102,000
WINDSTREAM CORP	8.625% 01 Aug 2016	UNITED STATES	450,000	492,750
WYNN LAS VEGAS LLC	6.625% 01 Dec 2014	UNITED STATES	1,100,000	1,093,125
XEROX CORP	7.625% 15 Jun 2013	UNITED STATES	—	—
REPUBLIC OF URUGUAY	8% 18 Nov 2022	URUGUAY	793,591	900,726
VENEZUELA REP	9.25% 15 Sep 2027	VENEZUELA	900,000	1,147,500
SWPC75249 PIMCO CDS PAY	0.65% 20 Jun 2016	UNITED STATES	(2,400,000)	(2,417,099)
SWPC76015 PIMCO CDS PAY	1% 20 Jun 2011	UNITED STATES	(2,400,000)	(2,400,000)
SWP099948 PIMCO IRS PAY	4% 15 Dec 2035	UNITED KINGDOM	(1,200,000)	(2,348,580)
SWP087794 PIMCO IRS PAY	4% 15 Dec 2035	UNITED KINGDOM	(1,100,000)	(2,152,865)
SWP094766 PIMCO IRS PAY	7.3% 05 Sep 2016	MEXICO	(16,000,000)	(1,477,801)
SWP085749 PIMCO IRS PAY	1% 12 Sep 2016	MEXICO	(14,000,000)	(1,293,076)
SWPC85263 PIMCO CDS PAY	5.65% 20 Oct 2011	UNITED STATES	(1,200,000)	(1,200,000)
SWPC83672 PIMCO CDS PAY	1% 20 Dec 2011	UNITED STATES	(1,000,000)	(1,000,000)
SWPC86030 PIMCO CDS PAY	1% 20 Dec 2011	UNITED STATES	(1,000,000)	(1,000,000)
SWP002637 PIMCO IRS PAY	1% 04 Jan 2010	BRAZIL	(2,000,000)	(936,768)
SWPC46752 PIMCO CDS PAY	0.65% 20 Jun 2015	UNITED STATES	(800,000)	(805,781)
SWPC97771 PIMCO CDS PAY	1% 20 Dec 2007	UNITED STATES	(700,000)	(700,000)
SWPC53030 PIMCO CDS PAY	0.55% 20 Jun 2011	UNITED STATES	(600,000)	(606,576)
SWPC41027 PIMCO CDS PAY	1% 20 Apr 2011	UNITED STATES	(600,000)	(600,000)
SWP095151 PIMCO IRS PAY	1% 04 Jan 2010	BRAZIL	(1,200,000)	(562,061)
SWP085723 PIMCO IRS PAY	1% 04 Jan 2010	BRAZIL	(1,200,000)	(562,061)
SWPC95908 PIMCO CDS PAY	1% 20 Oct 2016	UNITED STATES	(500,000)	(500,000)
SWP096142 PIMCO IRS PAY	7.3175% 17 Apr 2009	MEXICO	(4,800,000)	(443,340)
SWPC76007 PIMCO CDS PAY	1% 20 Jun 2011	UNITED STATES	(400,000)	(400,000)

SWP019003 PIMCO IRS PAY	1% 02 Jan 2009	BRAZIL	(700,000)	(327,869)
SWP019011 PIMCO IRS PAY	1% 02 Jan 2009	BRAZIL	(700,000)	(327,869)
SWP019177 PIMCO IRS PAY	1% 02 Jan 2009	BRAZIL	(600,000)	(281,030)
SWP085798 PIMCO IRS PAY	7.54% 27 Sep 2016	HUNGARY	(50,000,000)	(276,121)
SWP087737 PIMCO IRS PAY	7.54% 27 Sep 2016	HUNGARY	(50,000,000)	(276,121)
SWPC93788 PIMCO CDS PAY	1% 20 Sep 2011	GERMANY	(200,000)	(264,274)
SWPC93762 PIMCO CDS PAY	1% 20 Sep 2011	GERMANY	(200,000)	(264,217)
SWPC93754 PIMCO CDS PAY	1% 20 Sep 2011	GERMANY	(200,000)	(263,730)
SWPC93770 PIMCO CDS PAY	1% 20 Sep 2011	GERMANY	(200,000)	(263,730)
SWAPTION (317503TK6)	JUL .45 CALL	UNITED STATES	(2,100)	(914)
Unsettled Transactions				54,718
	Total :			$ 123,889,601

n / a  - Cost is not applicable

EXHIBIT H - Short-Term Investments

(Managed by JPMorgan Chase Bank N.A.)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c) Description of investment including maturity date,					(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value				(d) Cost	value
						(n / a)
		Issuer Name			Maturity
		Product	Coupon%		Date		Principal Amt

	ABFC06 OPT2 A3A	Asset Backed Security - Floating	5.410000	**	01/25/07		$7,757,014
	ABSHE 2006-HE5 A2	Asset Backed Security - Floating	5.410000	**	01/25/07		12,835,969
	ACCR 2006 2 A1	Asset Backed Security - Floating	5.390000	**	01/25/07		7,984,922
	AEGIS FINANCE LLC	Commercial Paper	5.335182		01/12/07		34,834,800
	AIG MATCH FUNDING CORP	Medium Term Note - Floating	5.370000	**	01/02/07		25,000,000
	ALLSTATE LIFE GLOBAL FUNDING TRUSTS	Medium Term Note - Floating	5.340000	**	01/29/07		10,000,000
	ALLSTATE LIFE GLOBAL II	Medium Term Note - Floating	5.330000	**	01/04/07		21,000,000
	AMERICAN EXPRESS BANK, FSB	Bank Note - Floating Rate	5.360000	**	01/18/07		10,000,000
	AMERICAN EXPRESS CREDIT CORP	Medium Term Note - Floating	5.350000	**	01/16/07		25,000,000
	ASIF GLOBAL FUNDING XV	Medium Term Note - Floating	5.370000	**	01/23/07		15,000,000
	BANCAJA	Medium Term Note - Floating	5.420000	**	01/10/07		19,000,000
	BANCO BILBAO VISCAYA PUERTO RICO	Medium Term Note - Floating	5.402674	**	03/23/07		8,005,036
	BANK OF AMERICA	Bank Note - Floating Rate	5.370000	**	01/02/07		20,000,000
	BANK OF IRELAND	Medium Term Note - Floating	5.380188	**	01/02/07		24,997,625
	BANK OF NEW YORK CO, INC	Medium Term Note - Floating	5.340000	**	01/10/07		10,000,000
	BANK OF NEW YORK CO, INC	Medium Term Note - Floating	5.340000	**	01/10/07		25,000,000
	BARCLAYS LONDON	Time Deposit	5.430000		01/02/07		50,000,000
	BAVARIA TRR CORP	Commercial Paper	5.403242		01/02/07		59,991,000
	BEAR STEARNS	REPO - U.S. Agency Mortgages	5.330000		01/02/07		30,064,164
	BETA FINANCE INC	Medium Term Note - Floating	5.370000	**	01/02/07		20,000,000
	BETA FINANCE INC	Medium Term Note - Floating	5.370000	**	01/02/07		15,000,000
	BETA FINANCE INC	Medium Term Note - Floating	5.375154	**	01/02/07		24,994,037
	BETA FINANCE INC	Medium Term Note - Floating	5.370230	**	01/02/07		6,998,738
	BETA FINANCE INC	Medium Term Note - Floating	5.375483	**	01/02/07		4,998,561
	BETA FINANCE INC	Medium Term Note - Floating	5.380475	**	01/02/07		14,995,693
	BNP PARIBAS, NY	Yankee C/D - Floating	5.350000	**	01/02/07		18,000,000
	CANADIAN IMPERIAL BANK NY	Yankee C/D - Floating	5.330000	**	01/23/07		15,000,000
	CBASS 06 CB6A21	Asset Backed Security - Floating	5.390000	**	01/25/07		9,363,948
	CC USA INC	Medium Term Note - Floating	5.375154	**	01/02/07		9,997,417
	CC USA INC	Medium Term Note - Floating	5.375483	**	01/02/07		9,997,123
	CHARTA EXT	Commercial Paper	5.354392		01/30/07		29,695,250
	CHARTA LLC	Commercial Paper	5.316698		01/08/07		19,824,333
	CIC NY	Yankee C/D - Fixed	5.330000		01/16/07		25,014,615
	CIT GROUP HOLDINGS	Medium Term Note - Floating	5.432500	**	01/02/07		10,000,000
	CITIBANK LONDON	Time Deposit	5.340000		02/02/07		50,000,000
	CITIGROUP FUNDING INC	Medium Term Note - Floating	5.360000	**	01/02/07		10,000,000
	CMLTI 06 NC2 A2A	Asset Backed Security - Floating	5.390000	**	01/25/07		17,877,938
	CMLTI 2006-WFH4 A1	Asset Backed Security - Floating	5.400000	**	01/25/07		22,127,650
	CONCORD MINUTEMEN C.C.LLC,SER.A	Commercial Paper	5.315652		01/03/07		49,852,778
	CONCORD MINUTEMEN C.C.LLC,SER.B	Medium Term Note - Fixed	5.350000		01/10/07		49,999,170
	CREDIT INDUSRIAL ET COMM, LONDON	Eurodollar C/D - Fixed	5.350000		01/26/07		25,000,000
	CREDIT INDUSRIAL ET COMM, LONDON	Eurodollar C/D - Fixed	5.330001		01/24/07		48,093,137
	CREDIT SUISSE FIRST BOSTON USA INC.	Medium Term Note - Floating	5.170193	**	01/02/07		30,038,611
	CREDIT SUISSE FIRST BOSTON USA INC.	Medium Term Note - Floating	5.427453	**	01/02/07		22,029,351
	CREDIT SUISSE FIRST BOSTON USA INC.	Medium Term Note - Floating	5.427907	**	01/02/07		10,013,231
	CROWN POINT CAPITAL COMPANY LLC	Commercial Paper	5.319055		01/18/07		49,538,875
	DEKABANK DEUTSCHE GIROZENTRALE	Yankee C/D - Floating	5.394380	**	01/19/07		25,000,000

DEN NORSKE BANK	Time Deposit	5.400000		01/02/07	56,000,000
DEUTSCHE BANK FINANCIAL	Medium Term Note - Floating	5.442500	**	01/02/07	10,000,000
DEUTSCHE BANK LONDON	Time Deposit	5.400000		01/02/07	25,000,000
DEUTSCHE BANK LONDON	Time Deposit - Floating	5.335000	**	01/02/07	25,000,000
DEUTSCHE BANK N.Y.	Yankee C/D - Floating	5.407500	**	01/02/07	20,000,000
DORADA FINANCE INC.	Medium Term Note - Floating	5.375000	**	01/02/07	20,000,000
DORADA FINANCE INC.	Medium Term Note - Floating	5.370000	**	01/02/07	32,000,000
DORADA FINANCE INC.	Medium Term Note - Floating	5.370000	**	01/02/07	7,000,000
DZ BANK AG NEW YORK	Yankee C/D - Fixed	5.310000		01/11/07	75,000,000
EBBETS FUNDING LLC	Commercial Paper	5.342607		01/12/07	64,664,122
EBBETS FUNDING LLC	Commercial Paper	5.403242		01/02/07	24,985,000
ERSTE FINANCE DELAWARE LLC	Commercial Paper	5.335473		01/26/07	49,573,861
FAIRWAY FINANCE CORP	Commercial Paper	5.311991		01/10/07	55,679,348
FAIRWAY FINANCE CORP	Commercial Paper	5.403242		01/02/07	10,114,927
FENWAY FUNDING LLC	Commercial Paper	5.380634		01/23/07	9,868,725
FENWAY FUNDING LLC	Commercial Paper	5.348958		01/16/07	9,936,515
FENWAY FUNDING LLC	Commercial Paper	5.359806		02/16/07	26,706,502
FENWAY FUNDING LLC	Commercial Paper	5.403242		01/02/07	9,994,000
FFML06 FF11 2A1	Asset Backed Security - Floating	5.390000	**	01/25/07	4,491,123
FFMLT06 FF13A2A	Asset Backed Security - Floating	5.410000	**	01/25/07	18,195,906
FIFTH THIRD BANCORP	Medium Term Note - Floating	5.350048	**	01/23/07	4,999,955
FIVE FINANCE INC	Medium Term Note - Floating	5.380116	**	01/02/07	18,997,716
FORTIS BANK, NEW YORK	Yankee C/D - Floating	5.330377	**	01/29/07	11,997,999
GALLEON CAPITAL CORPORATION	Commercial Paper	5.328453		02/15/07	49,545,333
GENERAL ELECTRIC CAPITAL CORP.	Commercial Paper	5.336059		03/16/07	24,456,250
GOLDMAN SACHS GROUP, INC	Medium Term Note - Floating	5.472500	**	01/02/07	10,000,000
GOLDMAN SACHS GROUP, INC	Medium Term Note - Floating	5.502500	**	01/02/07	30,000,000
GOLDMAN SACHS GROUP, INC	Medium Term Note - Floating	5.422500	**	01/02/07	10,000,000
GOTHAM FUNDING CORPORATION	Commercial Paper	5.318133		01/03/07	99,471,000
GRAMPIAN FUNDING LLC	Commercial Paper	5.349351		04/10/07	34,088,250
GSAA 2005-6 A-1	Asset Backed Security - Floating	5.139636	**	01/25/07	2,775,439
GSAA 2005-7 AV1	Asset Backed Security - Floating	5.460000	**	01/25/07	1,562,236
GSAA 2005-8 A1	Asset Backed Security - Floating	5.450000	**	01/25/07	1,464,084
HARTFORD LIFE	Medium Term Note - Floating	5.433750	**	01/16/07	6,000,000
HASC 06 OPT3 A1	Asset Backed Security - Floating	5.410000	**	01/25/07	3,657,830
HASC 2006 OPT1 2A1	Asset Backed Security - Floating	5.430000	**	01/25/07	2,745,500
HASC 2006 OPT2 IIA1	Asset Backed Security - Floating	5.430000	**	01/25/07	8,595,144
HEAT 06 7 2A1	Asset Backed Security - Floating	5.410000	**	01/25/07	6,785,039
HEAT 2005-4 2A1	Asset Backed Security - Floating	5.440000	**	01/25/07	865,330
HEAT 2005-7 2A1	Asset Backed Security - Floating	5.470000	**	01/25/07	2,798,075
HEAT 2006-1 2A1	Asset Backed Security - Floating	5.430000	**	01/25/07	2,244,069
HEAT 2006-3 2A1	Asset Backed Security - Floating	5.420000	**	01/25/07	2,878,939
HEAT 2006-6 2A1	Asset Backed Security - Floating	5.388662	**	01/25/07	4,081,897
HSBC FINANCE CORP	Medium Term Note - Floating	5.340000	**	01/08/07	15,000,000
ING BANK NV, AMSTERDAM	Time Deposit	5.400000		01/02/07	50,000,000
IRISH LIFE AND PERMANENT PLC	Commercial Paper	5.328898		01/22/07	16,751,418
IXIS CORPORATE & INVESTMENT BANK	Time Deposit	5.400000		01/02/07	50,000,000
K2(USA)LLC	Medium Term Note - Floating	5.370400	**	01/02/07	19,998,000
K2(USA)LLC	Medium Term Note - Floating	5.375080	**	01/02/07	24,998,491
K2(USA)LLC	Medium Term Note - Floating	5.386344	**	01/02/07	19,993,740
K2(USA)LLC	Medium Term Note - Floating	5.371638	**	01/02/07	11,995,502
K2(USA)LLC	Medium Term Note - Floating	5.376639	**	01/02/07	21,991,754
KBC, LONDON	Eurodollar C/D - Fixed	5.340000		02/01/07	20,000,000
KITTY HAWK	Commercial Paper	5.366749		01/11/07	18,743,322
KITTY HAWK	Commercial Paper	5.336561		01/18/07	36,683,804
LAFAYETTE ASSET	Commercial Paper	5.346440		02/15/07	56,759,659
LAFAYETTE ASSET	Commercial Paper	5.352188		01/25/07	24,896,361
LBMLT 06 8 2A1	Asset Backed Security - Floating	5.390000	**	01/25/07	22,875,335
LBMLT 06 9 2A1	Asset Backed Security - Floating	5.410000	**	01/25/07	9,380,664
LBMLT 06-2 2A1	Asset Backed Security - Floating	5.420000	**	01/25/07	4,453,422
LEHMAN BROTHERS BANKHAUS, AG	Time Deposit - Floating	5.340000	**	01/02/07	50,000,000
LEHMAN BROTHERS INC	Medium Term Note - Floating	5.395953	**	01/02/07	46,034,500
LIBERTY STREET FUNDING COMPANY	Commercial Paper	5.355571		01/05/07	49,947,986
LINKS FINANCE LLC	Medium Term Note - Floating	5.370425	**	01/02/07	19,998,000

LINKS FINANCE LLC	Medium Term Note - Floating	5.370268	**	01/02/07	11,000,520
LINKS FINANCE LLC	Medium Term Note - Floating	5.381538	**	01/02/07	29,989,870
MABS 06 HE4 A1	Asset Backed Security - Floating	5.400000	**	01/26/07	24,566,592
MBIA GLOBAL FUNDING LLC	Medium Term Note - Floating	5.360000	**	01/30/07	7,000,000
MBIA GLOBAL FUNDING LLC	Medium Term Note - Floating	5.370000	**	01/02/07	20,000,000
MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	5.390000	**	01/22/07	10,000,000
MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	5.404380	**	02/14/07	30,000,000
MERRILL LYNCH AND COMPANY	Medium Term Note - Floating	5.422500	**	01/02/07	50,000,000
MIZUHO LONDON	Time Deposit	5.350000		03/12/07	50,000,000
MORGAN STANLEY	Medium Term Note - Floating	5.482500	**	01/02/07	25,000,000
MORGAN STANLEY	Medium Term Note - Floating	5.416111	**	01/02/07	12,010,888
MSAC 06 NC2A2A	Asset Backed Security - Floating	5.420000	**	01/25/07	2,617,022
MSHEL 2005-2 A2A	Asset Backed Security - Floating	5.440000	**	01/25/07	232,008
NATEXIS BANQUES POPULAIRES NY	Yankee C/D - Floating	5.390217	**	01/02/07	6,999,152
NATEXIS BANQUES POPULAIRES NY	Yankee C/D - Floating	5.370000	**	01/02/07	11,000,000
NATEXIS BANQUES POPULAIRES NY	Yankee C/D - Floating	5.370212	**	01/02/07	49,992,828
NATEXIS BANQUES POPULAIRES NY	Yankee C/D - Floating	5.350000	**	01/02/07	25,000,000
NATIONAL CITY BANK CLEVELAND	Bank Note - Floating Rate	5.360065	**	01/02/07	9,999,032
NCAMT 2006-ALT AV1	Asset Backed Security - Floating	5.410000	**	01/25/07	11,296,878
NORINCHUKIN BANK NY	Yankee C/D - Fixed	5.350000		02/02/07	50,000,000
PARK SIENNA, LL	Commercial Paper	5.383218		01/02/07	49,970,111
RAMP05 EFC7 AI1	Asset Backed Security - Floating	5.450000	**	01/25/07	1,420,088
RASC 2005-AHL2 A1	Asset Backed Security - Floating	5.450000	**	01/25/07	999,687
RASC 2006-KS8 A1	Asset Backed Security - Floating	5.410000	**	01/25/07	18,561,989
RHEIN-MAIN SECURITISATON LIMITED	Commercial Paper	5.318220		01/25/07	34,748,467
ROYAL BANK OF SCOTLAND	Medium Term Note - Floating	5.356201	**	03/21/07	18,401,557
SABR 2006-WM1 A2A	Asset Backed Security - Floating	5.420000	**	01/25/07	6,998,228
SANTANDER US DEBT SA UNI	Medium Term Note - Floating	5.403338	**	02/06/07	24,992,514
SASC 05 OPT1 A1	Asset Backed Security - Floating	5.440000	**	01/25/07	2,822,627
SASC 06 EQ1A A2	Asset Backed Security - Floating	5.410000	**	01/25/07	3,862,026
SASC 06 WF3 A2	Asset Backed Security - Floating	5.400000	**	01/25/07	16,603,085
SASC 2005-WF2 A1	Asset Backed Security - Floating	5.430000	**	01/25/07	2,733
SASCO 05WF4 A2	Asset Backed Security - Floating	5.430000	**	01/25/07	1,923,793
SCALDIS CAPITAL LLC	Commercial Paper	5.309945		01/08/07	49,765,111
SHEFFIELD RECEIVABLE CORP.	Commercial Paper	5.313559		01/23/07	29,754,067
SIGMA FINANCE INC.	Medium Term Note - Floating	5.370000	**	01/02/07	19,000,000
SIGMA FINANCE INC.	Medium Term Note - Floating	5.380250	**	01/02/07	24,992,514
SKANDI NEW YORK	Yankee C/D - Floating	5.330064	**	01/02/07	10,000,360
SUN TRUST BANK, ATLANTA	Domestic C/D - Floating	5.340953	**	01/29/07	9,998,969
SURF 2006 BC4 A2A	Asset Backed Security - Floating	5.400000	**	01/25/07	18,401,802
SVHE06 OPT3 2A1	Asset Backed Security - Floating	5.410000	**	01/25/07	3,690,654
TANGO FINANCE CORP	Medium Term Note - Floating	5.390398	**	01/02/07	9,998,049
TANGO FINANCE CORP	Medium Term Note - Floating	5.360360	**	01/16/07	4,998,945
THAMES ASSET GLOBAL SEC	Commercial Paper	5.375564		01/22/07	49,762,222
THAMES ASSET GLOBAL SEC	Commercial Paper	5.381634		01/23/07	24,899,500
THREE PILLARS FUNDING	Commercial Paper	5.356169		01/22/07	37,517,794
TORONTO DOMINION NEW YORK	Yankee C/D - Floating	5.320000	**	05/29/07	50,000,000
TOYOTA MOTOR CREDIT CORP	Medium Term Note - Floating	5.340000	**	01/02/07	15,000,000
TULIP EX: TULIP FUNDING CORPORATION	Commercial Paper	5.333766		01/12/07	49,683,472
ULSTER BANK LTD., BELFAST	Time Deposit	5.330000	**	01/02/07	25,000,000
UNICREDITO ITALIANO BANK (IRE) PLC	Medium Term Note - Floating	5.360000	**	01/09/07	35,000,000
WACHOVIA BANK N.A	Bank Note - Floating Rate	5.370242	**	01/02/07	9,837,610
WELLS FARGO & CO	Medium Term Note - Floating	5.422500	**	01/02/07	25,000,000
WELLS FARGO & CO	Medium Term Note - Floating	5.422500	**	01/02/07	10,000,000
WORLD SAVINGS BANK FSB	Bank Note - Floating Rate	5.350000	**	01/19/07	15,000,000
WORLD SAVINGS BANK FSB	Bank Note - Floating Rate	5.350000	**	01/08/07	15,000,000
XLLIAC GLOBAL FUNDING	Medium Term Note - Floating	5.433750	**	02/15/07	20,000,000

	Total Short-Term Investments purchased with cash collateral from securities lending				$ 3,724,955,826

n / a  – Cost is not applicable

**          Investment is a floating rate instrument.  The coupon rate is the rate in effect on December 31, 2006 and the maturity date is the date when the coupon rate is next adjusted.

EXHIBIT I   Stable Value Fund-Investment Contract (Synthetic GIC Global Wrapper)

(Managed by various investment companies)

IBM SAVINGS PLAN AT DECEMBER 31, 2006

Schedule H, line 4i-Schedule of Assets  (Held At End of Year)

		(c)Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	AES IRONWOOD LLC	8.857% 30 Nov 2025	150,414		168,839
	AES RED OAK LLC	9.2% 30 Nov 2029	130,000		146,575
	AMERICA MOVIL S A DE C V	6.375% 01 Mar 2035	250,000		241,855
	AMERICAN EXPRESS CR ACCOUNT	1% 18 Jan 2011	6,175,000		6,175,963
	AMERICAN EXPRESS CR ACCOUNT	5.36% 15 Feb 2013	5,950,000		5,956,509
	AMERICAN REAL ESTATE PARTNERS	7.125% 15 Feb 2013	100,000		100,500
	AMERICAN REAL ESTATE PARTNERS	8.125% 01 Jun 2012	340,000		351,050
	ASIF GLOBAL FING XXIII	3.9% 22 Oct 2008	1,105,000		1,077,104
	ASSOCIATES CORP NORTH AMER	6.25% 01 Nov 2008	670,000		681,095
	AT+T BROADBAND CORP	8.375% 15 Mar 2013	1,555,000		1,770,610
	ATLANTIC RICHFIELD CO	5.9% 15 Apr 2009	960,000		974,330
	BAC CAP TR XI	6.625% 23 May 2036	525,000		565,310
	BANC AMER ALTERNATIVE LN TR	5% 25 Jul 2019	1,813,748		1,771,693
	BANC AMER ALTERNATIVE LN TR	5% 25 Jun 2019	1,578,422		1,556,010
	BANC AMER COML MTG INC	5.118% 11 Jul 2043	6,490,000		6,445,166
	BANC AMER COML MTG INC	5.46% 11 Apr 2037	4,500,000		4,532,125
	BANC AMER COML MTG INC	6.186% 11 Jun 2035	4,130,000		4,288,064
	BANC AMER COML MTG INC	7.333% 15 Nov 2031	4,715,000		4,923,927
	BANC OF AMERICA COMM MTG INC	6.503% 15 Apr 2036	3,986,818		4,140,503
	BANK AMER CORP	4.5% 01 Aug 2010	30,000		29,308
	BANK NEW YORK N Y	3.8% 01 Feb 2008	925,000		910,306
	BANK ONE TEX N A MT SUB BK NTS	6.25% 15 Feb 2008	250,000		252,354
	BANKAMERICA CORP	6.25% 01 Apr 2008	490,000		495,870
	BELVOIR LD LLC	5.27% 15 Dec 2047	675,000		629,849
	BERKSHIRE HATHAWAY FIN CORP	3.375% 15 Oct 2008	1,275,000		1,234,851
	BERKSHIRE HATHAWAY FIN CORP	3.4% 02 Jul 2007	1,020,000		1,010,549
	BERKSHIRE HATHAWAY FIN CORP	4.125% 15 Jan 2010	480,000		465,119
	BERKSHIRE HATHAWAY INC DEL	4.75% 15 May 2012	915,000		891,892
	BRISTOL MYERS SQUIBB CO	5.875% 15 Nov 2036	975,000		963,210
	BRISTOL MYERS SQUIBB CO	6.875% 01 Aug 2097	170,000		181,389
	BRS2GFUZ5	5.50031% 12 Jul 2009	(12,900,000)		—
	BRS2GFUZ5	5.63% 12 Jul 2009	12,900,000		341,850
	BRS308MJ1 3ML IRS USD	1% 21 Nov 2011	(17,800,000)		(68,526)
	BRS308MJ1 IRS USD	5.025% 21 Nov 2011	17,800,000		—
	BSKYB FIN U K PLC	6.5% 15 Oct 2035	130,000		129,175
	CAPITAL AUTO RECEIVABLES ASSET	4.05% 15 Jul 2009	5,875,000		5,833,693
	CENTERPOINT ENERGY INC	7.25% 01 Sep 2010	430,000		453,061
	CHASE COML MTG SECS CORP	7.198% 15 Jan 2032	3,465,000		3,615,753
	CHASE COML MTG SECS CORP	7.757% 15 Apr 2032	1,793,787		1,897,223
	CHASE ISSUANCE TR	3.22% 15 Jun 2010	5,725,000		5,633,761
	CHASE ISSUANCE TR	5.04% 15 Jul 2011	4,725,000		4,724,263
	CHASE MANHATTAN CORP NEW	7% 15 Nov 2009	900,000		941,818
	CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	25,000		24,063
	CHESAPEAKE ENERGY CORP	6.375% 15 Jun 2015	65,000		64,350
	CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	110,000		108,075
	CINCINNATI BELL INC NEW	7.25% 15 Jul 2013	60,000		62,100
	CITIBANK CR CARD ISSUANCE TR	2.55% 20 Jan 2009	6,225,000		6,217,219
	CITIBANK CR CARD ISSUANCE TR	2.9% 17 May 2010	7,200,000		6,978,377
	CITIGROUP INC	3.5% 01 Feb 2008	4,345,000		4,266,387
	CITIGROUP INC	3.625% 09 Feb 2009	4,540,000		4,397,238
	CITIGROUP INC	4.125% 22 Feb 2010	4,075,000		3,943,962
	CITIGROUP INC	4.625% 03 Aug 2010	250,000		244,996
	COLORADO INTST GAS CO	6.8% 15 Nov 2015	110,000		114,376
	COMCAST CORP	7.05% 15 Mar 2033	340,000		361,039
	COMCAST CORP NEW	6.5% 15 Nov 2035	495,000		498,495
	COMMERCIAL MTG ACCEP CORP	6.03% 15 Sep 2030	2,362,855		2,371,862
	COMPTON PETE FIN CORP	7.625% 01 Dec 2013	80,000		77,200

CONSOLIDATED NAT GAS CO	5% 01 Mar 2014	550,000	529,290
CONSOLIDATED NAT GAS CO	6.8% 15 Dec 2027	400,000	432,560
CREDIT SUISSE FIRST BOSTON	3.938% 15 May 2038	4,600,000	4,270,162
CWABS ASSET BACKED	5.37% 25 Oct 2036	6,085,536	6,083,637
CWABS INC	5.44% 25 Dec 2035	2,434,153	2,434,503
CWABS INC	5.45% 25 May 2036	3,035,795	3,036,269
CWABS TR	5.37% 25 Mar 2037	7,834,110	7,831,666
CWALT	5.39% 25 Sep 2035	4,062,409	4,062,221
DEPFA ACS BK	3.625% 29 Oct 2008	2,850,000	2,773,718
DEUTSCHE BK AG	3.8425% 15 Mar 2007	1,700,000	1,700,000
DEUTSCHE TELEKOM INTL FIN BV	8.75% 15 Jun 2030	275,000	336,290
DOMINION RES INC DEL	5.125% 15 Dec 2009	600,000	595,635
ECHOSTAR DBS	6.375% 01 Oct 2011	15,000	14,906
ECHOSTAR DBS CORP	7% 01 Oct 2013	75,000	74,906
ECHOSTAR DBS CORP	7.125% 01 Feb 2016	80,000	80,000
EKSPORTFINANS A SA MTN	3.375% 15 Jan 2008	2,815,000	2,764,283
ELWOOD ENERGY LLC	8.159% 05 Jul 2026	238,163	248,825
ENTERPRISE PRODS OPER L P	4% 15 Oct 2007	575,000	567,928
ENTERPRISE PRODUCTS OPER	4.95% 01 Jun 2010	1,075,000	1,053,624
EURODOLLAR FUTURES	7-Jun-07	(64,250,000)	—
EURODOLLAR FUTURES	7-Dec-07	(81,000,000)	—
FED HM LN PC POOL	5% 01 Aug 2035	5,882,532	1,404,454
FED HM LN PC POOL	5.5% 01 Feb 2036	8,082,677	1,924,687
FED HM LN PC POOL 1G1227	6.017% 01 Oct 2036	6,067,974	6,105,908
FED HM LN PC POOL 1G2524	5.972% 01 Oct 2036	3,973,507	4,000,982
FED HM LN PC POOL A32162	5% 01 Mar 2035	902,181	871,274
FED HM LN PC POOL A32206	5% 01 Mar 2035	1,434,057	1,384,929
FED HM LN PC POOL A50923	6% 01 Jul 2036	97,259	97,973
FED HM LN PC POOL B13602	4.5% 01 Apr 2019	583,184	562,909
FED HM LN PC POOL B13873	4.5% 01 May 2019	499,227	481,871
FED HM LN PC POOL B14838	4.5% 01 Jun 2019	699,117	674,812
FED HM LN PC POOL B15138	4.5% 01 Jun 2019	592,566	571,965
FED HM LN PC POOL B15172	4.5% 01 Jun 2019	741,175	715,407
FED HM LN PC POOL B15178	4.5% 01 Jun 2019	623,162	601,497
FED HM LN PC POOL B16484	5% 01 Oct 2019	771,026	757,954
FED HM LN PC POOL B18187	4.5% 01 May 2020	107,006	103,185
FED HM LN PC POOL B18336	4.5% 01 May 2020	476,915	459,888
FED HM LN PC POOL B18375	4.5% 01 May 2020	453,327	437,142
FED HM LN PC POOL B18848	4.5% 01 Feb 2020	168,213	162,207
FED HM LN PC POOL B19087	4.5% 01 Apr 2020	568,011	547,731
FED HM LN PC POOL B19400	4.5% 01 May 2020	907,185	874,795
FED HM LN PC POOL B19876	4.5% 01 Sep 2020	335,420	323,445
FED HM LN PC POOL C00748	6% 01 Apr 2029	6,297	6,386
FED HM LN PC POOL C21292	6% 01 Jan 2029	4,854	4,923
FED HM LN PC POOL C50136	7% 01 Apr 2031	3,192	3,295
FED HM LN PC POOL C56030	6% 01 Mar 2031	107,314	108,839
FED HM LN PC POOL C59194	6.5% 01 Sep 2031	1,824	1,869
FED HM LN PC POOL C59834	6.5% 01 Oct 2031	5,890	6,033
FED HM LN PC POOL C60673	6.5% 01 Nov 2031	6,326	6,480
FED HM LN PC POOL C64029	6.5% 01 Feb 2032	6,500	6,649
FED HM LN PC POOL C64758	6.5% 01 Mar 2032	277,778	284,169
FED HM LN PC POOL C67095	6.5% 01 May 2032	5,889	6,025
FED HM LN PC POOL C67310	6.5% 01 May 2032	4,685	4,793
FED HM LN PC POOL C67331	6.5% 01 May 2032	52,457	53,664
FED HM LN PC POOL C70160	6.5% 01 Aug 2032	57,405	58,681
FED HM LN PC POOL C71381	6.5% 01 Apr 2032	919,832	940,996
FED HM LN PC POOL C78475	6.5% 01 Apr 2033	57,120	58,327
FED HM LN PC POOL E00543	6% 01 Apr 2013	8,573	8,686
FED HM LN PC POOL E00547	5.5% 01 Apr 2013	109,760	110,077
FED HM LN PC POOL E00565	6% 01 Aug 2013	14,078	14,265
FED HM LN PC POOL E00569	5.5% 01 Aug 2013	531,618	533,291
FED HM LN PC POOL E00570	6% 01 Sep 2013	13,957	14,142
FED HM LN PC POOL E00577	5.5% 01 Sep 2013	27,851	27,943
FED HM LN PC POOL E00975	6% 01 May 2016	73,677	74,745
FED HM LN PC POOL E01071	5.5% 01 Nov 2016	204,417	204,817
FED HM LN PC POOL E01143	5.5% 01 Apr 2017	213,166	213,582
FED HM LN PC POOL E01157	6% 01 Jun 2017	5,836	5,921
FED HM LN PC POOL E01538	5% 01 Dec 2018	841,645	828,429
FED HM LN PC POOL E01638	4% 01 Apr 2019	75,217	70,957
FED HM LN PC POOL E01641	4.5% 01 May 2019	235,884	227,684
FED HM LN PC POOL E69529	6% 01 Mar 2013	11,024	11,170
FED HM LN PC POOL E69728	6% 01 Apr 2013	24,413	24,736
FED HM LN PC POOL E71222	5.5% 01 Jul 2013	116,936	117,315

FED HM LN PC POOL E71236	5.5% 01 Aug 2013	114,048	114,456
FED HM LN PC POOL E73095	5.5% 01 Nov 2013	482,829	484,490
FED HM LN PC POOL E75506	6% 01 Mar 2014	13,746	13,928
FED HM LN PC POOL E75722	6% 01 Mar 2014	6,958	7,050
FED HM LN PC POOL E77295	6% 01 Jun 2014	453,753	459,762
FED HM LN PC POOL E84261	6% 01 Jul 2016	266,386	270,413
FED HM LN PC POOL E84308	5.5% 01 May 2014	918,967	922,336
FED HM LN PC POOL E84593	6% 01 Jul 2016	48,032	48,728
FED HM LN PC POOL E87958	6% 01 Feb 2017	35,555	36,092
FED HM LN PC POOL E88282	6% 01 Mar 2017	7,593	7,708
FED HM LN PC POOL E88512	6% 01 Mar 2017	43,550	44,209
FED HM LN PC POOL E88786	6% 01 Mar 2017	42,290	42,903
FED HM LN PC POOL E88982	6% 01 Apr 2017	44,215	44,856
FED HM LN PC POOL E88992	5.5% 01 Apr 2017	151,930	152,227
FED HM LN PC POOL E89201	6% 01 Apr 2017	22,453	22,778
FED HM LN PC POOL E89245	6% 01 Apr 2017	270,642	274,734
FED HM LN PC POOL E89306	5.5% 01 Apr 2017	40,120	40,199
FED HM LN PC POOL E89336	6% 01 May 2017	26,520	26,904
FED HM LN PC POOL E89350	6% 01 Apr 2017	60,230	61,103
FED HM LN PC POOL E89435	6% 01 May 2017	30,239	30,696
FED HM LN PC POOL E89704	6% 01 May 2017	29,755	30,186
FED HM LN PC POOL E90063	5.5% 01 Jun 2017	88,090	88,262
FED HM LN PC POOL E90353	5.5% 01 Jun 2017	308,040	308,641
FED HM LN PC POOL E90431	6% 01 Dec 2014	10,946	11,091
FED HM LN PC POOL E91323	6% 01 Sep 2017	67,852	68,836
FED HM LN PC POOL G10784	5.5% 01 Jun 2011	80,570	80,619
FED HM LN PC POOL G11618	4.5% 01 May 2018	2,292,070	2,213,817
FED HM LN PC POOL G11720	4.5% 01 Aug 2020	3,992,677	3,850,126
FED HM LN PC POOL G11896	4.5% 01 Jan 2021	2,851,290	2,747,708
FED HM LN PC POOL J00625	5% 01 Dec 2020	495,416	486,708
FED HM LN PC POOL J02452	5% 01 Aug 2020	625,221	614,231
FED HM LN PC POOL J02512	5% 01 Sep 2020	281,139	276,197
FED HM LN PC POOL M80806	4% 01 Mar 2010	1,491,683	1,417,623
FEDERAL HOME LN MTG CORP	5.5% 15 Apr 2035	3,573,768	3,573,997
FEDERAL HOME LN MTG CORP	5.5% 15 Jan 2031	3,219,313	3,220,046
FEDERAL HOME LN MTG CORP MEDIU	3.01% 19 Apr 2007	3,350,000	3,327,523
FEDERAL HOME LN MTG CORP MTN	4.625% 28 May 2013	2,475,000	2,388,687
FEDERAL HOME LOAN MTG CORP	5% 15 Dec 2017	2,490,000	2,433,077
FEDERAL NATIONAL MORTGAGE ASSO	5% 01 Jul 2036	8,613,417	2,058,779
FEDERAL NATL MTG ASSN	2.35% 05 Apr 2007	7,000,000	6,946,471
FEDERAL NATL MTG ASSN	3% 02 Mar 2007	8,040,000	8,009,993
FEDERAL NATL MTG ASSN	5% 25 Mar 2018	1,120,000	1,086,415
FEDERAL NATL MTG ASSN	5.5% 01 Nov 2035	7,027,268	1,653,604
FEDERAL NATL MTG ASSN	5.5% 25 Aug 2035	1,239,740	1,233,276
FEDERAL NATL MTG ASSN	5.5% 25 Dec 2033	2,989,027	2,977,263
FEDERAL NATL MTG ASSN	5.5% 25 Feb 2035	2,869,209	2,863,851
FEDERAL NATL MTG ASSN	5.5% 25 Jan 2034	3,243,851	3,225,813
FEDERAL NATL MTG ASSN	5.5% 25 May 2027	1,864,603	1,862,871
FEDERAL NATL MTG ASSN	6% 25 Aug 2028	2,571,172	2,574,778
FEDERAL NATL MTG ASSN	6.5% 25 Jul 2034	1,778,669	1,807,278
FEDERAL NATL MTG ASSN REMIC	5.5% 25 Apr 2030	3,608,392	3,607,891
FEDERAL NATL MTG ASSN MTN	2.71% 30 Jan 2007	12,050,000	12,024,095
FEDERATED DEPT STORES INC DE	6.79% 15 Jul 2027	510,000	508,946
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	400,000	385,438
FHLMC TBA JAN 15 GOLD SINGLE	4.5% 01 Dec 2099	(7,700,000)	(7,419,672)
FHLMC TBA JAN 15 GOLD SINGLE	5% 01 Dec 2099	22,600,000	22,197,438
FHLMC TBA JAN 15 GOLD SINGLE	5.5% 01 Dec 2099	2,000,000	1,997,500
FHLMC TBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	(1,000,000)	(964,844)
FHLMC TBA JAN 30 GOLD SINGLE	6% 01 Dec 2099	18,900,000	19,035,844
FIRST UNION LIGMAN BROS COMML	7.5% 18 Jun 2029	445,000	446,123
FLORIDA PWR + LT CO	5.625% 01 Apr 2034	400,000	394,100
FLORIDA PWR CORP	5.9% 01 Mar 2033	525,000	524,239
FNMA TBA JAN 15 SINGLE FAM	4.5% 01 Dec 2099	2,000,000	1,928,906
FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	(4,900,000)	(4,816,547)
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	30,000,000	29,990,625
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	8,000,000	8,110,000
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	1,000,000	965,313
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(5,000,000)	(4,826,563)
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	17,000,000	16,802,110
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(33,800,000)	(33,406,548)
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	4,700,000	4,787,758
FNMA POOL 252244	7% 01 Jan 2029	7,518	7,793
FNMA POOL 253411	6.5% 01 Jul 2015	10,060	10,288

FNMA POOL 253480	7.5% 01 Oct 2030	783	811
FNMA POOL 253643	7.5% 01 Feb 2031	1,191	1,233
FNMA POOL 253712	7.5% 01 Apr 2031	2,290	2,371
FNMA POOL 253800	7% 01 May 2016	16,426	16,818
FNMA POOL 254088	5.5% 01 Dec 2016	96,291	96,570
FNMA POOL 254346	6.5% 01 Jun 2032	131,903	134,979
FNMA POOL 254402	5.5% 01 Aug 2017	555,722	557,329
FNMA POOL 254591	5.5% 01 Jan 2018	64,931	65,078
FNMA POOL 254693	5.5% 01 Apr 2033	4,814,518	4,778,409
FNMA POOL 254696	5.5% 01 Mar 2018	312,050	312,757
FNMA POOL 255530	6% 01 Oct 2014	395,069	400,980
FNMA POOL 255583	5.5% 01 Dec 2019	88,315	88,349
FNMA POOL 255722	1% 01 Apr 2035	7,657,621	7,523,487
FNMA POOL 290478	9.5% 01 Dec 2024	566	627
FNMA POOL 290485	9.5% 01 Feb 2025	2,582	2,845
FNMA POOL 305049	9.5% 01 Feb 2025	6,269	6,892
FNMA POOL 305113	9.5% 01 Mar 2025	2,920	3,281
FNMA POOL 306419	9.5% 01 Mar 2025	25,738	28,295
FNMA POOL 306656	9.5% 01 Mar 2025	6,040	6,640
FNMA POOL 307146	9.5% 01 May 2025	9,649	10,834
FNMA POOL 313412	6.5% 01 Mar 2012	9,645	9,863
FNMA POOL 316338	9.5% 01 Jul 2025	4,870	5,455
FNMA POOL 323037	6.5% 01 Mar 2028	324,274	333,255
FNMA POOL 323415	5.5% 01 Dec 2013	112,477	112,700
FNMA POOL 323654	6.5% 01 Apr 2014	5,297	5,418
FNMA POOL 323961	7% 01 Oct 2029	144,609	149,908
FNMA POOL 323972	6.5% 01 Oct 2014	29,513	30,198
FNMA POOL 324556	9.5% 01 Aug 2025	2,414	2,714
FNMA POOL 340925	6.5% 01 Mar 2011	3,057	3,126
FNMA POOL 341629	6.5% 01 Mar 2011	4,929	5,041
FNMA POOL 342760	6.5% 01 May 2011	8,505	8,697
FNMA POOL 343468	6.5% 01 Apr 2011	3,871	3,958
FNMA POOL 347025	6.5% 01 May 2011	4,157	4,251
FNMA POOL 357327	5% 01 Jan 2018	1,043,909	1,029,637
FNMA POOL 357908	5.5% 01 Jul 2035	613,416	606,515
FNMA POOL 413363	6.5% 01 Jan 2013	7,332	7,498
FNMA POOL 418438	5.5% 01 May 2013	71,297	71,426
FNMA POOL 421620	7% 01 Apr 2028	14,427	14,956
FNMA POOL 440780	5.5% 01 Feb 2014	67,782	67,928
FNMA POOL 440860	5.5% 01 Nov 2013	40,956	41,049
FNMA POOL 445872	5.5% 01 Oct 2013	116,329	116,619
FNMA POOL 448183	5.5% 01 Oct 2013	87,633	87,800
FNMA POOL 451777	5.5% 01 Nov 2013	203,121	203,473
FNMA POOL 452478	6.5% 01 Nov 2028	77,849	79,956
FNMA POOL 459602	6% 01 Jan 2029	69,189	70,140
FNMA POOL 482507	6.5% 01 Jan 2014	25,553	26,138
FNMA POOL 505696	6.5% 01 Jul 2029	10,844	11,138
FNMA POOL 515482	7% 01 Sep 2029	10,064	10,433
FNMA POOL 516907	6.5% 01 Feb 2015	3,009	3,079
FNMA POOL 523475	7% 01 Apr 2030	67,240	69,535
FNMA POOL 523497	7.5% 01 Nov 2029	1,101	1,143
FNMA POOL 524774	6.5% 01 Dec 2014	1,386	1,418
FNMA POOL 525908	7% 01 Dec 2029	1,750	1,814
FNMA POOL 532892	7% 01 Apr 2015	15,690	16,248
FNMA POOL 535063	6.5% 01 Dec 2014	35,377	36,198
FNMA POOL 535675	7% 01 Jan 2016	211,427	216,465
FNMA POOL 535915	7% 01 Apr 2031	100,440	103,869
FNMA POOL 536593	7% 01 Apr 2030	2,849	2,946
FNMA POOL 536947	7% 01 May 2030	11,986	12,395
FNMA POOL 537309	7% 01 Jun 2030	2,127	2,200
FNMA POOL 539243	7% 01 Jun 2030	68,861	71,212
FNMA POOL 539762	7% 01 May 2030	73,763	76,281
FNMA POOL 539931	7% 01 May 2030	5,541	5,730
FNMA POOL 539934	7.5% 01 May 2030	1,146	1,187
FNMA POOL 541293	7.5% 01 Jul 2030	183	189
FNMA POOL 542056	7% 01 Jul 2030	14,745	15,248
FNMA POOL 544583	7.5% 01 Sep 2030	261	270
FNMA POOL 545195	7% 01 Sep 2031	3,399	3,510
FNMA POOL 545276	5.5% 01 Sep 2016	76,994	77,301
FNMA POOL 545412	5.5% 01 Jan 2017	227,917	228,576
FNMA POOL 545605	7% 01 May 2032	72,325	74,704
FNMA POOL 545691	6.5% 01 Jun 2032	312,652	319,943
FNMA POOL 545711	5.5% 01 May 2017	327,964	328,912

FNMA POOL 545723	7% 01 Apr 2032	58,408	60,329
FNMA POOL 545759	6.5% 01 Jul 2032	342,095	350,073
FNMA POOL 545762	6.5% 01 Jul 2032	1,203,314	1,231,376
FNMA POOL 545812	6.5% 01 Aug 2032	32,734	33,497
FNMA POOL 545968	5.5% 01 Oct 2017	459,907	461,237
FNMA POOL 546420	6.5% 01 Aug 2015	15,486	15,836
FNMA POOL 555299	7% 01 Nov 2017	208,307	213,271
FNMA POOL 559326	6.5% 01 Oct 2015	11,078	11,335
FNMA POOL 559532	7.5% 01 Dec 2030	374	388
FNMA POOL 562423	7% 01 Jan 2031	5,481	5,662
FNMA POOL 572156	7% 01 Jan 2016	57,478	58,848
FNMA POOL 572557	7% 01 Apr 2016	7,536	7,716
FNMA POOL 574112	5.5% 01 Apr 2016	85,101	85,440
FNMA POOL 583688	6.5% 01 Jun 2031	35,676	36,553
FNMA POOL 584882	7% 01 May 2016	93,142	95,362
FNMA POOL 587841	7% 01 Oct 2031	16,619	17,165
FNMA POOL 591186	6.5% 01 Aug 2016	29,007	29,661
FNMA POOL 602836	7% 01 Sep 2016	20,833	21,330
FNMA POOL 604436	7% 01 Sep 2016	108,894	111,488
FNMA POOL 604487	6.5% 01 Oct 2031	307,479	315,034
FNMA POOL 605424	7% 01 Jul 2016	44,164	45,217
FNMA POOL 606540	7% 01 Sep 2031	26,568	27,442
FNMA POOL 610058	7% 01 Nov 2031	7,328	7,569
FNMA POOL 610818	6.5% 01 Dec 2031	309,088	316,682
FNMA POOL 611509	7% 01 Oct 2031	8,380	8,655
FNMA POOL 614275	6.5% 01 Jan 2032	221,601	227,046
FNMA POOL 615327	5.5% 01 Dec 2016	40,143	40,259
FNMA POOL 617442	7% 01 Jan 2032	82,296	85,002
FNMA POOL 622708	7% 01 Jan 2032	154,742	159,832
FNMA POOL 626014	5.5% 01 Feb 2017	457,289	458,611
FNMA POOL 633862	6.5% 01 Mar 2032	249,691	255,514
FNMA POOL 641787	5.5% 01 May 2017	87,996	88,250
FNMA POOL 641996	6.5% 01 May 2032	258,941	264,980
FNMA POOL 642734	5.5% 01 Apr 2017	26,878	26,956
FNMA POOL 644834	7% 01 Jun 2032	54,024	55,733
FNMA POOL 645589	7% 01 May 2032	5,744	5,926
FNMA POOL 646352	7% 01 May 2032	85,482	88,187
FNMA POOL 647279	7% 01 May 2032	61,119	63,053
FNMA POOL 647998	7% 01 Jun 2032	123,675	127,588
FNMA POOL 650018	6.5% 01 Jun 2032	74,490	76,227
FNMA POOL 650901	6.5% 01 Jul 2032	152,677	156,237
FNMA POOL 651361	7% 01 Jul 2032	31,414	32,408
FNMA POOL 656217	7% 01 Aug 2032	109,532	112,861
FNMA POOL 656427	7% 01 Aug 2032	129,878	133,825
FNMA POOL 657369	5.5% 01 Sep 2017	2,479,804	2,485,423
FNMA POOL 657414	5.5% 01 Nov 2017	424,569	425,531
FNMA POOL 664188	5.5% 01 Sep 2017	79,990	80,171
FNMA POOL 665757	5.5% 01 Sep 2017	189,804	190,353
FNMA POOL 667012	5.5% 01 Nov 2017	78,474	78,651
FNMA POOL 668397	5.5% 01 Dec 2017	459,635	460,964
FNMA POOL 674152	5.5% 01 Nov 2017	65,300	65,448
FNMA POOL 689082	5% 01 Jun 2018	125,698	123,979
FNMA POOL 690605	5.5% 01 Nov 2018	111,442	111,660
FNMA POOL 704656	4.5% 01 May 2018	75,198	72,695
FNMA POOL 710711	4.5% 01 May 2018	493,214	476,799
FNMA POOL 725027	5% 01 Nov 2033	8,057,278	7,800,137
FNMA POOL 725068	5.5% 01 Jan 2019	32,523	32,596
FNMA POOL 725072	5.5% 01 Nov 2018	500,228	501,361
FNMA POOL 725162	6% 01 Feb 2034	3,067,666	3,096,425
FNMA POOL 725206	5.5% 01 Feb 2034	8,001,339	7,928,827
FNMA POOL 725424	5.5% 01 Apr 2034	137,864	136,614
FNMA POOL 725704	6% 01 Aug 2034	2,212,958	2,233,704
FNMA POOL 725946	5.5% 01 Nov 2034	3,784,936	3,745,903
FNMA POOL 735504	6% 01 Apr 2035	6,374,540	6,434,301
FNMA POOL 735611	0.99% 18 May 2035	1,041,583	1,043,943
FNMA POOL 735989	5.5% 01 Feb 2035	12,569,939	12,456,024
FNMA POOL 736903	5.5% 01 Jul 2019	260,126	260,431
FNMA POOL 744645	4.5% 01 Oct 2018	935,664	904,524
FNMA POOL 745134	5.5% 01 Oct 2035	590,075	583,437
FNMA POOL 745192	5.5% 01 Jun 2020	482,832	483,775
FNMA POOL 745209	5.5% 01 Sep 2019	3,619,213	3,627,412
FNMA POOL 745412	5.5% 01 Dec 2035	11,376,172	11,258,855
FNMA POOL 745592	5% 01 Jan 2021	4,944,115	4,870,339

FNMA POOL 745809	5.5% 01 Jun 2020	481,714	482,654
FNMA POOL 745832	6.47% 01 Apr 2021	5,390,731	5,473,066
FNMA POOL 745833	6% 01 Jan 2036	5,060,509	5,131,474
FNMA POOL 748252	4.5% 01 Oct 2018	481,818	465,782
FNMA POOL 749747	5% 01 Nov 2018	1,072,767	1,056,759
FNMA POOL 754763	6.5% 01 Jan 2034	6,359	6,483
FNMA POOL 754777	5.5% 01 Feb 2019	227,226	227,741
FNMA POOL 761240	4% 01 Jun 2019	4,723,621	4,456,073
FNMA POOL 785131	5.5% 01 Sep 2019	32,188	32,226
FNMA POOL 787559	5.5% 01 Feb 2020	691,717	691,987
FNMA POOL 787561	5.5% 01 Mar 2035	240,509	237,916
FNMA POOL 788003	5.5% 01 Aug 2019	54,281	54,345
FNMA POOL 790813	7% 01 Sep 2034	26,731	27,443
FNMA POOL 797644	5.5% 01 Aug 2035	714,988	706,944
FNMA POOL 797840	5.5% 01 Apr 2020	104,009	104,049
FNMA POOL 811480	5.5% 01 Jul 2020	113,034	113,078
FNMA POOL 813860	5.5% 01 May 2020	126,410	126,460
FNMA POOL 813927	5.5% 01 Nov 2020	106,490	106,498
FNMA POOL 815164	5.5% 01 May 2020	533,539	533,748
FNMA POOL 817020	5.5% 01 Mar 2035	1,453,159	1,437,492
FNMA POOL 825610	5.5% 01 Jun 2035	299,272	296,046
FNMA POOL 826202	5.5% 01 Jul 2035	237,965	235,288
FNMA POOL 828005	5.5% 01 Jun 2035	195,318	193,120
FNMA POOL 828346	5% 01 Jul 2035	581,831	561,990
FNMA POOL 828377	5.5% 01 Jun 2035	196,760	194,547
FNMA POOL 830082	5.5% 01 Jun 2035	250,757	247,936
FNMA POOL 830760	5.5% 01 Aug 2035	471,312	466,009
FNMA POOL 830796	5.5% 01 Sep 2035	182,912	180,854
FNMA POOL 830998	5.5% 01 Aug 2035	273,479	270,403
FNMA POOL 836647	5.5% 01 Oct 2020	127,873	127,883
FNMA POOL 838811	5.5% 01 Sep 2035	279,004	275,865
FNMA POOL 870744	6.5% 01 Sep 2036	1,963,467	2,000,666
FNMA POOL 880780	5.5% 01 Mar 2021	717,594	717,425
FNMA POOL 884167	6.5% 01 Aug 2036	88,332	90,006
FNMA POOL 891110	5.5% 01 Nov 2035	609,936	603,074
FNMA POOL 893628	6.5% 01 Sep 2036	474,923	483,920
FNMA POOL 900246	6.5% 01 Sep 2036	1,994,376	2,034,653
FNMA POOL 907606	5.475% 01 Dec 2036	4,850,000	4,852,529
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	19,000,000	19,127,657
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	(2,000,000)	(2,013,438)
FORT IRWIN LD LLC	5.3% 15 Dec 2035	1,030,000	958,600
FREDDIE MAC	5.5% 15 Mar 2030	5,390,000	5,400,975
FREDDIE MAC STRUCTURED PASS	5.5% 15 Jun 2035	2,775,114	2,775,031
FREESCALE SEMICONDUCTOR INC	1% 15 Dec 2014	250,000	247,813
FREESCALE SEMICONDUCTOR INC	9.125% 15 Dec 2014	595,000	591,281
GENERAL ELEC CAP CORP MTN	1% 15 Jan 2008	8,575,000	8,586,232
GENERAL ELEC CAP CORP MTN	4.125% 01 Sep 2009	1,215,000	1,181,909
GENERAL ELEC CAP CORP MTN	5% 15 Nov 2011	7,865,000	7,783,235
GMAC COML MTG SEC INC	1% 10 May 2040	4,880,000	4,932,464
GMAC COML MTG SEC INC	4.646% 10 Apr 2040	4,475,000	4,376,503
GMAC COML MTG SEC INC	6.175% 15 May 2033	1,806,964	1,830,150
GMAC COML MTG SEC INC	7.179% 15 Aug 2036	2,976,954	3,089,266
GMAC COML MTG SEC INC	7.724% 15 Mar 2033	4,875,000	5,168,046
GNMA II TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	2,000,000	2,023,400
GNMA POOL 345952	6.5% 15 Oct 2023	97,645	100,219
GNMA POOL 351469	6% 15 Mar 2024	25,042	25,395
GNMA POOL 352001	6.5% 15 Dec 2023	219,624	225,415
GNMA POOL 354706	6% 15 Dec 2008	24,372	24,752
GNMA POOL 355176	6% 15 Dec 2023	191,631	194,334
GNMA POOL 361803	6% 15 Sep 2008	22,210	22,556
GNMA POOL 366780	6% 15 May 2009	58,100	59,006
GNMA POOL 368864	6% 15 Dec 2023	15,419	15,636
GNMA POOL 371257	6% 15 Jan 2024	190,137	192,818
GNMA POOL 385209	6% 15 Jan 2024	76,492	77,571
GNMA POOL 420663	6% 15 Jan 2011	12,994	13,245
GNMA POOL 462265	6% 15 Dec 2028	13,332	13,595
GNMA POOL 479926	7% 15 Jan 2031	21,759	22,566
GNMA POOL 482959	6.5% 15 Feb 2029	17,502	18,040
GNMA POOL 491767	6% 15 Dec 2028	12,276	12,518
GNMA POOL 492131	6% 15 Jan 2029	6,730	6,862
GNMA POOL 492133	6% 15 Jan 2029	2,582	2,632
GNMA POOL 492165	6% 15 Feb 2029	4,734	4,827
GNMA POOL 498937	7% 15 Feb 2031	24,928	25,853

GNMA POOL 503392	6.5% 15 Mar 2029	170,884	176,137
GNMA POOL 511872	7% 15 Jan 2031	24,587	25,499
GNMA POOL 527664	6% 15 Dec 2031	160,682	163,550
GNMA POOL 542736	7% 15 Apr 2031	53,265	55,241
GNMA POOL 551219	7% 15 Feb 2031	118,951	123,365
GNMA POOL 552168	7% 15 Nov 2031	15,490	16,045
GNMA POOL 561916	6% 15 Jun 2031	98,375	100,132
GNMA POOL 564553	6% 15 Dec 2031	41,101	41,835
GNMA POOL 564703	6% 15 Jul 2031	91,703	93,340
GNMA POOL 569840	7% 15 Jun 2032	17,084	17,696
GNMA POOL 574308	6% 15 Dec 2031	145,337	147,932
GNMA POOL 574838	6% 15 Nov 2031	59,187	60,244
GNMA POOL 575454	6% 15 Dec 2031	76,851	78,223
GNMA POOL 575886	6% 15 Dec 2031	104,509	106,375
GNMA POOL 579138	6% 15 Jan 2032	26,634	27,109
GNMA POOL 592794	7% 15 Jul 2032	80,744	83,513
GNMA POOL 603918	7% 15 Jan 2033	55,913	57,831
GNMA POOL 780276	6.5% 15 Jul 2009	150,310	153,985
GNMA POOL 780733	7% 15 Mar 2013	119,975	122,377
GNMA POOL 780914	6% 15 Nov 2028	195,457	199,313
GNMA POOL 781292	6.5% 15 Dec 2008	122,363	125,355
GNMA POOL 781328	7% 15 Sep 2031	115,463	119,748
GS MTG SECS CORP	4.0593% 25 Aug 2034	6,192,990	6,059,326
GS MTG SECS CORP II	4.761% 10 Jul 2039	2,125,000	2,043,361
GS MTG SECS CORP II	6.135% 18 Oct 2030	4,921,758	4,947,164
GTE CORP	6.94% 15 Apr 2028	110,000	115,371
HARBORVIEW MTG LN TR	5.63% 19 Nov 2035	3,559,641	3,560,037
HBOS PLC	3.5% 30 Nov 2007	1,730,000	1,701,653
HBOS PLC MEDIUM TERM SR NTS	3.6% 15 Aug 2007	820,000	811,079
HBOS TREAS SVCS PLC COVRD BD	5% 21 Nov 2011	5,335,000	5,320,429
HOME EQUITY MTG LN ASSET BACK	5.38% 25 Nov 2036	4,166,416	4,165,116
HOUSEHOLD FIN CORP	4.75% 15 May 2009	750,000	740,838
HSBC BK USA INSTL	3.87% 07 Jun 2007	6,450,000	6,411,300
INDYMAC INDX MTG LN TR	1% 25 Feb 2037	4,450,000	4,450,000
INTELSAT LTD	9.25% 15 Jun 2016	230,000	247,250
IRS 3ML USD	5.23813% 01 Dec 2010	(16,000,000)	(128,000)
IRS BRS2GR108	5.49813% 14 Jul 2010	(23,200,000)	—
IRS BRS2GR108	5.64% 14 Jul 2010	23,200,000	770,071
IRS BRS2VEWH9 3ML USD	1% 16 Oct 2011	(36,300,000)	—
IRS BRS2VEWH9 USD	5.231% 16 Oct 2011	36,300,000	177,870
IRS USD	4.88% 01 Dec 2010	16,000,000	—
ISPAT INLAND ULC	9.75% 01 Apr 2014	250,000	277,715
J P MORGAN CHASE + CO	4% 01 Feb 2008	960,000	946,759
J P MORGAN CHASE COML	5.857% 12 Oct 2035	3,560,000	3,642,378
J P MORGAN CHASE COML MTG SECS	4.686% 12 Nov 2039	4,200,000	4,074,494
J P MORGAN CHASE COML MTG SECS	6.429% 15 Apr 2035	3,295,000	3,436,281
JP MORGAN CHASE COML MTG	4.895% 12 Sep 2037	3,900,000	3,780,610
L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	100,000	99,000
LANDESKREDITBANK BADEN	4.25% 15 Sep 2010	3,100,000	3,017,906
LB UBS	5.372% 15 Sep 2039	3,930,000	3,932,084
LB UBS COML MTG TR	1200% 15 Aug 2026	5,825,000	6,162,017
LU UBS COML MTG TR	6.41% 15 Dec 2019	1,355,108	1,365,507
LUMINENET MTG TR	1% 25 May 2036	6,100,000	6,099,957
LYONDELL CHEMICAL CO	8% 15 Sep 2014	210,000	217,875
LYONDELL CHEMICAL CO	8.25% 15 Sep 2016	355,000	372,750
MASTR ALTERNATIVE LN TR	5.5% 25 May 2034	2,105,494	2,070,622
MAY DEPT STORES CO	6.65% 15 Jul 2024	175,000	173,106
MAY DEPT STORES CO	6.7% 15 Jul 2034	130,000	127,988
MBNA CR CARD MASTER NT TR	1% 15 Dec 2010	5,800,000	5,800,905
MBNA CR CARD MASTER NT TR	2.65% 15 Nov 2010	6,800,000	6,559,878
MBNA CR CARD MASTER NT TR	2.7% 15 Sep 2009	6,050,000	6,006,519
MBNA CR CARD MASTER NT TR	4.9% 15 Jul 2011	5,925,000	5,907,409
MBNA CREDIT CARD MASTER NOTE	4.7% 15 Feb 2011	7,550,000	7,567,697
METROPOLITAN LIFE GLOBAL FDG	4.75% 20 Jun 2007	800,000	798,102
MGM MIRAGE	6% 01 Oct 2009	285,000	284,288
MIDWEST GENERATION LLC	8.56% 02 Jan 2016	58,436	64,426
MOHEGAN TRIBAL GAMING AUTH	6.125% 15 Feb 2013	265,000	264,132
MOMENTIVE PERFORMANCE MATLS IN	10.125% 01 Dec 2014	335,000	336,675
MONUMENTAL GLOBAL FDG II 2002A	5.2% 30 Jan 2007	850,000	849,946
MORGAN J P COML MTG FIN CORP	7.371% 15 Aug 2032	3,012,202	3,166,131
MORGAN STANLEY	5.05% 21 Jan 2011	1,375,000	1,359,708
MORGAN STANLEY	5.625% 09 Jan 2012	220,000	222,328
MORGAN STANLEY CAP I INC	6.55% 15 Mar 2030	657,076	659,629

MORGAN STANLEY CAP I TR	5.332% 15 Dec 2043	4,090,000	4,078,696
MORGAN STANLEY GROUP INC	4.9% 07 Mar 2008	7,070,000	7,073,863
MORGAN STANLEY GROUP INC	6.75% 15 Apr 2011	700,000	736,574
MORTGAGE CAP FDG INC	6.549% 18 Jun 2030	330,000	334,222
NATIONAL CITY BK IN MT BK NTS	3.3% 15 May 2007	500,000	496,114
NATIONAL WESTMINSTER BK PLC	7.375% 01 Oct 2009	950,000	1,000,464
NATIONWIDE BLDG SOC	4.25% 01 Feb 2010	725,000	703,004
NATIONWIDE BLDG SOC MT SR 144A	3.5% 31 Jul 2007	2,125,000	2,100,421
NEW ENGLAND TEL + TELEG CO	7.875% 15 Nov 2029	125,000	136,586
NEW JERSEY BELL TEL CO	7.85% 15 Nov 2029	70,000	78,179
NEW YORK LIFE GLOBAL FDG MTN	3.875% 15 Jan 2009	775,000	756,972
NEWS AMER HLDGS INC	7.75% 20 Jan 2024	395,000	432,021
NEWS AMER HLDGS INC	8.15% 17 Oct 2036	415,000	482,407
NOMURA HOME EQUITY LN INC	5.4% 25 Mar 2036	2,540,710	2,540,710
NOMURA HOME EQUITY LN INC HOME	1% 25 Mar 2036	5,021,110	5,020,326
NORTHWEST PIPELINE CORP	8.125% 01 Mar 2010	265,000	275,931
NOVASTAR MTG FDG TR SER 2006 3	5.259% 25 May 2036	6,362,227	6,362,227
NRG ENERGY	7.375% 01 Feb 2016	210,000	211,050
OHANA MILITARY CMNTYS LLC	6.193% 01 Apr 2049	650,000	688,344
OPTION ONE MTG LN TR	5.41% 25 Nov 2035	1,914,992	1,914,992
PANAMSAT CORP NEW	9% 15 Jun 2016	170,000	179,988
PHILLIPS PETE CO	7% 30 Mar 2029	840,000	959,051
QWEST CORP	1% 15 Jun 2013	300,000	324,750
RELIANT ENERGY INC	6.75% 15 Dec 2014	190,000	185,725
RESIDENTIAL ASSET MTG PRODS	5.43% 25 Oct 2035	1,137,256	1,137,256
RESOLUTION FDG FBE CPN STRIPS	0% 15 Jul 2018	925,000	522,626
RESOLUTION FDG FBE CPN STRIPS	0% 15 Oct 2018	925,000	515,712
ROGERS WIRELESS INC	7.5% 15 Mar 2015	420,000	455,700
ROUSE CO	3.625% 15 Mar 2009	1,875,000	1,774,613
ROUSE CO	5.375% 26 Nov 2013	835,000	776,057
ROUSE CO LP	6.75% 01 May 2013	625,000	627,656
SABINE PASS LNG	7.5% 30 Nov 2016	635,000	632,619
SALOMON BROS COML MTG TR	6.592% 18 Dec 2033	3,620,000	3,750,699
SALOMON INC	6.5% 15 Feb 2008	240,000	243,251
SBC COMMUNICATIONS INC	4.389% 05 Jun 2021	3,375,000	3,356,606
SCOTTISH POWER PLC	4.91% 15 Mar 2010	950,000	933,652
SEAGATE TECHNOLOGY HDD HLDGS	6.8% 01 Oct 2016	120,000	120,600
SLM STUDENT LN TR	5.37% 25 Apr 2012	6,075,000	6,074,052
SMALL BUSINESS ADMIN PARTN CTF	0.99% 01 Feb 2014	2,587,789	2,507,723
SPRINT CAP CORP	8.75% 15 Mar 2032	190,000	228,771
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	7,715,380	7,715,380
STRUCTURED ASSET SECS CORP	1% 25 Jan 2031	2,593,301	2,377,975
SUNCOR ENERGY INC	5.95% 01 Dec 2034	90,000	91,206
SUNTRUST BK ATLANTA GA	4.415% 15 Jun 2009	1,115,000	1,094,596
SUNTRUST BKS INC	3.625% 15 Oct 2007	600,000	592,036
SUNTRUST BKS INC	4% 15 Oct 2008	610,000	597,087
SWAPTION	DEC 5.4 PUT	(12,200,000)	(170,800)
SWAPTION (BRS33JR59)	DEC 4.4 CALL	(12,200,000)	(51,406)
SWB LOAN BACKED CERTIFICATE	7.375% 15 May 2025	615,208	621,360
SWEDISH EXPT CR CORP	2.875% 26 Jan 2007	1,200,000	1,197,873
TARGA RES INC	8.5% 01 Nov 2013	25,000	25,188
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	700,000	743,750
TELECOM ITALIA CAP	6% 30 Sep 2034	540,000	489,971
TELECOM ITALIA CAP	7.2% 18 Jul 2036	650,000	673,865
TELEFONICA EMISIONES S A U	6.421% 20 Jun 2016	75,000	77,382
TELEFONICA EMISIONES S A U	7.045% 20 Jun 2036	925,000	980,422
TELEFONICA EUROPE BV	7.75% 15 Sep 2010	590,000	632,850
TIAA GLOBAL MKTS INC	3.875% 22 Jan 2008	475,000	467,332
TIME WARNER COS INC	7.57% 01 Feb 2024	1,060,000	1,164,113
TIME WARNER ENTMT CO L P	8.375% 15 Mar 2023	500,000	585,124
TIME WARNER INC	6.625% 15 May 2029	125,000	126,497
TXU CORP	4.8% 15 Nov 2009	500,000	487,970
TYCO INTL GROUP S A	6.375% 15 Oct 2011	700,000	730,968
U S BANCORP MTN BK ENT	3.95% 23 Aug 2007	250,000	247,852
U S TREAS BONDS FUTURES	7-Mar-07	64,200,000	—
U S TREAS NOTES 10YR FUTURES	7-Mar-07	38,100,000	—
U S TREAS NOTES 5YR FUTURES	7-Mar-07	(123,800,000)	—
UNITED MEXICAN STS MTN	8% 24 Sep 2022	265,000	323,698
UNITED RENTALS NORTH AMER INC	6.5% 15 Feb 2012	90,000	88,875
UNITED STATE TREAS NTS	4.5% 15 Nov 2015	17,975,000	17,702,567
UNITED STATES TREAS BD	0% 15 Nov 2027	12,020,000	4,362,338
UNITED STATES TREAS BDS	2% 15 Jan 2026	7,992,991	7,517,159
UNITED STATES TREAS BDS	4.5% 15 Feb 2036	385,000	366,291

UNITED STATES TREAS NTS	0% 15 Jul 2014	3,479,970	3,378,181
UNITED STATES TREAS NTS	4.625% 15 Nov 2016	9,665,000	9,603,084
UNITED STATES TREAS NTS	4.875% 15 Aug 2016	12,950,000	13,107,828
UNITED STATES TREAS NTS	5.19% 08 Jan 2007	1,863,918	1,878,107
UNITED TECHNOLOGIES CORP	1% 01 Jun 2009	2,300,000	2,302,461
US BK NATL ASSN CINCINNATI OH	2.4% 12 Mar 2007	1,200,000	1,193,253
US BK NATL ASSN CINCINNATI OH	4.4% 15 Aug 2008	1,510,000	1,491,181
US TEAS NOTES 10YR	MAR 106 PUT	148,000	29,600
USAA AUTO OWNER TR	4.7% 15 May 2012	5,875,000	5,808,906
USAA CAP CORP BOOK ENTRY 144A	4% 10 Dec 2007	930,000	919,492
VERIZON GLOBAL FDG CORP	7.75% 15 Jun 2032	360,000	407,214
VERIZON MARYLAND INC	5.125% 15 Jun 2033	590,000	486,133
VODAFONE AIRTOUCH PLC	7.75% 15 Feb 2010	795,000	847,206
VODAFONE GROUP PLC NEW	5.5% 29 Jun 2007	3,000,000	3,000,305
WACHOVIA BK COML MTG TR	4.935% 15 Apr 2042	3,720,000	3,618,078
WACHOVIA BK NATL	5.42875% 23 Mar 2009	3,575,000	3,575,797
WACHOVIA BK NATL ASSN MEDIUM	4.375% 15 Aug 2008	740,000	730,492
WASHINGTON MUT ASSET SECS CORP	5.15% 25 May 2036	5,510,000	5,479,134
WELLPOINT INC	5.95% 15 Dec 2034	230,000	226,601
WELLS FARGO + CO	4.875% 12 Jan 2011	500,000	493,990
WELLS FARGO + CO NEW	4.2% 15 Jan 2010	360,000	350,083
WELLS FARGO + CO NEW	4.625% 09 Aug 2010	2,955,000	2,899,434
WELLS FARGO MTG BACKED SECS	4.491% 25 Jul 2034	6,780,224	6,619,534
WINDSTREAM CORP	8.125% 01 Aug 2013	475,000	514,188
WINDSTREAM CORP	8.625% 01 Aug 2016	350,000	383,250

	Sub-Total: Fund 5710 / Pimco 1 of 6		$815,303,011

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	BEAR SRTEARNS ARM TR	4.7986% 25 Nov 2035	3,946,331		3,904,821
	BEAR STEARNS ALT A TR 2006 6	1% 25 Oct 2036	2,966,600		2,970,462
	C10 CAP SPV LTD	1% 01 Dec 2049	5,900,000		5,885,250
	CITIGROUP MTG LN TR	4.9% 25 Oct 2035	269,085		266,049
	COUNTRYWIDE BK ALEXANDRIA VA	5.32% 25 Apr 2007	4,600,000		4,600,037
	CSAB TR 2006 1	5.42% 25 Jun 2036	1,369,067		1,368,564
	EURODOLLAR FUTURES	7-Mar-07	61,250,000		—
	EURODOLLAR FUTURES	8-Mar-07	320,250,000		—
	EURODOLLAR FUTURES	7-Jun-07	148,750,000		—
	EURODOLLAR FUTURES	7-Sep-07	1,750,000		—
	EURODOLLAR FUTURES	JUN 95.25 CALL	1,910,000		317,633
	EURODOLLAR MIDCURVE 1YR FTR	JUL 95.75 CALL	(1,910,000)		(114,600)
	EUX ACAL EURO BOND	FEB 120.5	(27,300,000)		—
	EUX APUT EUR BUND	7-Feb-07	(27,300,000)		—
	FBR SECURITIZATION TR	5.5% 25 Sep 2035	2,468,211		2,468,596
	FED HM LN PC POOL 1J1214	5.339% 01 Sep 2035	6,169,105		6,149,953
	FED HM LN PC POOL 1J1219	4.82% 01 Oct 2035	3,733,699		3,709,999
	FED HM LN PC POOL 785867	6.539% 01 Dec 2026	123,958		126,919
	FED HM LN PC POOL 789758	5.166% 01 Sep 2032	411,637		409,760
	FED HM LN PC POOL 789777	5.149% 01 Sep 2032	179,054		178,196
	FEDERAL HOME LN MTG CORP	4.5% 15 May 2024	4,851,407		4,786,207
	FEDERAL HOME LN MTG PC GTD	7% 15 May 2022	715,041		712,926
	FEDERAL NATL MTG ASSN	6.5% 25 Jun 2028	185,274		188,988
	FEDERAL NATL MTG ASSN REMIC	6.39% 25 May 2036	1,271,174		1,318,955
	FEDERAL NATL MTG ASSN REMIC	6.5% 25 Feb 2023	562,756		577,245
	FEDERAL NATL MTG ASSN REMIC	7% 25 Oct 2022	541,071		560,856
	FEDERAL NATL MTG ASSN REMIC	7.5% 20 Sep 2027	2,314,500		2,424,140
	FHA 221 D4	7.43% 01 Dec 2020	1,181,995		1,190,860
	FHA 221/D4 GMAC 56 P8/01	7.43% 25 Oct 2022	133,916		134,920
	FHA 232 236	6.69% 01 May 2016	1,162,359		1,165,265
	FHA 253 P11 02 PJ HUNT PG 87	7.43% 01 Jan 2021	525,033		530,010
	FHA INSD 23RD MTG	7.43% 01 Mar 2022	104,999		105,786
	FHA INSD MTG P/T	7.43% 01 Jul 2024	122,841		123,762
	FHA INSD MTG POOL	7.43% 01 Nov 2024	54,455		54,864
	FHA INSD MTG POOL 56 GMAC	7.43% 25 Oct 2022	19,192		19,336
	FHA PROJ LN CTF SER POOL 5	7.43% 01 Feb 2022	105,484		106,276
	FNMA TBA JAN 15 SINGLE FAM	5% 01 Dec 2099	66,500,000		65,367,425
	FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	(29,000,000)		(27,994,063)
	FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	(250,100,000)		(247,188,686)
	FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	24,000,000		24,448,126

FNMA POOL 066414	5.647% 01 Sep 2028	400,117	400,789
FNMA POOL 124097	8.5% 01 Jan 2007	7	7
FNMA POOL 190371	6.5% 01 Jul 2036	7,646,451	7,791,315
FNMA POOL 190639	5.5% 01 Jan 2024	18,794	18,577
FNMA POOL 255075	5.5% 01 Feb 2024	2,695,546	2,676,593
FNMA POOL 255179	5.5% 01 Apr 2034	21,873	21,647
FNMA POOL 255190	5.5% 01 May 2034	305,801	302,648
FNMA POOL 255363	5.5% 01 Aug 2034	69,821	69,101
FNMA POOL 255498	5.5% 01 Dec 2034	448,705	444,078
FNMA POOL 255671	5.5% 01 Apr 2035	118,321	117,045
FNMA POOL 255740	5.5% 01 May 2035	22,744	22,498
FNMA POOL 255770	5.5% 01 Jul 2035	4,274,507	4,226,419
FNMA POOL 255813	5% 01 Aug 2035	9,231,460	8,916,652
FNMA POOL 255843	5.5% 01 Aug 2035	868,120	858,354
FNMA POOL 256158	5.25% 01 Feb 2036	209,404	209,082
FNMA POOL 256437	6.5% 01 Sep 2036	4,850,263	4,942,153
FNMA POOL 258269	5.5% 01 Feb 2035	1,009,724	998,838
FNMA POOL 357467	5.5% 01 Dec 2033	119,802	118,716
FNMA POOL 357485	5.5% 01 Feb 2034	67,780	67,081
FNMA POOL 357539	5.5% 01 Apr 2034	19,661	19,458
FNMA POOL 357595	5.5% 01 Jul 2034	58,061	57,462
FNMA POOL 357613	5.5% 01 Sep 2034	1,082,433	1,071,270
FNMA POOL 357639	5.5% 01 Nov 2034	1,163,300	1,151,303
FNMA POOL 357735	5.5% 01 Feb 2035	70,167	69,411
FNMA POOL 357761	5.5% 10 May 2035	895,932	886,272
FNMA POOL 357797	5.5% 01 Jun 2035	2,655,105	2,626,479
FNMA POOL 357824	5.5% 01 Jun 2035	43,603	43,133
FNMA POOL 357852	5.5% 01 Jul 2035	1,747,042	1,727,388
FNMA POOL 357876	5.5% 01 Jul 2035	205,676	203,555
FNMA POOL 357909	5.5% 01 Aug 2035	886,432	876,459
FNMA POOL 401421	5.5% 01 Apr 2026	69,257	68,456
FNMA POOL 450838	5.5% 01 Dec 2028	29,747	29,403
FNMA POOL 544502	1% 01 Jul 2030	153,495	155,009
FNMA POOL 688612	5.5% 01 Mar 2033	286,050	283,905
FNMA POOL 711503	5.5% 01 Jun 2033	24,842	24,617
FNMA POOL 711840	5.5% 01 Jul 2033	312,678	309,845
FNMA POOL 722120	5.5% 01 Jul 2033	69,895	69,262
FNMA POOL 722246	5.5% 01 Jul 2033	110,865	109,860
FNMA POOL 725042	5.5% 01 Jan 2034	325,533	322,582
FNMA POOL 725425	5.5% 01 Apr 2034	280,501	277,959
FNMA POOL 725773	5.5% 01 Sep 2034	5,351,514	5,296,327
FNMA POOL 725943	5.5% 01 Oct 2034	812,298	803,921
FNMA POOL 725946	5.5% 01 Nov 2034	9,332,273	9,236,034
FNMA POOL 725948	5.5% 01 Oct 2034	2,406,232	2,381,418
FNMA POOL 730173	5.5% 01 Feb 2034	48,774	48,271
FNMA POOL 735224	5.5% 01 Feb 2035	807,139	798,815
FNMA POOL 735227	5.5% 01 Feb 2035	241,863	239,369
FNMA POOL 735388	5.5% 01 Feb 2035	114,004	112,829
FNMA POOL 735764	4.825% 01 Jul 2035	4,098,824	4,061,002
FNMA POOL 735965	4.756% 01 Oct 2035	4,247,473	4,197,835
FNMA POOL 739423	5.5% 01 Oct 2033	294,206	291,540
FNMA POOL 740173	5.5% 01 Sep 2033	70,432	69,794
FNMA POOL 740615	5.5% 01 Sep 2033	170,982	169,433
FNMA POOL 740775	5.5% 01 Sep 2033	28,892	28,631
FNMA POOL 741620	5.5% 01 Oct 2033	26,552	26,311
FNMA POOL 742263	5.5% 01 Nov 2033	13,012	12,894
FNMA POOL 743043	5.5% 01 Oct 2033	18,906	18,735
FNMA POOL 743875	5.5% 01 Nov 2033	31,403	31,119
FNMA POOL 745275	5% 01 Feb 2036	22,648,361	21,876,015
FNMA POOL 745336	5% 01 Mar 2036	61,986,466	59,872,628
FNMA POOL 745738	6.5% 01 Aug 2036	17,279,542	17,606,908
FNMA POOL 745814	6.5% 01 Jul 2036	16,171,817	16,478,196
FNMA POOL 745820	6.5% 01 Aug 2036	4,929,393	5,022,782
FNMA POOL 745876	6.5% 01 Sep 2036	20,026,323	20,405,728
FNMA POOL 747695	5.5% 01 Nov 2033	819,289	811,864
FNMA POOL 748579	5.5% 01 Nov 2033	676,444	670,313
FNMA POOL 748619	5.5% 01 Feb 2034	58,310	57,708
FNMA POOL 748792	5.5% 01 Nov 2033	196,403	194,623
FNMA POOL 749056	5.5% 01 Nov 2033	42,514	42,129
FNMA POOL 749990	5.5% 01 Nov 2033	13,910	13,784
FNMA POOL 750985	5.5% 01 Nov 2033	114,258	113,222
FNMA POOL 751018	5.5% 01 Dec 2033	38,995	38,642
FNMA POOL 751098	5.5% 01 Nov 2033	22,414	22,211

FNMA POOL 754182	5.5% 01 Dec 2033	26,242	26,005
FNMA POOL 754324	5.5% 01 Dec 2033	245,824	243,289
FNMA POOL 754727	5.5% 01 Feb 2034	452,939	448,268
FNMA POOL 755727	5.5% 01 May 2034	801,561	793,295
FNMA POOL 756916	5.5% 01 Nov 2033	35,071	34,754
FNMA POOL 757614	5.5% 01 Dec 2033	339,089	335,592
FNMA POOL 757829	5.5% 01 Jun 2035	97,361	96,266
FNMA POOL 757845	5.5% 01 Aug 2035	841,204	831,741
FNMA POOL 757847	5.5% 01 Aug 2035	585,703	579,114
FNMA POOL 758343	5.5% 01 Mar 2034	53,385	52,834
FNMA POOL 758789	5.5% 01 Dec 2033	541,293	535,711
FNMA POOL 758938	5.5% 01 Jan 2034	1,005,012	994,648
FNMA POOL 763016	4% 01 Sep 2013	559,240	537,897
FNMA POOL 763676	5.5% 01 Jan 2034	14,423	14,274
FNMA POOL 765559	5.5% 01 Jan 2034	153,000	151,422
FNMA POOL 765952	5.5% 01 Feb 2034	15,873	15,709
FNMA POOL 766182	5.5% 01 Mar 2034	807,564	799,236
FNMA POOL 769159	5.5% 01 Feb 2034	708,201	700,897
FNMA POOL 769569	5.5% 01 Mar 2034	49,626	49,114
FNMA POOL 769777	5.5% 01 Feb 2034	524,634	519,223
FNMA POOL 770269	5.5% 01 Apr 2034	427,629	423,219
FNMA POOL 770721	5.5% 01 Apr 2034	1,005,203	994,837
FNMA POOL 771023	5.5% 01 Apr 2034	62,574	61,929
FNMA POOL 771297	5.5% 01 Mar 2034	483,433	478,448
FNMA POOL 771935	5.5% 01 May 2034	126,397	125,093
FNMA POOL 772297	5.5% 01 Mar 2034	391,116	387,083
FNMA POOL 772318	5.5% 01 Mar 2034	31,992	31,662
FNMA POOL 772648	5.5% 01 Mar 2034	752,308	744,550
FNMA POOL 772651	5.5% 01 Mar 2034	68,877	68,167
FNMA POOL 773661	5.5% 01 Apr 2034	602,392	596,180
FNMA POOL 773934	5.5% 01 Apr 2034	41,433	41,006
FNMA POOL 773995	5.5% 01 Mar 2034	703,022	695,772
FNMA POOL 774099	5.5% 01 Jun 2034	49,956	49,441
FNMA POOL 774327	5.5% 01 Mar 2034	14,118	13,973
FNMA POOL 774401	5.5% 01 Apr 2034	21,790	21,565
FNMA POOL 774999	5.5% 01 Apr 2034	753,925	746,150
FNMA POOL 775138	5.5% 01 May 2034	69,509	68,792
FNMA POOL 775168	5.5% 01 May 2034	23,203	22,963
FNMA POOL 775303	5.5% 01 May 2034	18,220	18,032
FNMA POOL 775658	5.5% 01 May 2034	20,122	19,914
FNMA POOL 775695	5.5% 01 May 2034	562,638	556,835
FNMA POOL 775719	5.5% 01 May 2034	739,502	731,876
FNMA POOL 775776	5.5% 01 May 2034	602,778	596,562
FNMA POOL 775813	5.5% 01 May 2034	190,805	188,838
FNMA POOL 776236	5.5% 01 Apr 2034	20,818	20,603
FNMA POOL 776440	5.5% 01 Jul 2034	828,423	819,880
FNMA POOL 776975	5.5% 01 Apr 2034	677,354	670,369
FNMA POOL 776981	5.5% 01 Apr 2034	17,340	17,161
FNMA POOL 776983	5.5% 01 Apr 2034	388,548	384,541
FNMA POOL 777488	5.5% 01 Jun 2034	17,548	17,367
FNMA POOL 777496	5.5% 01 Jul 2034	28,760	28,463
FNMA POOL 777558	5.5% 01 May 2034	34,578	34,221
FNMA POOL 777602	5.5% 01 May 2034	135,096	133,703
FNMA POOL 777796	5.5% 01 Jun 2034	729,595	722,071
FNMA POOL 778219	5.5% 01 May 2034	173,064	171,279
FNMA POOL 778235	5.5% 01 May 2034	20,294	20,085
FNMA POOL 778416	5.5% 01 Jul 2035	809,928	800,816
FNMA POOL 778660	5.5% 01 May 2034	753,405	745,636
FNMA POOL 779022	5.5% 01 Jun 2034	704,220	696,958
FNMA POOL 779091	5.5% 01 Jun 2034	80,759	79,927
FNMA POOL 779222	5.5% 01 Jun 2034	16,209	16,042
FNMA POOL 779376	5.5% 01 Jun 2034	20,318	20,108
FNMA POOL 779377	5.5% 01 Jun 2034	16,887	16,713
FNMA POOL 779515	5.5% 01 Jun 2034	529,668	524,205
FNMA POOL 779607	5.5% 01 Jul 2034	53,303	52,754
FNMA POOL 779677	5.5% 01 Jun 2034	53,601	53,048
FNMA POOL 779955	5.5% 01 May 2034	34,226	33,873
FNMA POOL 780397	5.5% 01 Jun 2034	16,945	16,770
FNMA POOL 780666	5.5% 01 May 2034	136,677	135,268
FNMA POOL 780730	5.5% 01 May 2034	183,300	181,410
FNMA POOL 780898	5.5% 01 May 2034	51,619	51,087
FNMA POOL 780921	5.5% 01 Jun 2034	37,781	37,392
FNMA POOL 781019	5.5% 01 May 2034	277,313	274,453

FNMA POOL 781078	5.5% 01 May 2034	49,094	48,588
FNMA POOL 781585	5.5% 01 Sep 2034	29,066	28,766
FNMA POOL 781839	5.5% 01 Oct 2034	32,145	31,813
FNMA POOL 782548	5.5% 01 Jun 2034	31,494	31,169
FNMA POOL 782620	5.5% 01 Jun 2034	368,472	364,673
FNMA POOL 782693	5.5% 01 Jul 2034	28,186	27,895
FNMA POOL 782798	5.5% 01 Jun 2034	72,902	72,150
FNMA POOL 782910	5.5% 01 Jun 2034	221,355	219,072
FNMA POOL 783017	5.5% 01 Jun 2034	54,988	54,420
FNMA POOL 783328	5.5% 01 Apr 2035	41,107	40,664
FNMA POOL 783336	5.5% 01 Aug 2035	75,462	74,613
FNMA POOL 783610	4.834% 01 Jun 2035	4,698,821	4,658,977
FNMA POOL 783667	5.5% 01 Jun 2034	44,095	43,640
FNMA POOL 783813	5.5% 01 Jul 2034	307,376	304,206
FNMA POOL 783851	5.5% 01 Jul 2034	851,236	842,457
FNMA POOL 783852	5.5% 01 Jul 2034	31,708	31,381
FNMA POOL 784091	5.5% 01 Jun 2034	10,331	10,224
FNMA POOL 784335	5.5% 01 Jan 2035	318,151	314,721
FNMA POOL 785364	5.5% 01 Jun 2034	44,800	44,338
FNMA POOL 785460	5.5% 01 Sep 2035	156,516	154,731
FNMA POOL 786269	5.5% 01 Jul 2034	611,051	604,750
FNMA POOL 786318	5.5% 01 Jul 2034	48,219	47,722
FNMA POOL 786446	5.5% 01 Jul 2034	46,876	46,393
FNMA POOL 786556	5.5% 01 Jul 2034	657,067	650,291
FNMA POOL 787112	5.5% 01 Jun 2034	25,129	24,870
FNMA POOL 788465	5.5% 01 Jun 2034	104,305	103,230
FNMA POOL 789156	5.5% 01 Oct 2034	29,484	29,180
FNMA POOL 789356	5.5% 01 Jul 2034	829,251	820,699
FNMA POOL 789384	5.5% 01 Jul 2034	21,807	21,582
FNMA POOL 789545	5.5% 01 Jul 2034	21,801	21,576
FNMA POOL 789912	5.5% 01 Jul 2034	101,255	100,211
FNMA POOL 791157	5.5% 01 Oct 2034	169,510	167,762
FNMA POOL 791662	5.5% 01 Sep 2034	100,658	99,620
FNMA POOL 793341	5.5% 01 Aug 2034	61,858	61,220
FNMA POOL 793985	5.5% 01 Sep 2034	55,035	54,467
FNMA POOL 794257	5.5% 01 Sep 2034	114,182	113,005
FNMA POOL 794331	5.5% 01 Sep 2034	231,146	228,762
FNMA POOL 794349	5.5% 01 Sep 2034	36,671	36,293
FNMA POOL 794443	5.5% 01 Oct 2034	45,227	44,760
FNMA POOL 794633	5.5% 01 Oct 2034	78,592	77,781
FNMA POOL 794921	5.5% 01 Oct 2034	786,795	778,682
FNMA POOL 794994	5.5% 01 Oct 2034	36,912	36,531
FNMA POOL 795572	5.5% 01 May 2035	806,763	798,065
FNMA POOL 796113	5.5% 01 Oct 2034	820,870	812,405
FNMA POOL 796222	5.5% 01 Nov 2034	29,067	28,767
FNMA POOL 796425	5.5% 01 Sep 2034	16,925	16,751
FNMA POOL 796455	5.5% 01 Sep 2034	18,010	17,824
FNMA POOL 796977	5.5% 01 Oct 2034	895,064	885,834
FNMA POOL 797233	5.5% 01 Sep 2034	77,507	76,708
FNMA POOL 797490	5.5% 01 Mar 2035	10,727,520	10,611,864
FNMA POOL 797549	5.5% 01 Apr 2035	27,493	27,197
FNMA POOL 797564	5.5% 01 May 2030	555,748	549,757
FNMA POOL 797570	5.5% 01 May 2035	21,113	20,886
FNMA POOL 797585	6.5% 01 Jun 2035	358,377	365,279
FNMA POOL 797633	5% 01 Aug 2035	2,950,881	2,850,251
FNMA POOL 797663	5% 01 Sep 2035	323,450	312,420
FNMA POOL 798016	5.5% 01 Jan 2035	20,161	19,953
FNMA POOL 799147	5.5% 01 Apr 2035	767,448	759,174
FNMA POOL 800601	5.5% 01 Oct 2034	831,268	822,695
FNMA POOL 801686	5.5% 01 Dec 2034	370,293	366,474
FNMA POOL 801886	5.5% 01 Nov 2034	268,691	265,920
FNMA POOL 802354	5.5% 01 Nov 2034	649,757	643,056
FNMA POOL 803357	5.5% 01 Apr 2035	842,595	833,511
FNMA POOL 803367	5.5% 01 Jul 2035	21,678	21,434
FNMA POOL 803368	5.5% 01 Aug 2035	905,245	895,061
FNMA POOL 803857	5.5% 01 Dec 2034	519,260	513,661
FNMA POOL 804459	5.5% 01 Dec 2034	160,621	158,965
FNMA POOL 804573	5.5% 01 Dec 2034	19,351	19,142
FNMA POOL 805377	5.5% 01 Jan 2035	640,734	633,826
FNMA POOL 805526	5.5% 01 Jul 2035	861,270	851,581
FNMA POOL 805534	5.5% 01 Sep 2035	739,622	731,186
FNMA POOL 807813	5.5% 01 Apr 2035	346,663	342,926
FNMA POOL 807894	5.5% 01 Feb 2035	124,720	123,375

FNMA POOL 807908	5.5% 01 Mar 2035	844,318	835,215
FNMA POOL 808077	5.5% 01 Feb 2035	720,798	713,027
FNMA POOL 808182	5.5% 01 Mar 2035	82,144	81,259
FNMA POOL 808265	5.5% 01 Jun 2035	343,714	339,847
FNMA POOL 808413	5.5% 01 Jan 2035	851,676	842,493
FNMA POOL 808826	5.5% 01 Jan 2035	399,257	394,952
FNMA POOL 808933	5.5% 01 Jan 2035	547,070	541,172
FNMA POOL 808956	5.5% 01 Jan 2035	379,618	375,526
FNMA POOL 808984	5.5% 01 Feb 2035	36,271	35,880
FNMA POOL 809297	5.5% 01 Feb 2035	490,985	485,691
FNMA POOL 809550	5.5% 01 Feb 2035	804,487	795,814
FNMA POOL 809694	5.5% 01 Feb 2035	305,627	302,332
FNMA POOL 809706	5.5% 01 Mar 2035	298,276	295,060
FNMA POOL 810249	5.5% 01 Jan 2035	5,428,120	5,369,598
FNMA POOL 810408	5.5% 01 Jan 2035	283,680	280,621
FNMA POOL 810419	5.5% 01 Feb 2035	98,200	97,141
FNMA POOL 810685	5.5% 01 Jan 2035	23,132	22,883
FNMA POOL 810706	5.5% 01 Jan 2035	863,109	853,803
FNMA POOL 811063	5.5% 01 Mar 2035	734,312	726,395
FNMA POOL 811514	5% 01 Oct 2020	4,936,042	4,853,131
FNMA POOL 811779	5.5% 01 Jan 2035	719,085	711,332
FNMA POOL 812067	5.5% 01 Jan 2035	195,491	193,383
FNMA POOL 812765	5.5% 01 Mar 2035	95,956	94,921
FNMA POOL 812771	5.5% 01 Mar 2035	774,220	765,872
FNMA POOL 812913	5.5% 01 Feb 2035	51,056	50,506
FNMA POOL 813026	5.5% 01 Mar 2035	763,352	755,122
FNMA POOL 813035	5.5% 01 Apr 2035	79,288	78,434
FNMA POOL 813041	5.5% 01 Apr 2035	704,532	696,936
FNMA POOL 813912	5% 01 Nov 2020	14,703,325	14,456,355
FNMA POOL 813939	5% 01 Dec 2020	10,994,309	10,809,639
FNMA POOL 814116	5.5% 01 Feb 2035	736,165	728,228
FNMA POOL 814336	5.5% 01 Mar 2035	663,556	656,402
FNMA POOL 814358	5.5% 01 Mar 2035	757,726	749,557
FNMA POOL 814412	5.5% 01 Mar 2035	784,044	775,591
FNMA POOL 814520	5.5% 01 Mar 2035	28,600	28,291
FNMA POOL 814614	5.5% 01 Apr 2035	25,770	25,492
FNMA POOL 815488	5.5% 01 Mar 2035	754,193	746,061
FNMA POOL 815492	5.5% 01 Mar 2035	244,816	242,177
FNMA POOL 815497	5.5% 01 Mar 2035	748,114	740,049
FNMA POOL 815498	5.5% 01 Mar 2035	228,857	226,390
FNMA POOL 815500	5.5% 01 Mar 2035	21,013	20,786
FNMA POOL 815514	5.5% 01 Mar 2035	800,870	792,236
FNMA POOL 815539	5.5% 01 Mar 2035	26,576	26,289
FNMA POOL 815555	5.5% 01 Feb 2035	26,010	25,730
FNMA POOL 815758	5.5% 01 Mar 2035	70,705	69,943
FNMA POOL 815859	5.5% 01 Feb 2035	788,080	779,583
FNMA POOL 815895	5.5% 01 Feb 2035	22,728	22,483
FNMA POOL 815907	5.5% 01 Feb 2035	20,644	20,422
FNMA POOL 815920	5.5% 01 Mar 2035	780,427	772,013
FNMA POOL 815923	5.5% 01 Mar 2035	265,361	262,500
FNMA POOL 815956	5.5% 01 May 2035	892,359	882,738
FNMA POOL 815977	5.5% 01 Mar 2035	327,239	323,711
FNMA POOL 816230	5.5% 01 Mar 2035	1,300,168	1,286,150
FNMA POOL 817187	5.5% 01 May 2035	34,862	34,486
FNMA POOL 817235	5.5% 01 Jun 2035	686,084	678,687
FNMA POOL 817241	5.5% 01 Jun 2035	63,520	62,805
FNMA POOL 817346	5.5% 01 Jul 2035	864,595	854,868
FNMA POOL 817490	5.5% 01 Sep 2035	942,262	931,662
FNMA POOL 817505	5.5% 01 Sep 2035	971,355	960,275
FNMA POOL 817511	5.5% 01 Sep 2035	943,595	932,832
FNMA POOL 817828	6.5% 01 Oct 2036	998,072	1,016,981
FNMA POOL 818747	5.5% 01 Feb 2035	130,846	129,436
FNMA POOL 818764	5.5% 01 Feb 2035	23,381	23,128
FNMA POOL 819138	5.5% 01 Jan 2035	68,299	67,563
FNMA POOL 819144	5.5% 01 Apr 2035	302,518	299,257
FNMA POOL 819191	5.5% 01 Apr 2035	587,220	580,889
FNMA POOL 819296	5.5% 01 Sep 2035	420,524	415,793
FNMA POOL 819407	5.5% 01 May 2035	548,695	542,779
FNMA POOL 819906	5.5% 01 Apr 2035	824,706	815,815
FNMA POOL 819944	5.5% 01 Apr 2035	531,325	525,597
FNMA POOL 819970	5.5% 01 Apr 2035	99,564	98,490
FNMA POOL 820023	5.5% 01 Apr 2035	21,906	21,670
FNMA POOL 820284	5.5% 01 Aug 2035	622,655	615,650

FNMA POOL 820291	5.5% 01 Aug 2035	931,725	921,243
FNMA POOL 820324	5% 01 Aug 2035	53,464	51,641
FNMA POOL 820505	5.5% 01 Jun 2035	431,418	426,565
FNMA POOL 820966	5.5% 01 Apr 2035	111,282	110,082
FNMA POOL 820980	5.5% 01 Apr 2035	603,183	596,680
FNMA POOL 821015	5.5% 01 May 2035	127,418	126,044
FNMA POOL 821078	5.5% 01 Mar 2035	220,262	217,888
FNMA POOL 821176	5.5% 01 May 2035	75,510	74,696
FNMA POOL 821190	5.5% 01 May 2030	971,713	961,237
FNMA POOL 821198	5.5% 01 May 2035	112,376	111,165
FNMA POOL 821257	5.5% 01 May 2035	218,848	216,489
FNMA POOL 821276	5.5% 01 Apr 2035	129,437	128,042
FNMA POOL 821318	5.5% 01 May 2035	791,317	782,786
FNMA POOL 821352	5.5% 01 May 2035	596,472	590,042
FNMA POOL 821503	5.5% 01 Jun 2035	55,766	55,165
FNMA POOL 821567	5.5% 01 Jun 2035	227,946	225,489
FNMA POOL 821597	5.5% 01 Jun 2035	599,436	592,973
FNMA POOL 821631	5.5% 01 Jun 2030	197,213	195,087
FNMA POOL 821754	5.5% 01 Jun 2035	325,969	322,455
FNMA POOL 821807	5.5% 01 Jun 2035	79,294	78,439
FNMA POOL 821839	5.5% 01 Jun 2035	311,944	308,434
FNMA POOL 821867	5.5% 01 Jun 2035	557,463	551,453
FNMA POOL 821880	5.5% 01 Jun 2035	2,002,442	1,979,915
FNMA POOL 821952	5.5% 01 Jun 2035	4,969,744	4,913,834
FNMA POOL 822032	5.5% 01 Jul 2035	485,671	480,207
FNMA POOL 822101	4.997% 01 May 2035	3,871,788	3,844,254
FNMA POOL 822429	5.5% 01 May 2035	1,147,798	1,135,424
FNMA POOL 822514	5.5% 01 Jun 2035	146,896	145,243
FNMA POOL 822621	5.5% 01 Jun 2035	111,210	110,011
FNMA POOL 822727	5.5% 01 May 2035	831,861	822,893
FNMA POOL 822815	5.5% 01 Apr 2035	657,679	650,588
FNMA POOL 822868	5.5% 01 May 2035	815,398	806,607
FNMA POOL 822883	5.5% 01 Jun 2035	767,791	759,153
FNMA POOL 822950	5.5% 01 May 2035	709,298	701,651
FNMA POOL 822963	5.5% 01 Apr 2035	869,347	859,975
FNMA POOL 823100	5.5% 01 Jun 2035	988,616	977,494
FNMA POOL 823104	5.5% 01 Jul 2035	736,786	728,497
FNMA POOL 823109	5.5% 01 Jul 2035	25,609	25,321
FNMA POOL 823152	5.5% 01 May 2035	811,668	802,917
FNMA POOL 823155	5.5% 01 May 2035	36,009	35,620
FNMA POOL 823157	5.5% 01 May 2035	385,147	380,995
FNMA POOL 823205	5.5% 01 May 2035	300,752	297,510
FNMA POOL 823217	5.5% 01 May 2035	1,083,523	1,071,841
FNMA POOL 823228	5.5% 01 Jun 2035	124,246	122,906
FNMA POOL 823253	5.5% 01 Jun 2035	784,997	776,166
FNMA POOL 823259	5.5% 01 Jun 2035	824,649	815,372
FNMA POOL 823278	5.5% 01 Jun 2035	96,920	95,830
FNMA POOL 823297	5.5% 01 Jul 2035	639,898	632,699
FNMA POOL 823444	5.5% 01 May 2035	41,307	40,861
FNMA POOL 823548	5.5% 01 Jul 2035	49,727	49,168
FNMA POOL 823562	5.5% 01 Aug 2035	324,019	320,374
FNMA POOL 823569	5.5% 01 Aug 2035	853,823	844,218
FNMA POOL 823579	5.5% 01 Aug 2035	764,643	756,041
FNMA POOL 823854	5.5% 01 May 2035	20,573	20,351
FNMA POOL 824282	5.5% 01 Jun 2035	154,669	153,001
FNMA POOL 824323	5.5% 01 Jun 2035	588,945	582,595
FNMA POOL 824339	5.5% 01 Jul 2035	173,075	171,127
FNMA POOL 824525	5.5% 01 May 2035	822,574	813,705
FNMA POOL 824535	5.5% 01 Jun 2035	65,514	64,808
FNMA POOL 824556	5.5% 01 Jul 2035	31,283	30,931
FNMA POOL 824601	5.5% 01 Dec 2034	6,066,255	6,003,696
FNMA POOL 824770	5.5% 01 Jun 2035	567,680	561,560
FNMA POOL 824802	5.5% 01 Jun 2035	133,450	131,949
FNMA POOL 824805	5.5% 01 Jun 2035	32,214	31,852
FNMA POOL 824835	5.5% 01 May 2035	558,461	552,440
FNMA POOL 824842	5.5% 01 Jun 2035	682,083	674,410
FNMA POOL 825112	5.5% 01 May 2035	76,647	75,821
FNMA POOL 825136	5.5% 01 Jun 2035	759,987	751,437
FNMA POOL 825157	4.822% 01 Aug 2035	1,444,144	1,431,279
FNMA POOL 825271	5.5% 01 Jul 2035	783,539	774,725
FNMA POOL 825459	5.5% 01 Jun 2035	81,538	80,621
FNMA POOL 825615	5.5% 01 Jun 2035	84,537	83,586
FNMA POOL 825634	5.5% 01 Jun 2035	88,842	87,843

FNMA POOL 825707	5.5% 01 Jul 2035	835,610	826,210
FNMA POOL 825708	5.5% 01 Jul 2035	673,027	665,455
FNMA POOL 825749	5.5% 01 Jul 2035	761,727	753,158
FNMA POOL 825753	5.5% 01 Aug 2035	884,150	874,203
FNMA POOL 825768	5.5% 01 Aug 2035	941,209	930,620
FNMA POOL 825770	5.5% 01 Aug 2035	28,397	28,077
FNMA POOL 825824	5.5% 01 Sep 2035	406,744	402,168
FNMA POOL 825832	5.5% 01 Jul 2035	340,528	336,697
FNMA POOL 825849	5.5% 01 Aug 2035	23,824	23,556
FNMA POOL 825936	5.5% 01 Jun 2035	1,175,184	1,161,963
FNMA POOL 825962	5.5% 01 Jul 2035	292,846	289,552
FNMA POOL 826129	4.753% 01 Jul 2035	5,526,727	5,463,714
FNMA POOL 826153	5.5% 01 May 2035	68,366	67,629
FNMA POOL 826470	5.5% 01 Jul 2035	813,066	803,919
FNMA POOL 826473	5.5% 01 Jul 2035	450,144	445,080
FNMA POOL 826598	5.5% 01 Jun 2035	548,505	542,334
FNMA POOL 826611	5.5% 01 Aug 2035	115,277	113,980
FNMA POOL 826631	5.5% 01 May 2035	325,379	321,871
FNMA POOL 826676	5.5% 01 Aug 2035	234,700	232,060
FNMA POOL 826717	5.5% 01 Aug 2035	331,221	327,495
FNMA POOL 826739	5.5% 01 Aug 2035	1,542,738	1,525,382
FNMA POOL 826792	5.5% 01 Aug 2035	428,118	423,301
FNMA POOL 826857	5.5% 01 Aug 2035	6,963,380	6,885,042
FNMA POOL 826875	5.5% 01 Aug 2035	177,246	175,252
FNMA POOL 826885	5.5% 01 Aug 2035	22,816	22,560
FNMA POOL 826965	5.5% 01 Jun 2035	507,533	502,062
FNMA POOL 826986	5.5% 01 Jun 2035	471,414	466,110
FNMA POOL 826993	5.5% 01 Jun 2035	104,202	103,030
FNMA POOL 827063	5.5% 01 Sep 2035	107,970	106,738
FNMA POOL 827218	5.5% 01 Jun 2035	71,680	70,907
FNMA POOL 827453	5.5% 01 May 2035	26,669	26,381
FNMA POOL 827755	5.5% 01 Jun 2035	709,437	701,456
FNMA POOL 827802	5.5% 01 Jun 2035	21,667	21,423
FNMA POOL 827827	5.5% 01 Aug 2035	833,648	824,270
FNMA POOL 827831	5.5% 01 Sep 2035	984,450	973,375
FNMA POOL 827892	5.5% 01 Jun 2035	66,326	65,579
FNMA POOL 827900	5.5% 01 Jul 2035	173,535	171,583
FNMA POOL 828150	5.5% 01 Jun 2035	855,258	845,636
FNMA POOL 828160	5.5% 01 Jun 2035	78,643	77,758
FNMA POOL 828163	5.5% 01 Jun 2035	191,430	189,276
FNMA POOL 828164	5.5% 01 Jul 2035	740,618	732,286
FNMA POOL 828174	5.5% 01 Jul 2035	886,368	876,397
FNMA POOL 828185	5.5% 01 Jul 2035	65,237	64,503
FNMA POOL 828188	5.5% 01 Jul 2035	111,925	110,666
FNMA POOL 828196	5.5% 01 Jul 2035	670,910	663,362
FNMA POOL 828347	5.5% 01 Jul 2035	178,074	176,070
FNMA POOL 828377	5.5% 01 Jun 2035	42,563	42,084
FNMA POOL 828506	5.5% 01 Jun 2035	281,962	278,790
FNMA POOL 828675	5.5% 01 Mar 2035	588,838	582,766
FNMA POOL 828684	5.5% 01 Jul 2035	518,316	512,485
FNMA POOL 828730	5.5% 01 Jun 2035	32,344	31,980
FNMA POOL 828909	5.5% 01 Jun 2035	58,126	57,473
FNMA POOL 828962	5.5% 01 Jun 2035	17,329	17,134
FNMA POOL 829166	5.5% 01 Jun 2035	345,674	341,947
FNMA POOL 829197	5.5% 01 Jul 2035	378,026	373,773
FNMA POOL 829205	5.5% 01 Jul 2035	517,738	511,914
FNMA POOL 829484	5.5% 01 Jul 2035	410,181	405,567
FNMA POOL 829485	5.5% 01 Aug 2035	55,544	54,919
FNMA POOL 829656	5.5% 01 Jul 2035	864,555	854,829
FNMA POOL 829669	5.5% 01 Aug 2035	1,803,723	1,783,431
FNMA POOL 829676	5.5% 01 Aug 2035	1,068,747	1,056,724
FNMA POOL 829857	5.5% 01 Jul 2035	96,712	95,624
FNMA POOL 829862	5.5% 01 Jul 2035	30,198	29,858
FNMA POOL 829904	5.5% 01 Jul 2035	22,000	21,753
FNMA POOL 829909	5.5% 01 Jul 2035	1,647,390	1,628,857
FNMA POOL 829934	5.5% 01 Aug 2035	28,334	28,015
FNMA POOL 829973	5.5% 01 Apr 2035	6,276,338	6,211,613
FNMA POOL 830060	5.5% 01 Jul 2035	576,134	569,652
FNMA POOL 830697	5.5% 01 Jul 2035	391,981	387,571
FNMA POOL 830770	5.5% 01 Aug 2035	102,334	101,183
FNMA POOL 830796	5.5% 01 Sep 2035	143,140	141,529
FNMA POOL 830849	5.5% 01 Jul 2035	846,628	837,103
FNMA POOL 830865	5.5% 01 Jul 2035	12,029,135	11,893,807

FNMA POOL 830871	5.5% 01 Jul 2035	880,248	870,345
FNMA POOL 830872	5.5% 01 Jun 2035	2,091,925	2,068,391
FNMA POOL 830954	5.5% 01 Aug 2035	882,536	872,607
FNMA POOL 830959	5.5% 01 Aug 2035	1,221,701	1,207,957
FNMA POOL 831380	6.5% 01 Apr 2036	459,338	468,040
FNMA POOL 831699	6.5% 01 Sep 2036	1,124,224	1,145,523
FNMA POOL 832025	5.5% 01 Sep 2035	1,830,192	1,809,317
FNMA POOL 832035	5.5% 01 Jul 2035	52,314	51,726
FNMA POOL 832086	5.5% 01 Jul 2035	106,605	105,406
FNMA POOL 832177	5.5% 01 Sep 2035	1,424,756	1,408,728
FNMA POOL 832236	5.5% 01 Aug 2035	2,397,298	2,370,328
FNMA POOL 832324	5.5% 01 Aug 2035	676,663	669,050
FNMA POOL 832330	5.5% 01 Aug 2035	1,884,696	1,863,493
FNMA POOL 832471	5.5% 01 Aug 2035	3,424,049	3,385,529
FNMA POOL 832489	5.5% 01 Sep 2035	100,928	99,793
FNMA POOL 832490	5.5% 01 Sep 2035	41,835	41,364
FNMA POOL 832570	5.5% 01 Aug 2035	1,233,508	1,219,631
FNMA POOL 832613	5.5% 01 Sep 2035	1,154,348	1,141,361
FNMA POOL 832853	5.5% 01 Sep 2035	815,164	805,994
FNMA POOL 833209	5.5% 01 Sep 2035	211,352	208,942
FNMA POOL 833219	5.5% 01 Sep 2035	173,105	171,157
FNMA POOL 833324	5.5% 01 Aug 2035	721,811	713,690
FNMA POOL 833358	5.5% 01 Aug 2035	723,285	715,148
FNMA POOL 833394	5.5% 01 Aug 2035	43,392	42,904
FNMA POOL 833413	5.5% 01 Sep 2035	857,629	847,981
FNMA POOL 833447	5.5% 01 Sep 2035	925,714	915,155
FNMA POOL 833449	5.5% 01 Sep 2035	392,217	387,743
FNMA POOL 833472	5.5% 01 Sep 2035	905,490	895,162
FNMA POOL 833477	5.5% 01 Sep 2035	899,893	889,628
FNMA POOL 833533	5.5% 01 Sep 2035	606,656	599,736
FNMA POOL 833671	5% 01 Aug 2035	9,172,985	8,860,171
FNMA POOL 833673	5% 01 Aug 2035	5,363,743	5,180,831
FNMA POOL 833695	5.5% 01 Aug 2035	352,876	348,906
FNMA POOL 834251	5.5% 01 Aug 2035	102,146	100,997
FNMA POOL 834272	5.5% 01 Aug 2035	1,375,620	1,360,144
FNMA POOL 834629	5.5% 01 Aug 2035	455,652	450,526
FNMA POOL 834647	5.5% 01 Aug 2035	56,753	56,114
FNMA POOL 834657	5.5% 01 Aug 2035	55,425	54,802
FNMA POOL 834670	5% 01 Aug 2035	278,455	268,959
FNMA POOL 834671	5.5% 01 Aug 2035	794,231	785,296
FNMA POOL 835084	5.5% 01 Jul 2035	231,001	228,403
FNMA POOL 835209	5.5% 01 Aug 2035	116,375	115,066
FNMA POOL 835738	5% 01 Jul 2035	7,188,413	6,943,277
FNMA POOL 835756	5.5% 01 Jul 2035	805,530	796,468
FNMA POOL 835795	5.5% 01 Sep 2035	550,595	544,401
FNMA POOL 836071	5% 01 Oct 2035	259,307	250,464
FNMA POOL 836072	5.5% 01 Oct 2035	665,631	658,038
FNMA POOL 836128	5.5% 01 Oct 2035	411,511	406,817
FNMA POOL 837315	5.5% 01 Aug 2035	6,558,477	6,484,694
FNMA POOL 837493	5.5% 01 Sep 2035	900,535	890,404
FNMA POOL 837586	5.5% 01 Aug 2035	493,975	488,417
FNMA POOL 837670	5.5% 01 Aug 2035	237,865	235,189
FNMA POOL 837691	5.5% 01 Sep 2035	770,928	762,255
FNMA POOL 837713	5.5% 01 Aug 2035	896,685	886,598
FNMA POOL 837735	5.5% 01 Aug 2035	258,500	255,592
FNMA POOL 837799	5.5% 01 Jul 2035	34,587	34,198
FNMA POOL 837959	5.5% 01 Sep 2035	241,036	238,286
FNMA POOL 838134	5.5% 01 Sep 2035	535,299	529,277
FNMA POOL 838201	5.5% 01 Aug 2035	739,866	731,542
FNMA POOL 838243	5% 01 Sep 2035	313,532	302,840
FNMA POOL 838470	5.5% 01 Sep 2035	405,800	401,234
FNMA POOL 838490	5.5% 01 Aug 2035	211,435	209,056
FNMA POOL 840001	5% 01 Sep 2035	23,714	22,905
FNMA POOL 840033	5.5% 01 Sep 2035	499,615	493,916
FNMA POOL 840042	5.5% 01 Sep 2035	291,851	288,522
FNMA POOL 840088	5.5% 01 Sep 2035	33,251	32,872
FNMA POOL 840360	5.5% 01 Oct 2035	1,740,930	1,721,073
FNMA POOL 840512	5.5% 01 Sep 2035	649,417	642,111
FNMA POOL 840711	5.5% 01 Sep 2035	910,815	900,426
FNMA POOL 840712	5.5% 01 Sep 2035	351,917	347,903
FNMA POOL 878183	6.5% 01 Aug 2036	8,007,037	8,158,733
FNMA POOL 879103	6.5% 01 May 2036	939,481	957,279
FNMA POOL 880213	6.5% 01 Feb 2036	949,483	967,471

FNMA POOL 883076	6.5% 01 Jun 2036	40,063	40,835
FNMA POOL 885675	6.5% 01 Oct 2036	993,528	1,012,351
FNMA POOL 885830	6.5% 01 Jun 2036	190,090	193,929
FNMA POOL 886335	6.5% 01 Aug 2036	162,761	165,844
FNMA POOL 891717	6.5% 01 Jul 2036	240,451	245,006
FNMA POOL 892906	6.5% 01 Aug 2036	743,163	757,242
FNMA POOL 893144	6.5% 01 Aug 2036	581,830	593,035
FNMA POOL 893533	6.5% 01 Sep 2036	7,857,279	8,006,138
FNMA POOL 896381	6.5% 01 Jun 2036	3,988,184	4,063,741
FNMA POOL 897177	6.5% 01 Oct 2036	543,509	553,806
FNMA POOL 897460	6.5% 01 Oct 2036	1,996,433	2,034,256
FNMA POOL 897737	6.5% 01 Aug 2036	591,770	602,982
FNMA POOL 897794	6.5% 01 Sep 2036	3,017,922	3,075,098
FNMA POOL 898126	6.5% 01 Sep 2036	2,184,090	2,225,468
FNMA POOL 900437	6.5% 01 Sep 2036	586,727	597,843
FNMA POOL 902043	6.5% 01 Nov 2036	351,354	358,010
FNMA POOL 903156	6.5% 01 Oct 2036	40,937	41,712
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	128,000,000	128,860,006
FORD MOTOR CO	1% 29 Nov 2013	2,700,000	2,701,694
FORD MTR CR CO	7% 01 Oct 2013	3,400,000	3,246,932
FORD MTR CR CO	7.25% 25 Oct 2011	1,100,000	1,077,197
FRESENIUS MED CARE CAP TR II	GTD TR PFD SECS 7.875PCT	3,600	3,672,000
GERMANY FED REP BDS 10YR FT	7-Mar-07	1,900,000	-
GNMA II POOL 002910	8.5% 20 Apr 2030	4,583	4,932
GNMA II POOL 002947	8.5% 20 Jul 2030	3,713	3,995
GNMA II POOL 003029	8.5% 20 Jan 2031	14,058	15,062
GNMA II POOL 003057	8.5% 20 Mar 2031	4,158	4,450
GNMA II POOL 780840	8.5% 20 Jul 2028	31,683	34,058
GOVERNMENT NATL MTG ASSN	6.5% 20 May 2028	618,986	634,990
GS MTG SEC CORP	4.541% 25 Sep 2035	4,299,176	4,214,489
GS MTG SECS CORP	5.43% 25 Sep 2035	193,763	193,763
HOME OWNERSHIP	SER 144A PFD	11,500	1,725,311
HSBC FIN CORP	1% 15 Sep 2008	5,200,000	5,205,890
J P MORGAN MTG TR	5.377491% 25 Feb 2036	4,624,121	4,603,954
LIBOR FUTURES	7-Dec-07	500,000	-
LONG BEACH MTG LN TR	5.52% 25 Nov 2034	530,550	530,632
MORGAN STANLEY	5.82438% 18 Oct 2016	5,200,000	5,215,599
NRG ENERGY INC	7.25% 01 Feb 2014	1,900,000	1,914,250
OTC USD ECAL 4.75 SW1 7508DUB	JUL 4.75 CALL	116,600,000	86,412
OTC USD ECAL 4.75 SW5 7 5 12	JUL 4.75 CALL 317504F52 RYL	(25,500,000)	(106,478)
PIMCO FDS PAC INV MGMT	PRIVATE ACCT PORTFOLIO	1,961,814	20,814,851
PIMCO FDS PAC INVT MGMT SER	ASSET BKD SECS PORTFOLIO	4,440,197	46,666,467
PIMCO FDS PAC INVT MGMT SER	EMERGING MKTS PORTFOLIO	2,242,372	24,688,515
PIMCO FDS PAC INVT MGMT SER	INTL PORTFOLIO INSTL CL	11,670,580	52,400,905
PIMCO FDS PAC INVT MGMT SER	INVT GRADE CORP PORT INSTL CL	4,036,575	40,002,458
PIMCO FDS PAC INVT MGMT SER	REAL RETURN BD PORTFOLIO CL	2,039,141	20,921,587
RABOBANK USA FINL CORP	5.28% 02 Jan 2007	13,400,000	13,392,139
REILLY FHA PROJ LOAN	7.43% 01 Aug 2020	494,791	498,502
RENAISSANCE MTG ACCEP CORP	5.47% 25 Oct 2035	275,521	275,564
RESIDENTIAL ACCREDIT LNS INC	1% 25 Apr 2046	654,386	654,232
RYLAND MTG SECS CORP	0.15026% 25 Mar 2023	18	30
SANTANDER US DEBT S A UNIPERSO	4.74% 06 Feb 2009	5,200,000	5,186,505
SEQUOIA MTG TR	1% 20 Apr 2035	4,211,235	4,124,187
SMALL BUSINESS ADMIN PARTN CTF	8.017% 01 Feb 2010	475,994	501,879
SOUNDVIEW HOME LN TR	5.43% 25 Nov 2035	199,644	199,644
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	8,448,266	8,448,266
STRUCTURED ASSET MTG INVTS II	5.54% 25 May 2036	4,918,379	4,921,213
SWAPTION (317503PZ7)	JUL 5.5 CALL	854,000	823,512
SWAPTION (317503WL0)	JUL 5 CALL	(13,200,000)	(107,359)
SWAPTION (317504CK2)	JUL 4.9 CALL	74,400,000	222,199
SWAPTION (317504CL0)	JUL 5 CALL	(32,400,000)	(263,516)
SWAPTION (317503DX5)	MAY 5.22 CALL	(116,000)	(125,373)
SWAPTION (317503DY3)	MAY 5.08 CALL	267,000	79,940
SWAPTION (317503MA5)	JUL 5.34 CALL	(240,000)	(383,520)
SWAPTION (317503MB3)	JUL 5.25 CALL	540,000	316,818
SWAPTION (317503N48)	MAR 4.85 CALL	(27,600,000)	(71,574)
SWAPTION (317503N63)	MAR 4.85 CALL	115,900,000	21,335
SWAPTION (317503UL2)	FEB 5.9 PUT	(62,000)	(0)
SWAPTION (317503US7)	FEB 4.6 CALL	(62,000)	(0)
SWAPTION (317503XA3)	JUNE 5.6 CALL	(37,200,000)	(941,048)
SWAPTION (317503XG0)	AUG 5.5 CALL	140,000	137,060
SWAPTION (317503XH8)	AUG 5.62 CALL	(46,000)	(149,049)
SWAPTION (317503XK1)	JUL 5 CALL	218,000	9,600

SWAPTION (317503XL9)	JULY 4.85 CALL	(62,000)	(29,839)
SWAPTION (317503XW5)	AUG 5.37 CALL	101,000	79,477
SWAPTION (317503XX3)	AUG 5.5 CALL	(33,000)	(88,130)
SWAPTION (317503YH7)	JUNE 4.85 CALL	(3,000,000)	(14,438)
SWAPTION (317503YI5)	JUN 5.0625 CALL	10,500,000	7,951
SWAPTION (317503Z86)	MAR 4.78 CALL	(159,000)	(4,150)
SWAPTION (317503Z94)	MAR 4.73 CALL	370,000	1,221
SWAPTION (317503ZP8)	JUNE 5 CALL	8,000,000	6,673
SWAPTION (317503ZQ6)	JUNE 4.85 CALL	(2,000,000)	(9,626)
SWAPTION (317504S33)	AUG 4.9 CALL	(10,100,000)	(73,196)
SWAPTION 317503WK2	JUL 4.75 CALL	30,700,000	62,558
SWAPTION 317504HY7	AUG 4.8 CALL	23,200,000	65,561
SWP002488 PIMCO IRS PAY	1% 20 Jun 2037	(31,300,000)	(32,715,791)
SWP002488 PIMCO IRS REC	5% 20 Jun 2037	31,300,000	31,300,000
SWP042567 PIMCO IRS PAY	4% 15 Dec 2035	(3,900,000)	(7,632,886)
SWP042567 PIMCO IRS REC	1% 15 Dec 2035	3,900,000	7,638,749
SWP043581 PIMCO IRS PAY	2.145% 15 Oct 2010	(1,600,000)	(2,109,841)
SWP043581 PIMCO IRS REC	1% 15 Oct 2010	1,600,000	2,140,813
SWP043706 PIMCO IRS PAY	2.09% 15 Oct 2010	(7,600,000)	(10,021,745)
SWP043706 PIMCO IRS REC	1% 15 Oct 2010	7,600,000	10,143,524
SWP047228 PIMCO IRS PAY	4.79063% 15 Jun 2016	(7,900,000)	(15,621,551)
SWP047228 PIMCO IRS REC	5% 15 Jun 2016	7,900,000	15,461,486
SWP048341 PIMCO IRS PAY	4% 15 Dec 2035	(7,500,000)	(14,678,626)
SWP048341 PIMCO IRS REC	1% 15 Dec 2035	7,500,000	14,689,901
SWP073042 PIMCO IRS PAY	2% 20 Dec 2013	(4,000,000)	(34,504)
SWP073042 PIMCO IRS REC	0.4025% 20 Dec 2013	4,000,000	33,570
SWP084700 PIMCO IRS PAY	1% 20 Jun 2037	(16,700,000)	(17,455,390)
SWP084700 PIMCO IRS REC	5% 20 Jun 2037	16,700,000	16,700,000
SWP084718 PIMCO IRS PAY	1% 20 Jun 2037	(6,800,000)	(7,107,584)
SWP084718 PIMCO IRS REC	5% 20 Jun 2037	6,800,000	6,800,000
SWP085723 PIMCO IRS PAY	1% 04 Jan 2010	(4,000,000)	(1,873,536)
SWP085723 PIMCO IRS REC	14.28% 04 Jan 2010	4,000,000	1,943,343
SWP085756 PIMCO IRS PAY	7.295% 12 Sep 2016	(44,000,000)	(4,063,952)
SWP085756 PIMCO IRS REC	8.86% 12 Sep 2016	44,000,000	4,344,724
SWP087109 PIMCO IRS PAY	1% 05 Sep 2016	(30,700,000)	(2,835,530)
SWP087109 PIMCO IRS REC	8.72% 05 Sep 2016	30,700,000	3,004,012
SWP088198 PIMCO IRS PAY	7.39% 04 Nov 2016	(70,400,000)	(6,502,323)
SWP088198 PIMCO IRS REC	8.17% 04 Nov 2016	70,400,000	6,640,588
SWP088610 PIMCO IRS PAY	1% 04 Nov 2016	(33,700,000)	(3,112,618)
SWP088610 PIMCO IRS REC	8.17% 04 Nov 2016	33,700,000	3,178,804
SWP088800 PIMCO IRS PAY	5% 20 Jun 2017	(26,800,000)	(26,800,000)
SWP088800 PIMCO IRS REC	1% 20 Jun 2017	26,800,000	27,164,951
SWP089451 PIMCO IRS PAY	5% 20 Jun 2017	(13,300,000)	(13,300,000)
SWP089451 PIMCO IRS REC	1% 20 Jun 2017	13,300,000	13,481,114
SWP089485 PIMCO IRS PAY	5% 20 Jun 2017	(34,700,000)	(34,700,000)
SWP089485 PIMCO IRS REC	1% 20 Jun 2017	34,700,000	35,168,020
SWP089527 PIMCO IRS PAY	5% 20 Jun 2017	(19,300,000)	(19,300,000)
SWP089527 PIMCO IRS REC	1% 20 Jun 2017	19,300,000	19,562,819
SWP089550 PIMCO IRS PAY	5% 20 Jun 2017	(7,000,000)	(7,000,000)
SWP089550 PIMCO IRS REC	1% 20 Jun 2017	7,000,000	7,095,323
SWP089758 PIMCO IRS PAY	0.01% 04 Jan 2010	(43,400,000)	(20,327,869)
SWP089758 PIMCO IRS REC	12.948% 04 Jan 2010	43,400,000	20,554,517
SWP089766 PIMCO IRS PAY	1% 20 Jun 2012	(82,900,000)	(83,102,595)
SWP089766 PIMCO IRS REC	5% 20 Jun 2012	82,900,000	82,900,000
SWP089824 PIMCO IRS PAY	1% 20 Jun 2012	(13,600,000)	(13,633,236)
SWP089824 PIMCO IRS REC	5% 20 Jun 2012	13,600,000	13,600,000
SWP089840 PIMCO IRS PAY	1% 20 Jun 2012	(164,800,000)	(165,202,746)
SWP089840 PIMCO IRS REC	5% 20 Jun 2012	164,800,000	164,800,000
SWP090020 PIMCO IRS PAY	1% 20 Jun 2037	(31,400,000)	(32,820,314)
SWP090020 PIMCO IRS REC	5% 20 Jun 2037	31,400,000	31,400,000
SWP090111 PIMCO IRS PAY	1% 07 Dec 2007	(11,500,000)	(11,500,000)
SWP090111 PIMCO IRS REC	0.288% 07 Dec 2007	11,500,000	11,601,876
SWP092786 PIMCO IRS PAY	4.79688% 12 Jun 2036	(4,800,000)	(9,394,321)
SWP092786 PIMCO IRS REC	4.25% 12 Jun 2036	4,800,000	9,794,176
SWP094766 PIMCO IRS PAY	7.3% 05 Sep 2016	(74,800,000)	(6,908,718)
SWP094766 PIMCO IRS REC	8.72% 05 Sep 2016	74,800,000	7,511,158
SWP095151 PIMCO IRS PAY	1% 04 Jan 2010	(3,400,000)	(1,592,506)
SWP095151 PIMCO IRS REC	14.36% 04 Jan 2010	3,400,000	1,653,275
SWP098320 PIMCO IRS PAY	5% 20 Dec 2026	(34,200,000)	(34,200,000)
SWP098320 PIMCO IRS REC	1% 20 Dec 2026	34,200,000	35,440,024
SWPC32679 PIMCO CDS PAY	0.54% 25 Jul 2045	(9,800,000)	(9,836,053)
SWPC32679 PIMCO CDS REC	1% 25 Jul 2045	9,800,000	9,800,000
SWPC49509 PIMCO CDS PAY	0.54% 25 Jul 2045	(3,000,000)	(3,011,037)

SWPC49509 PIMCO CDS REC	1% 25 Jul 2045	3,000,000	3,000,000
SWPC85743 PIMCO CDS PAY	0.33% 20 Mar 2011	(5,000,000)	(5,017,179)
SWPC85743 PIMCO CDS REC	1% 20 Mar 2011	5,000,000	5,000,000
SWPC86436 PIMCO CDS PAY	0.32% 20 Dec 2016	(5,200,000)	(5,200,000)
SWPC86436 PIMCO CDS REC	1% 20 Dec 2016	5,200,000	5,209,297
SWPC87756 PIMCO CDS PAY	1% 20 Dec 2015	(10,700,000)	(10,700,000)
SWPC87756 PIMCO CDS REC	0.4625% 20 Dec 2015	10,700,000	10,703,743
SWPC87764 PIMCO CDS PAY	0.1425% 20 Dec 2012	(15,000,000)	(15,003,129)
SWPC87764 PIMCO CDS REC	1% 20 Dec 2012	15,000,000	15,000,000
SWPC88564 PIMCO CDS PAY	1% 20 Feb 2007	(6,500,000)	(6,500,000)
SWPC88564 PIMCO CDS REC	0.32% 20 Feb 2007	6,500,000	6,501,245
SWPC88671 PIMCO CDS PAY	0.4% 20 Dec 2011	(23,000,000)	(23,063,089)
SWPC88671 PIMCO CDS REC	1% 20 Dec 2011	23,000,000	23,000,000
SWPC89356 PIMCO CDS PAY	1% 20 Dec 2007	(2,000,000)	(2,000,000)
SWPC89356 PIMCO CDS REC	0.26% 20 Dec 2007	2,000,000	2,000,003
SWPC89463 PIMCO CDS PAY	1% 20 Mar 2008	(10,100,000)	(10,100,000)
SWPC89463 PIMCO CDS REC	0.055% 20 Mar 2008	10,100,000	10,104,235
SWPC96005 PIMCO CDS PAY	0.65% 20 Dec 2016	(19,000,000)	(19,118,737)
SWPC96005 PIMCO CDS REC	1% 20 Dec 2016	19,000,000	19,000,000
SWPC97383 PIMCO CDS PAY	0.85% 20 Dec 2016	(8,700,000)	(11,527,481)
SWPC97383 PIMCO CDS REC	1% 20 Dec 2016	8,700,000	11,472,260
SWPC97631 PIMCO CDS PAY	0.85% 20 Dec 2016	(9,600,000)	(12,719,979)
SWPC97631 PIMCO CDS REC	1% 20 Dec 2016	9,600,000	12,659,046
SWPC97789 PIMCO CDS PAY	1% 20 Dec 2008	(500,000)	(500,672)
SWPC97789 PIMCO CDS REC	0.71% 20 Dec 2008	500,000	500,000
SWPC97797 PIMCO CDS PAY	1% 20 Dec 2008	(500,000)	(500,064)
SWPC97797 PIMCO CDS REC	0.4% 20 Dec 2008	500,000	500,000
SWPC97805 PIMCO CDS PAY	1% 20 Dec 2008	(400,000)	(400,463)
SWPC97805 PIMCO CDS REC	0.72% 20 Dec 2008	400,000	400,000
U S TREAS BONDS FUTURES	7-Mar-07	14,700,000	—
UNITED AIRLS	9.06% 17 Jun 2015	1,814,279	108,857
UNITED AIRLS PASS THRU TRS	200% 19 Oct 2018	1,574,903	893,758
UNITED STATES TREAS BILLS	0.01% 01 Mar 2007	511,000	507,015
UNITED STATES TREAS BILLS	0.01% 15 Mar 2007	6,008,000	5,949,903
UNITED STATES TREAS NTS	0% 15 Jul 2014	5,675,028	5,509,033
UNITED STATES TREAS NTS	0.875% 15 Apr 2010	22,799,560	21,615,052
UNITED STATES TREAS NTS	2.5% 15 Jul 2016	5,396,868	5,437,952
UNITED STATES TREAS NTS	3.375% 15 Jan 2007	42,039,690	41,976,235
UNITED STATES TREAS NTS	3.625% 15 Jan 2008	20,613,945	20,837,103
UNITED STATES TREAS NTS	4.625% 15 Nov 2016	30,600,000	30,403,970
USD ECAL 4.7 SW1 317504G44	AUG07 4.7 CALL	36,800,000	32,678
USD ECAL 4.85 SW7 317504EU8	AUG07 4.85 CALL	(6,000,000)	(43,267)
VIACOM INC	1% 22 Mar 2007	5,200,000	5,200,000
VIACOM INC	1% 29 May 2007	2,800,000	2,800,000
VORNADO RLTY LP	5.6% 15 Feb 2011	5,000,000	4,989,482
VTB CAP S A	1% 01 Aug 2008	2,600,000	2,601,300
WAMU MTG CTFS	5.777% 25 Aug 2046	4,958,756	4,984,830
WAMU MTG PASS THROUGH CTFS	1% 25 Oct 2045	3,330,756	3,333,271
WEATHER INVESTMENTS SEARL TERM	4.955% 17 Jun 2012	1,400,000	1,849,572
WELLS FARGO MTG BACKED SECS	5.537022% 25 Aug 2036	2,566,667	2,560,775
WELLS FARGO MTG BKD SECS TR	4.934408% 25 Nov 2034	3,616,573	3,563,627

	Sub-Total: Fund 5711 / Pimco 2 of 6		$986,328,970

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value
	ALBERTSONS INC	6.625% 01 Jun 2028	230,000		208,808
	ALBERTSONS INC	7.45% 01 Aug 2029	1,790,000		1,748,830
	ALBERTSONS INC	7.75% 15 Jun 2026	285,000		284,270
	ALBERTSONS INC	8% 01 May 2031	765,000		775,985
	ALBERTSONS INC	8.7% 01 May 2030	35,000		36,556
	ALTERNATIVE LN TR	6.5% 25 Jun 2036	3,453,778		3,487,219
	AMERICAN STORES CO NEW	8% 01 Jun 2026	125,000		131,389
	AMERICREDIT AUTOMOBILE REC TR	3.43% 06 Jul 2011	890,000		866,638
	ANADARKO PETE CORP	6.45% 15 Sep 2036	1,980,000		1,998,128
	AOL TIME WARNER INC	6.15% 01 May 2007	500,000		501,088
	ARGENTINA (REP OF)	2% 30 Sep 2014	795,000		286,239
	ARGENTINE PESO		78,897		25,731
	AT + T CORP ACQUIRED	8% 15 Nov 2031	3,520,000		4,367,194

AUSTRIA (REP)	3.75% 03 Feb 2009	16,000,000	142,295
AVNET INC	2% 15 Mar 2034	225,000	226,406
AVNET INC	6% 01 Sep 2015	1,055,000	1,040,230
AVNET INC	6.625% 15 Sep 2016	825,000	848,348
CD MTG TR	5.617% 15 Oct 2048	3,775,000	3,840,156
CHESAPEAKE ENERGY CORP	6.5% 15 Aug 2017	160,000	156,400
CHESAPEAKE ENERGY CORP	6.875% 15 Nov 2020	545,000	535,463
CITIZENS COMMUNICATIONS CO	7.875% 15 Jan 2027	2,210,000	2,232,100
CNH EQUIP TR	4.02% 15 Apr 2009	985,188	977,952
COLORADO INTST GAS CO	5.95% 15 Mar 2015	65,000	64,133
COLORADO INTST GAS CO	6.8% 15 Nov 2015	95,000	98,779
COLUMBIA / HCA HEALTHCARE CORP	7.58% 15 Sep 2025	105,000	85,435
COLUMBIA HEALTHCARE CORP	7.5% 15 Dec 2023	160,000	130,195
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	305,000	252,449
COMCAST CORP NEW	5.65% 15 Jun 2035	2,820,000	2,578,200
COMCAST CORP NEW	6.45% 15 Mar 2037	620,000	619,920
COMPUTER ASSOC INTL INC	0.46% 01 Dec 2014	3,575,000	3,340,158
CORNING INC	6.85% 01 Mar 2029	105,000	108,048
CORNING INC	7.25% 15 Aug 2036	395,000	423,306
CSC HLDGS INC	7.625% 01 Apr 2011	260,000	264,875
CSC HLDGS INC	7.875% 15 Feb 2018	1,235,000	1,231,913
CWABS INC	1% 25 Feb 2035	890,000	861,910
CWABS INC	3.872% 25 Mar 2020	645,519	637,349
DAIMLERCHRYSLER AUTO	4.04% 08 Sep 2009	819,754	813,351
DUKE ENERGY CO	6.25% 15 Jan 2012	715,000	741,434
EL PASO CORP	6.95% 01 Jun 2028	130,000	129,350
EL PASO CORP	7.42% 15 Feb 2037	235,000	244,988
EMBARQ CORP	7.082% 01 Jun 2016	1,855,000	1,888,427
EMBARQ CORP	7.995% 01 Jun 2036	1,115,000	1,160,302
ENERGY TRANSFER PARTNERS LP	6.125% 15 Feb 2017	260,000	264,151
ENERGY TRANSFER PARTNERS LP	6.625% 15 Oct 2036	995,000	1,020,494
FED HM LN PC POOL A37176	5% 01 Sep 2035	921,292	889,443
FED HM LN PC POOL A46049	5% 01 Jul 2035	3,924,794	3,789,112
FED HM LN PC POOL E01098	6% 01 Feb 2017	271,919	276,029
FED HM LN PC POOL E91955	5% 01 Oct 2017	208,150	205,141
FED HM LN PC POOL E97335	5% 01 Jul 2018	1,896,841	1,868,240
FED HM LN PC POOL G01843	6% 01 Jun 2035	3,292,573	3,322,413
FED HM LN PC POOL G01994	5% 01 Dec 2035	22,371,861	21,598,459
FED HM LN PC POOL G02031	5.5% 01 Feb 2036	8,130,000	8,041,077
FED HM LN PC POOL G12402	5% 01 Dec 2034	12,182,357	11,964,407
FED HM LN PC POOL G12403	5% 01 Dec 2034	9,570,976	9,402,737
FEDERAL HOME LN MTG	5% 15 Jan 2030	1,198,555	1,185,349
FEDERAL HOME LN MTG CORP	5% 15 Dec 2023	365,142	362,659
FEDERAL HOME LN MTG CORP	5% 15 Mar 2019	2,599,584	2,571,619
FEDERAL HOME LN MTG CORP	5% 15 Sep 2018	625,000	620,716
FEDERAL NATL MTG ASSN	2.125% 09 Oct 2007	50,000,000	425,349
FNMA POOL 254195	5.5% 01 Feb 2017	441,678	442,954
FNMA POOL 254509	5% 01 Oct 2017	251,472	248,034
FNMA POOL 255364	6% 01 Sep 2034	2,433,884	2,452,898
FNMA POOL 545904	5.5% 01 Sep 2017	692,596	694,598
FNMA POOL 604966	5.5% 01 Nov 2016	193,273	193,831
FNMA POOL 621102	5.5% 01 Jan 2017	671,152	673,092
FNMA POOL 631324	5.5% 01 Feb 2017	336,859	337,833
FNMA POOL 667032	5% 01 Nov 2017	370,529	365,464
FNMA POOL 705601	5% 01 May 2018	847,445	835,859
FNMA POOL 725690	6% 01 Aug 2034	450,844	454,718
FNMA POOL 745275	5% 01 Feb 2036	6,751,850	6,521,601
FNMA POOL 745418	5.5% 01 Apr 2036	13,202,890	13,052,296
FNMA POOL 745515	5% 01 May 2036	3,290,838	3,178,616
FNMA POOL 821890	5% 01 Jun 2035	2,130,608	2,057,951
FNMA POOL 826495	5.5% 01 Jul 2035	123,716	122,324
FNMA POOL 829881	5% 01 Jul 2035	5,446,359	5,260,629
FNMA POOL 831679	6.5% 01 Aug 2036	4,484,260	4,569,215
FNMA POOL 832690	5% 01 Sep 2035	3,709,537	3,583,035
FNMA POOL 832799	5% 01 Sep 2035	5,305,264	5,124,346
FNMA POOL 872482	5.5% 01 Apr 2036	11,135,274	11,006,522
FNMA POOL 898832	5.5% 01 Nov 2036	3,493,791	3,453,394
FORD MTR CO DEL	7.45% 16 Jul 2031	565,000	443,525
FORD MTR CR CO	5.7% 15 Jan 2010	305,000	292,373
FORD MTR CR CO	7% 01 Oct 2013	900,000	859,482
FREESCALE SEMICONDUCTOR INC	10.125% 15 Dec 2016	1,260,000	1,261,575
GEN ELEC CAP CORP	0.55% 14 Oct 2008	542,000,000	4,524,816
GENERAL ELECTRIC CAPITAL CORPN	0.75% 05 Feb 2009	246,000,000	2,054,422

GENERAL ELECTRIC CAPITAL CORPN	1% 21 Mar 2012	115,000,000	941,146
GEORGIA PAC CORP	7.25% 01 Jun 2028	190,000	184,300
GEORGIA PAC CORP	7.375% 01 Dec 2025	100,000	97,500
GEORGIA PAC CORP	7.75% 15 Nov 2029	2,795,000	2,788,013
GERMANY(FED REP)	3.25% 17 Apr 2009	570,000	741,446
GNMA POOL 561294	5.5% 15 Feb 2033	844,681	842,602
GOLDMAN SACHS GROUP INC	5.125% 15 Jan 2015	755,000	735,890
GS MTG SECS CORP II	4.751% 10 Jul 2039	1,335,000	1,282,978
HARRAHS OPER INC	5.75% 01 Oct 2017	975,000	816,865
HCA INC	7.5% 06 Nov 2033	45,000	36,675
HONDA AUTO RECEIVABLES	1% 18 Feb 2010	2,225,000	2,162,075
HONDA AUTO RECEIVABLES	3.82% 21 May 2010	1,325,000	1,297,465
INTER AMERICAN DEVELOP BANK	1.9% 08 Jul 2009	40,000,000	344,946
INTERNATIONAL LEASE FIN CORP	3.5% 01 Apr 2009	40,000	38,458
INTERNATIONAL LEASE FIN CORP	4.875% 01 Sep 2010	595,000	585,097
INTL LEASE FIN CORP MTN	5.45% 24 Mar 2011	179,000	179,247
INTL LEASE FIN CORP MTN	5.75% 15 Jun 2011	690,000	698,970
INVITROGEN CORP	1.5% 15 Feb 2024	135,000	115,256
J P MORGAN CHASE + CO	3.625% 01 May 2008	770,000	753,574
JP MORGAN CHASE COML MTG SECS	1% 15 Apr 2045	2,700,000	2,814,694
K N ENERGY INC	6.67% 01 Nov 2027	85,000	77,515
KFW INTERNALTIONAL FIN INC	1.75% 23 Mar 2010	252,000,000	2,169,562
KFW INTERNATIONAL FINANCE INC	2.05% 21 Sep 2009	20,000,000	173,220
KINDER MORGAN ENERGY PARTNERS	5.8% 15 Mar 2035	190,000	170,467
KINDER MORGAN FIN CORP	5.7% 05 Jan 2016	375,000	344,070
KINDER MORGAN FIN CORP	6.4% 05 Jan 2036	2,230,000	1,967,339
KINDER MORGAN INC	5.15% 01 Mar 2015	345,000	309,532
KINDER MORGAN INC	6.5% 01 Sep 2012	570,000	571,072
KULICKE + SOFFA INDS INC	0.5% 30 Nov 2008	465,000	410,944
LB UBS COML MTG TR	4.647% 15 Jul 2030	1,510,000	1,472,580
LB UBS COML MTG TR	5.661% 15 Mar 2039	1,180,000	1,205,809
MANDALAY RESORT GROUP	6.375% 15 Dec 2011	1,145,000	1,139,275
MERRILL LYNCH MTG INVS INC	1% 25 Feb 2035	1,202,305	1,180,189
ML CFC COML MTG TR	1% 12 Feb 2039	1,740,000	1,751,130
MORGAN STANLEY	4.75% 01 Apr 2014	780,000	739,295
MORGAN STANLEY CAP I INC	4.89% 12 Jun 2047	2,215,000	2,146,825
MORGAN STANLEY CAP I INC	5.588322% 25 Jul 2035	920,496	907,550
NAVISTAR FINANCIAL CORP OWNER	3.53% 15 Oct 2012	1,840,000	1,788,537
NEWS AMER INC	6.4% 15 Dec 2035	610,000	605,489
NISSAN AUTO RECEIVABLES 2006 C	0.45% 15 Apr 2010	1,755,000	1,762,952
NORWAY (KINGDOM OF)	5.5% 15 May 2009	6,640,000	1,092,990
NORWAY KINGDOM OF	6% 16 May 2011	2,970,000	507,533
ONEOK PARTNERS LP	6.15% 01 Oct 2016	525,000	532,308
ONEOK PARTNERS LP	6.65% 01 Oct 2036	1,200,000	1,228,177
OSTERREICHISCHE KONTROLLBANK	1.8% 22 Mar 2010	10,000,000	86,224
OWENS CORNING REORG INC	7% 01 Dec 2036	755,000	758,432
PITNEY BROWES INC GLOBAL	5.25% 15 Jan 2037	3,085,000	3,040,113
RAILI TR	5.75% 25 Sep 2021	3,526,801	3,525,806
RALI SER 2006 QS6 TR	6% 25 Jun 2021	1,759,858	1,771,015
RESIDENTIAL CAP CORP	6.5% 17 Apr 2013	2,615,000	2,653,624
RESIDENTIAL CAP CORP	6.875% 30 Jun 2015	570,000	589,252
ROGERS WIRELESS INC	6.375% 01 Mar 2014	535,000	541,688
ROYAL CARIBBEAN CRUISES LTD	7.5% 15 Oct 2027	1,085,000	1,063,040
SARA LEE CORP	6.125% 01 Nov 2032	945,000	841,471
SBC COMMUNICATIONS INC	6.15% 15 Sep 2034	1,035,000	1,017,995
SOUTHERN NAT GAS CO	7.35% 15 Feb 2031	230,000	253,173
SPRINT CAP CORP	6.875% 15 Nov 2028	4,260,000	4,246,804
ST PAUL TRAVEL COS INC	6.75% 20 Jun 2036	125,000	137,304
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	18,926,420	18,926,420
TELEFONICA EMISIONES S A U	7.045% 20 Jun 2036	2,990,000	3,169,147
TENNESSEE GAS PIPELINE CO	7% 15 Oct 2028	195,000	205,897
TIME WARNER INC	6.625% 15 May 2029	75,000	75,898
TIME WARNER INC	6.875% 01 May 2012	1,700,000	1,796,707
TIME WARNER INC NEW	6.5% 15 Nov 2036	1,110,000	1,103,158
TOLEDO EDISON CO	6.15% 15 May 2037	525,000	517,735
TOYOTA MOTOR CREDIT CORP	0.75% 09 Jun 2008	22,000,000	184,873
UNITED HEALTH GROUP INC	5.25% 15 Mar 2011	535,000	531,618
UNITED STATES TREAS BDS	4.5% 15 Feb 2036	3,240,000	3,082,556
UNITED STATES TREAS NTS	3.375% 28 Feb 2007	5,390,000	5,376,104
UNITED STATES TREAS NTS	4% 30 Sep 2007	7,795,000	7,734,710
UNITED STATES TREAS NTS	4.375% 15 May 2007	1,230,000	1,227,021
UNITED STATES TREAS NTS	4.625% 31 Mar 2008	7,115,000	7,084,983
UNITED STATES TREAS NTS	4.875% 15 Aug 2009	3,100,000	3,109,203

UNITED STATES TREAS NTS	4.875% 31 Aug 2008	615,000	614,952
US DOLLAR		—	—
USAA AUTO OWNER TR	3.53% 15 Jun 2011	2,705,000	2,642,869
VALE OVERSEAS LTD	6.875% 21 Nov 2036	1,955,000	2,005,146
VALERO ENERGY CORP	4.75% 15 Jun 2013	625,000	591,224
VIACOM INC	6.875% 30 Apr 2036	1,135,000	1,124,024
WAL MART STORES INC	5.25% 01 Sep 2035	1,635,000	1,497,909
WAMU MTG PASS THROUGH CTFS	4.95% 25 Aug 2035	910,960	900,359
WASHINGTON MUT MTG SECS CORP	4.6468% 25 Mar 2035	597,432	587,745
WEATHERFORD INTL LTD	6.5% 01 Aug 2036	1,380,000	1,383,235
WELLS FARGO MTG BKD SECS	4.996457% 25 Oct 2035	2,890,021	2,861,545
WESTRN UN CO	5.93% 01 Oct 2016	1,325,000	1,323,096
WFS FINL 2004 4 OWNER TR	2.98% 17 Sep 2009	597,412	591,904
WFS FINL 2004 4 OWNER TR	3.44% 17 May 2012	905,000	880,396
XEROX CORP	6.4% 15 Mar 2016	1,094,000	1,116,216
XTO ENERGY INC	6.1% 01 Apr 2036	310,000	301,869

	Sub-Total: Fund 5712 / Pimco 3 of 6		$317,050,758

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	BEAR STEARNS ARM TR	4.178069% 25 Feb 2035	5,920,808		5,894,904
	CREDIT SUISSE FIRST BOSTON	5.75% 25 Apr 2033	6,749,071		6,676,903
	CREDIT SUISSE FIRST BOSTON MTG	5.5% 25 Apr 2033	5,000,000		4,850,208
	CREDIT SUISSE FIRST BOSTON MTG	6.5% 25 Feb 2032	864,669		863,334
	FANNIE MAE	4.5% 25 Jul 2032	13,158,958		12,664,035
	FED HM LN PC POOL B14914	5% 01 Jun 2019	133,458		131,362
	FED HM LN PC POOL B15130	5% 01 Jun 2019	1,173,840		1,155,408
	FED HM LN PC POOL B15170	5% 01 Jul 2019	498,323		490,497
	FED HM LN PC POOL B15591	5% 01 Jul 2019	544,021		534,798
	FED HM LN PC POOL E01479	3.5% 01 Sep 2018	14,029,661		12,736,302
	FED HM LN PC POOL G01827	4.5% 01 Jun 2035	18,333,505		17,175,486
	FEDERAL HOME LN BANK	2.95% 15 Jan 2032	3,002,977		2,622,956
	FEDERAL HOME LN MTG CORP	0% 15 Apr 2034	3,479,465		2,074,767
	FEDERAL HOME LN MTG CORP	0% 15 Oct 2033	8,435,312		4,649,993
	FEDERAL HOME LN MTG CORP	0.621% 15 Oct 2033	3,852,535		2,736,218
	FEDERAL HOME LN MTG CORP	1.02% 15 Oct 2033	4,426,582		2,863,347
	FEDERAL HOME LN MTG CORP	1.201875% 15 Nov 2033	10,868,945		6,987,116
	FEDERAL HOME LN MTG CORP	4% 15 Sep 2015	19,642,082		19,153,784
	FEDERAL HOME LN MTG CORP	4.5% 15 Nov 2028	11,949,042		11,604,254
	FEDERAL HOME LN MTG CORP	5% 15 Aug 2031	13,547,000		13,055,906
	FEDERAL HOME LN MTG CORP	5% 15 Feb 2033	8,250,000		7,845,234
	FEDERAL HOME LN MTG CORP	5% 15 Jun 2032	18,714,093		18,368,719
	FEDERAL HOME LN MTG CORP	5.5% 15 Nov 2032	15,013,907		14,382,139
	FEDERAL HOME LN MTG CORP	6% 15 Jul 2023	3,410,026		3,420,392
	FEDERAL HOME LN MTG CORP	6% 15 Oct 2031	10,898,979		11,006,469
	FEDERAL HOME LN MTG CORP	6.5% 15 Feb 2026	6,465,896		6,632,229
	FEDERAL HOME LN MTG CORP MLTCL	6% 15 Dec 2028	4,496,234		4,561,167
	FEDERAL HOME LN MTG CORPMIC	4.25% 15 Jan 2018	11,122,921		10,754,231
	FEDERAL NATIONAL MORTG ASSOC	5% 25 Mar 2035	15,551,804		14,618,696
	FEDERAL NATL MTG ASSN	4% 25 Oct 2017	10,924,757		10,517,769
	FEDERAL NATL MTG ASSN	6% 25 Sep 2031	19,640,793		19,800,810
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Jul 2029	5,882,987		6,043,872
	FEDERAL NATL MTG ASSN GTD	6.5% 25 Sep 2029	9,376,741		9,609,848
	FEDERAL NATL MTG ASSN REMIC	5% 25 Dec 2030	11,945,870		11,750,311
	FNMA	5.76% 25 May 2036	12,242,123		12,263,203
	FNMA POOL 251890	6.5% 01 Aug 2018	411,088		422,860
	FNMA POOL 254634	5.5% 01 Feb 2023	7,871,555		7,816,209
	FNMA POOL 255059	5.5% 01 Dec 2033	10,685,041		10,512,478
	FNMA POOL 255174	4% 23 Feb 2014	8,609,976		8,258,884
	FNMA POOL 429715	6.5% 01 Apr 2018	493,697		507,345
	FNMA POOL 457274	6.667% 01 Oct 2028	107,447		108,947
	FNMA POOL 499479	6.5% 01 Jun 2029	347,477		356,883
	FNMA POOL 526993	6.052% 01 Nov 2028	1,195,031		1,224,083
	FNMA POOL 555811	0.99% 01 Sep 2018	16,915,956		15,978,971
	FNMA POOL 559810	6.064% 01 Aug 2040	517,034		522,619
	FNMA POOL 745390	5.24% 01 Feb 2036	20,664,258		20,633,396
	FNMA POOL 785677	5% 01 Jul 2019	351,005		345,767
	FNMA POOL 785721	5% 01 Jul 2019	4,078,852		4,012,889

GNMA II POOL 080594	5.375% 20 Apr 2032	1,738,275	1,756,662
GNMA II POOL 080869	1% 20 Apr 2034	4,393,640	4,438,152
GNMA II POOL 080965	1% 20 Jul 2034	4,766,268	4,804,936
GNMA POOL 467128	6.5% 15 Aug 2028	24,623	25,380
GNMA POOL 604548	4.5% 15 Aug 2033	12,635,543	11,927,261
GNMA POOL 780617	6.5% 15 Jun 2009	483,990	495,825
GOVERNMENT NATL MTG ASSN	5% 16 Mar 2033	16,000,000	15,267,717
GOVERNMENT NATL MTG ASSN	6% 16 Jun 2032	11,781,751	11,991,222
GS MTG SECS CORP	4.560551% 25 Nov 2035	10,801,652	10,612,340
GS MTG SECS CORP	5.5% 25 Jul 2035	5,428,970	4,892,885
GSR MORTGAGE LOAN TRUST	1% 25 Oct 2035	13,664,342	13,480,898
MASTR ADJ RATE MTG TR	1% 25 Jan 2036	12,314,706	12,149,840
MASTR ASSET SECURITIZATION TR	5.5% 25 Jul 2033	5,510,233	5,401,246
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	31,026,972	31,026,972
STRUCTURED ASSET SECS CORP	6% 25 Apr 2033	7,762,125	7,743,809
UNITED STATES TREAS BDS	6.125% 15 Aug 2029	22,000,000	25,726,250
WELLS FARGO MTG BACKED SECS	3.3814% 25 Jul 2034	5,839,467	5,818,872

	Sub-Total: Fund 5727 / Pimco 4 of 6		$528,758,266

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	0WP003353 WESTERN CDS PAY	1% 20 Jun 2009	(880,000)		(880,000)
	0WP003353 WESTERN CDS REC	0.42% 20 Jun 2009	880,000		887,224
	0WP006455 WESTERN CDS PAY	1% 20 Dec 2009	(3,900,000)		(3,900,000)
	0WP006455 WESTERN CDS REC	0.215% 20 Dec 2009	3,900,000		3,918,754
	0WP006653 WESTERN CDS PAY	1.05% 20 Mar 2010	(289,998)		(295,155)
	0WP006653 WESTERN CDS REC	1% 20 Mar 2010	289,998		289,998
	0WP008394 WESTERN CDS PAY	1% 20 Mar 2010	(300,000)		(300,000)
	0WP008394 WESTERN CDS REC	1.25% 20 Mar 2010	300,000		302,848
	0WP008410 WESTERN CDS PAY	1% 20 Mar 2015	(400,000)		(400,000)
	0WP008410 WESTERN CDS REC	1.67% 20 Mar 2015	400,000		381,674
	0WP008436 WESTERN CDS PAY	1% 20 Mar 2015	(400,000)		(400,000)
	0WP008436 WESTERN CDS REC	1.67% 20 Mar 2015	400,000		381,674
	0WP008451 WESTERN CDS PAY	1% 20 Mar 2010	(900,000)		(900,000)
	0WP008451 WESTERN CDS REC	1.25% 20 Mar 2010	900,000		908,543
	0WP009210 WESTERN CDS PAY	1.3% 25 Jan 2035	(451,000)		(446,950)
	0WP009210 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009236 WESTERN CDS PAY	1.25% 25 Jan 2035	(451,000)		(438,241)
	0WP009236 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009251 WESTERN CDS PAY	1.45% 25 Jun 2035	(451,000)		(448,613)
	0WP009251 WESTERN CDS REC	1% 25 Jun 2035	451,000		451,000
	0WP009277 WESTERN CDS PAY	2.2% 25 Jan 2035	(451,000)		(436,950)
	0WP009277 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009293 WESTERN CDS PAY	2.25% 25 Jan 2035	(451,000)		(445,560)
	0WP009293 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009335 WESTERN CDS PAY	2.25% 25 Jun 2035	(451,000)		(446,287)
	0WP009335 WESTERN CDS REC	1% 25 Jun 2035	451,000		451,000
	0WP009350 WESTERN CDS PAY	2.25% 25 Oct 2035	(451,000)		(441,415)
	0WP009350 WESTERN CDS REC	1% 25 Oct 2035	451,000		451,000
	0WP009376 WESTERN CDS PAY	1.3% 25 Oct 2035	(451,000)		(454,149)
	0WP009376 WESTERN CDS REC	1% 25 Oct 2035	451,000		451,000
	0WP009418 WESTERN CDS PAY	2.25% 25 Sep 2035	(451,000)		(454,081)
	0WP009418 WESTERN CDS REC	1% 25 Sep 2035	451,000		451,000
	0WP009434 WESTERN CDS PAY	1.4% 25 Jan 2035	(451,000)		(443,973)
	0WP009434 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009475 WESTERN CDS PAY	1.3% 25 Sep 2035	(451,000)		(443,755)
	0WP009475 WESTERN CDS REC	1% 25 Sep 2035	451,000		451,000
	0WP009491 WESTERN CDS PAY	2.25% 25 Jan 2035	(451,000)		(440,727)
	0WP009491 WESTERN CDS REC	1% 25 Jan 2035	451,000		451,000
	0WP009517 WESTERN CDS PAY	1.35% 25 Jun 2035	(451,000)		(447,144)
	0WP009517 WESTERN CDS REC	1% 25 Jun 2035	451,000		451,000
	0WP009558 WESTERN CDS PAY	2.25% 25 Jun 2035	(451,000)		(445,150)
	0WP009558 WESTERN CDS REC	1% 25 Jun 2035	451,000		451,000
	0WP009574 WESTERN CDS PAY	1.3% 25 Feb 2035	(451,000)		(446,343)
	0WP009574 WESTERN CDS REC	1% 25 Feb 2035	451,000		451,000
	0WP009632 WESTERN CDS PAY	1.4% 25 Nov 2034	(451,000)		(447,361)
	0WP009632 WESTERN CDS REC	1% 25 Nov 2034	451,000		451,000
	0WP009657 WESTERN CDS PAY	2.2% 25 Feb 2035	(451,000)		(444,218)

0WP009657 WESTERN CDS REC	1% 25 Feb 2035	451,000	451,000
0WP009715 WESTERN CDS PAY	2.25% 25 Nov 2034	(451,000)	(444,863)
0WP009715 WESTERN CDS REC	1% 25 Nov 2034	451,000	451,000
0WP009756 WESTERN CDS PAY	1.25% 25 Dec 2034	(451,000)	(449,504)
0WP009756 WESTERN CDS REC	1% 25 Dec 2034	451,000	451,000
0WP009798 WESTERN CDS PAY	2.2% 25 Dec 2034	(451,000)	(447,619)
0WP009798 WESTERN CDS REC	1% 25 Dec 2034	451,000	451,000
0WP009939 WESTERN CDS PAY	1.25% 25 Feb 2035	(451,000)	(441,011)
0WP009939 WESTERN CDS REC	1% 25 Feb 2035	451,000	451,000
0WP009954 WESTERN CDS PAY	2.25% 25 Mar 2035	(451,000)	(452,322)
0WP009954 WESTERN CDS REC	1% 25 Mar 2035	451,000	451,000
0WP010010 WESTERN CDS PAY	2.25% 25 Jan 2036	(451,000)	(435,702)
0WP010010 WESTERN CDS REC	1% 25 Jan 2036	451,000	451,000
0WP010036 WESTERN CDS PAY	1.4% 25 Nov 2034	(451,000)	(444,365)
0WP010036 WESTERN CDS REC	1% 25 Nov 2034	451,000	451,000
0WP010051 WESTERN CDS PAY	2.25% 25 Feb 2035	(451,000)	(440,024)
0WP010051 WESTERN CDS REC	1% 25 Feb 2035	451,000	451,000
0WP010093 WESTERN CDS PAY	1.35% 25 Jan 2036	(451,000)	(437,691)
0WP010093 WESTERN CDS REC	1% 25 Jan 2036	451,000	451,000
0WP010135 WESTERN CDS PAY	2.25% 25 Nov 2034	(451,000)	(442,199)
0WP010135 WESTERN CDS REC	1% 25 Nov 2034	451,000	451,000
0WP010150 WESTERN CDS PAY	1.3% 25 Mar 2035	(451,000)	(451,906)
0WP010150 WESTERN CDS REC	1% 25 Mar 2035	451,000	451,000
0WP010515 WESTERN CDS PAY	1.45% 25 Mar 2035	(451,000)	(445,156)
0WP010515 WESTERN CDS REC	1% 25 Mar 2035	451,000	451,000
0WP010531 WESTERN CDS PAY	2.25% 25 Mar 2035	(451,000)	(441,977)
0WP010531 WESTERN CDS REC	1% 25 Mar 2035	451,000	451,000
0WP013691 WESTERN CDS PAY	1% 20 Jun 2008	(6,130,000)	(6,130,000)
0WP013691 WESTERN CDS REC	8.57% 20 Jun 2008	6,130,000	6,745,765
0WP013717 WESTERN CDS PAY	7.77% 20 Jun 2007	(6,130,000)	(6,326,457)
0WP013717 WESTERN CDS REC	1% 20 Jun 2007	6,130,000	6,130,000
0WP014459 WESTERN CDS PAY	1% 20 Jun 2010	(7,800,000)	(7,800,000)
0WP014459 WESTERN CDS REC	0.9% 20 Jun 2010	7,800,000	7,883,951
0WP020738 WESTERN CDS PAY	1% 20 Sep 2010	(4,100,000)	(4,100,000)
0WP020738 WESTERN CDS REC	6% 20 Sep 2010	4,100,000	4,454,958
0WP020878 WESTERN CDS PAY	1% 20 Sep 2010	(6,000,000)	(6,000,000)
0WP020878 WESTERN CDS REC	6% 20 Sep 2010	6,000,000	6,519,451
0WP027576 WESTERN CDS PAY	0.37% 20 Mar 2011	(310,000)	(311,627)
0WP027576 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027592 WESTERN CDS PAY	0.38% 20 Mar 2011	(310,000)	(311,490)
0WP027592 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027618 WESTERN CDS PAY	0.34% 20 Mar 2011	(310,000)	(311,603)
0WP027618 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027659 WESTERN CDS PAY	0.335% 20 Mar 2011	(330,000)	(331,668)
0WP027659 WESTERN CDS REC	1% 20 Mar 2011	330,000	330,000
0WP027675 WESTERN CDS PAY	0.32% 20 Mar 2011	(330,000)	(331,851)
0WP027675 WESTERN CDS REC	1% 20 Mar 2011	330,000	330,000
0WP027691 WESTERN CDS PAY	0.36% 20 Mar 2011	(330,000)	(331,328)
0WP027691 WESTERN CDS REC	1% 20 Mar 2011	330,000	330,000
0WP027816 WESTERN CDS PAY	0.325% 20 Mar 2011	(310,000)	(311,799)
0WP027816 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027832 WESTERN CDS PAY	0.34% 20 Mar 2011	(310,000)	(311,628)
0WP027832 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027857 WESTERN CDS PAY	0.36% 20 Mar 2011	(330,000)	(331,328)
0WP027857 WESTERN CDS REC	1% 20 Mar 2011	330,000	330,000
0WP027915 WESTERN CDS PAY	0.325% 20 Mar 2011	(310,000)	(311,421)
0WP027915 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027931 WESTERN CDS PAY	0.36% 20 Mar 2011	(310,000)	(311,248)
0WP027931 WESTERN CDS REC	1% 20 Mar 2011	310,000	310,000
0WP027956 WESTERN CDS PAY	0.34% 20 Mar 2011	(330,000)	(331,732)
0WP027956 WESTERN CDS REC	1% 20 Mar 2011	330,000	330,000
0WP028079 WESTERN CDS PAY	0.33% 20 Mar 2011	(100,000)	(100,486)
0WP028079 WESTERN CDS REC	1% 20 Mar 2011	100,000	100,000
0WP028095 WESTERN CDS PAY	0.32% 20 Mar 2011	(420,000)	(421,843)
0WP028095 WESTERN CDS REC	1% 20 Mar 2011	420,000	420,000
0WP028111 WESTERN CDS PAY	0.35% 20 Mar 2011	(100,000)	(100,363)
0WP028111 WESTERN CDS REC	1% 20 Mar 2011	100,000	100,000
0WP028715 WESTERN CDS PAY	1% 20 Mar 2007	(4,460,000)	(4,460,000)
0WP028715 WESTERN CDS REC	5.55% 20 Mar 2007	4,460,000	4,515,435
0WP033657 WESTERN CDS PAY	1% 20 Sep 2012	(1,410,000)	(1,410,000)
0WP033657 WESTERN CDS REC	0.27% 20 Sep 2012	1,410,000	1,416,399
0WP037039 WESTERN IRS PAY	1% 18 Oct 2008	(40,820,000)	(40,819,853)
0WP037039 WESTERN IRS REC	5.55% 18 Oct 2008	40,820,000	41,066,937

0WP037054 WESTERN IRS PAY	5.67% 18 Oct 2016	(9,956,000)	(10,329,588)
0WP037054 WESTERN IRS REC	1% 18 Oct 2016	9,956,000	9,955,964
0WP037096 WESTERN IRS PAY	5.69% 19 Oct 2016	(9,956,000)	(10,344,820)
0WP037096 WESTERN IRS REC	1% 19 Oct 2016	9,956,000	9,955,964
0WP037112 WESTERN IRS PAY	1% 19 Oct 2008	(39,824,000)	(39,823,857)
0WP037112 WESTERN IRS REC	5.58% 19 Oct 2008	39,824,000	40,085,226
0WR0207P7 WESTERN CDS PAY	1% 01 May 2007	(3,010,000)	(3,010,000)
0WR0207P7 WESTERN CDS REC	5.26% 01 May 2007	3,010,000	3,082,558
AAC GROUP HLDG CORP	1% 01 Oct 2012	90,000	78,750
AES CORP	8.75% 15 May 2013	1,550,000	1,660,438
AES CORP	9% 15 May 2015	2,270,000	2,440,250
AIFUL CORP	5% 10 Aug 2010	1,200,000	1,173,156
ALTRIA GROUP INC	7% 04 Nov 2013	635,000	689,786
AMC ENTMT INC	11% 01 Feb 2016	90,000	101,025
AMERADA HESS CORP	7.3% 15 Aug 2031	3,380,000	3,772,249
AMERICAN ACHIEVEMENT CORP	8.25% 01 Apr 2012	50,000	51,188
AMERICAN HOME MTG INVT TR	5.61% 25 Nov 2045	6,429,136	6,439,787
AMERIGAS PARTNERS L P	7.25% 20 May 2015	200,000	202,500
ANADARKO FIN CO	7.5% 01 May 2031	50,000	57,263
ANADARKO PETE CORP	1% 15 Sep 2009	2,140,000	2,148,731
ANADARKO PETE CORP	5.95% 15 Sep 2016	460,000	459,357
ANADARKO PETE CORP	6.45% 15 Sep 2036	2,800,000	2,825,635
AOL TIME WARNER INC	7.7% 01 May 2032	955,000	1,075,609
APACHE CORP	6.25% 15 Apr 2012	540,000	559,494
ASIF GLOBAL FINANCNG XIX	4.9% 17 Jan 2013	210,000	203,925
ASSET SECURITIZATION CORP	1% 14 Feb 2029	186,951	187,476
AT+T WIRELESS	8.125% 01 May 2012	415,000	465,092
BANC AMER COML MTG INC	1% 10 Oct 2045	140,000	137,764
BANK AMER CORP	5.42% 15 Mar 2017	1,400,000	1,389,157
BANK ONE CORP	4.125% 01 Sep 2007	1,750,000	1,735,263
BANK ONE ISSUANCE TR	5.46% 15 Dec 2010	3,750,000	3,755,861
BEAR STEARNS ARM TR	3.5171% 25 Jun 2034	3,800,000	3,673,071
BEAR STEARNS ASSET BKD SECSI	5.48% 25 Sep 2035	3,477,560	3,478,648
BEAR STEARNS MTG FDG TR	1% 25 Dec 2036	9,400,000	9,399,489
BEAZER HOMES USA INC	8.625% 15 May 2011	40,000	41,200
BELLSOUTH CORP	4.75% 15 Nov 2012	90,000	86,607
BOYD GAMING CORP	6.75% 15 Apr 2014	155,000	154,613
BOYD GAMING CORP	7.125% 01 Feb 2016	30,000	29,850
BRAZIL FEDERATIVE REP	10.125% 15 May 2027	246,000	345,999
BRAZIL FEDERATIVE REP	8.875% 15 Apr 2024	150,000	186,750
BRAZIL FERERATIVE REP	11% 17 Aug 2040	2,217,000	2,940,851
BRITISH TELECOMMUNICATIONS PLC	8.375% 15 Dec 2010	690,000	766,438
CAESARS ENTMT INC	7% 15 Apr 2013	161,000	162,142
CAESARS ENTMT INC	8.125% 15 May 2011	111,000	116,134
CALIFORNIA INFR + ECONOMIC DEV	6.48% 26 Dec 2009	565,695	569,942
CANADA GOVT	4% 01 Dec 2031	596,395	743,123
CASCADIA LTD	8.515% 13 Jun 2008	600,000	591,360
CDC MTG CAP TR	5.63% 25 Jan 2033	640,452	641,253
CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	300,000	288,750
CHEVRONTEXACO CAP CO	3.5% 17 Sep 2007	820,000	809,687
CINCINNATI BELL INC NEW	7% 15 Feb 2015	260,000	260,325
CITIBANK CR CARD ISSUANCE TR	1% 09 Feb 2009	1,750,000	1,751,094
CITIGROUP INC	5% 06 Mar 2007	2,500,000	2,499,267
CITIGROUP INC	5% 15 Sep 2014	2,380,000	2,320,938
CITIGROUP INC	5.1% 29 Sep 2011	750,000	745,341
CITIZENS COMMUNICATIONS CO	9.25% 15 May 2011	100,000	110,625
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	600,000	564,709
CLEAR CHANNEL COMMUNICATIONS	6.25% 15 Mar 2011	1,120,000	1,086,675
CLEVELAND ELEC ILLUM CO	5.65% 15 Dec 2013	210,000	209,005
COLUMBIA REP	7.375% 18 Sep 2037	1,288,000	1,384,600
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	170,000	140,709
COMCAST CABLE COMMUNICATIONS	6.75% 30 Jan 2011	430,000	449,250
COMCAST CORP	6.5% 15 Jan 2015	685,000	717,131
COMCAST CORP NEW	6.5% 15 Jan 2017	340,000	355,017
COMMONWEALTH EDISON CO	6.15% 15 Mar 2012	1,410,000	1,443,640
COMPAGNIE GENERALE DE	7.5% 15 May 2015	150,000	150,750
CONOCO FDG CO	6.35% 15 Oct 2011	570,000	594,866
CONOCO FDG CO	7.25% 15 Oct 2031	600,000	708,968
CONOCOPHILLIPS	4.75% 15 Oct 2012	1,080,000	1,047,067
CONOCOPHILLIPS	5.9% 15 Oct 2032	10,000	10,078
CONSECO FIN SECURITIATIONS CO	8.31% 01 May 2032	1,300,000	1,086,694
CONSECO FIN SECURITIZATIONS	7.27% 01 Sep 2032	2,962,865	2,956,761
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	22,000,000	149,270

CONTINENTAL AIRLS	6.703% 15 Jun 2021	647,728	667,159
CONTINENTAL AIRLS PASS THRU TR	6.545% 02 Aug 2020	799,725	827,796
CORPORACION NACIONAL DEL COBRE	4.75% 15 Oct 2014	590,000	561,975
CORTS FORD	CORPORATE BKD TR SECS 7.4	22,900	389,300
CREDIT SUISSE FIRST BOSTON MTG	4.832% 15 Apr 2037	1,080,000	1,043,924
CRVD FIN LTD	1% 15 Oct 2007	600,894	600,449
CSC HLDGS INC	7.625% 01 Apr 2011	156,000	158,925
CSC HLDGS INC	7.875% 15 Feb 2018	259,000	258,353
CWABS INC	5.68% 15 Nov 2028	974,710	976,538
CWALT INC	1% 25 Nov 2035	6,726,485	6,739,057
CWALT INC	1% 25 Oct 2035	8,041,740	8,041,740
CWALT INC	4.41% 25 Jan 2036	3,115,118	3,120,086
CWALT INC	5.53% 25 Apr 2036	5,402,928	5,412,494
CWALT INC	5.579135% 20 Jul 2035	5,379,279	5,388,099
CWALT INC	5.59% 25 Nov 2035	6,509,443	6,519,694
CWHEQ INC	1% 15 Sep 2035	4,247,592	4,254,893
CWMBS INC	4.23% 25 Sep 2035	6,559,328	6,585,108
DAIMLER CHRYSLER NORTL HLDG CO	7.2% 01 Sep 2009	530,000	549,443
DAIMLERCHRYSLER NORTH AMER	4.05% 04 Jun 2008	960,000	937,843
DAVITA INC	7.25% 15 Mar 2015	180,000	183,600
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	1,610,281	1,620,929
DEUTSCHE TELEKOM INTL FIN B V	5.75% 23 Mar 2016	1,040,000	1,023,061
DEVON ENERGY CORP	7.95% 15 Apr 2032	565,000	687,714
DI FIN SUB LLC	9.5% 15 Feb 2013	210,000	222,600
DIRECTV HLDGS LLC	8.375% 15 Mar 2013	310,000	322,400
DOMINION RES INC DEL	5.7% 17 Sep 2012	1,490,000	1,503,066
DOMINION RES INC VA NEW	4.125% 15 Feb 2008	750,000	739,843
DOMINION RES INC VA NEW	4.75% 15 Dec 2010	410,000	400,322
DRS TECHNOLOGIES INC	6.625% 01 Feb 2016	135,000	136,013
DUKE ENERGY CO	5.625% 30 Nov 2012	100,000	100,990
DUKE ENERGY CO	6.25% 15 Jan 2012	170,000	176,285
DYNEGY INC NEW	CL A	75	543
EASTMAN KODAK CO	7.25% 15 Nov 2013	2,195,000	2,182,115
ECHOSTAR DBS CORP	6.625% 01 Oct 2014	320,000	312,000
ECHOSTAR DBS CORP	7.125% 01 Feb 2016	210,000	210,000
EL PASO ENERGY	7.8% 01 Aug 2031	2,370,000	2,589,225
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	300,000	306,375
EL PASO ENERGY CORP MTN	7.75% 15 Jan 2032	1,000,000	1,095,000
EL PASO NAT GAS CO	8.375% 15 Jun 2032	1,480,000	1,792,191
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	2,230,000	2,324,775
EMAC OWNER TRUST	6.42% 15 Oct 2025	178,755	123,341
EMERALDS TR	5.38% 04 Aug 2020	1,000,000	1,002,540
EURODOLLAR FUTURES	7-Mar-07	64,000,000	—
EURODOLLAR FUTURES	8-Mar-07	(13,500,000)	—
EURODOLLAR FUTURES	7-Jun-07	26,250,000	—
EURODOLLAR FUTURES	7-Sep-07	309,500,000	—
FED HM LN PC POOL C00860	7% 01 Sep 2029	20,162	20,892
FEDERAL HOME LN MTG CORP	4.75% 03 Nov 2009	2,100,000	2,088,946
FEDERAL HOME LN MTG CORP	5.55% 11 Dec 2008	1,260,000	1,260,092
FEDERAL HOME LN MTG CORP	5.625% 15 Mar 2011	2,860,000	2,931,262
FEDERAL HOME LN MTG CORP	5.625% 23 Nov 2035	2,610,000	2,549,961
FEDERAL HOME LN MTG CORP	6.875% 15 Sep 2010	2,970,000	3,162,304
FEDERAL HOME LOAN BANK	4.875% 18 Nov 2011	3,400,000	3,386,125
FEDERAL HOME LOAN BANK	5.4% 02 Jan 2009	1,930,000	1,927,027
FEDERAL NATL MTG ASSN	5.4% 13 Apr 2009	450,000	449,974
FEDERAL NATL MTG ASSN	6% 15 May 2011	3,400,000	3,535,495
FEDERAL NATL MTG ASSN	7.125% 15 Jun 2010	3,300,000	3,525,126
FEDERAL NATL MTG ASSN	7.25% 15 Jan 2010	3,000,000	3,190,142
FEDERAL NATL MTG ASSN DISC NTS	0.01% 25 Jun 2007	1,770,000	1,724,968
FFCA SECD LENDING CORP	1.6601% 18 Sep 2025	2,587,879	116,455
FFCA SECD LENDING CORP	1.72% 18 Sep 2020	5,244,255	170,438
FHLMCTBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	4,300,000	4,148,828
FIRST ENERGY CORP	7.375% 15 Nov 2031	2,480,000	2,824,323
FIRST FRANKLIN MTG LN TR	5.72% 25 Dec 2032	2,079,518	2,080,818
FIRST SEC BK NA SALT LAKE CITY	9.35% 10 Jan 2023	4,700,000	5,868,102
FIRSTENERGY CORP	6.45% 15 Nov 2011	440,000	458,911
FLEET HOME EQUITY LN TR	1% 20 May 2031	1,034,901	1,036,033
FLEET HOME EQUITY LN TR	1.35375% 20 Jan 2033	1,147,619	1,147,440
FNMA TBA FEB 30 SINGLE FAM	5% 01 Dec 2099	17,000,000	16,411,640
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	35,900,000	35,888,781
FNMA TBA JAN 15 SINGLE FAM	6% 01 Dec 2099	1,100,000	1,115,125
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	4,000,000	3,746,250
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	94,781,000	91,493,284

FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	60,500,000	59,795,744
FNMA TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	26,500,000	26,994,805
FNMA POOL 313046	9% 01 Aug 2026	33,312	36,203
FNMA POOL 535460	8% 01 Sep 2015	46,467	49,040
FNMA POOL 542564	8% 01 Aug 2015	42,316	44,670
FNMA POOL 555350	5.5% 01 Mar 2018	2,158,536	2,164,776
FNMA POOL 631364	5.5% 01 Feb 2017	34,287	34,386
FNMA POOL 745000	6% 01 Oct 2035	525,738	529,517
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	132,250,000	133,138,561
FORD MTR CO DEL	7.45% 16 Jul 2031	1,500,000	1,177,500
FORD MTR CR CO	10.6400003% 15 Jun 2011	2,118,000	2,292,735
FORD MTR CR CO	7.25% 25 Oct 2011	6,450,000	6,316,292
FORD MTR CR CO	7.375% 01 Feb 2011	1,050,000	1,039,437
FORD MTR CR CO	7.375% 28 Oct 2009	6,950,000	6,964,804
FORD MTR CR CO	7.875% 15 Jun 2010	180,000	181,496
FOREST CITY ENTERPRISES INC	6.5% 01 Feb 2017	130,000	127,400
FOREST CITY ENTERPRISES INC	7.625% 01 Jun 2015	50,000	51,000
FRESENIUS MED CARE CAP TR IV	7.875% 15 Jun 2011	490,000	513,275
GEN MOTORS CORP	8.375% 05 Jul 2033	460,000	587,654
GENERAL ELEC CAP CORP MTN	4.125% 01 Sep 2009	540,000	525,293
GENERAL ELEC CAP CORP MTN	4.25% 15 Jan 2008	380,000	376,082
GENERAL ELEC CAP CORP MTN	6% 15 Jun 2012	540,000	558,349
GENERAL ELEC CO	5% 01 Feb 2013	2,680,000	2,637,019
GENERAL MTRS ACCEP CORP	5.625% 15 May 2009	1,740,000	1,726,254
GENERAL MTRS ACCEP CORP	6.311% 30 Nov 2007	770,000	765,188
GENERAL MTRS ACCEP CORP	7.75% 19 Jan 2010	1,500,000	1,570,005
GENERAL MTRS CORP	SR DEB CONV SER B	161,050	3,412,650
GENERAL MTRS NOVA SCOTIA FIN	6.85% 15 Oct 2008	3,820,000	3,800,900
GEORGIA GULF CORP	9.5% 15 Oct 2014	110,000	107,250
GEORGIA PAC CORP	8.125% 15 May 2011	8,000	8,400
GERMANY (FEDERAL REPUBLIC)	3.75% 04 Jan 2015	3,710,000	4,831,041
GERMANY FED REP BDS 10YR FT	7-Mar-07	8,900,000	—
GLITNIR BANKI HF	6.693% 15 Jun 2016	2,100,000	2,167,977
GLITNIR BANKI HF GLOBAL	6.33% 28 Jul 2011	1,060,000	1,095,174
GMAC COML MTG SEC INC	6.7% 15 May 2030	86,841	87,798
GMAC COML MTG SEC INC	6.869% 15 Jul 2029	29,408	29,503
GMACM HOME EQUITY LN TR	1% 25 Mar 2035	3,711,397	3,714,295
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	30,250,000	30,665,938
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	3,400,000	3,487,656
GNMA II POOL 003474	6% 20 Nov 2033	258,265	261,856
GNMA POOL 403388	5% 15 Sep 2033	18,070	17,605
GNMA POOL 403456	5% 15 Nov 2033	595,398	580,048
GNMA POOL 486470	6.5% 15 Aug 2028	21,960	22,636
GNMA POOL 486516	6.5% 15 Sep 2028	42,309	43,609
GNMA POOL 488303	7.5% 15 Dec 2028	1,216	1,273
GNMA POOL 550727	5% 15 Nov 2035	460,210	448,345
GNMA POOL 566505	5% 15 Dec 2033	38,087	37,105
GNMA POOL 583048	5% 15 Sep 2034	46,841	45,633
GNMA POOL 586311	5% 15 Dec 2034	22,582	22,000
GNMA POOL 586345	5% 15 Jan 2035	411,484	400,875
GNMA POOL 592160	5% 15 Aug 2033	251,552	245,067
GNMA POOL 602430	5% 15 Jan 2035	38,040	37,059
GNMA POOL 602870	5% 15 Jan 2035	639,067	622,591
GNMA POOL 603246	5% 15 Apr 2034	204,047	198,786
GNMA POOL 604945	5% 15 Jan 2034	408,651	398,115
GNMA POOL 605098	5% 15 Mar 2034	6,649,019	6,477,599
GNMA POOL 606212	5% 15 Aug 2033	225,931	220,107
GNMA POOL 607449	5% 15 Dec 2033	477,979	466,254
GNMA POOL 612813	5% 15 Jun 2033	493,208	480,493
GNMA POOL 613871	5% 15 Sep 2033	509,876	496,730
GNMA POOL 615430	5% 15 Aug 2033	331,214	322,675
GNMA POOL 615655	5% 15 Oct 2033	205,074	199,787
GNMA POOL 616413	5% 15 May 2034	1,293,588	1,260,238
GNMA POOL 619279	5% 15 Dec 2034	41,447	40,378
GNMA POOL 620569	5% 15 Sep 2033	201,739	196,538
GNMA POOL 626676	5% 15 May 2034	432,364	421,217
GNMA POOL 633552	5% 15 Aug 2034	183,711	178,975
GNMA POOL 635949	5% 15 Nov 2034	440,704	429,342
GNMA POOL 635988	5% 15 Dec 2034	346,293	337,366
GNMA POOL 636294	5% 15 Apr 2035	39,455	38,438
GNMA POOL 636484	5% 15 Mar 2035	411,798	401,696
GNMA POOL 636868	5% 15 Dec 2034	439,622	428,288
GNMA POOL 637029	5% 15 Dec 2034	44,836	43,680

GNMA POOL 637062	5% 15 Dec 2034	41,493	40,423
GNMA POOL 637285	5% 15 Nov 2034	392,367	382,251
GNMA POOL 637381	5% 15 Dec 2034	414,680	403,989
GNMA POOL 637422	5% 15 Jan 2035	386,063	376,110
GNMA POOL 637869	5% 15 Mar 2035	29,973	29,200
GNMA POOL 637934	5% 15 Jan 2035	405,589	395,132
GNMA POOL 638114	5% 15 Nov 2034	473,931	461,713
GNMA POOL 638198	5% 15 Dec 2034	23,891	23,275
GNMA POOL 644753	5% 15 May 2035	25,421	24,766
GNMA POOL 780851	7.5% 15 Dec 2027	31,961	33,519
GNMA POOL 781001	7.5% 15 Mar 2029	45,481	47,698
GNMA POOL 781887	5% 15 Mar 2035	2,908,950	2,833,953
GNMA POOL 781905	5% 15 Apr 2035	861,527	839,315
GOLDMAN SACHS GROUP INC	6.875% 15 Jan 2011	705,000	743,604
GOVERNMENT NATL MTG ASSN	5.72% 20 Aug 2031	132,084	133,043
GREENPOINT MTG FDG TR 2006 AR4	5.42% 25 Sep 2046	8,523,214	8,523,105
GS MTG SECS CORP II	4.68% 10 Jul 2039	3,400,000	3,296,709
HARBORVIEW MTG LN TR	5.453929% 25 Apr 2036	746,998	744,734
HCA INC	6.25% 15 Feb 2013	770,000	681,450
HCA INC	6.3% 01 Oct 2012	64,000	58,560
HCA INC	7.5% 06 Nov 2033	1,490,000	1,214,350
HCA INC	9.125% 15 Nov 2014	120,000	128,250
HCA INC	9.25% 15 Nov 2016	970,000	1,039,113
HCA INC	9.625% 15 Nov 2016	610,000	655,750
HCA INC FORMERLY HCA	6.5% 15 Feb 2016	403,000	339,528
HERTZ CORP	8.875% 01 Jan 2014	195,000	204,263
HILTON HOTELS CORP	7.625% 15 May 2008	600,000	615,000
HORIZON LINES LLC	9% 01 Nov 2012	175,000	183,750
HOST MARRIOTT LP	6.75% 01 Jun 2016	220,000	220,275
HOUSEHOLD FIN CORP	6.375% 27 Nov 2012	170,000	177,765
HOUSEHOLD FIN CORP	7% 15 May 2012	650,000	697,478
HOUSEHOLD FIN CORP	8% 15 Jul 2010	715,000	775,475
HSBC CAP FDG DLR 2 L P	1% 29 Dec 2049	520,000	484,286
HSBC FIN CORP	6.75% 15 May 2011	805,000	848,767
IDEARC INC	8% 15 Nov 2016	185,000	187,775
ILFC E CAPITAL TR	6.125% 21 Dec 2065	720,000	731,419
IMPAC CMB TR	5.65% 25 Aug 2033	869,028	869,285
IMPAC CMB TRUST	6.02% 25 Dec 2033	1,170,520	1,170,913
IMPAC SECD ASSETS CORP	5.64% 25 Mar 2036	6,832,266	6,843,324
INDYMAC INDX MTG LN TR	5.45% 25 Jul 2036	8,043,118	8,049,727
INN OF THE MTN GODS RESORT + C	12% 15 Nov 2010	170,000	183,600
INTELSAT LTD	6.5% 01 Nov 2013	20,000	17,000
INTELSAT LTD	7.625% 15 Apr 2012	320,000	298,400
INTELSAT LTD	9.25% 15 Jun 2016	170,000	182,750
J P MORGAN CHASE + CO	5.75% 02 Jan 2013	2,950,000	3,006,892
JACUZZI BRANDS INC	9.625% 01 Jul 2010	10,000	10,625
JP MORGAN CHASE COML MTG	4.895% 12 Sep 2037	380,000	368,367
JP MORGAN CHASE COML MTG SECS	5.472204% 12 Jan 2043	1,900,000	1,899,057
KABEL DEUTSCHLAND GMBH	10.625% 01 Jul 2014	290,000	321,538
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	324,000	338,580
KAUPTHING BK	7.125% 19 May 2016	700,000	738,511
KAUPTHING BK HF	1% 12 Apr 2011	3,290,000	3,312,931
KAUPTHING BK HF MED TRM SR BK	5.75% 04 Oct 2011	510,000	507,868
KERR MCGEE CORP	6.95% 01 Jul 2024	240,000	255,034
KERR MCGEE CORP	7.875% 15 Sep 2031	2,560,000	3,076,144
KINDER MORGAN ENERGY PARTNERS	5% 15 Dec 2013	390,000	369,102
KINDER MORGAN ENERGY PARTNERS	6.3% 01 Feb 2009	300,000	303,329
KINDER MORGAN ENERGY PARTNERS	6.75% 15 Mar 2011	300,000	310,696
KINDER MORGAN ENERGY PARTNERS	7.125% 15 Mar 2012	60,000	63,461
KOREA DEV BK	4.25% 13 Nov 2007	260,000	257,226
L 3 COMMUNICATIONS CORP	6.375% 15 Oct 2015	150,000	148,500
LAMAR MEDIA CORP	6.625% 15 Aug 2015	70,000	69,388
LAMAR MEDIA CORP	7.25% 01 Jan 2013	294,000	299,513
LANDSBANKI IS HF	6.1% 25 Aug 2011	2,970,000	3,028,896
LB UBS COML MTG TR	0% 15 Jun 2036	10,258,184	368,533
LEHMAN BROS HLDG	7% 01 Feb 2008	400,000	406,976
LEHMAN BROS HLDGS INC	4% 22 Jan 2008	1,070,000	1,055,504
LEHMAN XS TR	1% 25 Dec 2035	3,530,993	3,541,476
LIBERTY MEDIA CORP	3.75% 15 Feb 2030	70,000	43,050
LIBERTY MEDIA CORP	7.875% 15 Jul 2009	30,000	31,285
LIBERTY MEDIA CORP NEW	5.7% 15 May 2013	60,000	56,528
LYONDELL CHEMICAL CO	8% 15 Sep 2014	120,000	124,500
LYONDELL CHEMICAL CO	8.25% 15 Sep 2016	65,000	68,250

MACDERMID INC	9.125% 15 Jul 2011	90,000	93,600
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	240,000	252,000
MERRILL LYNCH + CO INC	3.7% 21 Apr 2008	3,500,000	3,431,089
MERRILL LYNCH MTG TR	4.747% 12 Jun 2043	2,400,000	2,304,758
MERRILL LYNCH MTG TR	5.244319% 12 Nov 2037	320,000	319,060
MEXICO UNITED MEXICAN STS	11.5% 15 May 2026	2,810,000	4,538,150
MGM MIRAGE	6.75% 01 Sep 2012	310,000	305,350
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	485,000	518,950
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	80,000	83,300
MORGAN STANLEY	5.82438% 18 Oct 2016	660,000	661,980
MORGAN STANLEY CAP I INC	4.989% 13 Aug 2042	3,370,000	3,289,083
MSDWCC HELOC TR	1% 25 Jul 2017	599,959	600,709
MUFG CAPITAL FINANCE 1 LIMITED	6.346% 29 Jul 2049	900,000	913,401
NABISCO INC	7.55% 15 Jun 2015	30,000	34,009
NEWS AMER INC	6.2% 15 Dec 2034	260,000	251,894
NEWS AMER INC	6.75% 09 Jan 2038	1,330,000	1,414,375
NEXTEL COMMUNICATIONS INC	5.9% 15 Mar 2014	117,000	114,210
NEXTEL COMMUNICATIONS INC	7.375% 01 Aug 2015	380,000	388,153
NORTHROP GRUMMAN CORP	7.125% 15 Feb 2011	600,000	637,991
NRG ENERGY INC	7.25% 01 Feb 2014	430,000	433,225
NXP B V NXP FDG LLC	7.875% 15 Oct 2014	55,000	56,856
OMI CORP	7.625% 01 Dec 2013	120,000	122,700
OMNICARE INC	6.875% 15 Dec 2015	59,000	58,263
ONCOR ELEC DELIVERY CO	6.375% 15 Jan 2015	80,000	82,183
OPTI CANADA INC	8.25% 15 Dec 2014	220,000	226,050
ORIGEN MANUFACTRD HSG CONTRACT	5.91% 15 Jan 2037	200,000	198,728
ORIGEN MANUFACTURED HSG CONTRA	6.48% 15 Jan 2037	100,000	100,463
OXFORD INDS INC	8.875% 01 Jun 2011	160,000	165,200
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	170,000	175,446
PACIFIC GAS + ELEC CO	6.05% 01 Mar 2034	1,430,000	1,437,435
PANAMA REP	7.125% 29 Jan 2026	1,109,000	1,199,384
PANAMA REP	9.375% 01 Apr 2029	27,000	36,045
PEABODY ENERGY CORP	6.875% 15 Mar 2013	375,000	384,375
PEGASUS AVIATION LEASE SECS II	8.37% 25 Mar 2030	1,290,000	825,600
PEMEX FIN LTD	9.03% 15 Feb 2011	408,000	434,532
PEMEX PROJ FDG MASTER TR	6.625% 15 Jun 2035	920,000	941,160
PENNEY J C INC	7.4% 01 Apr 2037	130,000	141,712
PETROBRAS INTL FIN CO	6.125% 06 Oct 2016	1,730,000	1,738,650
PETRONAS CAP LTD	7.875% 22 May 2022	1,180,000	1,451,655
PETROZUATA FIN INC	8.22% 01 Apr 2017	1,230,000	1,226,925
PHILLIP MORRIS CO INC	7.75% 15 Jan 2027	3,340,000	4,038,338
POGO PRODUCING CO	6.875% 01 Oct 2017	265,000	253,075
PRIDE INTL INC DE	7.375% 15 Jul 2014	370,000	382,025
QUEBEC PROV CDA MTN	7.22% 22 Jul 2036	280,000	383,804
QUEBECOR MEDIA INC	7.75% 15 Mar 2016	20,000	20,425
QWEST COMMUNICATIONS INTL INC	1% 15 Feb 2009	560,000	567,000
QWEST CORPORATION	5.625% 15 Nov 2008	290,000	290,363
RABOBANK CAP FDG III TR	5.254% 31 Dec 2016	960,000	925,584
RABOBANK CAPITAL FUND II	5.26% 31 Dec 2049	130,000	127,132
READERS DIGEST ASSN INC	6.5% 01 Mar 2011	110,000	113,025
RESIDENTIAL ACCREDIT LNS INC	5.72% 24 Oct 2045	4,587,237	4,598,490
RESIDENTIAL ASSET SEC MTG PASS	1% 25 Jun 2031	314,748	314,846
RESOLUTION FDG CORP	8.125% 15 Oct 2019	450,000	584,486
RESONA PFD GLOBAL SECS CAYMAN	7.191% 29 Dec 2049	2,860,000	2,984,210
RIVER ROCK ENTMT AUTH	9.75% 01 Nov 2011	50,000	53,000
ROGERS CABLE INC	6.75% 15 Mar 2015	170,000	175,158
ROGERS WIRELESS INC	6.375% 01 Mar 2014	280,000	283,500
ROYAL KPN NV	8% 01 Oct 2010	350,000	376,673
RUSSIAN FEDERATION	5% 31 Mar 2030	8,850,000	10,020,855
SACO I TR	1% 25 Jul 2036	7,028,125	7,030,325
SBC COMMUNICATIONS INC	5.1% 15 Sep 2014	1,160,000	1,122,113
SEMGROUP L P/SEMGROUP FIN CORP	8.75% 15 Nov 2015	105,000	105,525
SER 2000 2G MEDALLION TR	1% 18 Dec 2031	371,278	371,999
SERVICE CORP INT	7.625% 01 Oct 2018	—	—
SERVICE CORP INTL	1% 15 Jun 2017	180,000	182,250
SERVICE CORP INTL	7.625% 01 Oct 2018	10,000	10,600
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	224,000	233,240
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	80,000	83,100
SHINSEI FIN CAYMAN LTD	6.418% 29 Jan 2049	1,640,000	1,638,114
SIGMA FIN INC MED TRM NTS	1% 11 Aug 2016	3,040,000	3,036,336
SINCLAIR BROADCAST GROUP INC	8% 15 Mar 2012	60,000	61,950
SLM CORP	4.94% 01 Apr 2009	3,230,000	3,140,561
SLM STUDENT LN TR	1% 25 Oct 2017	500,000	500,000

SONAT INC	7.625% 15 Jul 2011	2,610,000	2,766,600
SOUTHERN NAT GAS CO	8% 01 Mar 2032	380,000	444,030
SOUTHERN NAT GAS CO	8.875% 15 Mar 2010	390,000	409,145
SPRINT CAP CORP	8.375% 15 Mar 2012	40,000	44,697
SPRINT CAP CORP	8.75% 15 Mar 2032	910,000	1,095,690
SPRINT NEXTEL CORP	6% 01 Dec 2016	1,410,000	1,374,228
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	185,081,584	185,081,584
STATION CASINOS INC	6% 01 Apr 2012	240,000	227,700
STATION CASIONS INC	7.75% 15 Aug 2016	155,000	156,163
STRUCTURED ADJ RATE MTG LN TR	5.66% 25 Jul 2035	3,822,566	3,828,247
STRUCTURED ASSET SECS CORP	1% 25 Nov 2035	5,408,018	5,422,382
STRUCTURED ASSET SECS CORP	5.6% 25 Jan 2031	196,252	195,946
SUBURBAN PROPANE PARTNERS LP	6.875% 15 Dec 2013	390,000	382,200
SUMITOMO MITSUI BK CORP	8% 15 Jun 2012	1,710,000	1,903,061
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	155,000	157,131
SUNGUARD DATA SYS INC	9.125% 15 Aug 2013	300,000	315,000
SYSTEMS 2001 A T LLC	6.664% 15 Sep 2013	2,206,264	2,359,570
TCI COMMUNICATIONS INC	7.125% 15 Feb 2028	130,000	134,721
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	475,000	510,031
TELE COMMUNICATIONS INC	9.8% 01 Feb 2012	942,000	1,104,910
TELECOM ITALIA CAP	4.95% 30 Sep 2014	740,000	684,237
TELECOM ITALIA CAP	5.25% 15 Nov 2013	500,000	476,362
TENET HEALTHCARE CORP	6.375% 01 Dec 2011	1,048,000	958,920
TENET HEALTHCARE CORP	9.75% 01 Feb 2015	321,000	321,000
TENET HEALTHCARE CORP	9.875% 01 Jul 2014	3,624,000	3,687,420
THORNBURG MTG SECS TR	1% 25 Jun 2009	8,389,786	8,371,695
THORNBURG MTG SECS TR	1% 25 Oct 2035	7,963,394	7,963,394
THORNBURG MTG SECS TR	5.425% 25 Jun 2009	8,357,690	8,343,170
THORNBURG MTG SECS TR	5.52% 25 Jan 2036	12,626,902	12,625,568
TIME WARNER ENTMT CO L P	8.375% 15 Jul 2033	50,000	60,169
TIME WARNER INC	6.875% 01 May 2012	1,695,000	1,791,422
TNK BP FIN SA SR MED TRM NTS	7.5% 18 Jul 2016	1,770,000	1,885,050
TRUMAN CAP MTG LN TR	5.72% 25 Aug 2034	2,493,908	2,506,278
TXU CORP	5.55% 15 Nov 2014	360,000	341,762
TXU CORP	6.55% 15 Nov 2034	2,685,000	2,511,093
TXU ENERGY CO LLC	7% 15 Mar 2013	480,000	505,034
TYCO INTL GROUP S A	6.125% 01 Nov 2008	240,000	243,287
TYCO INTL GROUP S A	6.375% 15 Oct 2011	5,940,000	6,202,785
TYCO INTL GROUP S A	6.75% 15 Feb 2011	280,000	294,735
TYCO INTL GROUP S A	6.875% 15 Jan 2029	3,755,000	4,233,239
TYCO INTL GROUP S A	7% 15 Jun 2028	120,000	136,902
U S TREAS BONDS FTRS (30YR)	MAR 112 PUT	(46,000)	(63,969)
U S TREAS BONDS FUTURES	7-Mar-07	(3,000,000)	—
U S TREAS BONDS FUTURES	MAR 109 PUT	(81,000)	(21,516)
U S TREAS NOTES 10YR FUTURE	JUN07 106 PUT	(56,000)	(31,500)
U S TREAS NOTES 10YR FUTURE	JUN07 111 PUT	(56,000)	(11,375)
U S TREAS NOTES 10YR FUTURES	7-Mar-07	(6,200,000)	—
U S TREAS NOTES 2YR FUTURES	7-Mar-07	79,800,000	—
U S TREAS NOTES 5YR FUTURES	7-Mar-07	(7,300,000)	—
UGS CORP	10% 01 Jun 2012	90,000	98,100
UNILEVER CAPITAL	7.125% 01 Nov 2010	570,000	605,465
UNITD STATES TREAS NTS	4.625% 31 Oct 2011	230,000	229,191
UNITED MEXICAN STS MTN	7.5% 08 Apr 2033	1,044,000	1,230,876
UNITED MEXICAN STS MTN	8.3% 15 Aug 2031	1,020,000	1,304,070
UNITED STATE TREAS NTS	4.5% 15 Nov 2015	6,390,000	6,293,152
UNITED STATES TREAS BD	0.01% 15 Aug 2028	2,590,000	907,686
UNITED STATES TREAS BDS	2% 15 Jan 2026	355,922	334,734
UNITED STATES TREAS BDS	3.625% 15 Apr 2028	19,766,736	23,885,752
UNITED STATES TREAS BDS	3.875% 15 Apr 2029	2,001,249	2,522,587
UNITED STATES TREAS BDS	4.5% 15 Feb 2036	11,143,000	10,601,519
UNITED STATES TREAS NTS	1.875% 15 Jul 2015	8,747,474	8,384,891
UNITED STATES TREAS NTS	2% 15 Jul 2014	2,837,514	2,754,517
UNITED STATES TREAS NTS	2.375% 15 Apr 2011	11,409,281	11,365,606
UNITED STATES TREAS NTS	2.5% 15 Jul 2016	9,184,670	9,254,588
UNITED STATES TREAS NTS	3.375% 15 Jan 2012	193,237	201,767
UNITED STATES TREAS NTS	3.375% 15 Oct 2009	5,500,000	5,306,211
UNITED STATES TREAS NTS	3.875% 15 Sep 2010	3,050,000	2,965,410
UNITED STATES TREAS NTS	3.875% 31 Jul 2007	2,045,000	2,031,420
UNITED STATES TREAS NTS	4% 15 Jun 2009	20,460,000	20,105,146
UNITED STATES TREAS NTS	4.125% 15 Aug 2010	6,960,000	6,828,956
UNITED STATES TREAS NTS	4.25% 15 Aug 2013	505,000	492,454
UNITED STATES TREAS NTS	4.25% 15 Aug 2015	4,860,000	4,703,569
UNITED STATES TREAS NTS	4.25% 15 Nov 2014	1,010,000	980,016

UNITED STATES TREAS NTS	4.5% 15 Nov 2010	32,480,000	32,256,700
UNITED STATES TREAS NTS	4.625% 15 Nov 2016	6,870,000	6,825,989
UNITED STATES TREAS NTS	4.875% 15 Aug 2016	11,305,000	11,442,780
UNITED STATES TREAS NTS	4.875% 30 Apr 2011	660,000	664,331
UNITED STATES TREAS NTS	5.125% 15 May 2016	3,080,000	3,172,881
UNITED STATES TRES BD STRP PRN	0% 15 Nov 2021	21,250,000	10,230,524
US TREAS NOTE 10YR FUTURE	MAR 110 CALL	(50,000)	(3,906)
VALE OVERSEAS LTD	6.875% 21 Nov 2036	1,650,000	1,692,323
VALE OVERSEAS LTD	8.25% 17 Jan 2034	50,000	59,500
VENTAS RLTY LTD PARTNERSHIP	6.75% 01 Jun 2010	110,000	113,300
VENTAS RLTY LTD PARTNERSHIP	7.125% 01 Jun 2015	100,000	105,000
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	296,000	314,500
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	60,000	67,800
VERIZON GLOBAL FDG CORP	4.375% 01 Jun 2013	280,000	263,096
VERIZON NEW YORK INC	6.875% 01 Apr 2012	110,000	114,463
VIACOM INC	5.75% 30 Apr 2011	790,000	790,538
VIACOM INC	7.875% 30 Jul 2030	610,000	638,426
VINTAGE PETE INC	8.25% 01 May 2012	644,000	674,717
VISTEON CORP	8.25% 01 Aug 2010	285,000	277,875
WACHOVIA BK COML MTG TR	4.935% 15 Apr 2042	1,800,000	1,750,683
WACHOVIA BK COML MTG TR	5.12% 15 Jul 2042	1,750,000	1,721,762
WACHOVIA CAP TR III	5.8% 29 Aug 2049	1,190,000	1,199,829
WAMU MTG	5.64% 25 Aug 2045	9,722,008	9,718,252
WAMU MTG PASS CTF	1% 25 Nov 2036	2,198,716	2,202,416
WAMU MTG PASS THROUGH CTFS	1% 25 Dec 2045	6,487,932	6,470,356
WAMU MTG PASS THROUGH CTFS	1% 25 Oct 2045	5,636,664	5,640,919
WAMU MTG PASS THROUGH CTFS	4.87063% 26 Dec 2045	7,009,596	7,012,038
WASTE MGMT INC DEL	6.375% 15 Nov 2012	2,740,000	2,846,389
WASTE MGMT INC DEL	7.375% 01 Aug 2010	1,555,000	1,649,690
WELLS FARGO + CO NEW	5% 15 Nov 2014	455,000	443,557
WELLS FARGO CAP X	5.95% 15 Dec 2036	410,000	396,541
WESTERN OIL SANDS INC	8.375% 01 May 2012	552,000	612,720
WESTLAKE CHEM CORP	6.625% 15 Jan 2016	163,000	157,703
WEYERHAEUSER CO	6.75% 15 Mar 2012	2,190,000	2,280,849
WILLIAMS COS INC	7.5% 15 Jan 2031	691,000	716,913
WILLIAMS COS INC	7.625% 15 Jul 2019	855,000	914,850
WILLIAMS COS INC	7.75% 15 Jun 2031	1,540,000	1,617,000
WILLIAMS COS INC	8.75% 15 Mar 2032	2,050,000	2,316,500
WINDSTREAM CORP	8.625% 01 Aug 2016	100,000	109,500
XEROX CORP	6.75% 01 Feb 2017	180,000	188,012

	Sub-Total: Fund 5728 / Pimco 5 of 6		$1,327,722,867

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	0WP035116 WESTERN CDS PAY	0.75% 20 Dec 2011	(3,900,000)		(3,892,535)
	0WP035116 WESTERN CDS REC	1% 20 Dec 2011	3,900,000		3,900,000
	0WP035132 WESTERN CDS PAY	0.75% 20 Dec 2011	(7,900,000)		(7,884,879)
	0WP035132 WESTERN CDS REC	1% 20 Dec 2011	7,900,000		7,900,000
	0WP035215 WESTERN CDS PAY	0.75% 20 Dec 2011	(4,000,000)		(3,992,344)
	0WP035215 WESTERN CDS REC	1% 20 Dec 2011	4,000,000		4,000,000
	0WP036197 WESTERN CDS PAY	0.75% 20 Dec 2011	(5,800,000)		(5,788,898)
	0WP036197 WESTERN CDS REC	1% 20 Dec 2011	5,800,000		5,800,000
	AES CORP	7.75% 01 Mar 2014	198,000		208,890
	AES CORP	8.75% 15 May 2013	1,541,000		1,650,796
	AES CORP	8.875% 15 Feb 2011	160,000		171,600
	AES CORP	9.375% 15 Sep 2010	317,000		344,341
	AIFUL CORP	5% 10 Aug 2010	6,321,000		6,179,602
	ALABAMA PWR CO	5.56% 25 Aug 2009	1,930,000		1,930,959
	ALTRIA GROUP INC	5.625% 04 Nov 2008	1,690,000		1,694,267
	ALTRIA GROUP INC	7.65% 01 Jul 2008	6,642,000		6,847,848
	AMERADA HESS CORP	6.65% 15 Aug 2011	7,671,000		7,987,582
	AMERICAN ACHIEVEMENT CORP	8.25% 01 Apr 2012	30,000		30,713
	AMERICAN ELEC PWR INC	1% 16 Aug 2007	2,074,000		2,063,154
	AMERICAN HOME MTG ASSETS TR	5.51% 25 Sep 2046	11,550,824		11,499,262
	AMERICAN HOME MTG INVT TR	5.77% 25 Sep 2035	3,102,369		3,110,249
	AMERIGAS PARTNERS L P	7.125% 20 May 2016	30,000		30,000
	AMERIGAS PARTNERS L P	7.25% 20 May 2015	110,000		111,375
	AMERISOURCEBERGEN CORP	5.875% 15 Sep 2015	220,000		215,112

AMRESCO RESIDENTIAL SECURITES	5.875% 25 Sep 2027	225,198	225,229
ANADARKO FIN CO	6.75% 01 May 2011	3,930,000	4,103,450
APPALACHIAN PWR CO	3.6% 15 May 2008	2,670,000	2,603,835
ASSET SECURITIZATION CORP	6.92% 14 Feb 2029	128,577	128,938
AT+T WIRELESS	8.125% 01 May 2012	2,140,000	2,398,308
BANC AMER ALTERNATIVE LN TR	4.5% 25 Dec 2018	6,405,546	6,145,031
BANC AMER FDG CORP	6% 20 May 2033	970,916	970,231
BANC AMER MTG SECS INC	4.569% 25 May 2033	3,965,760	3,896,507
BANC AMER MTG SECS INC	5.303281% 25 Jan 2036	2,439,946	2,440,667
BANCO SANTANDER CHILE NEW	1% 09 Dec 2009	310,000	311,163
BANK ONE ISSUANCE TR	4.54% 15 Sep 2010	3,530,000	3,495,251
BAXTER FINCO BV	4.75% 15 Oct 2010	2,160,000	2,120,662
BAYVIEW FINL ACQUISITION TR	3.9375% 28 Feb 2007	6,445,218	37,653
BAYVIEW FINL ACQUISITION TR	5.74% 28 May 2044	3,607,847	3,613,486
BAYVIEW FINL SECS CO LLC	4.5% 28 Oct 2035	8,109,973	245,529
BEAR STEARNS ARM TR	4.505858% 25 Dec 2034	2,733,111	2,697,312
BEAR STEARNS ARM TR	4.65% 25 Jul 2035	10,000,000	9,756,905
BEAR STEARNS COML MTG SECS INC	1.135% 14 May 2016	26,223,658	1,114,026
BEAR STEARNS COS INC	5.35563% 31 Jan 2011	5,110,000	5,124,073
BEAZER HOMES USA INC	8.625% 15 May 2011	90,000	92,700
BRAZIL FEDERATIVE REP	7.125% 20 Jan 2037	560,000	600,600
BRAZIL FEDERATIVE REP	8% 15 Jan 2018	920,000	1,023,040
BRAZIL FEDERATIVE REP	8.875% 15 Apr 2024	345,000	429,525
BRAZIL FERERATIVE REP	11% 17 Aug 2040	842,000	1,116,913
BRAZIL FERERATIVE REP	8.875% 15 Apr 2024	20,000	25,000
BRITISH TELECOMMUNICATIONS PLC	8.375% 15 Dec 2010	6,150,000	6,831,292
CAESARS ENTMT INC	7.5% 01 Sep 2009	1,866,000	1,931,326
CANADA GOVT	4% 01 Dec 2031	584,467	728,261
CENTERPOINT ENERGY INC	5.875% 01 Jun 2008	2,005,000	2,008,910
CHASE FDG MTG LN	5.69% 25 Oct 2032	1,051,435	1,051,928
CHESAPEAKE ENERGY CORP	6.25% 15 Jan 2018	290,000	279,125
CINCINNATI BELL INC NEW	7% 15 Feb 2015	200,000	200,250
CITIBANK CR CARD ISSUANCE TR	1% 15 Dec 2009	2,000,000	2,016,562
CITIZENS COMMUNICATIONS CO	9.25% 15 May 2011	70,000	77,438
CLEAR CHANNEL COMMUNICATIONS	4.25% 15 May 2009	4,370,000	4,230,160
CLEAR CHANNEL COMMUNICATIONS	6.625% 15 Jun 2008	760,000	759,698
COLOMBIA REP	1% 16 Nov 2015	640,000	662,397
COLUMBIA REP	7.375% 18 Sep 2037	508,000	546,100
COLUMBIA/HCA HEALTHCARE CORP	7.69% 15 Jun 2025	1,380,000	1,142,226
COMCAST CABLE COMM INC	6.875% 15 Jun 2009	6,718,000	6,931,082
COMMONWEALTH EDISON CO	3.7% 01 Feb 2008	3,400,000	3,335,055
CONSECO FIN SECURITIZATIONS	8.5% 01 Mar 2033	3,648,598	765,666
CONSECO FIN SECURITIZATIONS CO	2.5% 01 Jan 2032	7,370,000	50,005
CONTINENTAL CABLEVISION INC	9% 01 Sep 2008	1,400,000	1,476,478
COUNTRYWIDE FINL CORP	5.01375% 24 Mar 2009	5,620,000	5,618,875
CSC HLDGS INC	1% 15 Apr 2012	30,000	29,250
CSC HLDGS INC	7.625% 01 Apr 2011	267,000	272,006
CSC HLDGS INC	7.875% 15 Feb 2018	94,000	93,765
CSMS COML MTG TR	5.022% 15 May 2008	7,000,000	7,002,181
CWABS INC	1.49% 25 Feb 2033	131,850	131,912
CWALT INC	1% 25 Dec 2034	2,246,389	2,240,962
CWALT INC	3.3% 25 May 2035	3,455,359	3,397,800
CWALT INC	4.9541444% 25 Dec 2034	1,203,107	1,196,423
CWALT INC	6% 25 Feb 2034	1,678,373	1,677,727
CWMBS INC	4.23% 25 Sep 2035	8,124,623	8,156,554
D R HORTON INC	8.5% 15 Apr 2012	40,000	41,950
DAIMLERCHRYSLER NORTH AMER HLD	5.875% 15 Mar 2011	7,930,000	7,951,808
DAVITA INC	7.25% 15 Mar 2015	135,000	137,700
DEUTSCHE MTG + ASSET REC CORP	6.538% 15 Jun 2031	3,355,541	3,377,730
DEUTSCHE TELEKOM INTL	1% 15 Jun 2010	4,070,000	4,395,772
DEVON FING CORP U L C	6.875% 30 Sep 2011	4,820,000	5,090,216
DI FIN SUB LLC	9.5% 15 Feb 2013	100,000	106,000
DIRECTV HLDGS LLC	8.375% 15 Mar 2013	180,000	187,200
DISNEY WALT CO NEW	1% 10 Sep 2009	50,000	50,037
DOMINION RES INC VA NEW	4.125% 15 Feb 2008	210,000	207,156
DOW CHEM CO	5.75% 15 Dec 2008	2,100,000	2,116,035
DOW CHEM CO	5.97% 15 Jan 2009	1,440,000	1,457,907
DRIVE AUTO RECEIVABLES TRUST	5.49% 15 May 2011	5,500,000	5,515,472
DUKE ENERGY CO	3.75% 05 Mar 2008	1,800,000	1,767,604
DYNEGY INC NEW	CL A	210	1,520
E TRADE FINL CORP	7.375% 15 Sep 2013	70,000	72,800
EASTMAN KODAK CO	3.625% 15 May 2008	350,000	337,404
EASTMAN KODAK CO	7.25% 15 Nov 2013	2,120,000	2,107,556

ECHOSTAR DBS CORP	7% 01 Oct 2013	270,000	269,663
EL PASO CORP	6.7% 15 Feb 2027	650,000	650,540
EL PASO CORP	7% 15 May 2011	4,700,000	4,876,250
EL PASO ENERGY CORP DEL	6.75% 15 May 2009	2,850,000	2,910,563
ELECTRONIC DATA SYS CORP	7.125% 15 Oct 2009	3,920,000	4,086,600
EURODOLLAR FUTURES	APR 94.625 CALL	2,177,500	163,313
FED HM LN PC POOL 1B2677	1% 01 Jan 2035	3,123,738	3,042,251
FED HM LN PC POOL 1B2683	1% 01 Jan 2035	1,760,085	1,713,322
FED HM LN PC POOL 1B2694	4.374001% 01 Dec 2034	2,084,134	2,038,046
FED HM LN PC POOL 1B2719	1% 01 Jan 2035	7,191,243	7,052,427
FEDERAL NATL MTG ASSN	5% 15 Sep 2008	2,140,000	2,138,450
FEDERAL NATL MTG ASSN DISC NTS	0.01% 25 Jun 2007	2,575,000	2,509,487
FHLMCTBA JAN 30 GOLD SINGLE	5% 01 Dec 2099	300,000	289,453
FIRSTENERGY CORP	6.45% 15 Nov 2011	2,060,000	2,148,538
FNMA TBA JAN 15 SINGLE FAM	5.5% 01 Dec 2099	23,300,000	23,292,719
FNMA TBA JAN 30 SINGLE FAM	4.5% 01 Dec 2099	200,000	187,313
FNMA TBA JAN 30 SINGLE FAM	5% 01 Dec 2099	134,200,000	129,544,938
FNMA TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	21,300,000	21,052,055
FNMA POOL 745000	6% 01 Oct 2035	698,111	703,129
FNMA POOL 773209	4.224% 01 Dec 2034	4,567,342	4,471,284
FNMA POOL 783579	1% 01 Jan 2035	3,934,389	3,856,156
FNMA POOL 797393	4.253% 01 Dec 2034	4,511,322	4,421,102
FNMA POOL 809987	1% 01 Mar 2035	8,008,386	7,873,689
FNMA POOL 813844	1% 01 Jan 2035	7,203,696	7,142,317
FNMA POOL 816593	4.841% 01 Feb 2035	16,529,067	16,352,660
FNMA POOL 819685	4.741% 01 Jan 2035	14,092,637	13,934,285
FNMA TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	8,600,000	8,657,782
FORD MTR CR CO	1% 15 Apr 2012	8,160,000	8,680,200
FORD MTR CR CO	6.625% 16 Jun 2008	15,830,000	15,819,236
FOREST CITY ENTERPRISES INC	6.5% 01 Feb 2017	67,000	65,660
FOREST CITY ENTERPRISES INC	7.625% 01 Jun 2015	20,000	20,400
FRANCE TELECOM SA	1% 01 Mar 2011	3,630,000	3,947,172
GENERAL MTRS ACCEP CORP	4.05% 16 Jan 2007	930,000	930,049
GENERAL MTRS ACCEP CORP	4.1% 16 Jul 2007	290,000	290,318
GENERAL MTRS ACCEP CORP	6.875% 15 Sep 2011	1,000,000	1,025,700
GENERAL MTRS CORP	8.375% 15 Jul 2033	2,210,000	2,044,250
GEORGIA GULF CORP	9.5% 15 Oct 2014	60,000	58,500
GEORGIA PAC CORP	8.125% 15 May 2011	27,000	28,350
GERMANY (FEDERAL REPUBLIC)	3.75% 04 Jan 2015	4,000,000	5,208,670
GERMANY FED REP BDS 10YR FT	7-Mar-07	35,600,000	—
GLITNIR BANKI HF MTN	1% 21 Jan 2011	7,970,000	7,971,275
GMAC LLC	6% 15 Dec 2011	20,020,000	19,932,913
GMACM HOME EQUITY LN TR	5.56% 25 Nov 2036	10,300,000	10,300,000
GMACM MTG LN TR	4.58762% 25 May 2035	1,270,678	1,259,209
GMACM MTG LN TR	4.622% 25 Nov 2036	10,149,134	10,044,476
GNMA I TBA JAN 30 SINGLE FAM	5.5% 01 Dec 2099	12,500,000	12,438,476
GNMA I TBA JAN 30 SINGLE FAM	6% 01 Dec 2099	6,200,000	6,285,250
GNMA I TBA JAN 30 SINGLE FAM	6.5% 01 Dec 2099	1,400,000	1,436,094
GNMA POOL 605656	5% 15 Aug 2034	701,059	682,985
GRP/AG REAL ESTATE TR	4.21001% 25 Jul 2034	61,720	61,719
HARBORVIEW MTG LN TR	5.565% 19 Jun 2035	5,173,137	5,171,471
HARRAHS OPER INC	5.315% 08 Feb 2008	2,260,000	2,263,978
HCA INC	6.25% 15 Feb 2013	830,000	734,550
HCA INC	7.5% 06 Nov 2033	50,000	40,750
HERTZ CORP	8.875% 01 Jan 2014	160,000	167,600
HILTON HOTELS CORP	7.625% 15 May 2008	230,000	235,750
HORIZON LINES LLC	9% 01 Nov 2012	82,000	86,100
HSBC FIN CORP	5.62442% 10 May 2010	4,030,000	4,051,133
HSBC HLGS PLC	7.5% 15 Jul 2009	1,895,000	1,993,623
HSI ASET SECURITZATN CORP TR	1.5% 25 Jul 2036	22,770,000	191,206
IDEARC INC	8% 15 Nov 2016	105,000	106,575
IMPAC CMB TR	2.015% 25 Mar 2033	848,711	848,711
INN OF THE MTN GODS RESORT + C	12% 15 Nov 2010	140,000	151,200
INTERNATIONAL LEASE FIN CORP	5% 15 Apr 2010	1,380,000	1,365,340
ISTAR FINL INC	1% 15 Sep 2009	5,520,000	5,535,244
ISTAR FINL INC	5.65% 15 Sep 2011	6,620,000	6,625,647
JOHNSON CTLS INC	100% 17 Jan 2008	1,860,000	1,860,932
JP MORGAN MTG TR	4.375% 25 Oct 2033	9,052,281	8,831,598
JP MORGAN MTG TR	5.70227% 25 Aug 2036	8,026,329	8,040,662
KABEL DEUTSCHLAND GMBH	10.625% 01 Jul 2014	100,000	110,875
KANSAS CITY SOUTHN RY CO	9.5% 01 Oct 2008	63,000	65,835
KAUPTHING BK HF MED TRM SR BK	5.75% 04 Oct 2011	7,350,000	7,319,276
KERR MCGEE CORP	6.625% 15 Oct 2007	1,310,000	1,321,216

KERR MCGEE CORP	6.875% 15 Sep 2011	5,700,000	6,009,634
KINDER MORGAN ENERGY PARTNERS	6.75% 15 Mar 2011	380,000	393,549
LAMAR MEDIA CORP	6.625% 15 Aug 2015	10,000	9,913
LAMAR MEDIA CORP	7.25% 01 Jan 2013	197,000	200,694
LANDSBANKI IS HF	6.1% 25 Aug 2011	3,010,000	3,069,689
LEHMAN BROS HLDGS E CAPITAL TR	5.95381% 19 Aug 2065	6,815,000	6,877,085
LEHMAN XS TR	5.53% 25 Sep 2046	12,762,147	12,768,133
LEHMAN XS TR	5.54% 25 Apr 2046	5,049,851	5,041,963
LIBERTY MEDIA CORP	7.875% 15 Jul 2009	5,195,000	5,417,450
LIBERTY MEDIA CORP NEW	7.75% 15 Jul 2009	220,000	228,316
LYONDELL CHEMICAL CO	8% 15 Sep 2014	65,000	67,438
LYONDELL CHEMICAL CO	8.25% 15 Sep 2016	40,000	42,000
MACDERMID INC	9.125% 15 Jul 2011	50,000	52,000
MANDALAY RESORT GROUP	9.5% 01 Aug 2008	10,000	10,500
MASTR ADJ RATE MTGS TR	3.786088% 21 Nov 2034	12,450,000	12,031,615
MASTR ADJ RATE MTGS TR	7.483505% 25 Apr 2034	221,617	221,617
MASTR ASSET BACKED SECS TR	5% 25 Oct 2032	8,500,000	464,950
MASTR SPECIALIZED LN TR 2006 3	5.58% 31 Dec 2036	10,300,531	10,319,845
MAY DEPT STORES CO	5.75% 15 Jul 2014	1,510,000	1,471,672
MBNA PRACTICE SOLUTIONS 2005 2	4.1% 15 May 2009	10,463,957	10,359,317
MERRILL LYNCH MTG INVS INC	0.229163% 25 Jan 2029	20,988,095	94,446
MERRILL LYNCH MTG INVS INC	2.883% 25 Jan 2029	922,504	933,429
MERRILL LYNCH MTG INVS INC	4.9806% 25 Apr 2035	5,711,964	5,652,551
MGM MIRAGE	6.625% 15 Jul 2015	95,000	90,488
MGM MIRAGE	7.625% 15 Jan 2017	135,000	135,338
MGM MIRAGE	9.75% 01 Jun 2007	176,000	178,200
MGM MIRAGE FORMERLY GRAND INC	8.5% 15 Sep 2010	256,000	273,920
MOHEGAN TRIBAL GAMING AUTH	8% 01 Apr 2012	60,000	62,475
MORGAN STANLEY	5.625% 09 Jan 2012	4,100,000	4,143,383
MOTOROLA INC	4.608% 16 Nov 2007	2,790,000	2,773,647
MUFG CAPITAL FINANCE 1 LIMITED	1% 25 Jul 2049	2,670,000	2,709,756
NATIONAL COLLEGIATE STUDENT LN	1% 25 Jul 2012	16,490,000	2,923,533
NATIONAL RURAL UTILS COOP MTN	5.75% 01 Dec 2008	2,220,000	2,240,641
NEW YORK TEL CO	6% 15 Apr 2008	1,800,000	1,810,252
NIAGARA MOHAWK PWR CORP	7.75% 01 Oct 2008	2,447,000	2,537,532
NOMURA ASSET ACCEP CORP	4.5% 15 Feb 2028	1,511,952	42,230
NXP B V NXP FDG LLC	7.875% 15 Oct 2014	35,000	36,181
OHIO EDISON CO	4% 01 May 2008	1,200,000	1,177,269
OMI CORP	7.625% 01 Dec 2013	140,000	143,150
OMI TR	6% 15 Aug 2010	4,442,446	645,543
OMNICARE INC	6.875% 15 Dec 2015	35,000	34,563
OPTI CANADA INC	8.25% 15 Dec 2014	125,000	128,438
OWNIT MTG LN TR	5.29% 25 Dec 2036	6,200,000	6,158,342
OXFORD INDS INC	8.875% 01 Jun 2011	130,000	134,225
PACIFIC ENERGY PARTNERS LP	7.125% 15 Jun 2014	90,000	92,883
PACIFIC GAS + ELEC CO	3.6% 01 Mar 2009	3,700,000	3,572,264
PANAMA REP	100% 26 Jan 2036	50,000	52,000
PANAMA REP	7.125% 29 Jan 2026	900,000	973,350
PANHANDLE EASTN PIPE LINE CO	4.8% 15 Aug 2008	570,000	560,261
PEABODY ENERGY CORP	5.875% 15 Apr 2016	310,000	302,250
PEMEX PROJ FDG MASTER TR	1% 15 Jun 2010	3,780,000	3,878,217
PEMEX PROJ FDG MASTER TR	5.87063% 03 Dec 2012	10,135,000	10,165,405
PENNEY J C INC	7.4% 01 Apr 2037	100,000	109,009
PERMANENT FING PLC	5.46% 10 Mar 2009	5,760,000	5,759,716
POGO PRODUCING CO	6.875% 01 Oct 2017	110,000	105,050
PRESTIGE AUTO RECEIVABLES TR	4.37% 15 Jun 2012	5,100,000	5,050,596
PRESTIGE AUTO RECEIVABLES TR	5.14% 15 Feb 2010	5,469,724	5,462,033
PRIDE INTL INC DE	7.375% 15 Jul 2014	180,000	185,850
PRIME MTG TR	7.5% 25 Jul 2034	4,526,752	4,562,464
PROVIDENT FDG MTG LN TR	4.15922% 25 May 2035	6,176,963	6,131,974
QUEBECOR MEDIA INC	7.75% 15 Mar 2016	60,000	61,275
QWEST COMMUNICATIONS INTL INC	1% 15 Feb 2009	3,182,000	3,221,775
READERS DIGEST ASSN INC	6.5% 01 Mar 2011	90,000	92,475
RESIDENTIAL ASSET MTG PRODS	1.47% 25 Sep 2032	363,516	363,857
RESIDENTIAL ASSET MTG PRODS	5.64% 25 Aug 2032	260,459	260,581
RESIDENTIAL ASSET MTG PRODS	8% 25 May 2032	5,296,815	5,466,462
RESIDENTIAL ASSET MTG PRODS	8.5% 25 Oct 2031	1,029,990	1,045,690
RESIDENTIAL ASSET SEC MTG PASS	1% 25 Jun 2031	215,581	215,648
RESIDENTIAL ASSET SEC MTG PASS	1% 25 Nov 2032	1,057,257	1,057,753
RESIDENTIAL CAP CORP	1% 29 Jun 2007	2,520,000	2,530,639
RESIDENTIAL CAP CORP	6% 22 Feb 2011	100,000	99,898
RESIDENTIAL CAP CORP	6.47375% 17 Apr 2009	2,930,000	2,953,877
RESIDENTIAL CAP CORP	6.6925% 21 Nov 2008	1,940,000	1,962,567

RESIDENTIAL FDG MTG SECS I INC	4.919518% 25 Aug 2035	6,807,481	6,762,991
RESIDENTIAL FDG MTG SECS I INC	5.194975% 25 Nov 2035	7,706,018	7,678,434
RESONA PFD GLOBAL SECS CAYMAN	7.191% 29 Dec 2049	4,190,000	4,371,972
REYNOLDS AMERN INC	6.5% 01 Jun 2007	1,490,000	1,491,997
RIVER ROCK ENTMT AUTH	9.75% 01 Nov 2011	30,000	31,800
ROGERS CABLE INC	5.5% 15 Mar 2014	40,000	38,248
ROGERS CABLE INC	6.75% 15 Mar 2015	120,000	123,641
ROGERS WIRELESS INC	6.375% 01 Mar 2014	250,000	253,125
ROYAL KPN NV	8% 01 Oct 2010	4,000,000	4,304,833
RUSSIAN FEDERATION	3% 14 May 2008	13,670,000	13,191,550
RUSSIAN FEDERATION	5% 31 Mar 2030	245,000	277,414
SBA POOL 507880	1% 25 Sep 2018	5,651,661	6,016,207
SBC COMMUNICATIONS INC	5.3% 15 Nov 2010	4,060,000	4,045,560
SEMGROUP L P/SEMGROUP FIN CORP	8.75% 15 Nov 2015	60,000	60,300
SEMPRA ENERGY	3.75438% 21 May 2008	3,290,000	3,291,316
SEQUOIA MTG TR	4.931855% 20 Jan 2034	2,336,025	2,338,721
SERVICE CORP INTL	7% 15 Jun 2017	100,000	101,250
SERVICE CORP INTL	7.625% 01 Oct 2018	10,000	10,600
SHAW COMMUNICATIONS INC	7.2% 15 Dec 2011	104,000	108,290
SHAW COMMUNICATIONS INC	7.25% 06 Apr 2011	50,000	51,938
SINCLAIR BROADCAST GROUP INC	8% 15 Mar 2012	40,000	41,300
SONAT INC	6.75% 01 Oct 2007	1,000,000	1,007,500
SP POWERASSESTS LTD GLOBAL	3.8% 22 Oct 2008	3,475,000	3,367,468
SPRINT CAP CORP	6.125% 15 Nov 2008	6,186,000	6,245,151
SPRINT CAP CORP	6.375% 01 May 2009	1,230,000	1,250,157
STATE STREET BANK + TRUST CO	SHORT TERM INVESTMENT FUND	36,344,539	36,344,539
STATION CASINOS INC	6% 01 Apr 2012	120,000	113,850
STATION CASINOS INC	6.875% 01 Mar 2016	30,000	26,925
STATION CASIONS INC	7.75% 15 Aug 2016	120,000	120,900
STRUCTURED ASSET INVTS II TR	0.010001% 25 Dec 2035	11,353,015	11,334,417
STRUCTURED ASSET SECS CORP	10.00065% 25 Dec 2029	2,562,209	2,666,681
SUN MEDIA CORP CDA	7.625% 15 Feb 2013	85,000	86,169
SUNGUARD DATA SYS INC	9.125% 15 Aug 2013	220,000	231,000
SUNTRUST CAP VIII	1% 01 Dec 2066	640,000	645,150
TEEKAY SHIPPING CORP	8.875% 15 Jul 2011	231,000	248,036
TELECOM ITALIA CAP	5.85125% 01 Feb 2011	4,040,000	4,022,306
TELEFONICA EMISIONES S A U	5.69% 19 Jun 2009	3,100,000	3,094,293
TENET HEALTHCARE CORP	6.5% 01 Jun 2012	230,000	208,150
TENET HEALTHCARE CORP	9.875% 01 Jul 2014	100,000	101,750
THORNBURG MTG SECS TR	1% 25 Aug 2045	9,900,340	9,900,340
THORNBURG MTG SECS TR	5.53% 25 Dec 2035	9,710,462	9,716,359
THORNBURG MTG SECS TR	5.56% 25 Jun 2044	5,532,015	5,536,832
TIME WARNER INC NEW	5.5% 15 Nov 2011	5,690,000	5,679,076
TNK BP FIN SA SR	6.875% 18 Jul 2011	5,230,000	5,406,513
TXU CORP	4.8% 15 Nov 2009	5,650,000	5,514,061
TYCO INTL GROUP S A	6.375% 15 Oct 2011	6,750,000	7,048,619
U S TREAS NOTES 10YR FUTURES	7-Mar-07	(191,000,000)	—
U S TREAS NOTES 2YR FUTURES	7-Mar-07	431,400,000	—
U S TREAS NOTES 5YR FUTURES	7-Mar-07	(243,400,000)	—
UGS CORP	10% 01 Jun 2012	50,000	54,500
UNITD STATES TREAS NTS	4.625% 31 Oct 2011	2,920,000	2,909,734
UNITED STATES TREAS BDS	2.375% 15 Jan 2025	9,283,489	9,250,939
UNITED STATES TREAS BDS	5.375% 15 Feb 2031	340,000	364,438
UNITED STATES TREAS NTS	2.375% 15 Apr 2011	8,033,273	8,002,521
UNITED STATES TREAS NTS	2.5% 15 Jul 2016	5,196,984	5,236,546
UNITED STATES TREAS NTS	3% 15 Jul 2012	10,069,363	10,363,703
UNITED STATES TREAS NTS	4.375% 31 Jan 2008	4,600,000	4,569,813
UNITED STATES TREAS NTS	4.5% 30 Sep 2011	11,340,000	11,241,661
US AIRWAYS PASSTHRU TRS	6.85% 30 Jan 2018	1,437,923	1,455,897
US TREAS NOTE 10YR FUTURE	MAR 110 CALL	(776,000)	(60,625)
US TREAS NOTES 10YRFUTURE	MAR 107 PUT	(1,392,000)	(674,250)
US TREAS NTS 10YR FTRS	MAR 108 PUT	(393,000)	(393,000)
VALE OVERSEAS LTD	6.25% 23 Jan 2017	6,170,000	6,198,074
VENTAS RLTY LTD PARTNERSHIP	6.75% 01 Jun 2010	130,000	133,900
VENTAS RLTY LTD PARTNERSHIP	7.125% 01 Jun 2015	120,000	126,000
VENTAS RLTY LTD PARTNERSHIP	8.75% 01 May 2009	120,500	128,031
VENTAS RLTY LTD PARTNERSHIP	9% 01 May 2012	40,500	45,765
VERIZON GLOBAL FDG CORP	7.25% 01 Dec 2010	3,810,000	4,058,820
VINTAGE PETE INC	8.25% 01 May 2012	357,000	374,028
VODAFONE GROUP PLC NEW	3.95% 30 Jan 2008	3,790,000	3,731,969
WACHOVIA CAP TR III	5.8% 29 Aug 2049	11,040,000	11,131,190
WAMU	5.7325% 25 Jun 2044	2,826,255	2,832,305
WAMU MTG PASS THROUGH CTFS	1% 25 Dec 2045	8,617,302	8,632,570

WAMU MTG PASS THROUGH CTFS	4.06289% 25 Oct 2033	10,200,000	10,165,314
WASTE MGMT INC DEL	6.875% 15 May 2009	4,000,000	4,126,270
WASTE MGMT INC DEL	7.375% 01 Aug 2010	5,680,000	6,025,877
WELLS FARGO CAP X	5.95% 15 Dec 2036	1,600,000	1,547,477
WELLS FARGO MTG BACKED SECS	4.484975% 25 Jun 2035	5,443,345	5,377,481
WESTERN OIL SANDS INC	8.375% 01 May 2012	397,000	440,670
WESTLAKE CHEM CORP	6.625% 15 Jan 2016	135,000	130,613
WEYERHAEUSER CO	5.95% 01 Nov 2008	1,100,000	1,107,937
WILLIAMS COS INC	7.37163% 01 Oct 2010	2,250,000	2,295,000
WILLIAMS COS INC CR CTF TR III	6.75% 15 Apr 2009	8,795,000	8,948,913
WINDSTREAM CORP	8.625% 01 Aug 2016	60,000	65,700
WORLD FINL NETWORK CR CARD MAS	5.69% 15 May 2012	2,250,000	2,258,438
WORLD OMNI AUTO RECEIVABLES TR	5.05% 15 Oct 2008	1,199,466	1,198,716
XEROX CORP	6.75% 01 Feb 2017	100,000	104,451
XTO ENERGY INC	5.65% 01 Apr 2016	3,090,000	3,042,294

	Sub-Total: Fund 5732 / Pimco 6 of 6		$1,127,095,041

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	Mass Mutual Insurance	Policy 5200648	1,000,000		1,062,121,603

		Sub-Total: Fund 5733 / Mass Mutual Insurance			$1,062,121,603

		(c) Description of investment including maturity date,			(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party	rate of interest, collateral, par, or maturity value		(d) Cost	value
				(n / a)
			Par Value

	Commingled Fund - Managed by JPM	JPMorgan Prive Mortgage Fund	13,379,454		319,768,954

		Sub-Total: Fund 5734 / JPMorgan Private Mortgage Fund			$319,768,954

			(c) Description of investment including maturity date,		(e) Fair
(a)	(b) Identity of issue, borrower, lessor, or similar party		rate of interest, collateral, par, or maturity value	(d) Cost	value
				(n / a)
			Par Value

	Commingled Fund - Managed by Prudential Asset Mgmt	Privest Prudential Asset Mgmt	4,259		74,802,490

			Sub-Total: Fund 5735 / Prudential Asset Management Fund		$74,802,490

			Sub Total: Stable Value Fund-Investment Contracts (9 funds)		$6,558,951,960

			Other Assets / Liabilities - Net		(500,731,796)

			Sub Total: Stable Value Fund-Investment Contracts Fair Value (9 funds)		$6,058,220,164

			Wrapper Fair Value		13,762,866

			TOTAL: Stable Value Fund-Investment Contracts at Fair Value		$6,071,983,030

			Adjustment from fair value to contract for fully benefit-responsive investment contracts		(106,555,405)

			Stable Value Fund - Investment Contracts at Contract Value		$5,965,427,625

n / a  — Cost is not applicable